Form 10KSB, Exhibit 13
period 1996-12-31
OAK HILL FINANCIAL INC
filed 1997-03-31
CIK 949953

                                                                      Exhibit 13

FINANCIAL STATEMENTS AND
REPORT OF INDEPENDENT CERTIFIED
PUBLIC ACCOUNTANTS

OAK HILL FINANCIAL, INC.

December 31, 1996, 1995 and 1994

Board of Directors
Oak Hill Financial, Inc.


We have audited the accompanying consolidated financial statements of Oak Hill Financial, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years ended December 31, 1996, 1995 and 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Oak Hill Financial, Inc. as of December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years ended December 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.

/s/ GRANT THORNTON LLP

Cincinnati, Ohio
February 12, 1997

                            OAK HILL FINANCIAL, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                  December 31,
                        (In thousands, except share data)


         ASSETS                                                              1996          1995

Cash and due from banks                                                   $   7,378    $   6,250
Federal funds sold                                                            4,135       10,557
Investment securities designated as available for sale - at
  market                                                                     37,501       29,901
Loans receivable - net                                                      190,396      157,615
Loans held for sale - at lower of cost or market                                140          177
Office premises and equipment - net                                           3,403        2,788
Federal Home Loan Bank stock - at cost                                        1,585          914
Accrued interest receivable on loans                                            937          862
Accrued interest receivable on investment securities                            498          404
Prepaid expenses and other assets                                               156          232
Deferred federal income tax asset                                               772          629
                                                                          ---------    ---------

         Total assets                                                     $ 246,901    $ 210,329
                                                                          =========    =========

         LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
  Demand                                                                  $  22,531    $  19,220
  Savings and time deposits                                                 187,062      162,669
                                                                          ---------    ---------
         Total deposits                                                     209,593      181,889

Securities sold under agreements to repurchase                                  130            -
Advances from the Federal Home Loan Bank                                     13,604        7,529
Accrued interest payable and other liabilities                                  545          456
Federal income taxes payable                                                     66           29
                                                                          ---------    ---------
         Total liabilities                                                  223,938      189,903

Commitments                                                                       -            -

Stockholders' equity
  Common stock - $.50 stated value; authorized 5,000,000 shares,
    2,884,700 and 2,883,700 shares issued at December 31, 1996 and 1995       1,442        1,442
  Additional paid-in capital                                                  4,227        4,217
  Retained earnings                                                          17,290       14,685
  Treasury stock (11,200 shares at cost at
    December 31, 1996 and 1995)                                                 (28)         (28)
  Unrealized gains on securities designated as available
    for sale, net of related tax effects                                         32          110
                                                                          ---------    ---------
         Total stockholders' equity                                          22,963       20,426
                                                                          ---------    ---------

         Total liabilities and stockholders' equity                       $ 246,901    $ 210,329
                                                                          =========    =========





The accompanying notes are an integral part of these statements.

                            OAK HILL FINANCIAL, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS

                             Year ended December 31,
                        (In thousands, except share data)

                                                                                         1996         1995         1994
Interest income
  Loans                                                                               $16,341      $13,811      $11,099
  Investments
    U. S. Government and agency securities                                              2,192        1,861        1,812
    Obligations of state and political subdivisions                                        96           88           85
    Federal funds sold                                                                    428          662          233
    Interest-bearing deposits and other                                                   141           99           47
                                                                                     --------    ---------    ---------
         Total interest income                                                         19,198       16,521       13,276

Interest expense
  Deposits                                                                              8,090        7,627        5,351
  Borrowings                                                                              785          653          331
                                                                                     --------     --------     --------
         Total interest expense                                                         8,875        8,280        5,682
                                                                                      -------      -------      -------

         Net interest income                                                           10,323        8,241        7,594

Provision for losses on loans                                                             760          428          269
                                                                                     --------     --------     --------

         Net interest income after provision for losses on loans                        9,563        7,813        7,325

Other income (expense)
  Service fees, charges and other operating                                             1,101          967          756
  Gain on sale of loans                                                                    85           57           28
  Gain (loss) on sale of securities                                                        17         (109)         (80)
                                                                                    ---------     --------    ---------
         Total other income                                                             1,203          915          704

General, administrative and other expense
  Employee compensation and benefits                                                    3,314        2,949        2,768
  Occupancy and equipment                                                                 867          757          684
  Federal deposit insurance premiums                                                        2          191          357
  Franchise taxes                                                                         275          235          207
  Other operating                                                                       1,551        1,183        1,229
                                                                                      -------      -------      -------
         Total general, administrative and other expense                                6,009        5,315        5,245
                                                                                      -------      -------      -------

         Earnings before federal income taxes                                           4,757        3,413        2,784

Federal income taxes
  Current                                                                                            1,650        1,189
         1,025
  Deferred                                                                               (102)         (26)        (105)
                                                                                     --------    ---------     --------
         Total federal income taxes                                                     1,548        1,163          920
                                                                                      -------      -------     --------

         NET EARNINGS                                                                $  3,209     $  2,250     $  1,864
                                                                                      =======      =======      =======

         EARNINGS PER SHARE                                                            $1.12          $.92         $.81
                                                                                        ====           ===          ===





The accompanying notes are an integral part of these statements.

                            OAK HILL FINANCIAL, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              For the years ended December 31, 1996, 1995 and 1994
                        (In thousands, except share data)


                                                                                                    Additional
                                                                     Preferred        Common         Paid-in        Retained
                                                                      Stock           Stock          Capital        Earnings
Balance at January 1, 1994                                             $    2        $     99        $   923        $10,961

Designation of securities as available for sale
  upon adoption of SFAS No. 115                                            -               -              -              -
Redemption of preferred stock                                              (2)             -              -              -
Dividends on common and preferred shares                                   -               -              -            (131)
Sale of 4,900 shares of treasury stock                                     -               -              26             -
Purchase of 3,500 shares of treasury stock                                 -               -              -              -
Issuance of 1,400 shares under stock option plan                           -               -               4             -
Unrealized losses on securities designated as available
  for sale, net of related tax effects                                     -               -              -              -
Net earnings for the year                                                  -               -              -           1,864
                                                                           --           -----          -----        -------

Balance at December 31, 1994                                               -               99            953         12,694

Sale of 9,100 shares of treasury stock                                     -               -              55             -
Issuance of 107,100 shares under stock option plan                         -                5            684             -
Net proceeds from issuance of common shares                                -            1,338          2,525             -
Dividends on common shares                                                 -               -              -            (259)
Unrealized gains on securities designated as available for sale,
  net of related tax effects                                               -               -              -              -
Net earnings for the year                                                  -               -              -           2,250
                                                                           --           -----          -----        -------

Balance at December 31, 1995                                               -            1,442          4,217         14,685

Issuance of 1,000 shares under stock option plan                           -               -              10             -
Dividends on common shares                                                 -               -              -            (604)
Unrealized losses on securities designated as available for sale,
  net of related tax effects                                               -               -              -              -
Net earnings for the year                                                  -               -              -           3,209
                                                                           --           -----          -----        -------

Balance at December 31, 1996                                              $-           $1,442         $4,227        $17,290
                                                                           ==           =====          =====         ======


                                                                                        Unrealized
                                                                                      gains (losses)
                                                                                       on securities
                                                                                       designated as
                                                                        Treasury         available
                                                                          Stock           for sale      Total
Balance at January 1, 1994                                               $ (18)             $-          $11,967

Designation of securities as available for sale
  upon adoption of SFAS No. 115                                             -               203             203
Redemption of preferred stock                                               -                -               (2)
Dividends on common and preferred shares                                    -                -             (131)
Sale of 4,900 shares of treasury stock                                       4               -               30
Purchase of 3,500 shares of treasury stock                                 (21)              -              (21)
Issuance of 1,400 shares under stock option plan                            -                -                4
Unrealized losses on securities designated as available
  for sale, net of related tax effects                                      -              (447)           (447)
Net earnings for the year                                                   -                -            1,864
                                                                            --               --         -------

Balance at December 31, 1994                                               (35)            (244)         13,467

Sale of 9,100 shares of treasury stock                                       7               -               62
Issuance of 107,100 shares under stock option plan                          -                -              689
Net proceeds from issuance of common shares                                 -                -            3,863
Dividends on common shares                                                  -                -             (259)
Unrealized gains on securities designated as available for sale,
  net of related tax effects                                                -               354             354
Net earnings for the year                                                   -                -            2,250
                                                                            --               --         -------

Balance at December 31, 1995                                               (28)             110          20,426

Issuance of 1,000 shares under stock option plan                            -                -               10
Dividends on common shares                                                  -                -             (604)
Unrealized losses on securities designated as available for sale,
  net of related tax effects                                                -               (78)            (78)
Net earnings for the year                                                   -                -            3,209
                                                                            --               --         -------





Balance at December 31, 1996                                                    $ (28)                   $  32         $22,963
                                                                                  =====                    ====          ======


The accompanying notes are an integral part of these statements.
                                        6

                            OAK HILL FINANCIAL, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                         For the year ended December 31,
                                 (In thousands)

                                                                                    1996            1995           1994

Cash flows from operating activities:
  Net earnings for the year                                                     $  3,209        $  2,250       $  1,864
  Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
    Depreciation and amortization                                                    432             540            361
    (Gain) loss on sale of securities                                                (17)            109             80
    Amortization of premium on loans sold                                             -               -              24
    Amortization (accretion) of premiums and discounts on
      investment securities - net                                                    (98)            (14)           118
    Proceeds from sale of loans in secondary market                                7,970           6,472          2,214
    Loans disbursed for sale in secondary market                                  (7,848)         (6,562)        (1,959)
    Gain on sale of loans                                                            (85)            (57)           (28)
    Gain on sale of office equipment                                                  (7)             -              -
    Amortization of deferred loan origination costs                                   64              -              38
    Federal Home Loan Bank stock dividends                                           (91)            (56)            (8)
    Provision for losses on loans                                                    760             428            269
    Increase (decrease) in cash due to changes in:
      Prepaid expenses and other assets                                               76              33            111
      Accrued interest receivable                                                   (169)           (268)          (192)
      Accrued interest payable and other liabilities                                  89            (113)            51
      Federal income taxes
        Current                                                                       37             255           (149)
        Deferred                                                                    (102)            (26)          (105)
                                                                                ---------      ---------       --------
         Net cash provided by operating activities                                 4,220           2,991          2,689

Cash flows provided by (used in) investing activities:
  Loan disbursements                                                             (81,924)        (65,531)       (57,071)
  Principal repayments on loans                                                   48,319          44,949         42,145
  Principal repayments on mortgage-backed securities                               1,233           1,636          4,970
  Proceeds from sale of investment securities
    designated as available for sale                                               3,101           7,739          9,262
  Proceeds from maturity of investment securities                                 14,649           8,450          7,164
  Proceeds from sale of office equipment                                              32              -              -
  Purchase of investment securities
    designated as held to maturity                                                    -               -         (14,536)
  Purchase of investment securities designated as
    available for sale                                                           (26,587)        (13,270)       (10,986)
  (Increase) decrease in federal funds sold - net                                  6,422          (9,310)        10,288
  Purchase of Federal Home Loan Bank stock                                          (580)           (372)          (478)
  Purchase of office premises and equipment                                       (1,072)           (701)          (621)
                                                                                 ------         --------       --------

         Net cash used in investing activities                                   (36,407)        (26,410)        (9,863)
                                                                                  ------          ------        -------

         Net cash used in operating and investing
           activities (balance carried forward)                                  (32,187)        (23,419)        (7,174)
                                                                                  ------          ------        -------


                            OAK HILL FINANCIAL, INC.

                         For the year ended December 31,
                                 (In thousands)

                                                                                    1996            1995           1994

     Net cash used in operating and investing
       activities (balance brought forward)                                     $(32,187)       $(23,419)       $(7,174)

Cash flows provided by (used in) financing activities:
  Proceeds from securities sold under
    agreement to repurchase                                                          130              -              -
  Net increase in deposit accounts                                                27,704          18,169          4,496
  Proceeds from Federal Home Loan Bank advances                                   12,000           7,000          5,000
  Repayment of Federal Home Loan Bank advances                                    (5,925)         (4,427)           (44)
  Repayment of notes payable                                                          -           (2,100)            -
  Dividends on common and preferred shares                                          (604)           (259)          (131)
  Proceeds from sale of treasury stock                                                -               62             30
  Redemption of preferred stock                                                       -               -              (2)
  Proceeds from issuance of common stock                                              -            3,863             -
  Purchase of treasury stock                                                          -               -             (21)
  Proceeds from issuance of shares under stock option plan                            10             689              4
                                                                              ----------       ---------      ---------

     Net cash provided by financing activities                                    33,315          22,997          9,332
                                                                                 -------         -------         ------

Net increase (decrease) in cash and cash equivalents                               1,128            (422)         2,158

Cash and cash equivalents at beginning of year                                     6,250           6,672          4,514
                                                                                --------        --------         ------

Cash and cash equivalents at end of year                                       $   7,378       $   6,250        $ 6,672
                                                                                ========        ========         ======

Supplemental disclosure of cash flow information:
Cash paid during the period
for:
  Federal income taxes                                                         $   1,613      $      858        $ 1,174
                                                                                ========       =========         ======

  Interest on deposits and borrowings                                          $   8,926       $   8,197        $ 5,383
                                                                                ========        ========         ======


Supplemental disclosure of noncash investing activities:
  Transfer of securities to an available for sale
    classification in accordance with SFAS No. 115                             $      -         $ 12,539        $18,330
                                                                                ========         =======         ======

  Unrealized gains (losses) on securities designated as
    available for sale, net of related tax effects                           $       (78)     $      354       $   (244)
                                                                              ===========      =========        =======






The accompanying notes are an integral part of these statements.

                            OAK HILL FINANCIAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              For the years ended December 31, 1996, 1995 and 1994


NOTE A - SUMMARY OF ACCOUNTING POLICIES

    The business activities of Oak Hill Financial, Inc. (the "Company") have been limited primarily to holding the common shares of Oak Hill Banks (the "Bank"). Accordingly, the Company's results of operations are dependent upon the results of the Bank's operations. The Bank conducts a general commercial banking business in southeastern and south central Ohio which consists of attracting deposits from the general public and applying those funds to the origination of loans for commercial, consumer and residential purposes. The Bank's profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Bank can be significantly influenced by a number of competitive factors, such as governmental monetary policy, that are outside of management's control.

    The consolidated financial information presented herein has been prepared in accordance with generally accepted accounting principles ("GAAP") and general accounting practices within the financial services industry. In preparing financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

    The following is a summary of the Company's significant accounting policies which, with the exception of the policy described in Note A-3, have been consistently applied in the preparation of the accompanying consolidated financial statements.

    1.  Principles of Consolidation
        ---------------------------

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. All significant intercompany balances and transactions have been eliminated.

    2.  Investment Securities
        ---------------------

    The Company accounts for investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that investments be categorized as held to maturity, trading, or available for sale. Securities classified as held to maturity are carried at cost only if the Company has the positive intent and ability to hold these securities to maturity. Trading securities and securities available for sale are carried at fair value with

                            OAK HILL FINANCIAL, INC.

              For the years ended December 31, 1996, 1995 and 1994


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    2.  Investment Securities (continued)
        ---------------------

    resulting unrealized gains or losses charged to operations or stockholders' equity, respectively. In December 1995, pursuant to the FASB's Implementation Guide on SFAS No. 115, the Company elected to transfer all investment securities previously identified as held to maturity, to an available for sale classification. Accordingly, the Company transferred securities totaling approximately $12.5 million to an available for sale classification, and recorded an increase of $23,000 to stockholders' equity, which represented the unrealized gain on such securities, net of applicable tax effects. At December 31, 1996 and 1995, the Company's stockholders' equity reflected unrealized gains on securities designated as available for sale, net of applicable tax effects, totaling $32,000 and $110,000, respectively.

    Realized gains and losses on securities are recognized using the specific identification method.

    3.  Loans Receivable
        ----------------

    Loans held in portfolio are stated at the principal amount outstanding, adjusted for premiums and discounts on loans purchased and sold and the allowance for loan losses. Premiums and discounts on loans purchased and sold are amortized and accreted to operations using the interest method over the average life of the underlying loans.

    Interest is accrued as earned unless the collectibility of the loan is in doubt. Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status.

    Loans held for sale are carried at the lower of cost or market, determined in the aggregate. Loans held for sale are identified at the point of origination. In computing lower of cost or market, deferred loan origination fees are deducted from the principal balance of the related loan. All loan sales are made without further recourse to the Company. At December 31, 1996 and 1995, loans held for sale were carried at cost.

                            OAK HILL FINANCIAL, INC.

              For the years ended December 31, 1996, 1995 and 1994


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    3.  Loans Receivable (continued)
        ----------------

    The Company generally retains the servicing on loans sold and agrees to remit to the investor loan principal and interest at agreed-upon rates. In May 1995, Financial Accounting Standards Board (the "FASB") issued SFAS No. 122 "Accounting for Mortgage Servicing Rights," which requires that the Company recognize as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained would allocate some of the cost of the loans to the mortgage servicing rights.

    SFAS No. 122 requires that securitization of mortgage loans be accounted for as sales of mortgage loans and acquisitions of mortgage-backed securities. Additionally, SFAS No. 122 requires that capitalized mortgage servicing rights and capitalized excess servicing receivables be assessed for impairment. Impairment is measured based on fair value.

    SFAS No. 122 is applicable to fiscal years beginning after December 15, 1995, (January 1, 1996, as to the Company) to transactions in which an entity acquires mortgage servicing rights and to impairment evaluations of all capitalized mortgage servicing rights and capitalized excess servicing receivables whenever acquired. Retroactive application was prohibited, and earlier adoption was encouraged. Management adopted SFAS No. 122 as of January 1, 1996, as required, without material effect on the Company's consolidated financial condition and results of operations.

    4.  Loan Origination and Commitment Fees
        ------------------------------------

    The Company accounts for loan origination fees and costs in accordance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases". Pursuant to the provisions of SFAS No. 91, all loan origination fees received, net of certain direct origination costs, are deferred on a loan-by-loan basis and amortized to interest income using the interest method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs attributable to originating a loan, i.e., principally actual personnel costs.

    Fees received for loan commitments are deferred and amortized over the life of the related loan using the interest method.

                            OAK HILL FINANCIAL, INC.

              For the years ended December 31, 1996, 1995 and 1994


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    5.  Allowance for Loan Losses
        -------------------------

    It is the Company's policy to provide valuation allowances for estimated losses on loans based upon past loss experience, trends in the level of delinquent and specific problem loans, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary market area. When the collection of a loan becomes doubtful, or otherwise troubled, the Company records a loan loss provision equal to the difference between the fair value of the property securing the loan and the loan's carrying value. Major loans and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

    In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". This Statement, which was amended by SFAS No. 118 as to certain income recognition and financial statement disclosure provisions, requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loans observable market price or fair value of the collateral. The Company adopted SFAS No. 114 effective January 1, 1995, without material effect on consolidated financial condition or results of operations.

    A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Company considers its investment in one-to-four family residential loans, consumer installment loans and credit card loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Company's investment in impaired commercial loans, such loans are collateral dependent and as a result are carried as a practical expedient at the lower of cost or fair value.

    It is the Company's policy to charge off unsecured credits that are more than ninety days delinquent. Similarly, collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

    At December 31, 1996 and 1995, the Company had no loans that would be defined as impaired under SFAS No. 114.

    6.  Office Premises and Equipment
        -----------------------------

    Depreciation and amortization are provided on the straight-line and accelerated methods over the estimated useful lives of the assets, estimated to be ten to fifty years for buildings and improvements and three to twenty-five years for furniture, fixtures and equipment.

                            OAK HILL FINANCIAL, INC.

              For the years ended December 31, 1996, 1995 and 1994


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    7.  Real Estate Acquired through Foreclosure
        ----------------------------------------

    Real estate acquired through foreclosure is carried at the lower of the loan's unpaid principal balance (cost) or fair value less estimated selling expenses at the date of acquisition. The loan loss allowance is charged for any write down in the loan's carrying value to fair value at the date of acquisition. Real estate loss provisions are recorded if the properties' fair value subsequently declines below the value determined at the recording date. In determining the lower of cost or fair value at acquisition, costs relating to development and improvement of property are considered. Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

    8.  Federal Income Taxes
        --------------------

    The Company accounts for federal income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 established financial accounting and reporting standards for the effects of income taxes that result from the Company's activities within the current and previous years. It requires an asset and liability approach for financial accounting and reporting for income taxes.

    Pursuant to the provisions of SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements that will result in taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

    The Company's principal temporary differences between pretax financial income and taxable income result primarily from the different methods of accounting for deferred loan origination fees and costs, Federal Home Loan Bank stock dividends and the allowance for loan losses. A temporary difference is also recognized for depreciation expense computed using accelerated methods for federal income tax purposes.

                            OAK HILL FINANCIAL, INC.

              For the years ended December 31, 1996, 1995 and 1994


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    9.  Fair Value of Financial Instruments
        -----------------------------------

    SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value of financial instruments, both assets and liabilities whether or not recognized in the consolidated statement of financial condition, for which it is practicable to estimate that value. For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

    The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

    The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments at December 31, 1996 and 1995:

                  CASH AND CASH EQUIVALENTS: The carrying amounts presented in the consolidated statement of financial condition for cash and cash equivalents are deemed to approximate fair value.

                  FEDERAL FUNDS SOLD: The carrying amounts presented in the consolidated statement of financial condition for federal funds sold are deemed to approximate fair value.

                  INVESTMENT SECURITIES: For investment securities, fair value is deemed to equal the quoted market price.

                  LOANS RECEIVABLE: The loan portfolio has been segregated into categories with similar characteristics, such as one-to-four family residential real estate, multi-family residential real estate, commercial and installment and other. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

                  FEDERAL HOME LOAN BANK STOCK: The carrying amount presented in the consolidated statement of financial condition is deemed to approximate fair value.

                  DEPOSITS: The fair value of NOW accounts, savings accounts, demand deposits, money market deposits and other transaction accounts is deemed to approximate the amount payable on demand at December 31, 1996 and 1995. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

                            OAK HILL FINANCIAL, INC.

              For the years ended December 31, 1996, 1995 and 1994


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    9.  Fair Value of Financial Instruments (continued)
        -----------------------------------

                  ADVANCES FROM THE FEDERAL HOME LOAN BANK: The fair value of advances from the Federal Home Loan Bank has been estimated using discounted cash flow analysis, based on the interest rates currently offered for advances of similar remaining maturities.

                  SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE: The fair value of securities sold under agreements to repurchase is deemed to approximate fair value.

                  COMMITMENTS TO EXTEND CREDIT: For adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates.

    Based on the foregoing methods and assumptions, the carrying value and fair value of the Company's financial instruments are as follows:

                                                                                       DECEMBER 31,
                                                                           1996                           1995
                                                               CARRYING           FAIR          CARRYING           FAIR
                                                                  VALUE          VALUE             VALUE          VALUE
                                                                                  (In thousands)
    Financial assets
      Cash and due from banks                                $    7,378     $    7,378        $    6,250     $    6,250
      Federal funds sold                                          4,135          4,135            10,557         10,557
      Investment securities                                      37,501         37,501            29,901         29,901
      Loans receivable                                          190,536        194,105           157,792        162,707
      Federal Home Loan Bank stock                                1,585          1,585               914            914
                                                              ---------      ---------       -----------     ----------

                                                               $241,135       $244,704          $205,414       $210,329
                                                                =======        =======           =======        =======

    Financial liabilities
      Deposits                                                 $209,593       $210,587          $181,889       $182,620
      Advances from the Federal
        Home Loan Bank                                           13,604         13,637             7,529          7,893
      Securities sold under agreement to repurchase                 130            130                -              -
                                                             ----------     ----------         ---------      --------
                                                               $223,327       $224,354          $189,418       $190,513
                                                                =======        =======           =======        =======

    Unrecognized financial instruments
      Commitments to extend credit                           $       -    $         60        $       -    $         43
                                                              =========    ===========         =========    ===========



                            OAK HILL FINANCIAL, INC.

              For the years ended December 31, 1996, 1995 and 1994


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    10.  Earnings Per Share
         ------------------

    Earnings per share for the years ended December 31, 1996, 1995 and 1994 is computed based upon 2,873,003, 2,444,400 and 2,300,200 weighted-average common shares outstanding, respectively. Weighted-average common shares outstanding for 1994 were adjusted to reflect a 700 for 1 split in the form of a dividend which was approved in August, 1995.

    Fully diluted earnings per share is not presented as there is no material dilutive effect attendant to the Company's stock option plan.

    11.  Cash and Cash Equivalents
         -------------------------

    For purposes of reporting cash flows, cash and cash equivalents are comprised of cash and due from banks.

    12.  Reclassifications
         -----------------

    Certain prior year amounts have been reclassified to conform to the 1996 consolidated financial statement presentation.


NOTE B - INVESTMENT SECURITIES

    The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of investment securities at December 31 are shown below.
                                                                                    1996
                                                                           GROSS            GROSS    ESTIMATED
                                                         AMORTIZED    UNREALIZED       UNREALIZED         FAIR
                                                              COST         GAINS           LOSSES        VALUE
                                                                               (In thousands)

    U.S. Government and agency obligations                 $34,391          $135            $  72      $34,454
    Obligations of state and political
      subdivisions                                           3,061            25               39        3,047
                                                           -------          ----             ----      -------

         Total investment securities                       $37,452          $160             $111      $37,501
                                                            ======           ===              ===       ======

                                                                                    1995
                                                                           GROSS            GROSS    ESTIMATED
                                                         AMORTIZED    UNREALIZED       UNREALIZED         FAIR
                                                              COST         GAINS           LOSSES        VALUE
                                                                               (In thousands)
    U.S. Government and agency obligations                 $28,773          $188              $36      $28,925
    Obligations of state and political
      subdivisions                                             960            23                7          976
                                                          --------          ----              ---     --------

         Total investment securities                       $29,733          $211              $43      $29,901
                                                            ======           ===               ==       ======

                            OAK HILL FINANCIAL, INC.

              For the years ended December 31, 1996, 1995 and 1994


NOTE B - INVESTMENT SECURITIES (continued)

    The amortized cost and estimated fair value of U.S. Government and agency securities and state and political obligations designated as available for sale by term to maturity are shown below at December 31:
                                                                   1996                             1995
                                                                       ESTIMATED                     ESTIMATED
                                                         AMORTIZED          FAIR        AMORTIZED         FAIR
                                                              COST         VALUE             COST        VALUE
                                                                             (In thousands)

    Due in three years or less                             $26,422       $26,448          $26,196      $26,352
    Due after three years through five years                 8,514         8,540            1,103        1,115
    Due after five years through ten years                     675           687              120          137
    Due after ten years                                      1,841         1,826            2,314        2,297
                                                           -------       -------          -------      -------

                                                           $37,452       $37,501          $29,733      $29,901
                                                            ======        ======           ======       ======

    Proceeds from sales of investment securities designated as available for sale during the year ended December 31, 1996, totaled $3.1 million, resulting in a realized gain of $17,000 on such sales.

    Proceeds from sales of investment securities designated as available for sale during the year ended December 31, 1995, totaled $7.7 million, resulting in a realized loss of $109,000 on such sales.

    Proceeds from sales of investment securities designated as available for sale during the year ended December 31, 1994, totaled $9.3 million, with losses of $80,000 realized on such sales.

    At December 31, 1996 and 1995, investment securities with an aggregate book value of $30.1 million and $23.1 million, respectively, were pledged as collateral for public deposits.


NOTE C - LOANS RECEIVABLE

    The composition of the loan portfolio is as follows at December 31:

                                                                                      1996                1995
                                                                                             (In thousands)

    Real estate mortgage (primarily residential)                                  $106,668           $  80,203
    Installment, net of unearned
      interest of $3,317 and $3,483                                                 30,442              29,276
    Commercial and other                                                            54,811              49,306
    Credit card                                                                      1,111                 958
                                                                                 ---------          ----------
                                                                                   193,032             159,743
    Less:
      Allowance for loan losses                                                      2,636               2,128
                                                                                 ---------           ---------

                                                                                  $190,396            $157,615
                                                                                   =======             =======

                            OAK HILL FINANCIAL, INC.

              For the years ended December 31, 1996, 1995 and 1994


NOTE C - LOANS RECEIVABLE (continued)

    The Company's lending efforts have historically focused on real estate mortgages and consumer installment loans which comprise approximately $137.1 million, or 72%, of the total loan portfolio at December 31, 1996, and approximately $109.5 million, or 69%, of the total loan portfolio at December 31, 1995. Historically, such loans have been conservatively underwritten with sufficient collateral or cash down payments to provide the Company with adequate collateral coverage in the event of default. Nevertheless, the Company, as with any lending institution, is subject to the risk that real estate values or economic conditions could deteriorate in its primary lending areas within Ohio, thereby impairing collateral values. However, management is of the belief that real estate values and economic conditions in the Company's primary lending areas are presently stable.

    As stated previously, the Company has sold whole loans and participating interests in loans in the secondary market, retaining servicing on the loans sold. Loans sold and serviced for others totaled approximately $28.8 million, $25.3 million and $22.9 million at December 31, 1996, 1995 and 1994, respectively.

    The activity in the allowance for loan losses is summarized as follows for the years ended December 31:
                                                                                1996         1995         1994
                                                                                        (In thousands)

    Balance at beginning of period                                            $2,128       $1,897       $1,671
    Provision charged to operations                                              760          428          269
    Charge-offs                                                                 (346)        (316)        (134)
    Recoveries                                                                    94          119           91
                                                                             -------       ------      -------

    Balance at end of period                                                  $2,636       $2,128       $1,897
                                                                               =====        =====        =====

    At December 31, 1996, 1995 and 1994, the Company had nonaccrual and nonperforming loans totaling approximately $808,000, $1.1 million and $261,000, respectively. Interest that would have been recognized had nonaccrual loans performed pursuant to contractual terms totaled approximately $11,000, $1,000 and $15,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

                            OAK HILL FINANCIAL, INC.

              For the years ended December 31, 1996, 1995 and 1994


NOTE D - OFFICE PREMISES AND EQUIPMENT

    Office premises and equipment are summarized as follows at December 31:

                                                                                             1996                  1995
                                                                                                   (In thousands)

    Land and buildings                                                                     $3,968                $3,526
    Furniture and equipment                                                                 2,458                 2,163
                                                                                            -----                 -----
                                                                                            6,426                 5,689
      Less accumulated depreciation and amortization                                       (3,023)               (2,901)
                                                                                            -----                 ------

                                                                                           $3,403                $2,788
                                                                                            =====                 =====

    During 1996, the Company completed construction of a new branch office facility at a total cost of $465,000.


NOTE E - DEPOSITS

Deposit balances by weighted-average interest rate at December 31, are summarized as follows:

DEPOSIT TYPE AND                                                            1996                           1995
INTEREST RATE RANGE                                                AMOUNT       RATE                AMOUNT      RATE
                                                                                   (In thousands)

Demand deposit accounts                                         $  22,531         -              $  19,220         -
Savings accounts                                                   34,169       3.39%               34,335      3.59%
NOW accounts                                                       20,464       2.10%               18,912      2.35%
Money market deposit  accounts                                      4,128       3.00%                4,407      3.63%
Premium investment account                                         22,696       4.92%               14,198      5.21%
Select investment                                                   1,267       4.47%                   -         -
                                                                  -------                        ---------

Total transaction accounts                                        105,255                           91,072

Certificates of deposit
  3.00 - 4.99%                                                     19,020                           15,939
  5.00 - 6.99%                                                     81,104                           67,989
  7.00 - 9.00%                                                      4,214                            6,889
                                                                  -------                        ---------

Total certificates of deposit                                     104,338       5.74%               90,817      5.79%
                                                                  -------                         --------

Total deposits                                                   $209,593       4.23%             $181,889      4.31%
                                                                  =======       ====               =======      ====

The Bank had deposit accounts with balances in excess of $100,000 totaling $62.5 million and $51.0 million at December 31, 1996 and 1995, respectively.

                            OAK HILL FINANCIAL, INC.

              For the years ended December 31, 1996, 1995 and 1994


NOTE E - DEPOSITS (continued)

    Interest expense on deposits is summarized as follows for the years ended
December 31:

                                                                                1996         1995         1994
                                                                                        (In thousands)

    NOW accounts                                                             $   351      $   456      $   524
    Savings accounts                                                           1,168        1,257        1,299
    Money market deposit accounts                                                134          170          215
    Premium investment accounts                                                1,131          486            -
    Certificates of deposit                                                    5,306        5,258        3,313
                                                                               -----        -----        -----

                                                                              $8,090       $7,627       $5,351
                                                                               =====        =====        =====

    The contractual maturities of outstanding certificates of deposit are summarized as follows at December 31:

                                                                                      1996             1995
                                                                                          (In thousands)

    Less than one year                                                              $  58,266          $68,761
    One year to three years                                                            43,863           21,030
    More than three years                                                               2,209            1,026
                                                                                    ---------          -------

                                                                                     $104,338          $90,817
                                                                                      =======           ======


NOTE F - ADVANCES FROM THE FEDERAL HOME LOAN BANK

    Advances from the Federal Home Loan Bank, collateralized at December 31, 1996 and 1995 by pledges of certain residential mortgage loans totaling $20.4 million and $11.3 million, respectively, and the Bank's investment in Federal Home Loan Bank stock, are summarized as follows:

                                                 MATURING IN
                                                  YEAR ENDED                                 DECEMBER 31,
    INTEREST RATE                               DECEMBER 31,                             1996             1995
                                                                                (In thousands)

    5.55%                                               1997                         $  2,000            $   -
    7.25%                                               1999                            1,253            1,596
    6.00%                                               2000                            4,467            1,799
    8.20%                                               2004                            2,119            2,288
    7.40%                                               2010                            1,778            1,846
    6.95%                                               2011                            1,987               -
                                                                                      -------            ----

                                                                                      $13,604           $7,529
                                                                                       ======            =====

    Weighted-average interest rate                                                      6.71%             7.30%
                                                                                        ====              ====

                            OAK HILL FINANCIAL, INC.

              For the years ended December 31, 1996, 1995 and 1994


NOTE G - FEDERAL INCOME TAXES

    The provision for federal income taxes differs from that computed at the statutory corporate tax rate for the year ended December 31 as follows:

                                                                                1996         1995         1994
                                                                                       (In thousands)

    Federal income taxes computed at the statutory rate                       $1,617       $1,160         $947
    Increase (decrease) in taxes resulting from:
      Interest income on municipal loans and obligations
        of state and political subdivisions                                      (50)         (41)         (29)
      Other                                                                      (19)          44            2
                                                                             -------      -------        -----

    Federal income tax provision per consolidated
      financial statements                                                    $1,548       $1,163         $920
                                                                               =====        =====          ===

    The composition of the Company's net deferred tax asset at December 31 is as follows:


    Taxes (payable) refundable on temporary                                                  1996         1995
    differences at statutory rate:                                                              (In thousands)

    Deferred tax asset:
      Book/tax difference of  loan loss allowance                                            $896         $723

    Deferred tax liabilities:
      Deferred loan origination costs                                                         (57)         (17)
      Federal Home Loan Bank stock dividends                                                  (50)         (19)
      Unrealized gains on securities designated as available for sale                         (17)         (58)
                                                                                             ----         ----
         Total deferred tax liabilities                                                      (124)         (94)
                                                                                              ---         ----

      Net deferred tax asset                                                                 $772         $629
                                                                                              ===          ===

    The Company had not recorded a valuation allowance for any portion of the net deferred tax asset at December 31, 1996 and 1995. Such estimate was based, in part, on the amount of income taxes subject to recovery in carryback years.


NOTE H - RELATED PARTY TRANSACTIONS

    In the normal course of business, the Company has made loans to its directors, officers and key employees, and their related business interests. In the opinion of management, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations. The balance of such loans outstanding at December 31, 1996, 1995 and 1994 totaled approximately $1.6 million, $2.5 million and $462,000, respectively.

                            OAK HILL FINANCIAL, INC.

              For the years ended December 31, 1996, 1995 and 1994


NOTE H - RELATED PARTY TRANSACTIONS (continued)

    The Company had also received demand and time deposits of approximately $5.4 million, $3.7 million and $3.7 million at December 31, 1996, 1995 and 1994 from directors, officers and their related business interests.


NOTE I - EMPLOYEE BENEFIT PLANS

    The Company has a profit-sharing and 401(k) plan covering all employees who have attained the age of twenty-one and completed one full year of service.

    The profit-sharing plan is non-contributory and contributions to the plan are at the discretion of the Board of Directors. The Company contributed $125,000, $69,000 and $125,000 to the Plan for the years ended December 31, 1996, 1995 and 1994, respectively.

    The 401(k) plan allows employees to make voluntary, tax deferred contributions up to 15% of their base annual compensation. The Company provides, at its discretion, a 50% (25% for 1994) matching of funds for each participant's contribution, subject to a maximum of 6% of base compensation. If the participant elects to invest their contributions in the common stock of Oak Hill Financial, Inc., the Company will provide a 100% matching of each participants contribution. The Company's matching contributions under the 401(k) plan totaled $100,000, $46,000 and $20,000 for the years ended December 31, 1996, 1995 and 1994, respectively.


NOTE J - LOAN COMMITMENTS

    The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of the commitments reflect the extent of the Company's involvement in such financial instruments.

    The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

    At December 31, 1996, the Company had outstanding commitments of approximately $3.9 million to originate variable rate residential and commercial loans. Also, the Company has unused lines of credit and letters of credit totaling approximately $4.8 million and $1.1 million, respectively, as of December 31, 1996. In the opinion of management, outstanding loan commitments equaled or exceeded prevalent market interest rates as of December 31, 1996, such commitments were underwritten in accordance with normal loan underwriting policies, and all disbursements will be funded via cash flow from operations and existing excess liquidity.

                            OAK HILL FINANCIAL, INC.

              For the years ended December 31, 1996, 1995 and 1994


NOTE K - STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL

    The Bank is required to maintain minimum amounts of risk-weighted capital and leverage capital, as defined by banking regulations. At December 31, 1996, the Bank was required to have minimum leverage capital and total risk-weighted capital ratios of 4.0% and 8.0%, respectively. The Bank's actual leverage and risk-weighted capital ratios at December 31, 1996 were 9.4% and 13.1%, and at December 31, 1995 were 13.7% and 14.9%, respectively. As a result, the Bank met the definition of a well-capitalized financial institution under federal regulations.

    The principal source of the Company's revenues are cash dividends received from the Bank. The Ohio banking laws impose certain limitations on the payment of dividends by Ohio state chartered banks, as follows: (1) no dividends may be paid which would reduce the surplus to less than 20% of capital; (2) the Ohio Superintendent of Financial Institutions (the Superintendent) must approve any dividend the total of which exceeds the total of net profits of that fiscal year combined with net profits of the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock or capital securities. Pursuant to the foregoing, at December 31, 1996, the Bank had the capability of paying $4.5 million of dividends to the Company without the Superintendent's approval.


NOTE L - STOCK OPTION PLAN

    The Board of Directors of the Company had approved a Stock Option Plan in 1993 (the "1993 Plan"). Pursuant to the 1993 Plan, options to purchase 108,500 shares of common stock were granted to officers at an exercise price of $2.86 per share, subject to a five year vesting period. Compensation expense of $211,000 and $62,000 was recognized for the years ended December 31, 1995 and 1994. In contemplation of the Company's common stock offering in August 1995, the Plan's vesting period was waived. As a result, the Company's officers exercised all outstanding options during 1995 at a pre-tax cost of approximately $180,000 to the Company. The 1993 Plan was terminated in August 1995.

    The Company initiated a Stock Option Plan in August 1995 (the "1995 Plan") that provides for the issuance of 200,000 shares of authorized, but unissued shares of common stock. The Board of Directors granted stock options to purchase 22,000 shares of stock at an exercise price of $9.75 per share at the completion of the Company's common stock offering. During the years ended December 31, 1996 and 1995, respectively, an additional 65,500 and 18,400 options were granted at exercise prices ranging from $9.25 to $12.50 on the date of grant. During 1996, 1,000 stock options granted were exercised. At December 31, 1996, unexercised shares under option in the 1995 Plan totaled 104,900, at exercise prices ranging from $9.25 to $12.50.

                            OAK HILL FINANCIAL, INC.

              For the years ended December 31, 1996, 1995 and 1994


NOTE L - STOCK OPTION PLAN (continued)

    The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for the plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the accounting method utilized in SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                                    1996                  1995

    Net earnings                    As reported                                   $3,209                $2,250
                                                                                   =====                 =====

                                    Pro-forma                                     $3,165                $2,238
                                                                                   =====                 =====

    Earnings per share              As reported                                    $1.12                  $.92
                                                                                    ====                   ===

                                    Pro-forma                                      $1.10                  $.91
                                                                                    ====                   ===

    The fair value of each option grant is estimated on the date of grant using the modified Black- Scholes options-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively; dividend yield of 7.5% and expected volatility of 30.0% for all years; risk-free interest rates of 6.15% and 6.05% and expected lives of eight years.

    A summary of the status of the Company's fixed stock option plans as of December 31, 1996 and 1995, and changes during the periods ending on those dates is presented below:

                                                                  WEIGHTED-            WEIGHTED-
                                                                  AVERAGE              AVERAGE
                                                                 EXERCISE             EXERCISE
                                                                  PRICE      SHARES     PRICE

    Outstanding at beginning of year                              $ 9.52     40,400    $  -
    Granted                                                       $12.26     66,500    $9.52
    Exercised                                                     $ 9.75     (1,000)   $  -
    Forfeited                                                     $   -         -      $  -
    Outstanding at end of year                                    $11.23    104,900    $9.52
                                                                            =======

    Options exercisable at year-end                                          23,400   20,400
    Weighted-average fair value of
      options granted during the year                             $  1.98              $1.53

    The following information applies to options outstanding at December 31, 1996:

    Number outstanding                                                                                 104,900
    Range of exercise prices                                                                      $9.75-$12.50
    Weighted-average exercise price                                                                     $11.23
    Weighted-average remaining contractual life                                                        8 years

                            OAK HILL FINANCIAL, INC.

              For the years ended December 31, 1996, 1995 and 1994


NOTE M - OAK HILL FINANCIAL, INC. CONDENSED FINANCIAL INFORMATION

     The following condensed financial statements summarize the financial position of Oak Hill Financial, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years ended December 31, 1996, 1995 and 1994.

                                               Oak Hill Financial, Inc.
                                      CONDENSED STATEMENTS OF FINANCIAL CONDITION
                                                     December 31,
                                                     (In thousands)
     ASSETS                                                                                         1996           1995

     Cash and due from banks                                                                  $       10      $     244
     Interest-bearing deposits in Oak Hill Banks                                                   2,044          1,003
     Investment securities designated as available for sale                                           -           1,001
     Investment in Oak Hill Banks                                                                 21,044         17,921
     Prepaid expenses and other assets                                                                37            371
                                                                                               ---------       --------
          Total assets                                                                           $23,135        $20,540
                                                                                                  ======         ======

     LIABILITIES AND STOCKHOLDERS' EQUITY

     Other liabilities                                                                         $     172     $      114

     Stockholders' equity
       Common stock                                                                                1,442          1,442
       Additional paid-in capital                                                                  4,227          4,217
       Retained earnings                                                                          17,290         14,685
       Less cost of treasury stock                                                                   (28)           (28)
       Unrealized gains on securities designated as
         available for sale, net of related tax effects                                               32            110
                                                                                               ---------       --------
         Total stockholders' equity                                                               22,963         20,426
                                                                                                  ------         ------

         Total liabilities and stockholders' equity                                              $23,135        $20,540
                                                                                                  ======         ======


                                               Oak Hill Financial, Inc.
                                           CONDENSED STATEMENTS OF EARNINGS
                                                Year ended December 31,
                                                    (In thousands)
                                                                                      1996          1995           1994
     Revenue
       Interest income                                                             $   103      $     14         $   -
       Equity in earnings of subsidiary                                              3,201         2,506          2,098
                                                                                     -----         -----          -----
         Total income                                                                3,304         2,520          2,098

     Expenses
       Interest on notes payable                                                        -             89            247
       General and administrative                                                      133           273            107
       Federal income tax credits                                                      (38)          (92)          (120)
                                                                                   -------       -------         ------
         Total expenses                                                                 95           270            234
                                                                                   -------        ------         ------

         NET EARNINGS                                                               $3,209        $2,250         $1,864
                                                                                     =====         =====          =====

                            OAK HILL FINANCIAL, INC.

              For the years ended December 31, 1996, 1995 and 1994


NOTE M - OAK HILL FINANCIAL, INC. CONDENSED FINANCIAL INFORMATION
(continued)

                                               Oak Hill Financial, Inc.
                                          CONDENSED STATEMENTS OF CASH FLOWS
                                                Year ended December 31,
                                                    (In thousands)

                                                                                         1996         1995         1994
     Cash flows provided by (used in) operating activities:
       Net earnings for the year                                                       $3,209       $2,250       $1,864
       Adjustments to reconcile net earnings to net
       cash provided by (used in) operating activities:
         Undistributed earnings of consolidated subsidiary                             (3,201)        (257)      (1,740)
         Increase (decrease) in cash due to changes in:
         Prepaid expenses and other assets                                                334         (254)           8
         Other liabilities                                                                 58          114          (20)
                                                                                      -------       ------      -------
           Net cash provided by operating activities                                      400        1,853          112

     Cash flows provided by (used in) investing activities:
       Purchase of investment securities                                                   -        (1,001)          -
       Proceeds from maturity of investment securities                                  1,001           -            -
       Increase in interest-bearing deposits                                           (1,041)      (1,003)          -
       Proceeds from repayment of loans                                                    -            -             2
       Capital contributed to Oak Hill Banks                                               -        (2,000)          -
                                                                                        -----        -----           -
           Net cash provided by (used in) investing activities                            (40)      (4,004)           2

     Cash flows provided by (used in) financing activities:
       Repayment of notes payable                                                          -        (2,100)          -
       Proceeds from issuance of common stock                                              -         3,863           -
       Proceeds from exercise of stock options                                             10          689            4
       Proceeds from sale of treasury stock                                                -            62           30
       Purchase of treasury stock                                                          -            -           (21)
       Redemption of preferred stock                                                       -            -            (2)
       Dividends on common and preferred stock                                           (604)        (259)        (131)
                                                                                       -------      ------       ------
           Net cash provided by (used in) financing activities                           (594)       2,255         (120)
                                                                                       -------       -----       ------

     Net increase (decrease) in cash and cash equivalents                                (234)         104           (6)

     Cash and cash equivalents at beginning of year                                       244          140          146
                                                                                       ------       ------       ------

     Cash and cash equivalents at end of year                                        $     10      $   244      $   140
                                                                                      =======       ======       ======


                            OAK HILL FINANCIAL, INC.

              For the years ended December 31, 1996, 1995 and 1994

NOTE N - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

    The following table summarizes the Company's quarterly results for the years ended December 31, 1996 and 1995.

                                                                        THREE MONTHS ENDED
                                                     MARCH 31,     JUNE 30,     SEPTEMBER 30,     DECEMBER 31,
    1996:                                                    (In thousands, except per share data)

    Total interest income                               $4,551       $4,691            $4,899           $5,057
    Total interest expense                               2,175        2,170             2,246            2,284
                                                         -----        -----             -----            -----

    Net interest income                                  2,376        2,521             2,653            2,773
    Provision for losses on loans                          138          154               243              225
    Other income                                           311          301               297              294
    General, administrative and other expense            1,429        1,478             1,486            1,616
                                                         -----        -----             -----            -----

    Earnings before income taxes                         1,120        1,190             1,221            1,226
    Federal income taxes                                   347          394               412              395
                                                        ------       ------            ------           ------

    Net earnings                                       $   773      $   796           $   809          $   831
                                                        ======       ======            ======           ======

    Earnings per share                                 $.27            $.28             $.28              $.29
                                                        ===             ===               ==                ==



                                                                        THREE MONTHS ENDED
                                                     MARCH 31,     JUNE 30,     SEPTEMBER 30,     DECEMBER 31,
    1995:                                                    (In thousands, except per share data)

    Total interest income                               $3,728       $4,060            $4,194           $4,539
    Total interest expense                               1,861        2,143             2,140            2,136
                                                         -----        -----             -----            -----

    Net interest income                                  1,867        1,917             2,054            2,403
    Provision for losses on loans                           -            -                200              228
    Other income                                           103          253               275              284
    General, administrative and other expense            1,324        1,133             1,344            1,514
                                                         -----        -----             -----            -----

    Earnings before income taxes                           646        1,037               785              945
    Federal income taxes                                   260          303               265              335
                                                        ------       ------            ------           ------

    Net earnings                                       $   386      $   734           $   520          $   610
                                                        ======       ======            ======           ======

    Earnings per share                                 $.17            $.32             $.22              $.21
                                                        ===             ===              ===               ===


                            OAK HILL FINANCIAL, INC.

              For the years ended December 31, 1996, 1995 and 1994


     NOTE O - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Obligations for securities sold under agreements to repurchase were collateralized at December 31, 1996, by investment securities with a book value including accrued interest of approximately $200,000 and a market value of approximately $200,000. All outstanding repurchase agreements at December 31, 1996 matured in January 1997. Interest at a rate of 3.50% was payable at maturity and has been included in interest on borrowings. The maximum balance of repurchase agreements outstanding at any month-end during the year ended December 31, 1996 was $130,000 and the average month-end balance outstanding for the year was $29,000.