Form 10KSB, Exhibit 13
period 1997-12-31
OAK HILL FINANCIAL INC
filed 1998-03-30
CIK 949953

--------------------------------------------------------------------------------
                                                CONSOLIDATED FINANCIAL STATEMENT
                                                                      Exhibit 13








TABLE OF CONTENTS

Financial Condition.....................16

Earnings................................17

Stockholders' Equity....................18

Cash Flows..............................19

Notes...................................21




                                                           1997 Annual Report 15

--------------------------------------------------------------------------------


                            OAK HILL FINANCIAL, INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                  DECEMBER 31,
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                            1997              1996
                                                                                        (RESTATED)
ASSETS
Cash and due from banks                                                 $  9,840          $  8,635
Federal funds sold                                                         3,773             4,135
Investment securities designated
  as available for sale-- at market                                       51,989            51,171
Loans receivable-- net                                                   285,249           237,669
Loans held for sale-- at lower of cost or market                              --               140
Office premises and equipment-- net                                        4,608             4,561
Federal Home Loan Bank stock-- at cost                                     2,659             2,073
Accrued interest receivable on loans                                       1,491             1,238
Accrued interest receivable on investment securities                         855               707
Prepaid expenses and other assets                                            180               576
Cash surrender value of life insurance                                       591               210
Deferred federal income tax asset                                            682               739
                                                                        --------          --------

        TOTAL ASSETS                                                    $361,917          $311,854
                                                                        ========          ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
   Demand                                                               $ 30,369          $ 22,673
   Savings and time deposits                                             271,596           235,949
                                                                        --------          --------
         Total deposits                                                  301,965           258,622

Securities sold under agreements to repurchase                               258               130
Advances from the Federal Home Loan Bank                                  24,705            21,437
Accrued interest payable and other liabilities                             1,530             1,226
Accrued federal income taxes                                                 110                90
                                                                        --------          --------
         Total liabilities                                               328,568           281,505

Stockholders' equity
   Common stock -- $.50 stated value; authorized
      5,000,000 shares, 3,529,390 and 2,884,700
      shares issued at December 31, 1997 and 1996                          1,765             1,764
   Additional paid-in capital                                              4,012             3,998
   Retained earnings                                                      27,410            24,642
   Treasury stock (11,200 shares at cost at
      December 31, 1997 and 1996)                                            (28)              (28)
   Unrealized gains (losses) on securities designated
      as available for sale, net of related tax effects                      190               (27)
                                                                        --------          --------

         Total stockholders' equity                                       33,349            30,349
                                                                        --------          --------

         TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                       $361,917          $311,854
                                                                        ========          ========

        The accompanying notes are an integral part of these statements.

16 Oak Hill Financial, Inc.

--------------------------------------------------------------------------------



                            OAK HILL FINANCIAL, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                             YEAR ENDED DECEMBER 31,
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   1997            1996              1995
                                                                              (RESTATED)        (RESTATED)
INTEREST INCOME
   Loans                                                        $24,143          $20,420           $17,645
   Investments
      U. S. Government and agency securities                      3,530            3,078             2,585
      Obligations of state and political subdivisions               136              102               106
      Federal funds sold                                            428              428               662
      Interest-bearing deposits                                      17              141                99
                                                                -------           ------           -------
         Total interest income                                   28,254           24,169            21,097

INTEREST EXPENSE
   Deposits                                                      12,103           10,616            10,138
   Borrowings                                                     1,604            1,003               706
                                                                -------          -------           -------
         Total interest expense                                  13,707           11,619            10,844
                                                                 ------           ------           -------
         Net interest income                                     14,547           12,550            10,253
   Less provision for losses on loans                             1,150              859               581
                                                                -------          -------           -------
         Net interest income after provision for losses on loans 13,397           11,691             9,672

OTHER INCOME (EXPENSE)
   Service fees, charges and other operating                      1,310            1,291             1,119
   Gain on sale of loans                                            163               85                57
   Gain (loss) on sale of assets                                    (60)              25               (77)
                                                                -------          -------           -------
         Total other income                                       1,413            1,401             1,099

GENERAL, ADMINISTRATIVE, AND OTHER EXPENSE
   Employee compensation and benefits                             4,342            3,978             3,576
   Occupancy and equipment                                        1,189            1,036               928
   Federal deposit insurance premiums                                58              395               298
   Franchise taxes                                                  327              377               328
   Other operating expenses                                       2,214            1,820             1,437
   Merger-related expenses                                          920               --                --
                                                                -------         --------           -------
         Total general, administrative, and other expense         9,050            7,606             6,567
                                                                -------         --------           -------
         Earnings before federal income taxes                     5,760            5,486             4,204

FEDERAL INCOME TAXES
   Current                                                        2,104            1,901             1,433
   Deferred                                                         (52)            (127)               (8)
                                                                -------          -------           -------
         Total federal income taxes                               2,052            1,774             1,425
                                                                -------          -------           -------

         NET EARNINGS                                           $ 3,708          $ 3,712           $ 2,779
                                                                =======          =======           =======

         EARNINGS PER SHARE
            Basic                                                 $1.05            $1.06              $.90
                                                                  =====            =====              ====
            Diluted                                               $1.04            $1.05              $.90
                                                                  =====            =====              ====



        The accompanying notes are an integral part of these statements.


                                                           1997 Annual Report 17

--------------------------------------------------------------------------------


                            OAK HILL FINANCIAL, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                        UNREALIZED
                                                                                                      GAINS (LOSSES)
                                                                                                      ON SECURITIES
                                                                     ADDITIONAL                        DESIGNATED AS
                                                             COMMON     PAID-IN    RETAINED   TREASURY   AVAILABLE
                                                              STOCK     CAPITAL    EARNINGS      STOCK    FOR SALE       TOTAL

BALANCE AT JANUARY 1, 1995
(AS RESTATED FOR BUSINESS COMBINATION)                       $  421      $  724     $19,312     $  (35)     $(688)    $19,734

Sale of 9,100 shares of treasury stock                           --          55          --          7         --          62
Issuance of 107,100 shares under stock option plan                5         684          --         --         --         689
Net proceeds from issuance of common shares                   1,338       2,525          --         --         --       3,863
Dividends on common shares                                       --          --       (371)         --         --       (371)
Unrealized gains on securities designated as
   available for sale, net of related tax effects                --          --          --         --        746         746
Net earnings for the year                                        --          --       2,779         --         --       2,779
                                                             ------      ------     -------     ------      -----     -------

BALANCE AT DECEMBER 31, 1995                                  1,764       3,988      21,720        (28)        58      27,502

Issuance of 1,000 shares under stock option plan                 --          10          --         --         --          10
Dividends on common shares                                       --          --       (790)         --         --        (790)
Unrealized losses on securities designated as
   available for sale, net of related tax effects                --          --          --         --        (85)        (85)
 Net earnings for the year                                       --          --       3,712         --         --       3,712
                                                             ------      ------     -------     ------     ------     -------

BALANCE AT DECEMBER 31, 1996                                  1,764       3,998      24,642        (28)       (27)     30,349

Issuance of 1,000 shares under stock option plan                  1          14          --         --         --          15
Dividends on common shares                                       --          --       (940)         --         --        (940)
Unrealized gains on securities designated as
   available for sale, net of related tax effects                --          --          --         --        217         217
Net earnings for the year                                        --          --       3,708         --         --       3,708
                                                             ------      ------     -------     ------      -----     -------

BALANCE AT DECEMBER 31, 1997                                 $1,765      $4,012     $27,410     $  (28)     $ 190     $33,349
                                                             ======      ======     =======     ======      =====     =======




        The accompanying notes are an integral part of these statements.


18 Oak Hill Financial, Inc.

--------------------------------------------------------------------------------



                            OAK HILL FINANCIAL, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             YEAR ENDED DECEMBER 31,
                                 (IN THOUSANDS)

                                                                           1997            1996            1995
                                                                                     (Restated)      (Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:

   Net earnings for the year                                           $  3,708        $  3,712        $  2,779
   Adjustments to reconcile net earnings to net cash
   provided by (used in) operating activities:
      Depreciation and amortization                                         600             508             615
      (Gain) loss on sale of securities                                      97             (27)            109
      Amortization (accretion) of premiums and discounts on
         investment securities-- net                                        (10)            (72)             (9)
      Proceeds from sale of loans in secondary market                     9,835           7,970           6,472
      Loans disbursed for sale in secondary market                       (9,610)         (7,848)         (6,562)
      Gain on sale of loans                                                 (85)            (85)            (57)
      Gain on sale of other assets                                          (22)             (7)            (32)
      Amortization of deferred loan origination costs                       266             177              94
      Federal Home Loan Bank stock dividends                               (160)           (124)            (85)
      Provision for losses on loans                                       1,150             859             581
      Increase (decrease) in cash due to changes in:
         Prepaid expenses and other assets                                   15              77              14
         Accrued interest receivable                                       (401)           (313)           (313)
         Accrued interest payable and other liabilities                     304              73              44
         Federal income taxes
            Current                                                          20              37             255
            Deferred                                                        (52)           (127)             (8)
                                                                       ---------       --------        --------
               Net cash provided by operating activities                  5,655           4,810           3,897

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:

   Loan disbursements                                                  (174,756)       (100,983)        (79,991)
   Principal repayments on loans                                        125,760          62,467          57,157
   Principal repayments on mortgage-backed securities                     2,083           2,438           2,553
   Proceeds from sale of investment securities designated
      as available for sale                                               5,120           4,599           7,739
   Proceeds from maturity of investment securities                       25,820          15,261           9,150
   Proceeds from sale of other assets                                        50              69              --
   Purchase of investment securities designated as
      available for sale                                                (33,602)        (32,601)        (16,107)
   (Increase) decrease in federal funds sold-- net                          362           6,422          (9,310)
   Purchase of Federal Home Loan Bank stock                                (426)           (580)           (372)
   Purchase of office premises and equipment                               (675)         (1,090)           (718)
                                                                       --------        --------        --------
               Net cash used in investing activities                    (50,264)        (43,998)        (29,899)
                                                                       --------        --------        --------
               Net cash used in operating and investing
                  activities (balance carried forward)                  (44,609)        (39,188)        (26,002)
                                                                       --------        --------        --------

                                   Continued


                                                           1997 Annual Report 19

--------------------------------------------------------------------------------



                            OAK HILL FINANCIAL, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                             YEAR ENDED DECEMBER 31,
                                 (IN THOUSANDS)

                                                                           1997            1996            1995
                                                                                     (Restated)      (Restated)
               Net cash used in operating and investing
                  activities (balance brought forward)                $ (44,609)      $ (39,188)      $ (26,002)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:

   Proceeds from securities sold under agreement to repurchase              128             130              --
   Net increase in deposit accounts                                      43,343          27,977          20,866
   Proceeds from Federal Home Loan Bank advances                         36,850          21,975          11,107
   Repayment of Federal Home Loan Bank advances                         (33,582)         (9,443)         (8,263)
   Repayment of notes payable                                                --              --          (2,100)
   Net increase (decrease) in mortgage escrow funds                          --             (4)               6
   Dividends on common shares                                              (940)           (790)           (371)
   Proceeds from sale of treasury stock                                      --              --              62
   Proceeds from issuance of common stock                                    --              --           3,863
   Proceeds from issuance of shares under stock option plan                  15              10             689
                                                                         ------       ---------       ---------

               Net cash provided by financing activities                 45,814          39,855          25,859
                                                                       --------       ---------       ---------

Net increase (decrease) in cash and cash equivalents                      1,205             667            (143)

Cash and cash equivalents at beginning of year                            8,635           7,968           8,111
                                                                      ---------       ---------       ---------

Cash and cash equivalents at end of year                              $   9,840       $   8,635       $   7,968
                                                                      =========       =========       =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the period for:
   Federal income taxes                                              $    1,946       $   1,863       $   1,100
                                                                     ==========       =========       =========

   Interest on deposits and borrowings                               $   13,593       $  11,344       $  10,615
                                                                     ==========       =========       =========

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:

   Transfer of securities to an available for sale
      classification in accordance with SFAS No. 115                 $       --       $      --       $  12,539
                                                                     ==========       =========       =========

   Unrealized gains (losses) on securities designated as
      available for sale, net of related tax effects                 $      217      $     (85)       $     746
                                                                     ==========      =========        =========

   Recognition of mortgage servicing rights in
       accordance with SFAS No. 122                                  $       78      $       --       $      --
                                                                     ==========      ==========       =========

        The accompanying notes are an integral part of these statements.


20 Oak Hill Financial, Inc.

--------------------------------------------------------------------------------



                            OAK HILL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995


NOTE A -- SUMMARY OF ACCOUNTING POLICIES

         The business activities of Oak Hill Financial, Inc. (the "Company") have been limited primarily to holding the common shares of Oak Hill Banks (the "Bank"). Accordingly, the Company's results of operations are dependent upon the results of the Bank's operations. The Bank conducts a general commercial banking business in southeastern and south central Ohio which consists of attracting deposits from the general public and applying those funds to the origination of loans for commercial, consumer and residential purposes. The Bank's profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) and the interest expense paid on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Bank can be significantly influenced by a number of competitive factors, such as governmental monetary policy, that are outside of management's control.

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

         On October 2, 1997, the Company merged Unity Savings Bank with and into its subsidiary, the Bank, in a transaction that was accounted for as a pooling-of-interests. Accordingly, the consolidated financial statements have been restated to reflect the effects of the business combination as of January 1, 1995. Pursuant to the merger agreement, the Company issued 643,690 shares of common stock.

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

2.       INVESTMENT SECURITIES

         The Company accounts for investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that investments be categorized as held to maturity, trading, or available for sale. Securities classified as held to maturity are carried at cost only if the Company has the positive intent and ability to hold these securities to maturity. Trading securities and securities available for sale are carried at fair value with resulting unrealized gains or losses charged to operations or stockholders' equity, respectively. In December 1995, pursuant to the FASB's Implementation Guide on SFAS No. 115, the Company elected to transfer all investment securities previously identified as held to maturity, to an available for sale classification. Accordingly, the Company transferred securities totaling



                                                           1997 Annual Report 21

--------------------------------------------------------------------------------



                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

approximately $12.5 million to an available for sale classification, and recorded an increase of $23,000 to stockholders' equity, which represented the unrealized gain on such securities, net of applicable tax effects. At December 31, 1997 and 1996, the Company's stockholders' equity reflected unrealized gains and unrealized losses on securities designated as available for sale, net of applicable tax effects, totaling $190,000 and $27,000, respectively.

Realized gains and losses on sales of securities are recognized using the specific identification method.

3.       LOANS RECEIVABLE

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

         Loans held for sale are carried at the lower of cost or market, determined in the aggregate. Loans held for sale are identified at the point of origination. In computing lower of cost or market, deferred loan origination fees are deducted from the principal balance of the related loan. All loan sales are made without further recourse to the Company. At December 31, 1996, loans held for sale were carried at cost. The Company had not identified any loans held for sale at December 31, 1997.

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

         SFAS No. 122 is applicable to fiscal years beginning after December 15, 1995, (January 1, 1996, as to the Company) to transactions in which an entity acquires mortgage servicing rights and to impairment evaluations of all capitalized mortgage servicing rights and capitalized excess servicing receivables whenever acquired. Retroactive application was prohibited, and earlier adoption was encouraged. Management adopted SFAS No. 122 as of January 1, 1996, as required, without material



22 Oak Hill Financial, Inc.

--------------------------------------------------------------------------------



                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995



effect on the Company's consolidated financial condition and results of operations. The company recorded $78,000 of mortgage servicing rights during the year ended December 31, 1997.

4.       LOAN ORIGINATION AND COMMITMENT FEES

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

5.       ALLOWANCE FOR LOAN LOSSES

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

         The Company accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of aLoan". This Statement requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loans observable market price or fair value of the collateral.

         A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Company considers its investment in one-to-four family residential loans, consumer installment loans and credit card loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Company's investment in commercial loans and its evaluation of impairment thereof, such loans are collateral dependent and as a result are carried as a practical expedient at the lower of cost or fair value.

         It is the Company's policy to charge off unsecured credits that are more than ninety days delinquent. Similarly, collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

         At December 31, 1997 and 1996, the Company had no loans that would be defined as impaired under SFAS No. 114.

                                                           1997 Annual Report 23

--------------------------------------------------------------------------------



                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995


6.       OFFICE PREMISES AND EQUIPMENT

         Depreciation and amortization are provided on the straight-line and accelerated methods over the estimated useful lives of the assets, estimated to be ten to fifty years for buildings and improvements and three to twenty-five years for furniture, fixtures and equipment.

7.       REAL ESTATE ACQUIRED THROUGH FORECLOSURE

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

9.       FAIR VALUE OF FINANCIAL INSTRUMENTS

         SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of fair value of financial instruments, both assets and liabilities whether or not recognized in the consolidated statement of financial condition, for which it is practicable to estimate that value. For financial


24, Oak Hill Financial, Inc.

--------------------------------------------------------------------------------



                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995


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

         The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments at December 31, 1997 and 1996.

         CASH AND CASH EQUIVALENTS. The carrying amounts presented in the consolidated statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

         FEDERAL FUNDS SOLD. The carrying amounts presented in the consolidated statements of financial condition for federal funds sold are deemed to approximate fair value.

         INVESTMENT SECURITIES. For investment securities, fair value is deemed to equal the quoted market price.

         LOANS RECEIVABLE. The loan portfolio has been segregated into categories with similar characteristics, such as one-to-four family residential real estate, multi-family residential real estate, commercial and installment and other. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

         FEDERAL HOME LOAN BANK STOCK. The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

         DEPOSITS. The fair value of NOW accounts, savings accounts, demand deposits, money market deposits and other transaction accounts is deemed to approximate the amount payable on demand at December 31, 1997 and 1996. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

         ADVANCES FROM THE FEDERAL HOME LOAN BANK. The fair value of advances from the Federal Home Loan Bank has been estimated using discounted cash flow analysis, based on the interest rates currently offered for advances of similar remaining maturities.

         SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE. The fair value of securities sold under agreements to repurchase is deemed to approximate fair value.

         COMMITMENTS TO EXTEND CREDIT. For adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates.

         Based on the foregoing methods and assumptions, the carrying value and fair value of the Company's financial instruments are as follows:


                                                           1997 Annual Report 25

--------------------------------------------------------------------------------



                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995



                                                                DECEMBER 31,
                                                       1997                     1996
                                             CARRYING         FAIR    CARRYING          FAIR
                                              VALUE          VALUE     VALUE         VALUE
                                                               (In thousands)
Financial assets
   Cash and due from banks                   $  9,840     $  9,840    $  8,635      $  8,635
   Federal funds sold                           3,773        3,773       4,135         4,135
   Investment securities                       51,989       51,989      51,171        51,171
   Loans receivable                           285,249      289,826     237,809       242,263
   Federal Home Loan Bank stock                 2,659        2,659       2,073         2,073
                                             --------     --------    --------      --------

                                             $353,510     $358,087    $303,823      $308,277
                                             ========     ========    ========      ========

Financial liabilities
   Deposits                                  $301,965     $301,329    $258,622      $259,843
   Advances from the Federal
      Home Loan Bank                           24,705       24,781      21,437        21,490
   Securities sold under agreement to
      repurchase                                  258          258         130           130
                                             --------     --------    --------      --------

                                             $326,928     $326,368    $280,189      $281,463
                                             ========     ========    ========      ========

Unrecognized financial instruments
   Commitments to extend credit              $     --     $     40    $     --      $     60
                                             ========     ========    ========      ========


10.  EARNINGS PER SHARE

         Basic earnings per share is computed based upon the weighted-average shares outstanding during the year. Weighted-average common shares outstanding totaled 3,517,215, 3,516,693, and 3,088,090 for the years ended December 31, 1997, 1996, and 1995, respectively. Diluted earnings per share is computed taking into consideration common shares outstanding and dilutive potential common shares to be issued under the Company's stock option plan. Weighted-average common shares deemed outstanding for purposes of computing diluted earnings per share totaled 3,559,085, 3,523,606, and 3,090,458 for the years ended December 31, 1997, 1996, and 1995, respectively.

         There were 41,870, 6,913, and 2,368 incremental shares related to the assumed exercise of stock options in the computation of diluted earnings per share for the years ended December 31, 1997, 1996, and 1995, respectively. Options to purchase 88,500 and 54,000 shares of common stock with a weighted average exercise price of $22.50 and $12.50 were outstanding at December 31, 1997 and 1996, respectively, but were excluded from the computation of common share equivalents because their exercise prices were greater than the average market price of the common shares.

         Effective December 31, 1997, the Company began presenting earnings per share pursuant to the provisions of SFAS No. 128. Accordingly, the 1996 and 1995 earnings per share presentation has been revised to conform to SFAS No. 128. Additionally, in computing earnings per share for the years ended December 31, 1996 and 1995, the 643,690 shares issued to Unity Savings Bank's shareholders were added to the Company's historic weighted-average shares outstanding.

11.  CASH AND CASH EQUIVALENTS

         For purposes of reporting cash flows, cash and cash equivalents are comprised of cash and due from banks.




26 Oak Hill Financial, Inc.

--------------------------------------------------------------------------------



                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995



12.  RECLASSIFICATIONS

         Certain prior year amounts have been reclassified to conform to the 1997 consolidated financial statement presentation.

NOTE B -- INVESTMENT SECURITIES

         The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of investment securities at December 31 are shown below.


                                                                 1997
                                                          GROSS       GROSS        ESTIMATED
                                            AMORTIZED   UNREALIZED  UNREALIZED       FAIR
                                               COST        GAINS      LOSSES         VALUE
                                                               (In thousands)
U.S. Government and agency obligations        $49,338         $316       $  32       $49,622
Obligations of state and political
   subdivisions                                 2,364           20          17         2,367
                                              -------         ----        ----       -------
           Total investment securities        $51,702         $336       $  49       $51,989
                                              =======         ====       =====       =======

                                                                   1996
                                                        GROSS       GROSS          ESTIMATED
                                            AMORTIZED   UNREALIZED  UNREALIZED        FAIR
                                               COST        GAINS      LOSSES          VALUE
                                                               (In thousands)

U.S. Government and agency obligations        $47,969         $223        $225       $47,967
Obligations of state and political
   subdivisions                                 3,241           25          62         3,204
                                              -------         ----        ----       -------
           Total investment securities        $51,210         $248        $287       $51,171
                                              =======         ====        ====       =======


         The amortized cost and estimated fair value of U.S. Government and agency securities and state and political obligations designated as available for sale by term to maturity at December 31 are shown below.

                                                 1997                     1996
                                                         ESTIMATED                 ESTIMATED
                                            AMORTIZED      FAIR       AMORTIZED     FAIR
                                              COST        VALUE          COST        VALUE
                                                                  (In thousands)
Due in three years or less                    $17,326      $17,332     $29,800       $29,764
Due after three years through five years       15,249       15,371       9,016         9,039
Due after five years through ten years         12,792       12,897       1,675         1,687
Due after ten years                             6,335        6,389      10,719        10,681
                                              -------      -------     -------       -------
                                              $51,702      $51,989     $51,210       $51,171
                                              =======      =======     =======       =======


         Proceeds from sales of investment securities designated as available for sale during the year ended December 31, 1997, totaled $5.1 million, resulting in a realized loss of $97,000 on such sales.


                                                           1997 Annual Report 27

--------------------------------------------------------------------------------



                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995


         Proceeds from sales of investment securities designated as available for sale during the year ended December 31, 1996, totaled $4.6 million, resulting in a realized gain of $27,000 on such sales.

         Proceeds from sales of investment securities designated as available for sale during the year ended December 31, 1995, totaled $7.7 million, resulting in a realized loss of $109,000 on such sales.

         At December 31, 1997 and 1996, investment securities with an aggregate book value of $41.6 million and $30.7 million, respectively, were pledged as collateral for public deposits.

NOTE C -- LOANS RECEIVABLE

         The composition of the loan portfolio is as follows at December 31:

                                                              1997        1996
                                                               (In thousands)

Real estate mortgage (primarily residential)              $169,316    $145,668
Installment, net of unearned interest of
   $3,243 and $3,387                                        47,771      39,069
Commercial and other                                        70,546      54,755
Credit card                                                  1,360       1,111
                                                          --------    --------
                                                           288,993     240,603
 Less:
   Allowance for loan losses                                 3,744       2,934
                                                          --------    --------

                                                          $285,249    $237,669
                                                          ========    ========

         The Company's lending efforts have historically focused on real estate mortgages and consumer installment loans, which comprised approximately $217.1 million, or 75%, of the total loan portfolio at December 31, 1997, and approximately $184.7 million, or 77%, of the total loan portfolio at December 31, 1996. Historically, such loans have been conservatively underwritten with sufficient collateral or cash down payments to provide the Company with adequate collateral coverage in the event of default. Nevertheless, the Company, as with any lending institution, is subject to the risk that real estate values or economic conditions could deteriorate in its primary lending areas within Ohio, thereby impairing collateral values. However, management is of the belief that real estate values and economic conditions in the Company's primary lending areas are presently stable.

         As stated previously, the Company has sold whole loans and participating interests in loans in the secondary market, retaining servicing on the loans sold. Loans sold and serviced for others totaled approxi-mately $33.3 million, $28.8 million, and $25.3 million at December 31, 1997, 1996, and 1995, respectively.

         The activity in the allowance for loan losses is summarized as follows for the years ended December 31:


                                                 1997         1996        1995
                                                        (In thousands)

Balance at beginning of period                 $2,934       $2,367      $2,186
Provision charged to operations                 1,150          859         581
Charge-offs                                      (492)        (448)       (582)
Recoveries                                        152          156         182
                                               ------       ------      ------

Balance at end of period                       $3,744       $2,934      $2,367
                                               ======       ======      ======


28 Oak Hill Financial, Inc.

--------------------------------------------------------------------------------



                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995



         At December 31, 1997, 1996, and 1995, the Company had nonaccrual and nonperforming loans totaling approximately $1.0 million, $1.0 million and $1.3 million, respectively. Interest that would have been recognized had nonaccrual loans performed pursuant to contractual terms totaled approximately $71,000, $15,000 and $14,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

NOTE D -- OFFICE PREMISES AND EQUIPMENT

Office premises and equipment are summarized at December 31 as follows:

                                                              1997        1996
                                                               (In thousands)

Land and buildings                                         $ 5,442     $ 5,404
Furniture and equipment                                      3,184       2,881
                                                           -------     -------
                                                             8,626       8,285
   Less accumulated depreciation and amortization           (4,018)     (3,724)
                                                           -------     -------

                                                           $ 4,608     $ 4,561
                                                           =======     =======
NOTE E -- DEPOSITS

         Deposit balances by weighted-average interest rate at December 31 are summarized as follows:

DEPOSIT TYPE AND                                1997                     1996
INTEREST RATE RANGE                    AMOUNT       RATE      AMOUNT       RATE
                                              (Dollars in thousands)

Demand deposit accounts              $ 30,369         --    $ 22,673         --
Savings accounts                       41,259      3.06%      40,618      3.36%
NOW accounts                           24,143      1.78%      22,725      2.24%
Money market deposit accounts           6,911      3.14%       6,690      3.00%
Premium investment accounts            19,161      4.82%      22,696      4.92%
Select investment accounts              7,234      4.82%       1,267      4.47%
                                     --------               --------
Total transaction accounts            129,077                116,669

Certificates of deposit
   3.00--4.99%                         14,606                 20,853
   5.00--6.99%                        157,835                113,267
   7.00--9.00%                            447                  7,833
                                     --------               --------

Total certificates of deposit         172,888      5.63%     141,953      5.77%
                                     --------               --------

Total deposits                       $301,965      4.28%    $258,622      4.42%
                                     ========      ====     ========      ====

         The Bank had deposit accounts with balances in excess of $100,000 totaling $87.5 million and $77.2 million at December 31, 1997 and 1996, respectively.


                                                           1997 Annual Report 29

--------------------------------------------------------------------------------



                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995



         Interest expense on deposits is summarized as follows for the years ended December 31:

                                                 1997         1996        1995
                                                         (In thousands)

NOW accounts                                  $   529      $   492     $   600
Savings accounts                                1,271        1,381       1,471
Money market deposit accounts                     196          120         170
Premium investment accounts                     1,027        1,131         486
Select investment accounts                        247           14          --
Certificates of deposit                         8,833        7,478       7,411
                                              -------      -------     -------
                                              $12,103      $10,616     $10,138
                                              =======      =======     =======


         The contractual maturities of outstanding certificates of deposit are summarized as follows at December 31:

                                                              1997        1996
                                                               (In thousands)

Less than one year                                        $118,824    $ 82,742
One year to three years                                     49,582      55,011
More than three years                                        4,482       4,200
                                                          --------    --------
                                                          $172,888    $141,953
                                                          ========    ========

NOTE F -- ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank, collateralized at December 31, 1997 and 1996 by pledges of certain residential mortgage loans totaling $37.1 million and $32.2 million, respectively, and the Bank's investment in Federal Home Loan Bank stock, are summarized as follows:

                               MATURING IN
                               YEAR ENDED           DECEMBER 31,
INTEREST RATE                  DECEMBER 31       1997        1996
                                                  (In thousands)

5.45% to 6.70%                    1997        $    --     $ 6,306
5.78% to 6.20%                    1998          9,825         500
6.25% to 7.25%                    1999          2,598       2,253
6.00% to 6.50%                    2000          1,429       4,467
5.75% to 6.35%                    2001          3,195         236
6.50%                             2002          1,000       1,000
8.20%                             2004          1,629       2,119
6.50%                             2006            758         791
7.40%                             2010          1,542       1,778
6.95%                             2011          1,717       1,987
6.70%                             2017          1,012          --
                                              -------     -------
                                              $24,705     $21,437

Weighted-average interest rate                   6.39%       6.45%
                                              =======     =======

30 Oak Hill Financial, Inc.

--------------------------------------------------------------------------------



                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995



NOTE G -- FEDERAL INCOME TAXES

         The provision for federal income taxes differs from that computed at the statutory corporate tax rate for the year ended December 31 as follows:

                                                              1997        1996          1995
                                                                    (In thousands)
Federal income taxes computed at the statutory rate         $1,958      $1,865        $1,429
Increase (decrease) in taxes resulting from:
   Interest income on municipal loans and obligations
      of state and political subdivisions                     (83)         (70)          (65)
   Nondeductible merger expenses                               159          --            --
   Other                                                        18         (21)           61
                                                            ------      ------        ------

Federal income tax provision per consolidated
  financial statements                                      $2,052      $1,774        $1,425
                                                            ======      ======        ======


         The composition of the Company's net deferred tax asset at December 31 is as follows:

Taxes (payable) refundable on temporary                       1997        1996
   differences at statutory rate:                                 (In thousands)

Deferred tax assets:
   Book/tax difference of loan loss allowance               $1,273      $  997
   Unrealized losses on securities designated
      as available for sale                                     --          12
   Other                                                        --          76
                                                            ------      ------
         Total deferred tax assets                           1,273       1,085

Deferred tax liabilities:
   Deferred loan origination costs                            (242)       (101)
   Federal Home Loan Bank stock dividends                     (225)        (50)
   Unrealized gains on securities designated
      as available for sale                                    (97)         --
    Other                                                      (27)       (195)
         Total deferred tax liabilities                       (591)       (346)
                                                            ------      ------

   Net deferred tax asset                                   $  682      $  739
                                                            ======      ======


         The Company had not recorded a valuation allowance for any portion of the net deferred tax asset at December 31, 1997 and 1996. Such estimate was based, in part, on the amount of income taxes subject to recovery in carryback years.


                                                           1997 Annaul Report 31

--------------------------------------------------------------------------------



                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995



NOTE H -- RELATED PARTY TRANSACTIONS

         In the normal course of business, the Company has made loans to its directors, officers, and their related business interests. In the opinion of management, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations. The balance of such loans outstanding at December 31, 1997, 1996, and 1995 totaled approximately $1.7 million, $2.0 million, and $2.9 million, respectively.

         The Company had also received demand and time deposits of approximately $3.7 million, $5.8 million, and $4.1 million at December 31, 1997, 1996, and 1995 from directors, officers and their related business interests.

NOTE I -- EMPLOYEE BENEFIT PLANS

         The Company has a profit-sharing and 401(k) plan covering all employees who have attained the age of twenty-one and completed one full year of service.

         The profit-sharing plan is non-contributory and contributions to the plan are at the discretion of the Board of Directors. The Company contributed $123,000, $125,000, and $69,000 to the plan for the years ended December 31, 1997, 1996, and 1995, respectively.

         The 401(k) plan allows employees to make voluntary, tax-deferred contributions up to 15% of their base annual compensation. The Company provides, at its discretion, a 25% (50% for 1995) matching of funds for each participant's contribution, subject to a maximum of 6% of base compensation. For 1997 and 1996, if the participant elected to invest their contributions in the common stock of Oak Hill Financial, Inc., the Company provided a 100% matching of each participant's contribution. The Company's matching contributions under the 401(k) plan totaled $122,000, $100,000, and $46,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

NOTE J -- LOAN COMMITMENTS

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

         At December 31, 1997, the Company had outstanding commitments of approximately $5.4 million to originate variable rate residential and commercial loans. Also, the Company had unused lines of credit and letters of credit totaling approximately $24.9 million and $1.0 million, respectively, as of December 31, 1997. In the opinion of management, outstanding loan commitments equaled or exceeded prevalent market interest rates as of December 31, 1997, such commitments were underwritten


32 Oak Hill Financial, inc.

--------------------------------------------------------------------------------



                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995


in accordance with normal loan underwriting policies, and all disbursements will be funded via cash flow from operations and existing excess liquidity.

NOTE K -- REGULATORY CAPITAL

         The Bank is subject to the regulatory capital requirements of the Federal Deposit Insurance Corporation (the "FDIC"). Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital accounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         The FDIC has adopted risk-based capital guidelines to which the Bank is subject. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. Risk-based capital ratios are determined by allocating assets and specified off-balance-sheet commitments to four risk-weighting categories, with higher levels of capital being required for the categories perceived as representing greater risk.

         These guidelines divide the capital into two tiers. The first tier ("Tier 1") includes common equity, certain non-cumulative perpetual preferred stock (excluding auction rate issues) and minority interests in equity accounts of consolidated subsidiaries, less goodwill and certain other intangible assets (except mortgage servicing rights and purchased credit card relationships, subject to certain limitations). Supplementary ("Tier 2") capital includes, among other items, cumulative perpetual and long-term limited-life preferred stock, mandatory convertible securities, certain hybrid capital instruments, term subordinated debt, and the allowance for loan losses, subject to certain limitations, less required deductions. Banks are required to maintain a total risk-based capital (the sum of Tier 1 and Tier 2 capital) ratio of 8%, of which 4% must be Tier 1 capital. The FDIC may, however, set higher capital requirements when particular circumstances warrant. Banks experiencing or anticipating significant growth are expected to maintain capital ratios, including tangible capital positions, well above minimum required levels.

         In addition, the FDIC established guidelines prescribing a minimum Tier 1 leverage ratio (Tier 1 capital adjusted to total assets as specified in the guidelines). These guidelines provide for a minimum Tier 1 leverage ratio of 3% for banks that meet certain specified criteria, including that they have the highest regulatory rating and are not experiencing or anticipating significant growth. All other banks are required to maintain a Tier 1 leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points.

         During the years ended December 31, 1997 and 1996, the Bank was notified by its primary federal regulator that it was categorized as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized" the Bank must maintain minimum Tier 1 capital, total risk-based capital, and Tier 1 leverage ratios of 6%, 10%, and 5%, respectively.

         As of December 31, 1997 and 1996, management believes that the Bank has met all of the capital adequacy requirements to which it is subject. The Bank's Tier 1 capital, total risk-based capital, and Tier 1 leverage ratios at December 31, 1997 and 1996 are set forth in the following table.


                                                           1997 Annual Report 33

--------------------------------------------------------------------------------



                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995


1997:
                                                          AMOUNT        RATIO
                                                         (Dollars in thousands)

Total capital (to risk-weighted assets)                    $36,297       14.5%
Tier 1 capital (to risk-weighted assets)                   $33,159       13.2%
Tier 1 leverage                                            $33,159        9.2%

1996:
                                                          AMOUNT        RATIO
                                                         (Dollars in thousands)

Total capital (to risk-weighted assets)                    $33,021       15.6%
Tier 1 capital (to risk-weighted assets)                   $30,376       14.4%
Tier 1 leverage                                            $30,376        9.7%

         The Bank's management believes that, under the current regulatory capital regulations, the Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Bank, such as increased interest rates or a downturn in the economy in the primary market areas, could adversely affect future earnings and consequently, the ability to meet future minimum regulatory capital requirements.

NOTE L -- STOCK OPTION PLAN

         The Board of Directors of the Company had approved a Stock Option Plan in 1993 (the "1993 Plan"). Pursuant to the 1993 Plan, options to purchase 108,500 shares of common stock were granted to officers at an exercise price of $2.86 per share, subject to a five-year vesting period. Compensation expense of $211,000 was recognized for the year ended December 31, 1995. In contemplation of the Company's common stock offering in August 1995, the 1993 Plan's vesting period was waived. As a result, the Company's officers exercised all outstanding options during 1995 at a pre-tax cost of approximately $180,000 to the Company. The 1993 Plan was terminated in August 1995.

         The Company initiated a Stock Option Plan in August 1995 (the "1995 Plan") that provides for the issuance of 400,000 shares of authorized, but unissued shares of common stock. In 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, SFAS No. 123 permits entities to continue to account for stock options and similar equity instruments under Accounting Principals Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net earnings and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

         The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for the plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards


34 Oak Hill Financial, Inc.

--------------------------------------------------------------------------------



                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995



under the plan consistent with the accounting method utilized in SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                    1997        1996       1995

Net earnings                     As reported       $3,708      $3,712     $2,779
                                                   ======      ======     ======

                                   Pro-forma       $3,429      $3,681     $2,727
                                                   ======      ======     ======

Basic earnings per share         As reported       $ 1.05      $ 1.06     $  .90
                                                   ======      ======     ======

                                   Pro-forma       $  .97      $ 1.05     $  .89
                                                   ======      ======     ======


Diluted earnings per share       As reported       $ 1.04      $ 1.05     $  .90
                                                   ======      ======     ======

                                   Pro-forma       $  .96      $ 1.04     $  .89
                                                   ======      ======     ======

         The fair value of each option grant is estimated on the date of grant using the modified Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 1997, 1996, and 1995, respectively: dividend yield of 4.0% and expected volatility of 10.0% for all years, risk-free interest rates of 5.50%, 6.15% and 6.05%, and expected lives of six years.

         A summary of the status of the Company's 1995 Plan as of December 31, 1997, 1996, and 1995 and changes during the periods ending on those dates is presented below:

                                                             1997                     1996                       1995
                                                           WEIGHTED-                WEIGHTED-                  WEIGHTED-
                                                           AVERAGE                  AVERAGE                    AVERAGE
                                                           EXERCISE                 EXERCISE                   EXERCISE
                                               SHARES       PRICE      SHARES        PRICE       SHARES         PRICE

Outstanding at beginning of year              104,900       $11.23      40,400       $ 9.52          --         $  --
Granted                                       121,000       $21.85      65,500       $12.26      40,400         $9.52
Exercised                                      (1,000)      $ 9.75      (1,000)      $ 9.75          --         $  --
Forfeited                                      (1,000)      $ 9.75          --       $   --          --         $  --
                                              -------                  -------                   ------
Outstanding at end of year                    223,900       $16.98     104,900       $11.23      40,400         $9.52
                                              =======                  =======                   ======

Options exercisable at year-end               198,900                   93,400                   20,400
Weighted-average fair value of
   options granted during the year                          $ 2.08                   $ 1.44                     $1.15

         The following information applies to options outstanding at December 31, 1997:

Number outstanding                                                     223,900
Range of exercise prices                                          $9.25-$22.56
Weighted-average exercise price                                         $16.98
Weighted-average remaining contractual life                          9.3 years


                                                           1997 Annual Report 35

--------------------------------------------------------------------------------



                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995


NOTE M -- OAK HILL FINANCIAL, INC. CONDENSED FINANCIAL INFORMATION

     The following condensed financial statements summarize the financial position of Oak Hill Financial, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years ended December 31, 1997, 1996, and 1995.

                            OAK HILL FINANCIAL, INC.
                   CONDENSED STATEMENTS OF FINANCIAL CONDITION
                                  DECEMBER 31,
                                 (IN THOUSANDS)

                                                             1997        1996
ASSETS

Cash and due from banks                                    $   966     $    10
Interest-bearing deposits in Oak Hill Banks                  1,004       2,044
Investment in Oak Hill Banks                                31,536      28,430
Prepaid expenses and other assets                              124          37
                                                           -------     -------

             Total assets                                  $33,630     $30,521
                                                           =======     =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Other liabilities                                          $   281     $   172

Stockholders' equity
   Common stock                                              1,765       1,764
   Additional paid-in capital                                4,012       3,998
   Retained earnings                                        27,410      24,642
   Less cost of treasury stock                                 (28)        (28)
   Unrealized gains (losses) on securities designated as
      available for sale, net of related tax effects           190         (27)
            Total stockholders' equity                      33,349      30,349

            Total liabilities and stockholders' equity     $33,630     $30,521
                                                           =======     =======



36 Oak Hill Financial, Inc.

--------------------------------------------------------------------------------



                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995


                            OAK HILL FINANCIAL, INC.
                        CONDENSED STATEMENTS OF EARNINGS
                             YEAR ENDED DECEMBER 31,
                                 (IN THOUSANDS)

                                                1997         1996        1995
REVENUE

   Interest income                             $   71       $  103      $   14
   Equity in earnings of subsidiary             4,030        3,704       3,035
                                               ------       ------      ------
         Total income                           4,101        3,807       3,049

EXPENSES

   Interest on notes payable                       --           --          89
   General and administrative                     448          133         273
   Federal income tax credits                     (55)         (38)        (92)
                                               ------       ------      ------
         Total expenses                           393           95         270
                                               ------       ------      ------

         NET EARNINGS                          $3,708       $3,712      $2,779
                                               ======       ======      ======



                                                           1997 Annual Report 37

--------------------------------------------------------------------------------



                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995


                            OAK HILL FINANCIAL, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                             YEAR ENDED DECEMBER 31,
                                 (IN THOUSANDS)

                                                                                1997        1996          1995
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
   Net earnings for the year                                                  $ 3,708     $ 3,712       $ 2,779
   Adjustments to reconcile net earnings to net
   cash provided by (used in) operating activities:
      Undistributed earnings of consolidated subsidiary                        (3,030)     (3,704)         (786)
      Increase (decrease) in cash due to changes in:
        Prepaid expenses and other assets                                         (87)        334          (254)

        Other liabilities                                                         109          58           114
                                                                              -------     -------       -------
          Net cash provided by operating activities                               700         400         1,853

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
   Purchase of investment securities                                               --          --        (1,001)
   Proceeds from maturity of investment securities                                 --       1,001            --
   Increase (decrease) in interest-bearing deposits                             1,040      (1,041)       (1,003)
   Capital contributed to Oak Hill Banks                                           --          --        (2,000)
                                                                              -------     -------       -------
         Net cash provided by (used in) investing activities                    1,040         (40)       (4,004)
                                                                              -------     -------       -------

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
   Repayment of notes payable                                                      --          --        (2,100)
   Proceeds from issuance of common stock                                          --          --         3,863
   Proceeds from exercise of stock options                                         15          10           689
   Proceeds from sale of treasury stock                                            --          --            62
   Dividends on common stock                                                     (799)       (604)         (259)
                                                                              -------     -------       -------
         Net cash provided by (used in) financing activities                     (784)       (594)        2,255
                                                                              -------     -------       -------

Net increase (decrease) in cash and cash equivalents                              956        (234)          104

Cash and cash equivalents at beginning of year                                     10         244           140
                                                                              -------     -------       -------

Cash and cash equivalents at end of year                                      $   966     $    10       $   244
                                                                              =======     =======       =======


38 Oak Hill Financial, Inc.

--------------------------------------------------------------------------------



                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995


NOTE N -- QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

         The following table summarizes the Company's quarterly results for the years ended December 31, 1997 and 1996.

                                                            THREE MONTHS ENDED
                                              MARCH 31,     JUNE 30,   SEPT. 30,      DEC. 31,
1997:                                             (In thousands, except per share data)
Total interest income                          $6,575       $6,849      $7,270        $7,560
Total interest expense                          3,245        3,308       3,556         3,598
                                               ------       ------      ------        ------

Net interest income                             3,330        3,541       3,714         3,962
Provision for losses on loans                     106          236         455           353
Other income                                      342          361         296           414
General, administrative, and other expense      1,920        2,091       3,037         2,002
                                               ------       ------      ------        ------

Earnings before income taxes                    1,646        1,575         518         2,021
Federal income taxes                              548          516         472           516
                                               ------       ------      ------        ------

Net earnings                                   $1,098       $1,059      $   46        $1,505
                                               ======       ======      ======        ======

Basic earnings per share                       $  .31       $  .30      $  .01        $  .43
                                               ======       ======      ======        ======


                                                           THREE MONTHS ENDED
                                              MARCH 31,    JUNE 30,    SEPT. 30,     DEC. 31,
1996:                                            (In thousands, except per share data)
Total interest income                          $5,738       $5,918      $6,161        $6,352
Total interest expense                          2,841        2,835       2,920         3,023
                                               ------       ------      ------        ------
Net interest income                             2,897        3,083       3,241         3,329
Provision for losses on loans                     159          183         256           261
Other income                                      351          341         356           353
General, administrative, and other expense      1,771        1,781       2,109         1,945
                                               ------       ------      ------        ------

Earnings before income taxes                    1,318        1,460       1,232         1,476
Federal income taxes                              412          484         420           458
                                               ------       ------      ------        ------

Net earnings                                   $  906       $  976      $  812        $1,018
                                               ======       ======      ======        ======

Basic earnings per share                       $  .26       $  .28      $  .23        $  .29
                                               ======       ======      ======        ======


1997 Annual Report 39

--------------------------------------------------------------------------------



                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

NOTE O -- SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

Obligations for securities sold under agreements to repurchase were collateralized at December 31, 1997, by investment securities with a book value including accrued interest of approximately $4.0 million and a market value of approximately $4.1 million. All outstanding repurchase agreements at December 31, 1997 matured in January 1998. Interest at a rate ranging from 3.50% to 5.12% was payable at maturity and has been included in interest on borrowings. The maximum balance of repurchase agreements outstanding at any month-end during the year ended December 31, 1997 was $2.8 million and the average month-end balance outstanding for the year was approximately $622,000.












40 Oak Hill Financial, Inc.

--------------------------------------------------------------------------------
                              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


                               GRANT THORNTON
                               Grant Thornton LLP  Accountants and
                                                   Management Consultants

                                                   The U.S. Member Firm of
                                                   Grant Thornton International


Board of Directors
Oak Hill Financial, Inc.


     We have audited the accompanying consolidated statement of financial condition of Oak Hill Financial, Inc. as of December 31, 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the year ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 1997 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Oak Hill Financial, Inc., as of December 31, 1997, and the consolidated results of its operations and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

     We previously audited and reported on the consolidated statement of financial condition of Oak Hill Financial, Inc., as of December 31, 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the year ended December 31, 1996 and 1995, prior to the Company's restatement of the 1996 and 1995 consolidated financial statements for the 1997 pooling-of-interests with Unity Savings Bank. The contribution of Unity Savings Bank to total assets, revenues, and net earnings represented 26.3%, 25.3%, and 15.7% of the respective restated 1996 totals. Separate financial statements of Unity Savings Bank included in the 1996 and 1995 consolidated financial statements were audited and reported on separately by other auditors.

     We also have audited the combination of the accompanying statements of financial condition and the related statements of earnings, stockholders' equity, and cash flows for each of the years ended December 31, 1996 and 1995, after restatement for the pooling-of-interests; in our opinion, such consolidated statements have been properly combined on the basis described in Note A of the notes to the consolidated financial statements.


                                /S/ GRANT THORNTON LLP
                                ------------------------------

                                Cincinnati, Ohio
                                February 26, 1998




                                                           1997 Annual Report 41

--------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                              AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                   1997         1996         1995         1994         1993
SUMMARY OF FINANCIAL CONDITION (1)

Total assets                                     $361,917     $311,854     $268,322     $238,806     $226,447
Interest-bearing deposits
  and federal funds sold                            3,773        4,135       10,956       1,514        13,176
Investment securities (2)                          51,989       51,171       40,987       43,708       41,211
Loans receivable-- net (3)                        285,249      237,669      200,206      178,045      160,171
Deposits                                          301,965      258,622      230,678      209,805      205,181
Federal Home Loan Bank (FHLB)
  advances and other borrowings (4)                24,705       21,437        8,905        8,161        2,100
Stockholders' equity                               33,349       30,349       27,502       19,734       18,118

SUMMARY OF OPERATIONS (1)

Interest income                                  $ 28,254     $ 24,169     $ 21,097     $ 17,529     $ 16,668
Interest expense                                   13,707       11,619       10,844        7,817        7,692
                                                 --------     --------     --------     --------     --------

  Net interest income                              14,547       12,550       10,253        9,712        8,976
Provision for loan losses                           1,150          859          581          363          472
                                                 --------     --------     --------     --------     --------

  Net interest income after
    provision for loan losses                      13,397       11,691        9,672        9,349        8,504

Gain on sale of loans                                 163           85           57           28          219
Gain (loss) on sale of assets                        (60)           25         (77)         (67)           88
Other non-interest income                           1,310        1,291        1,119          858          827
Non-interest expense (5)                            9,050        7,606        6,567        6,504        5,770
                                                 --------     --------     --------     --------     --------

Earnings before federal income
 taxes and cumulative effect of
 change in accounting method                        5,760        5,486        4,204        3,664        3,868

Federal income taxes                                2,052        1,774        1,425        1,229        1,366
                                                 --------      -------      -------      -------      -------

Earnings before cumulative effect
 of change in accounting method                     3,708        3,712        2,779        2,435        2,502

Cumulative effect of change in method
 of accounting for income taxes (6)                    --           --           --           --          446
                                                 --------     --------     --------     --------     --------

Net earnings                                     $  3,708     $  3,712     $  2,779     $  2,435     $  2,948
                                                 ========     ========     ========     ========     ========

PER SHARE INFORMATION (7)

Earnings per share                               $   1.05     $   1.06     $    .90     $    .83     $   1.03
Book value                                           9.48         8.63         7.82         6.71         6.14




4 Oak Hill Financial, Inc.

                                                              AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                     1997         1996         1995         1994         1993

OTHER STATISTICAL AND OPERATING DATA
Return on average assets                             1.09%        1.29%        1.08%        1.05%        1.33%
Return on average equity                            11.70        12.88        11.64        12.84        17.02
Net interest margin                                  4.54         4.56         4.12         4.40         4.32
Interest rate spread during period                   3.95         3.91         3.43         3.88         3.93
Non-interest expense to average assets               2.67         2.64         2.55         2.80         2.61
Total allowance for loan losses
   to nonperforming loans                           360.4        292.8        144.8        350.9        216.2
Total allowance for loan losses
   to total loans                                    1.30         1.22         1.17         1.21         1.19
Nonperforming loans to total loans                   0.36         0.42         0.81         0.35         0.55
Nonperforming assets to total assets                 0.29         0.32         0.63         0.32         0.41
Net charge-offs to average loans                     0.12         0.14         0.21         0.06         0.11
Equity to assets at period end                       9.22         9.73        10.25         8.26         8.00
Number of full-service offices                         15           14           13           12           11



(1) The Company merged Unity Savings Bank with and into its Oak Hill Banks subsidiary on October 2, 1997. The merger was accounted for as a pooling-of-interests. Accordingly, the consolidated financial statements as of and for the years ended December 31, 1993 through 1996, inclusive, have been restated as if the merger had occurred on January 1, 1993.

(2) Includes investment securities designated as held to maturity and available for sale. The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" as of January 1, 1994. See Notes A-2 and B of Notes to Consolidated Financial Statements for additional information regarding the composition and classification of investment securities pursuant to this Statement.

(3) Includes loans held for sale.

(4) FHLB advances and other borrowings at December 31, 1993 and 1994 included $2.1 million of notes payable to principal stockholders.

(5) Non-interest expense for 1997 includes $920,000 in pre-tax expenses incurred pursuant to the merger with Unity Savings Bank.

(6) Reflects the Company's adoption of SFAS No. 109, "Accounting for Income Taxes" in 1993. See Notes A-8 and G of Notes to Consolidated Financial Statements for additional information.

(7) Per share information gives retroactive effect to the 700-for-1 stock split effected October 11, 1995 and the issuance of 643,690 shares in the Unity transaction.



                                                            1997 Annual Report 5