Form 10-K, Exhibit 13
period 1998-12-31
OAK HILL FINANCIAL INC
filed 1999-03-30
CIK 949953

                                               CONSOLIDATED FINANCIAL STATEMENTS
                                                                      EXHIBIT 13




                                   TABLE OF CONTENTS

                                   Financial Condition .......................16

                                   Earnings ..................................17

                                   Stockholders' Equity ......................18

                                   Comprehensive Income ......................19

                                   Cash Flows ................................20

                                   Notes .....................................22

                                   OAK HILL FINANCIAL, INC.
                        CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                         December 31,
                               (In thousands, except share data)
                                                                            1998          1997
ASSETS

Cash and due from banks                                                 $ 10,100      $  9,840
Federal funds sold                                                         9,687         3,773
Investment securities designated as available for sale -- at market       57,143        51,989
Loans receivable -- net                                                  340,143       285,249
Loans held for sale -- at lower of cost or market                            550            --
Office premises and equipment -- net                                       5,717         4,608
Federal Home Loan Bank stock -- at cost                                    2,855         2,659
Accrued interest receivable on loans                                       1,852         1,491
Accrued interest receivable on investment securities                         853           855
Prepaid expenses and other assets                                            176           180
Cash surrender value of life insurance                                        --           591
Prepaid federal income tax                                                   152            --
Deferred federal income tax asset                                            751           682
                                                                        --------      --------

      TOTAL ASSETS                                                      $429,979      $361,917
                                                                        ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
   Demand                                                               $ 38,258      $ 30,369
   Savings and time deposits                                             327,832       271,596
                                                                        --------      --------

      Total deposits                                                     366,090       301,965

Securities sold under agreement to repurchase                                940           258
Advances from the Federal Home Loan Bank                                  23,784        24,705
Accrued interest payable and other liabilities                             1,695         1,530
Accrued federal income taxes                                                  --           110
                                                                        --------      --------

      Total liabilities                                                  392,509       328,568

Stockholders' equity
   Common stock -- $.50 stated value; authorized 5,000,000 shares,
      4,415,865 and 3,529,390 shares issued at
      December 31, 1998 and 1997                                           2,208         1,765
   Additional paid-in capital                                              4,106         4,012
   Retained earnings                                                      31,718        27,410
   Treasury stock (48,100 and 11,200 shares at cost
      at December 31, 1998 and 1997)                                        (755)          (28)
   Unrealized gains on securities designated as available
     for sale, net of related tax effects                                    193           190
                                                                        --------      --------

      Total stockholders' equity                                          37,470        33,349
                                                                        --------      --------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $429,979      $361,917
                                                                        ========      ========

        The accompanying notes are an integral part of these statements.

                                       OAK HILL FINANCIAL, INC.
                                  CONSOLIDATED STATEMENTS OF EARNINGS
                                        Year ended December 31,
                                   (In thousands, except share data)
                                                                        1998         1997         1996
INTEREST INCOME

   Loans                                                             $28,849      $24,143      $20,420
   Investments
      U.S. Government and agency securities                            3,501        3,530        3,078
      Obligations of state and political subdivisions                    116          136          102
      Federal funds sold                                                 478          428          428
      Interest-bearing deposits                                            9           17          141
                                                                     -------      -------      -------
         Total interest income                                        32,953       28,254       24,169

INTEREST EXPENSE

   Deposits                                                           14,543       12,103       10,616
   Borrowings                                                          1,188        1,604        1,003
                                                                     -------      -------      -------
         Total interest expense                                       15,731       13,707       11,619
                                                                     -------      -------      -------

         Net interest income                                          17,222       14,547       12,550

   Less provision for losses on loans                                  1,238        1,150          859
                                                                     -------      -------      -------
         Net interest income after provision for losses on loans      15,984       13,397       11,691

OTHER INCOME

   Service fees, charges and other operating                           1,483        1,310        1,291
   Gain on sale of loans                                                 855          163           85
   Gain (loss) on sale of assets                                         240          (60)          25
                                                                     -------      -------      -------
         Total other income                                            2,578        1,413        1,401

GENERAL, ADMINISTRATIVE AND OTHER EXPENSE

   Employee compensation and benefits                                  5,270        4,342        3,978
   Occupancy and equipment                                             1,288        1,189        1,036
   Federal deposit insurance premiums                                     61           58          395
   Franchise taxes                                                       472          327          377
   Other operating                                                     2,512        2,214        1,820
   Merger-related expenses                                                --          920           --
                                                                     -------      -------      -------
         Total general, administrative and other expense               9,603        9,050        7,606
                                                                     -------      -------      -------

         Earnings before federal income taxes                          8,959        5,760        5,486

FEDERAL INCOME TAXES

   Current                                                             2,989        2,104        1,901
   Deferred                                                              (71)         (52)        (127)
                                                                     -------      -------      -------
         Total federal income taxes                                    2,918        2,052        1,774
                                                                     -------      -------      -------

         NET EARNINGS                                                $ 6,041      $ 3,708      $ 3,712
                                                                     =======      =======      =======

         EARNINGS PER SHARE

            BASIC                                                    $  1.37      $   .84      $   .84
                                                                     =======      =======      =======
            DILUTED                                                  $  1.34      $   .83      $   .84
                                                                     =======      =======      =======

        The accompanying notes are an integral part of these statements.

                                                OAK HILL FINANCIAL, INC.
                                     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                  For the years ended December 31, 1998, 1997, and 1996
                                            (In thousands, except share data)
                                                                                                    UNREALIZED
                                                                                                  GAINS (LOSSES)
                                                                                                  ON SECURITIES
                                                               ADDITIONAL                         DESIGNATED AS
                                                      COMMON    PAID-IN     RETAINED    TREASURY    AVAILABLE
                                                      STOCK     CAPITAL     EARNINGS     STOCK       FOR SALE    TOTAL
BALANCE AT JANUARY 1, 1996                            $1,764     $3,988     $21,720      $ (28)       $ 58      $27,502

Issuance of 1,250 shares under stock
   option plan                                            --         10          --         --          --           10
Dividends declared of $.168 per share                     --         --        (790)        --          --         (790)
Unrealized losses on securities designated as
   available for sale, net of related tax effects         --         --          --         --         (85)         (85)
Net earnings for the year                                 --         --       3,712         --          --        3,712
                                                      ------     ------     -------      -----        ----      -------

BALANCE AT DECEMBER 31, 1996                           1,764      3,998      24,642        (28)        (27)      30,349

Issuance of 1,250 shares under stock
   option plan                                             1         14          --         --          --           15
Dividends declared of $.208 per share                     --         --        (940)        --          --         (940)
Unrealized gains on securities designated as
   available for sale, net of related tax effects         --         --          --         --         217          217
Net earnings for the year                                 --         --       3,708         --          --        3,708
                                                      ------     ------     -------      -----        ----      -------

BALANCE AT DECEMBER 31, 1997                           1,765      4,012      27,410        (28)        190       33,349

Stock dividend effected in the form
   of a 5-for-4 stock split                              440         --        (440)        --          --           --
Issuance of 6,100 shares under stock
   option plan                                             3         94          --         --          --           97
Dividends declared of $.294 per share                     --         --      (1,293)        --          --       (1,293)
Repurchase of 36,900 shares                               --         --          --       (727)         --         (727)
Unrealized gains on securities designated as
   available for sale, net of related tax effects         --         --          --         --           3            3
Net earnings for the year                                 --         --       6,041         --          --        6,041
                                                      ------     ------     -------      -----        ----      -------

BALANCE AT DECEMBER 31, 1998                          $2,208     $4,106     $31,718      $(755)       $193      $37,470
                                                      ======     ======     =======      =====        ====      =======

        The accompanying notes are an integral part of these statements.

                                 OAK HILL FINANCIAL, INC.
                      CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                   For the years ended December 31, 1998, 1997, and 1996
                                      (In thousands)
                                                             1998        1997       1996
Net earnings                                               $6,041      $3,708     $3,712

Other comprehensive income, net of tax:

          Unrealized gains (losses) on securities
               designated as available for sale               159         153        (67)
          Reclassification adjustment for realized
               (gains) losses included in net earnings       (156)         64        (18)
                                                           ------      ------     ------

Comprehensive income                                       $6,044      $3,925     $3,627
                                                           ======      ======     ======

        The accompanying notes are an integral part of these statements.

                                         OAK HILL FINANCIAL, INC.
                                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                          Year ended December 31,
                                              (In thousands)
                                                                        1998           1997           1996
CASH FLOWS FROM OPERATING ACTIVITIES:

   Net earnings for the year                                       $   6,041      $   3,708      $   3,712
   Adjustments to reconcile net earnings to net cash
    provided by (used in) operating activities:
      Depreciation and amortization                                      673            600            508
      (Gain) loss on sale of securities                                 (236)            97            (27)
      Amortization (accretion) of premiums and
         discounts on investment securities -- net                       131            (10)           (72)
      Proceeds from sale of loans in secondary market                 49,403          9,835          7,970
      Loans disbursed for sale in secondary market                   (49,450)        (9,610)        (7,848)
      Gain on sale of loans                                             (478)           (85)           (85)
      Gain on sale of other assets                                        (4)           (22)            (7)
      Amortization of deferred loan origination costs                    377            266            177
      Federal Home Loan Bank stock dividends                            (196)          (160)          (124)
      Provision for losses on loans                                    1,238          1,150            859
      Increase (decrease) in cash due to changes in:
         Prepaid expenses and other assets                                 4             15             77
         Accrued interest receivable                                    (359)          (401)          (313)
         Accrued interest payable and other liabilities                  165            304             73
         Federal income taxes
            Current                                                     (262)            20             37
            Deferred                                                     (71)           (52)          (127)
                                                                   ---------      ---------      ---------

               Net cash provided by operating activities               6,976          5,655          4,810

CASH FLOWS PROVIDED BY (USED IN)
INVESTING ACTIVITIES:

   Loan disbursements                                               (223,814)      (174,756)      (100,983)
   Principal repayments on loans                                     167,304        125,760         62,467
   Principal repayments on mortgage-backed securities                  2,579          2,083          2,438
   Proceeds from sale of investment securities designated
      as available for sale                                            5,046          5,120          4,599
   Proceeds from maturity of investment securities                    32,875         25,820         15,261
   Proceeds from sale of other assets                                      4             50             69
   Purchase of investment securities designated as
      available for sale                                             (45,543)       (33,602)       (32,601)
   (Increase) decrease in federal funds sold -- net                   (5,914)           362          6,422
   Purchase of Federal Home Loan Bank stock                               --           (426)          (580)
   Purchase of office premises and equipment                          (1,807)          (675)        (1,090)
   Redemption of cash surrender value of life insurance -- net           591             --             --
                                                                   ---------      ---------      ---------

               Net cash used in investing activities                 (68,679)       (50,264)       (43,998)
                                                                   ---------      ---------      ---------

               Net cash used in operating and investing
                  activities (balance carried forward)               (61,703)       (44,609)       (39,188)
                                                                   ---------      ---------      ---------

                                         OAK HILL FINANCIAL, INC.
                             CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                          Year ended December 31,
                                              (In thousands)
                                                                        1998           1997           1996

Net cash used in operating and investing
  activities (balance brought forward)                             $ (61,703)     $ (44,609)     $ (39,188)

CASH FLOWS PROVIDED BY (USED IN)
FINANCING ACTIVITIES:

   Proceeds from securities sold under agreement to repurchase           682            128            130
   Net increase in deposit accounts                                   64,125         43,343         27,977
   Proceeds from Federal Home Loan Bank advances                      17,000         36,850         21,975
   Repayment of Federal Home Loan Bank advances                      (17,921)       (33,582)        (9,443)
   Net decrease in mortgage escrow funds                                  --             --             (4)
   Dividends on common shares                                         (1,293)          (940)          (790)
   Purchase of treasury stock                                           (727)            --             --
   Proceeds from issuance of shares under stock option plan               97             15             10
                                                                   ---------      ---------      ---------

               Net cash provided by financing activities              61,963         45,814         39,855
                                                                   ---------      ---------      ---------

Net increase in cash and cash equivalents                                260          1,205            667

Cash and cash equivalents at beginning of year                         9,840          8,635          7,968
                                                                   ---------      ---------      ---------

Cash and cash equivalents at end of year                           $  10,100      $   9,840      $   8,635
                                                                   =========      =========      =========

SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION:

Cash paid during the year for:
   Federal income taxes                                            $   3,081      $   1,946      $   1,863
                                                                   =========      =========      =========

   Interest on deposits and borrowings                             $  15,667      $  13,593      $  11,344
                                                                   =========      =========      =========

SUPPLEMENTAL DISCLOSURE OF
NONCASH INVESTING ACTIVITIES:

   Unrealized gains (losses) on securities designated as
      available for sale, net of related tax effects               $       3      $     217      $     (85)
                                                                   =========      =========      =========

   Recognition of mortgage servicing rights in
      accordance with SFAS No. 125                                 $     377      $      78      $      --
                                                                   =========      =========      =========

   Transfers from loans to real estate acquired
      through foreclosure                                          $      33      $      --      $      --
                                                                   =========      =========      =========

        The accompanying notes are an integral part of these statements.

                            OAK HILL FINANCIAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 1998, 1997, and 1996


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

          On October 2, 1997, the Company merged Unity Savings Bank with and into its subsidiary, the Bank, in a transaction that was accounted for as a pooling-of-interests. Accordingly, the consolidated financial statements have been previously restated to reflect the effects of the business combination as of January 1, 1996. Pursuant to the merger agreement, the Company issued 804,612 split-adjusted shares of common stock.

          The following is a summary of the Company's significant accounting policies which have been consistently applied in the preparation of the accompanying consolidated financial statements.

1.   PRINCIPLES OF CONSOLIDATION

          The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, the Bank and Action Finance Company ("Action"). Action was incorporated for the purpose of conducting consumer finance lending operations. Action began such operations during 1998 using two separate office locations. All significant intercompany balances and transactions have been eliminated.

2.   INVESTMENT SECURITIES

          The Company accounts for investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that investments be categorized as held to maturity, trading, or available for sale. Securities classified as held to maturity are carried at cost only if the Company has the positive intent and ability to hold these securities to maturity. Trading securities and securities available for sale are carried at fair value with resulting unrealized gains or losses charged to operations or stockholders' equity, respectively. At December 31, 1998 and 1997, the Company's stockholders' equity reflected net unrealized gains on securities designated as available for sale, net of applicable tax effects, totaling $193,000 and $190,000, respectively.

Realized gains and losses on sales of securities are recognized using the specific identification method.

                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 1998, 1997, and 1996


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

          Loans held for sale are carried at the lower of cost or market, determined in the aggregate. Loans held for sale are identified at the point of origination. In computing lower of cost or market, deferred loan origination fees are deducted from the principal balance of the related loan. All loan sales are made without further recourse to the Company. The Company had not identified any loans held for sale at December 31, 1997. At December 31, 1998, loans held for sale were carried at cost.

          The Bank generally retains the servicing on loans sold and agrees to remit to the investor loan principal and interest at agreed-upon rates. The Bank accounts for mortgage servicing rights pursuant to the provisions of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which requires that the Bank recognize as separate assets, right to service mortgage loans for others, regardless of how those servicing rights are acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained would allocate some of the cost of the loans to the mortgage servicing rights.

          SFAS No. 125 requires that securitization of mortgage loans be accounted for as sales of mortgage loans and acquisitions of mortgage-backed securities. Additionally, SFAS No. 125 requires that capitalized mortgage servicing rights and capitalized excess servicing receivables be assessed for impairment. Impairment is based on fair value.

          The mortgage servicing rights recorded by the Bank, calculated in accordance with the provisions of SFAS No. 125, were segregated into pools for valuation purposes, using as pooling criteria the loan term and coupon rate. Once pooled, each grouping of loans was evaluated on a discounted earnings basis to determine the present value of future earnings that a purchaser could expect to realize from each portfolio. Earnings were projected from a variety of sources including loan servicing fees, interest earned on float, net interest earned on escrows, miscellaneous income, and costs to service the loans. The present value of future earnings is the "economic" value of the pool, i.e., the net realizable present value to an acquirer of the acquired servicing.

          The Bank recorded amortization related to mortgage servicing rights totaling approximately $25,000 for the year ended December 31, 1998. No amortization of mortgage servicing rights was recorded for the year ended December 31, 1997. At December 31, 1998 and 1997, the fair value of the Bank's mortgage servicing rights totaled approximately $430,000 and $78,000, respectively.

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

                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 1998, 1997, and 1996


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

          The Company accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". This Statement requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loans observable market price or fair value of the collateral.

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

          At December 31, 1998 and 1997, the Company had no loans that would be defined as impaired under SFAS No. 114.

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

                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 1998, 1997, and 1996


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

          The Company's principal temporary differences between pretax financial income and taxable income result primarily from the different methods of accounting for deferred loan origination fees and costs, Federal Home Loan Bank stock dividends, capitalized mortgage servicing rights, certain components of retirement expense and the allowance for loan losses. A temporary difference is also recognized for depreciation expense computed using accelerated methods for federal income tax purposes.

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

          The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments at December 31, 1998 and 1997.

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

                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 1998, 1997, and 1996


          DEPOSITS. The fair value of NOW accounts, savings accounts, demand deposits, money market deposits and other transaction accounts is deemed to approximate the amount payable on demand at December 31, 1998 and 1997. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

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

          COMMITMENTS TO EXTEND CREDIT. For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The difference between the fair value and notional amount of outstanding loan commitments at December 31, 1998 and 1997, was not material.

          Based on the foregoing methods and assumptions, the carrying value and fair value of the Company's financial instruments are as follows:

                                                                      DECEMBER 31,

                                                              1998                      1997

                                                     CARRYING      FAIR        CARRYING       FAIR
                                                      VALUE        VALUE        VALUE         VALUE
                                                                     (IN THOUSANDS)
Financial assets
   Cash and due from banks                           $ 10,100     $ 10,100     $  9,840     $  9,840
   Federal funds sold                                   9,687        9,687        3,773        3,773
   Investment securities                               57,143       57,143       51,989       51,989
   Loans receivable                                   340,693      339,201      285,249      289,826
   Federal Home Loan Bank stock                         2,855        2,855        2,659        2,659
                                                     --------     --------     --------     --------

                                                     $420,478     $418,986     $353,510     $358,087
                                                     ========     ========     ========     ========

Financial liabilities
   Deposits                                          $366,090     $367,052     $301,965     $301,329
   Advances from the Federal


Home Loan Bank                                         23,784       23,798       24,705       24,781
   Securities sold under agreement to repurchase          940          940          258          258
                                                     --------     --------     --------     --------

                                                     $390,814     $391,790     $326,928     $326,368
                                                     ========     ========     ========     ========

10.   EARNINGS PER SHARE

          Basic earnings per share is computed based upon the weighted-average shares outstanding during the year. Weighted-average common shares outstanding totaled 4,397,524, 4,396,519, and 4,395,866 for the years ended December 31, 1998, 1997, and 1996, respectively. Diluted earnings per share is computed taking into consideration common shares outstanding and dilutive potential common shares to be issued under the Company's stock option plan. Weighted average common shares deemed to be outstanding for purposes of computing diluted earnings per share totaled 4,497,989, 4,448,856, and 4,404,508 for the years ended December 31, 1998, 1997, and 1996, respectively.

                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 1998, 1997, and 1996


          There were 100,465, 52,337 and 8,642 incremental shares related to the assumed exercise of stock options in the computation of diluted earnings per share for the years ended December 31, 1998, 1997 and 1996, respectively. Options to purchase 110,625 and 67,500 shares of common stock with a weighted-average exercise price of $18.00 and $10.00 were outstanding at December 31, 1997 and 1996, but were excluded from the computation of common share equivalents because their exercise prices were greater than the average market price of the common shares.

          Weighted-average shares outstanding and all other share and per share references herein, for the years ended December 31, 1997 and 1996, have been restated to give effect to the Company's 5-for-4 stock split effected during 1998.

11.   CASH AND CASH EQUIVALENTS

          For purposes of reporting cash flows, cash and cash equivalents are comprised of cash and due from banks.

12.   RECLASSIFICATIONS

          Certain prior year amounts have been reclassified to conform to the 1998 consolidated financial statement presentation.

NOTE B -- INVESTMENT SECURITIES

          The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of investment securities at December 31 are shown below.

                                                                          1998
                                                                   GROSS        GROSS        ESTIMATED
                                                   AMORTIZED     UNREALIZED   UNREALIZED       FAIR
                                                      COST         GAINS        LOSSES         VALUE
                                                                     (IN THOUSANDS)
U.S Government and agency obligations               $54,443         $375         $146         $54,672
Obligations of state and political subdivisions       2,408           65            2           2,471
                                                    -------         ----         ----         -------

               Total investment securities          $56,851         $440         $148         $57,143
                                                    =======         ====         ====         =======

                                                                          1997
                                                                   GROSS        GROSS        ESTIMATED
                                                   AMORTIZED     UNREALIZED   UNREALIZED       FAIR
                                                      COST         GAINS        LOSSES         VALUE
                                                                     (IN THOUSANDS)
U.S Government and agency obligations               $49,338         $316         $ 32         $49,622
Obligations of state and political subdivisions       2,364           20           17           2,367
                                                    -------         ----         ----         -------

               Total investment securities          $51,702         $336         $ 49         $51,989
                                                    =======         ====         ====         =======

                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 1998, 1997, and 1996


          The amortized cost and estimated fair value of investment securities by term to maturity at December 31 are shown below.

                                                         1998                          1997
                                                              ESTIMATED                     ESTIMATED
                                               AMORTIZED        FAIR         AMORTIZED        FAIR
                                                 COST           VALUE          COST           VALUE
(In thousands)
Due in three years or less                      $ 9,481        $ 9,604        $17,326        $17,332
Due after three years through five years          5,746          5,767         15,249         15,371
Due after five years through ten years           36,293         36,420         12,792         12,897
Due after ten years                               5,331          5,352          6,335          6,389
                                                -------        -------        -------        -------

                                                $56,851        $57,143        $51,702        $51,989
                                                =======        =======        =======        =======

          Proceeds from sale of investment securities designated as available for sale during the year ended December 31, 1998, totaled $5.0 million, resulting in a realized gain of $236,000 on such sales.

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

          At December 31, 1998 and 1997, investment securities with an aggregate book value of $46.3 million and $41.6 million, respectively, were pledged as collateral for public deposits.

NOTE C -- LOANS RECEIVABLE

        The composition of the loan portfolio, including loans held for sale, is as follows at December 31:

                                                                      1998            1997
                                                                       (IN THOUSANDS)
Real estate mortgage (primarily residential)                      $192,908        $169,316
Installment, net of unearned interest of $2,729 and $3,243          59,177          47,771
Commercial and other                                                91,519          70,546
Credit card                                                          1,405           1,360
                                                                  --------        --------
                                                                   345,009         288,993
Less:
     Allowance for loan losses                                       4,316           3,744
                                                                  --------        --------

                                                                  $340,693        $285,249
                                                                  ========        ========

          The Company's lending efforts have historically focused on real estate mortgages and consumer installment loans, which comprised approximately $252.1 million, or 74%, of the total loan portfolio at December 31, 1998, and approximately $217.1 million, or 76%, of the total loan portfolio at December 31, 1997. Historically, such loans have been conservatively underwritten with sufficient collateral or cash down payments to provide the Company with adequate collateral coverage in the event of default. Nevertheless, the Company, as with any lending institution, is subject to the risk that real

                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 1998, 1997, and 1996


estate values or economic conditions could deteriorate in its primary lending areas within Ohio, thereby impairing collateral values. However, management is of the belief that real estate values and economic conditions in the Company's primary lending areas are presently stable.

          As stated previously, the Company has sold whole loans and participating interests in loans in the secondary market, retaining servicing on the loans sold. Loans sold and serviced for others totaled approximately $60.1 million, $33.3 million, and $28.8 million at December 31, 1998, 1997, and 1996, respectively.

          The activity in the allowance for loan losses is summarized as follows for the years ended December 31:

                                         1998           1997           1996
                                                   (IN THOUSANDS)
Balance at beginning of period         $3,744         $2,934         $2,367
Provision charged to operations         1,238          1,150            859
Charge-offs                              (812)          (492)          (448)
Recoveries                                146            152            156
                                       ------         ------         ------

Balance at end of period               $4,316         $3,744         $2,934
                                       ======         ======         ======

          At December 31, 1998, 1997, and 1996, the Company had nonaccrual and nonperforming loans totaling approximately $1.6 million, $1.0 million, and $1.0 million, respectively. Interest that would have been recognized had nonaccraual loans performed pursuant to contractual terms totaled approximately $113,600, $71,000, and $15,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

NOTE D -- OFFICE PREMISES AND EQUIPMENT

          Office premises and equipment are summarized at December 31 as follows:

                                                              1998            1997
                                                                (IN THOUSANDS)
Land and buildings                                         $ 6,460         $ 5,442
Furniture and equipment                                      3,677           3,184
Leasehold improvements                                         194              --
                                                           -------         -------

                                                            10,331           8,626
     Less accumulated depreciation and amortization         (4,614)         (4,018)
                                                           -------         -------

                                                           $ 5,717         $ 4,608
                                                           =======         =======

                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 1998, 1997, and 1996


NOTE E -- DEPOSITS

        Deposit balances at December 31 are summarized as follows:

DEPOSIT TYPE AND                              1998                        1997
INTEREST RATE RANGE                     AMOUNT      RATE            AMOUNT      RATE
                                                    (DOLLARS IN THOUSANDS)
Demand deposit accounts                $ 38,258       --           $ 30,369       --
Savings accounts                         42,423     2.65%            41,259     3.06%
NOW accounts                             25,604     1.88%            24,143     1.78%
Money market deposit accounts             6,333     3.11%             6,911     3.14%
Premium investment accounts              21,012     4.34%            19,161     4.82%
Select investment accounts               16,456     4.19%             7,234     4.82%
                                       --------                    --------

Total transaction accounts              150,086                     129,077

Certificates of deposit
     3.00 -- 4.99%                       27,941                      14,606
     5.00 -- 6.99%                      187,875                     157,835
     7.00 -- 9.00%                          188                         447
                                       --------                    --------

Total certificates of deposit           216,004     5.46%           172,888     5.63%
                                       --------                    --------

Total deposits                         $366,090     4.15%          $301,965     4.28%
                                       ========     ====           ========     ====

          The Bank had deposit accounts with balances in excess of $100,000 totaling $118.6 million and $87.5 million at December 31, 1998 and 1997, respectively.

          Interest expense on deposits is summarized as follows for the years ended December 31:

                                        1998           1997           1996
                                                  (IN THOUSANDS)
NOW accounts                         $   515        $   529        $   492
Savings accounts                       1,234          1,271          1,381
Money market deposit accounts            198            196            120
Premium investment accounts              993          1,027          1,131
Select investment accounts               625            247             14
Certificates of deposit               10,978          8,833          7,478
                                     -------        -------        -------

                                     $14,543        $12,103        $10,616
                                     =======        =======        =======

          The contractual maturities of outstanding certificates of deposit are summarized as follows at December 31:

                                        1998            1997
                                          (IN THOUSANDS)
Less than one year                  $157,875        $118,824
One year through three years          54,969          49,582
More than three years                  3,160           4,482
                                    --------        --------

                                    $216,004        $172,888
                                    ========        ========

                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 1998, 1997, and 1996


NOTE F -- ADVANCES FROM THE FEDERAL HOME LOAN BANK

        Advances from the Federal Home Loan Bank, collateralized at December 31, 1998 and 1997 by pledges of certain residential mortgage loans totaling $35.7 million and $37.1 million, respectively, and the Bank's investment in Federal Home Loan Bank stock, are summarized as follows:

                              MATURING IN
                               YEAR ENDED     DECEMBER 31,
INTEREST RATE                 DECEMBER 31,            1998             1997
5.78% to 6.20%                    1998             $    --          $ 9,825
5.90% to 7.25%                    1999               2,168            2,598
5.75% to 6.50%                    2000                 863            1,429
4.87% to 6.35%                    2001               6,147            3,195
     6.50%                        2002               1,000            1,000
     8.20%                        2004               1,223            1,629
     5.14%                        2005               4,000               --
     6.50%                        2006                 621              758
     7.40%                        2010               1,310            1,542
     6.95%                        2011               1,476            1,717
     6.70%                        2017                 986            1,012
     4.87%                        2018               3,990               --
                                                   -------          -------
                                                   $23,784          $24,705
Weighted-average interest rate                        5.91%            6.39%
                                                   =======          =======

NOTE G -- FEDERAL INCOME TAXES

        The provision for federal income taxes differs from that computed at the statutory corporate tax rate for the year ended December 31 as follows:

                                                               1998           1997           1996
                                                                        (IN THOUSANDS)
Federal income taxes computed at the statutory rate          $3,046         $1,958         $1,865
Increase (decrease) in taxes resulting from:
   Interest income on municipal loans and obligations
      of state and political subdivisions                       (69)           (83)           (70)
   Nondeductible merger-related expenses                         --            159             --
   Other                                                        (59)            18            (21)
                                                             ------         ------         ------

Federal income tax provision per consolidated
   financial statements                                      $2,918         $2,052         $1,774
                                                             ======         ======         ======

                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 1998, 1997, and 1996


          The composition of the Company's net deferred tax asset at December 31 is as follows:

                                                                            1998           1997
                                                                              (IN THOUSANDS)
Taxes (payable) refundable on temporary
   differences at statutory rate:

Deferred tax assets:
   Book/tax difference of loan loss allowance                             $1,462         $1,273
   Retirement expense                                                         97             --
                                                                          ------         ------

      Total deferred tax assets                                            1,559          1,273

Deferred tax liabilities:
   Deferred loan origination costs                                          (271)          (242)
   Federal Home Loan Bank stock dividends                                   (292)          (225)
   Unrealized gains on securities designated as available for sale           (99)           (97)
   Mortgage servicing rights                                                (146)           (27)
                                                                          ------         ------

      Total deferred tax liabilities                                        (808)          (591)
                                                                          ------         ------

Net deferred tax asset                                                    $  751         $  682
                                                                          ======         ======

          The Company has not recorded a valuation allowance for any portion of the net deferred tax asset at December 31, 1998 and 1997. Such estimate was based on the amount of income taxes subject to recovery in carryback years.

NOTE H -- RELATED PARTY TRANSACTIONS

          In the normal course of business, the Company has made loans to its directors, officers, and their related business interests. In the opinion of management, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations. The balance of such loans outstanding at December 31, 1998, 1997, and 1996 totaled approximately $2.2 million, $1.7 million, and $2.0 million, respectively.

          The Company had also received demand and time deposits of approximately $16.9 million, $3.7 million, and $5.8 million at December 31, 1998, 1997, and 1996 from directors, officers and their related business interests.

NOTE I -- EMPLOYEE BENEFIT PLANS

          The Company has a profit-sharing and 401(k) plan covering all employees who have attained the age of twenty-one and completed one full year of service. The profit-sharing plan is non-contributory and contributions to the plan are at the discretion of the Board of Directors. The Company contributed $165,000, $123,000, and $125,000 to the plan for the years ended December 31, 1998, 1997, and 1996, respectively.

          The 401(k) plan allows employees to make voluntary, tax-deferred contributions up to 15% of their base annual compensation. The Company provides, at its discretion, a 25% matching of funds for each participant's contribution, subject to a maximum of 6% of base compensation. For 1998, 1997, and 1996, if the participant elected to invest their contributions in the common stock of Oak Hill Financial, Inc., the Company provided a 100% matching of each participant's contribution. The Company's matching contributions under the 401(k) plan totaled $175,000, $122,000, and $100,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 1998, 1997, and 1996


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

          At December 31, 1998, the Company had outstanding commitments of approximately $6.9 million to originate variable rate residential and commercial loans. Also, the Company had unused lines of credit and letters of credit totaling approximately $40.9 million and $523,000, respectively, as of December 31, 1998. In the opinion of management, outstanding loan commitments equaled or exceeded prevalent market interest rates as of December 31, 1998, such commitments were underwritten in accordance with normal loan underwriting policies, and all disbursements will be funded via cash flow from operations and existing excess liquidity.

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

                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 1998, 1997, and 1996


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

          During the years ended December 31, 1998 and 1997, the Bank was notified by its primary federal regulator that it was categorized as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized" the Bank must maintain minimum Tier 1 capital, total risk-based capital, and Tier 1 leverage ratios of 6%, 10%, and 5%, respectively.

          As of December 31, 1998 and 1997, management believes that the Bank has met all of the capital adequacy requirements to which it is subject. The Bank's Tier 1 capital, total risk-based capital, and Tier 1 leverage ratios at December 31, 1998 and 1997 are set forth in the following table.

1998:
                                                 AMOUNT          RATIO
                                                (DOLLARS IN THOUSANDS)
Total capital (to risk-weighted assets)         $41,074          13.4%
Tier 1 capital (to risk weighted assets)        $37,234          12.1%
Tier 1 leverage                                 $37,234           8.7%

1997:
                                                 AMOUNT          RATIO
                                                (DOLLARS IN THOUSANDS)
Total capital (to risk-weighted assets)         $36,297          14.5%
Tier 1 capital (to risk-weighted assets)        $33,159          13.2%
Tier 1 leverage                                 $33,159           9.2%

          The Bank's management believes, that under the current regulatory capital regulations, the Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Bank, such as increased interest rates or a downturn in the economy in the primary market areas, could adversely affect future earnings and consequently, the ability to meet future minimum regulatory capital requirements.

NOTE L -- STOCK OPTION PLAN

          The Company initiated a Stock Option Plan in August 1995 (the "1995 Plan") that provided for the issuance of 500,000 shares of authorized, but unissued shares of common stock. In 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, SFAS No. 123 permits entities to continue to account for stock options and similar equity instruments under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net earnings and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 1998, 1997, and 1996


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

                                                       1998            1997            1996
Net earnings (In thousands)        As reported       $6,041          $3,708          $3,712
                                                     ======          ======          ======
                                     Pro forma       $5,868          $3,429          $3,681
                                                     ======          ======          ======

Basic earnings per share           As reported       $ 1.37          $  .84          $  .84
                                                     ======          ======          ======
                                     Pro forma       $ 1.33          $  .78          $  .84
                                                     ======          ======          ======

Diluted earnings per share         As reported       $ 1.34          $  .83          $  .84
                                                     ======          ======          ======
                                     Pro forma       $ 1.30          $  .77          $  .84
                                                     ======          ======          ======

          The fair value of each option granted is estimated on the date of grant using the modified Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 1998, 1997, and 1996, respectively: dividend yield of 4.0% and expected volatility of 10.0% for all years, risk-free interest rates of 5.50%, 5.50%, and 6.15%, and expected lives of six years.

          A summary of the status of the Company's 1995 Plan as of December 31, 1998, 1997, and 1996 and changes during the periods ended on those dates is presented below:

                                                               1998                         1997                         1996
                                                             WEIGHTED-                    WEIGHTED-                    WEIGHTED-
                                                              AVERAGE                      AVERAGE                      AVERAGE
                                                             EXERCISE                     EXERCISE                     EXERCISE
                                               SHARES          PRICE        SHARES           PRICE       SHARES           PRICE
Outstanding at beginning of year              279,875         $13.58        131,125        $ 8.98         50,500         $7.62
Granted                                       120,750          17.25        151,250         17.48         81,875          9.81
Exercise                                       (7,000)          9.27         (1,250)         7.80         (1,250)         7.80
Forfeited                                          --           9.75         (1,250)         7.80             --            --
                                              -------                       -------                      -------

Outstanding at end of year                    393,625         $14.83        279,875        $13.58        131,125         $8.98
                                              =======                       =======                      =======

Options exercisable at year-end               375,400                       248,625                      116,750
                                              =======                       =======                      =======
Weighted-average fair value of
   options granted during the year                            $ 2.23                       $ 1.66                        $1.15
                                                              ======                       ======                        =====

          The following information applies to options outstanding at December 31, 1998:

Number outstanding                                                                                                     393,625
Range of exercise prices                                                                                        $7.40 - $18.05
Weighted-average exercise price                                                                                         $14.83
Weighted-average remaining contractual life                                                                          8.8 years

                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 1998, 1997, and 1996


NOTE M -- OAK HILL FINANCIAL, INC. CONDENSED FINANCIAL INFORMATION

          The following condensed financial statements summarize the financial position of Oak Hill Financial, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years ended December 31, 1998, 1997, and 1996.

                                OAK HILL FINANCIAL, INC.
                       CONDENSED STATEMENTS OF FINANCIAL CONDITION
                                      December 31,
                                     (In thousands)
                                                                    1998            1997
ASSETS

Cash and due from banks                                          $    28         $   966
Interest-bearing deposits in Oak Hill Banks                        1,572           1,004
Investment in Oak Hill Banks                                      34,217          31,536
Investment in Action Finance Co.                                   1,929              --
Prepaid expenses and other assets                                    117             124
                                                                 -------         -------

               Total assets                                      $37,863         $33,630
                                                                 =======         =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Other liabilities                                                $   393         $   281

Stockholders' equity
    Common stock                                                   2,208           1,765
    Additional paid-in capital                                     4,106           4,012
    Retained earnings                                             31,718          27,410
    Less cost of treasury stock                                     (755)            (28)
    Unrealized gains on securities designated as
       available for sale, net of related tax effects                193             190
                                                                 -------         -------

               Total stockholders' equity                         37,470          33,349
                                                                 -------         -------

               Total liabilities and stockholders' equity        $37,863         $33,630
                                                                 =======         =======

                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 1998, 1997, and 1996

                            OAK HILL FINANCIAL, INC.
                        CONDENSED STATEMENTS OF EARNINGS
                             Year ended December 31,
                                 (In thousands)
                                            1998           1997           1996
REVENUE

Interest income                           $   41         $   71         $  103
Equity in earnings of subsidiaries         6,206          4,030          3,704
                                          ------         ------         ------

               Total income                6,247          4,101          3,807

EXPENSES

General and administrative                   292            448            133
Federal income tax credits                   (86)           (55)           (38)
                                          ------         ------         ------

               Total expenses                206            393             95
                                          ------         ------         ------

               NET EARNINGS               $6,041         $3,708         $3,712
                                          ======         ======         ======

                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 1998, 1997, and 1996

                                          OAK HILL FINANCIAL, INC.
                                     CONDENSED STATEMENTS OF CASH FLOWS
                                                December 31,
                                               (In thousands)
                                                                       1998            1997            1996
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:

Net earnings for the year                                           $ 6,041         $ 3,708         $ 3,712
Adjustments to reconcile net earnings to net
cash provided by (used in) operating activities:
   Undistributed earnings of consolidated subsidiaries               (2,607)         (3,030)         (3,704)
   Increase (decrease) in cash due to changes in:
      Prepaid expenses and other assets                                   7             (87)            334
      Other liabilities                                                 112             109              58
                                                                    -------         -------         -------

         Net cash provided by operating activities                    3,553             700             400

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:

Investment in Action Finance Company                                 (2,000)             --              --
Proceeds from maturity of investment securities                          --              --           1,001
(Increase) decrease in interest-bearing deposits                       (568)          1,040          (1,041)

         Net cash provided by (used in) investing activities         (2,568)          1,040             (40)
                                                                    -------         -------         -------

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:

Proceeds from exercise of stock options                                  97              15              10
Purchase of treasury stock                                             (727)             --              --
Dividends on common shares                                           (1,293)           (799)           (604)
                                                                    -------         -------         -------

         Net cash used in financing activities                       (1,923)           (784)           (594)
                                                                    -------         -------         -------

Net increase (decrease) in cash and cash equivalents                   (938)            956            (234)

Cash and cash equivalents at beginning of year                          966              10             244
                                                                    -------         -------         -------

Cash and cash equivalents at end of year                            $    28         $   966         $    10
                                                                    =======         =======         =======

                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 1998, 1997, and 1996


NOTE N -- QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

          The following table summarizes the Company's quarterly results for the years ended December 31, 1998 and 1997.

                                                               THREE MONTHS ENDED
                                                MARCH 31,     JUNE 30,      SEPT. 30,     DEC. 31,
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
1998:

Total interest income                            $7,634        $7,978        $8,569        $8,772
Total interest expense                            3,654         3,796         4,065         4,216

Net interest income                               3,980         4,182         4,504         4,556
Provision for losses on loans                       277           312           331           318
Other income                                        516           675           654           733
General, administrative and other expense         2,298         2,244         2,470         2,591
Earnings before income taxes                      1,921         2,301         2,357         2,380
Federal income taxes                                615           751           772           780

Net earnings                                     $1,306        $1,550        $1,585        $1,600
                                                 ======        ======        ======        ======

Basic earnings per share                         $  .30        $  .35        $  .36        $  .36
                                                 ======        ======        ======        ======
Diluted earnings per share                       $  .29        $  .34        $  .35        $  .36
                                                 ======        ======        ======        ======


                                                               THREE MONTHS ENDED
                                                MARCH 31,     JUNE 30,      SEPT. 30,     DEC. 31,
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
1997:

Total interest income                            $6,575        $6,849        $7,270        $7,560
Total interest expense                            3,245         3,308         3,556         3,598
                                                 ------        ------        ------        ------

Net interest income                               3,330         3,541         3,714         3,962
Provision for losses on loans                       106           236           455           353
Other income                                        342           361           296           414
General, administrative and other expense         1,920         2,091         3,037         2,002
                                                 ------        ------        ------        ------

Earnings before income taxes                      1,646         1,575           518         2,021
Federal income taxes                                548           516           472           516
                                                 ------        ------        ------        ------

Net earnings                                     $1,098        $1,059        $   46        $1,505
                                                 ======        ======        ======        ======

Basic earnings per share                         $  .25        $  .24        $  .01        $  .34
                                                 ======        ======        ======        ======
Diluted earnings per share                       $  .25        $  .24        $  .01        $  .34
                                                 ======        ======        ======        ======

                            OAK HILL FINANCIAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 1998, 1997, and 1996


NOTE O -- SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

Obligations for securities sold under agreements to repurchase were collateralized at December 31, 1998 and 1997 by investment securities with a book value including accrued interest of approximately $3.0 million and $4.0 million and a market value of approximately $3.1 million and $4.1 million. The maximum balance of repurchase agreements outstanding at any month-end during the years ended December 31, 1998 and 1997 was $3.1 million and $2.8 million, and the average month-end balance outstanding for the years was approximately $1.1 million and $622,000, respectively.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Oak Hill Financial, Inc.

          We have audited the accompanying consolidated statements of financial condition of Oak Hill Financial, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity, comprehensive income, and cash flows for the years ended December 31, 1998 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

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

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Oak Hill Financial, Inc. as of December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.


                                                   Cincinnati, Ohio
                                                   February 3, 1999