Form 10-K, Exhibit 13
period 2001-12-31
OAK HILL FINANCIAL INC
filed 2002-04-01
CIK 949953

EXHIBIT 13


                        CONSOLIDATED FINANCIAL STATEMENTS


























  TABLE OF CONTENTS

  Financial Condition .............................2

  Earnings ........................................3

  Stockholders' Equity ............................4

  Comprehensive Income ............................5

  Cash Flows ......................................6

  Notes ...........................................8

                            Oak Hill Financial, Inc.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                  December 31,
                        (In thousands, except share data)

                                                                                       2001                           2000
                                                                                                                (Restated)
ASSETS

Cash and due from banks                                                            $ 18,915                       $ 13,227
Federal funds sold                                                                   11,651                             77
Investment securities designated as available for sale-- at market                   75,574                         56,480
Investment securities held to maturity -- at cost (approximate market
  value of  $3,386 and $4,598 at December 31, 2001 and 2000, respectively)            3,407                          4,947
Loans receivable-- net                                                              644,444                        598,903
Loans held for sale-- at lower of cost or market                                      1,637                            183
Office premises and equipment-- net                                                   9,502                          9,341
Federal Home Loan Bank stock-- at cost                                                5,356                          4,981
Real estate acquired through foreclosure                                              1,587                            232
Accrued interest receivable on loans                                                  3,164                          3,525
Accrued interest receivable on investment securities                                    657                            688
Goodwill-- net                                                                          216                            249
Prepaid expenses and other assets                                                     1,257                            627
Prepaid federal income taxes                                                             --                            590
Deferred federal income taxes                                                           965                            855
                                                                                    -------                        -------

      TOTAL ASSETS                                                                 $778,332                       $694,905
                                                                                    =======                        =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
   Demand                                                                          $ 60,840                       $ 45,762
   Savings and time deposits                                                        551,364                        516,652
                                                                                    -------                        -------

      Total deposits                                                                612,204                        562,414

Securities sold under agreement to repurchase                                         3,218                            143
Advances from the Federal Home Loan Bank                                             93,942                         70,152
Notes payable                                                                         2,700                          2,300
Guaranteed preferred beneficial interests in the Corporation's
     junior subordinated debentures                                                   5,000                          5,000
Accrued interest payable and other liabilities                                        3,858                          4,672
Accrued federal income taxes                                                          1,061                             --
                                                                                    -------                        -------

      Total liabilities                                                             721,983                        644,681

Stockholders' equity
   Common stock -- $.50 stated value; authorized 15,000,000
     shares, 5,594,228 and 5,586,990 shares issued at
      December 31, 2001 and 2000, respectively                                        2,797                          2,793
   Additional paid-in capital                                                         5,114                          5,040
   Retained earnings                                                                 53,506                         47,105
   Treasury stock (326,933 and 304,470 shares
       at December 31, 2001 and 2000, respectively - at cost)                        (5,007)                        (4,680)
   Accumulated comprehensive loss:
       Unrealized loss on securities designated as available
         for sale, net of related tax effects                                           (61)                           (34)
                                                                                    -------                        -------

      Total stockholders' equity                                                     56,349                         50,224
                                                                                    -------                        -------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $778,332                       $694,905
                                                                                    =======                        =======


        The accompanying notes are an integral part of these statements.

                            Oak Hill Financial, Inc.

                       CONSOLIDATED STATEMENTS OF EARNINGS
                             Year ended December 31,
                        (In thousands, except share data)

                                                                        2001                   2000                   1999
                                                                                         (Restated)             (Restated)
INTEREST INCOME

   Loans                                                             $55,015                $50,361                $39,431
   Investments
      U.S. Government and agency securities                            3,026                  3,316                  4,792
      Obligations of state and political subdivisions                    590                    162                    416
      Other securities                                                   763                    644                      1
      Federal funds sold                                                 277                     62                    587
      Interest-bearing deposits                                           33                     34                     24
                                                                      ------                 ------                 ------
         Total interest income                                        59,704                 54,579                 45,251

INTEREST EXPENSE

   Deposits                                                           25,716                 24,759                 19,423
   Borrowings                                                          5,061                  4,746                  2,993
                                                                      ------                 ------                 ------
         Total interest expense                                       30,777                 29,505                 22,416
                                                                      ------                 ------                 ------

         Net interest income                                          28,927                 25,074                 22,835

   Less provision for losses on loans                                  2,591                  2,263                  2,432
                                                                      ------                 ------                 ------
         Net interest income after provision for losses on loans      26,336                 22,811                 20,403

OTHER INCOME

   Service fees, charges and other operating                           2,676                  2,498                  2,068
   Insurance commissions                                               2,203                  2,090                  1,720
   Gain on sale of loans                                               1,385                    174                    477
   Gain on sale of branch                                                900                     --                     --
   Gain (loss) on sale of assets                                          27                   (328)                (2,141)
                                                                      ------                 ------                 ------
         Total other income                                            7,191                  4,434                  2,124

GENERAL, ADMINISTRATIVE AND OTHER EXPENSE

   Employee compensation and benefits                                 11,744                 10,058                  8,593
   Occupancy and equipment                                             2,089                  1,981                  1,727
   Federal deposit insurance premiums                                    131                    100                    126
   Franchise taxes                                                       667                    533                    545
   Other operating                                                     5,782                  5,062                  4,207
   Merger-related expenses                                               259                     --                  1,137
                                                                      ------                 ------                 ------
         Total general, administrative and other expense              20,672                 17,734                 16,335
                                                                      ------                 ------                 ------

         Earnings before federal income taxes                         12,855                  9,511                  6,192

FEDERAL INCOME TAXES

   Current                                                             4,224                  3,303                  2,491
   Deferred                                                              (91)                  (129)                  (393)
                                                                      ------                 ------                 ------
         Total federal income taxes                                    4,133                  3,174                  2,098
                                                                      ------                 ------                 ------

         NET EARNINGS                                                $ 8,722                $ 6,337                $ 4,094
                                                                      ======                 ======                 ======

         EARNINGS PER SHARE

            Basic                                                      $1.66                  $1.17                 $  .75
                                                                        ====                   ====                  =====
            Diluted                                                    $1.65                  $1.16                 $  .74
                                                                        ====                   ====                  =====

        The accompanying notes are an integral part of these statements.

                            Oak Hill Financial, Inc.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              For the years ended December 31, 2001, 2000 and 1999
                        (In thousands, except share data)

                                                                                                    Unrealized
                                                                                                  gains (losses)
                                                                                       Employee    on securities
                                               Additional                                Stock     designated as
                                   Common       paid-in    Retained     Treasury       Ownership     available
                                       stock     capital   earnings       stock          Plan        for sale       Total
BALANCE AT JANUARY 1, 1999          $2,727     $4,125     $40,595        $  (755)        $ (15)       $  181       $46,858
(AS RESTATED FOR BUSINESS
 COMBINATION)
Issuance of 83,875 shares under
   stock option plan                    42        525          --             --            --            --           567
Dividends declared of $.328 per share   --         --      (1,792)            --            --            --        (1,792)
Principal repayments on loan of ESOP    --         --          --             --            15            --            15
Unrealized losses on securities
   designated as available for sale,
   net of related tax effects           --         --          --             --            --        (1,717)       (1,717)
Net earnings for the year               --         --       4,094             --            --            --         4,094
                                     -----      -----      ------         ------          ----         -----        ------

BALANCE AT DECEMBER 31, 1999         2,769      4,650      42,897           (755)           --        (1,536)       48,025

Issuance of 45,000 shares under
   stock option plan                    24        390          --             --            --            --           414
Dividends declared of $.394 per share   --         --      (2,129)            --            --            --        (2,129)
Repurchase of 257,470 shares            --         --          --         (3,925)           --            --        (3,925)
Unrealized gains on securities
   designated as available for sale,
    net of related tax effects          --         --          --             --            --         1,502         1,502
Net earnings for the year               --         --       6,337             --            --            --         6,337
                                     -----      -----      ------         ------          ----         -----        ------

BALANCE AT DECEMBER 31, 2000         2,793      5,040      47,105         (4,680)           --           (34)       50,224

Sale of treasury stock                  --         --          --            480            --            --           480
Issuance of 27,825 shares under
   stock option plan                     4         74          --            223            --            --           301
Dividends declared of $.443 per share   --         --      (2,321)            --            --            --        (2,321)
Repurchase of 73,050 shares             --         --          --         (1,030)           --            --        (1,030)
Unrealized losses on securities
   designated as available for sale,
   net of related tax effects           --         --          --             --            --           (27)          (27)
Net earnings for the year               --         --       8,722             --            --            --         8,722
                                     -----      -----      ------         ------          ----         -----        ------

BALANCE AT DECEMBER 31, 2001        $2,797     $5,114     $53,506        $(5,007)        $  --        $  (61)      $56,349
                                     =====      =====      ======         ======          ====         =====        ======











        The accompanying notes are an integral part of these statements.

                            Oak Hill Financial, Inc.

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
              For the years ended December 31, 2001, 2000 and 1999
                                 (In thousands)

                                                                        2001                   2000                   1999
                                                                                         (Restated)             (Restated)
Net earnings                                                          $8,722                 $6,337                $ 4,094

Other comprehensive income, net of tax:

      Unrealized gains (losses) on securities
         designated as available for sale, net of taxes (benefits)
         of $1, $666 and $(1,612) in 2001, 2000
         and 1999, respectively                                            1                  1,291                 (3,130)
      Reclassification adjustment for realized
         (gains) losses included in net earnings, net of
         taxes (benefits) of $15, $(108) and $(728)
         in 2001, 2000 and 1999, respectively                            (28)                   211                  1,413
                                                                       -----                  -----                 ------

Comprehensive income                                                  $8,695                 $7,839                $ 2,377
                                                                       =====                  =====                 ======

Accumulated comprehensive loss                                        $  (61)                $  (34)               $(1,536)
                                                                       =====                  =====                 ======




























        The accompanying notes are an integral part of these statements.

                            Oak Hill Financial, Inc.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             Year ended December 31,
                                 (In thousands)

                                                                        2001                   2000                   1999
                                                                                         (Restated)             (Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:

   Net earnings for the year                                        $  8,722               $  6,337              $   4,094
   Adjustments to reconcile net earnings to net cash
   provided by (used in) operating activities:
      Depreciation and amortization                                      823                    853                    783
      (Gain) loss on sale of securities                                  (43)                   319                  2,167
      Amortization of premiums and discounts
         on investment securities-- net                                  464                     35                    187
      Proceeds from sale of loans in secondary market                 75,769                 10,658                 30,638
      Loans disbursed for sale in secondary market                   (76,541)               (10,509)               (27,922)
      Gain on sale of loans                                             (682)                   (89)                  (252)
      (Gain) loss on disposition of assets                              (884)                     9                    (26)
      Loss on impairment of office premises                               --                    185                     --
      Amortization of deferred loan origination costs                    342                    174                    333
      Federal Home Loan Bank stock dividends                            (375)                  (335)                  (398)
      Provision for losses on loans                                    2,591                  2,263                  2,432
      Amortization of goodwill                                            33                     34                     34
      Increase (decrease) in cash due to changes in:
         Prepaid expenses and other assets                              (630)                  (394)                   391
         Accrued interest receivable                                     392                   (620)                   (10)
         Accrued interest payable and other liabilities                 (814)                 1,990                   (373)
         Federal income taxes
            Current                                                    1,651                    567                 (1,032)
            Deferred                                                     (91)                  (129)                  (393)
                                                                     -------                -------               --------

               Net cash provided by operating activities              10,727                 11,348                 10,653

CASH FLOWS PROVIDED BY (USED IN)
INVESTING ACTIVITIES:

   Loan disbursements                                               (301,241)              (293,153)              (296,838)
   Principal repayments on loans                                     251,113                198,783                194,937
   Principal repayments on mortgage-backed securities
     designated as available for sale                                 12,839                  1,896                  3,929
   Principal repayments on mortgage-backed securities
     designated as held-to-maturity                                       --                     --                  3,615
   Proceeds from sale of investment securities designated
      as available for sale                                           32,533                 21,769                 41,014
   Proceeds from sale of investment securities designated
      as held to maturity                                              1,493                     --                     --
   Proceeds from maturity of investment securities                     7,317                    755                 14,885
   Proceeds from sale of assets                                        1,504                    720                     --
   Purchase of investment securities designated as
      available for sale                                             (72,203)               (25,493)               (21,033)
   Purchase of investment securities designated as
      held-to-maturity                                                    --                 (4,947)                (1,039)
   (Increase) decrease in federal funds sold-- net                   (11,574)                 3,777                  7,533
   Purchase of Federal Home Loan Bank stock                               --                   (567)                   --
   Purchase of office premises and equipment                          (1,305)                (1,112)                (2,094)
   Decrease in certificates of deposit in other
      institutions                                                        --                     --                      1
                                                                     -------                -------               --------

               Net cash used in investing activities                 (79,524)               (97,572)               (55,090)
                                                                     -------                -------               --------

               Net cash used in operating and investing
                  activities (balance carried forward)               (68,797)               (86,224)               (44,437)
                                                                     -------                -------               --------

                            Oak Hill Financial, Inc.

                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                             Year ended December 31,
                                 (In thousands)

                                                                        2001                   2000                   1999
                                                                                         (Restated)             (Restated)
               Net cash used in operating and investing
                  activities (balance brought forward)              $(68,797)            $  (86,224)            $  (44,437)

CASH FLOWS PROVIDED BY (USED IN)
FINANCING ACTIVITIES:

   Proceeds (repayments) from securities sold under
     agreement to repurchase                                           3,075                 (1,029)                   232
   Net increase in deposit accounts                                   49,790                 73,671                 23,233
   Proceeds from Federal Home Loan Bank advances                     609,645              3,251,616              1,518,512
   Repayment of Federal Home Loan Bank advances                     (585,855)            (3,241,144)            (1,495,290)
   Proceeds from notes payable                                           400                  2,800                     --
   Repayment of notes payable                                             --                   (500)                    --
   Proceeds from issuance of debt securities                              --                  5,000                     --
   Dividends on common shares                                         (2,321)                (2,129)                (1,792)
   Purchase of treasury stock                                         (1,030)                (3,925)                    --
   Proceeds from sale of treasury stock                                  480                     --                     --
   Proceeds from issuance of shares under stock option plan              301                    414                    567
                                                                     -------              ---------              ---------

               Net cash provided by financing activities              74,485                 84,774                 45,462
                                                                     -------              ---------              ---------

Net increase (decrease) in cash and cash equivalents                   5,688                 (1,450)                 1,025

Cash and cash equivalents at beginning of year                        13,227                 14,677                 13,652
                                                                     -------              ---------              ---------

Cash and cash equivalents at end of year                            $ 18,915             $   13,227             $   14,677
                                                                     =======              =========              =========

SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION:

Cash paid during the year for:
   Federal income taxes                                             $  2,634             $    3,363             $    3,417
                                                                     =======              =========              =========

   Interest on deposits and borrowings                              $ 31,551             $   28,366             $   22,326
                                                                     =======              =========              =========

SUPPLEMENTAL DISCLOSURE OF
NONCASH INVESTING ACTIVITIES:

   Unrealized gains (losses) on securities designated as
      available for sale, net of related tax effects                $    (27)            $    1,502             $   (1,717)
                                                                     =======              =========              =========

   Recognition of mortgage servicing rights in
      accordance with SFAS No. 140                                  $    703             $       85             $      225
                                                                     =======              =========              =========

   Transfers from loans to real estate acquired
      through foreclosure                                           $  1,654             $      779             $      278
                                                                     =======              =========              =========











        The accompanying notes are an integral part of these statements.

                            Oak Hill Financial, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 2001, 2000 and 1999

NOTE A -- SUMMARY OF ACCOUNTING POLICIES

         The business activities of Oak Hill Financial, Inc. ("Company") have been limited primarily to holding the common shares of Oak Hill Banks ("Oak Hill") and Towne Bank ("Towne"), (collectively hereinafter the "Banks"). Accordingly, the Company's results of operations are dependent upon the results of the Banks' operations. The Banks conduct a general commercial banking business in southern and central Ohio which consists of attracting deposits from the general public and applying those funds to the origination of loans for commercial, consumer and residential purposes. The Banks' profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) and the interest expense paid on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Banks' can be significantly influenced by a number of competitive factors, such as governmental monetary policy, that are outside of management's control.

         On August 31, 2001, the Company combined with Innovative Financial Services Agency, Inc. ("IFS") in a transaction whereby IFS became a wholly-owned subsidiary of the Company. IFS is an insurance agency specializing in group health insurance and other employee benefits in southern and central Ohio. IFS was renamed Oak Hill Financial Insurance Agency, Inc. and conducts business as McNelly, Patrick & Associates ("MPA"). The transaction was initiated prior to July 1, 2001 and was accounted for as a pooling-of-interests. Accordingly, the consolidated financial statements have been restated to reflect the effects of the business combination as of January 1, 1999. Pursuant to the merger agreement, the Company issued 172,414 shares of common stock in exchange for the shares of IFS.

         On September 30, 2001, the Company formed Oak Hill Title Agency, LLC ("Oak Hill Title") in conjunction with a law firm to provide title services for commercial and residential real estate transactions. Oak Hill Title commenced operations in January 2002.

         The consolidated financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and general accounting practices within the financial services industry. In preparing financial statements in accordance with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

         The following is a summary of the Company's significant accounting policies which have been consistently applied in the preparation of the accompanying consolidated financial statements.

1.   PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Oak Hill, Towne, Action Finance Company ("Action"), Oak Hill Capital Trust I, and MPA. All significant intercompany balances and transactions have been eliminated.

2.   INVESTMENT SECURITIES

         The Company accounts for investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that investments be categorized as held to maturity, trading, or available for sale. Securities classified as held to maturity are carried at cost only if the Company has the positive intent and ability to hold these securities to maturity. Trading securities and securities available for sale are carried at fair value with resulting unrealized gains or losses recorded to operations or stockholders' equity, respectively. At December 31, 2001 and 2000, the Company's stockholders' equity reflected a net unrealized loss on securities designated as available for sale, net of applicable tax effects, totaling $61,000 and $34,000, respectively.

         Realized gains and losses on sales of securities are recognized using the specific identification method.

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999


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

         Loans held for sale are carried at the lower of cost or market, determined in the aggregate. Loans held for sale are identified at the point of origination. In computing lower of cost or market, deferred loan origination fees are deducted from the principal balance of the related loan. All loan sales are made without further recourse to the Banks. At December 31, 2001 and 2000, loans held for sale were carried at cost.

         The Banks generally retain servicing on loans sold and agree to remit to the investor loan principal and interest at agreed-upon rates. Mortgage servicing rights are accounted for pursuant to the provisions of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which requires that the Banks recognize as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained must allocate some of the cost of the loans to the mortgage servicing rights.

         SFAS No. 140 requires that capitalized mortgage servicing rights and capitalized excess servicing receivables be assessed for impairment. Impairment is measured based on fair value. The mortgage servicing rights recorded by the Banks, calculated in accordance with the provisions of SFAS No. 140, were segregated into pools for valuation purposes, using as pooling criteria the loan term and coupon rate. Once pooled, each grouping of loans was evaluated on a discounted earnings basis to determine the present value of future earnings that a purchaser could expect to realize from each portfolio. Earnings were projected from a variety of sources including loan servicing fees, interest earned on float, net interest earned on escrows, miscellaneous income, and costs to service the loans. The present value of future earnings is the "economic" value of the pool, i.e., the net realizable present value to an acquirer of the acquired servicing.

         The Banks recorded amortization related to mortgage servicing rights totaling approximately $467,000, $60,000 and $174,000 for the years ended December 31, 2001, 2000 and 1999, respectively. At December 31, 2001 and 2000, the carrying value of the Banks' mortgage servicing rights, which approximated their fair value, totaled $1.1 million and $964,000, respectively.

4.   LOAN ORIGINATION AND COMMITMENT FEES

         The Company accounts for loan origination fees and costs in accordance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Pursuant to the provisions of SFAS No. 91, all loan origination fees received, net of certain direct origination costs, are deferred on a loan-by-loan basis and amortized to interest income using the interest method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs attributable to originating a loan, i.e., principally actual personnel costs.

         Fees received for loan commitments are deferred and amortized over the life of the related loan using the interest method.

5.   ALLOWANCE FOR LOAN LOSSES

         It is the Company's policy to provide valuation allowances for estimated losses on loans based upon past loss experience, trends in the level of delinquent and specific problem loans, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions in the Banks' primary market areas. When the collection of a loan becomes doubtful, or otherwise troubled, the Company

                            Oak Hill Financial, Inc.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS(CONTINUED) For the years ended December 31, 2001, 2000 and 1999 records a loan loss provision equal to the difference between the fair value of the property securing the loan and the loan's carrying value. Major loans and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

         The Company accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". This Statement requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loans' observable market price or fair value of the collateral.

         A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Company considers its investment in one-to-four family residential loans, consumer installment loans and credit card loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Company's investment in commercial and other loans, and its evaluation of impairment thereof, such loans are collateral dependent and as a result are carried as a practical expedient at the lower of cost or fair value.

         It is the Company's policy to charge off unsecured credits that are more than ninety days delinquent. Similarly, collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

         At December 31, 2001, the Company had no impaired loans as defined under SFAS No. 114. At December 31, 2000 the Company had investment in impaired loans, as defined under SFAS No. 114, totaling approximately $695,000. The Company maintained an allowance for credit losses related to such impaired loans of $460,000 at December 31, 2000.

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

8.   FEDERAL INCOME TAXES

         The Company accounts for federal income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes." Pursuant to the provisions of SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements that will result in taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999



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

9.   AMORTIZATION OF GOODWILL

         Goodwill arising from an acquisition was amortized to operations through 2001 using the straight-line method over a fifteen-year period. Effective January 1, 2002, in accordance with the adoption of SFAS No. 142, "Goodwill and Intangible Assets," goodwill will no longer be amortized, but will be evaluated for impairment on an annual basis.

10.   FAIR VALUE OF FINANCIAL INSTRUMENTS

         SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value of financial instruments, both assets and liabilities whether or not recognized in the consolidated statement of financial condition, for which it is practicable to estimate that value. For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

         The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments at December 31, 2001 and 2000.

         Cash and due from banks. The carrying amounts presented in the consolidated statements of financial condition for cash and due from banks are deemed to approximate fair value.

         Federal funds sold. The carrying amounts presented in the consolidated statements of financial condition for federal funds sold are deemed to approximate fair value.

         Investment securities. For investment securities, fair value is deemed to equal the quoted market price.

         Loans receivable. The loan portfolio has been segregated into categories with similar characteristics, such as one-to-four family residential real estate, multi-family residential real estate, commercial, installment and other. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

         Federal Home Loan Bank stock. The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

         Deposits. The fair value of NOW accounts, savings accounts, demand deposits, money market deposits and other transaction accounts is deemed to approximate the amount payable on demand at December 31, 2001 and 2000. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

         Advances from the Federal Home Loan Bank. The fair value of advances from the Federal Home Loan Bank has been estimated using discounted cash flow analysis, based on the interest rates currently offered for advances of similar remaining maturities.

         Securities sold under agreement to repurchase. The carrying amounts of securities sold under agreements to repurchase are deemed to approximate fair value.

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999



         Notes payable. The fair value of notes payable has been estimated using discounted cash flow analysis, based on the interest rates currently offered for notes of similar remaining maturities.

         Subordinated debentures. The fair value of the Corporation's subordinated debentures has been estimated using discounted cash flow analysis, based on the interest rates currently offered for instruments of similar remaining maturities.

         Commitments to extend credit. For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The difference between the fair value and notional amount of outstanding loan commitments at December 31, 2001 and 2000 was not material.

         Based on the foregoing methods and assumptions, the carrying value and fair value of the Company's financial instruments are as follows:

                                                                                     December 31,

                                                                     2001                                    2000
                                                          Carrying          Fair                   Carrying         Fair
                                                            value           value                    value          value
                                                                                   (In thousands)
Financial assets:
   Cash and due from banks                               $ 18,915        $ 18,915                 $ 13,227        $ 13,227
   Federal funds sold                                      11,651          11,651                       77              77
   Investment securities                                   78,981          78,960                   61,427          61,078
   Loans receivable                                       646,081         660,459                  599,086         597,739
   Federal Home Loan Bank stock                             5,356           5,356                    4,981           4,981
                                                          -------         -------                  -------         -------

                                                         $760,984        $775,341                 $678,798        $677,102
                                                          =======         =======                  =======         =======

Financial liabilities:
   Deposits                                              $612,204        $613,287                 $562,414        $563,550
   Advances from the Federal
    Home Loan Bank                                         93,942          93,369                   70,152          70,148
   Securities sold under agreement to repurchase            3,218           3,218                      143             143
   Notes payable                                            2,700           2,700                    2,300           2,300
   Subordinated debentures                                  5,000           5,473                    5,000           5,072
                                                          -------         -------                  -------         -------

                                                         $717,064        $718,047                 $640,009        $641,213
                                                          =======         =======                  =======         =======

11.   EARNINGS PER SHARE

         Basic earnings per share is computed based upon the weighted-average shares outstanding during the year. Weighted-average common shares outstanding totaled 5,243,952, 5,399,303 and 5,462,554 for the years ended December 31, 2001, 2000 and 1999, respectively. Diluted earnings per share is computed taking into consideration common shares outstanding and dilutive potential common shares to be issued under the Company's stock option plan. Weighted-average common shares deemed to be outstanding for purposes of computing diluted earnings per share totaled 5,285,954, 5,447,334 and 5,550,155 for the years ended December 31, 2001, 2000 and 1999, respectively.

         There were 42,002, 48,031 and 87,601 incremental shares related to the assumed exercise of stock options included in the computation of diluted earnings per share for the years ended December 31, 2001, 2000 and 1999, respectively. Options to purchase 420,875, 504,375 and 121,875 shares of common stock with a respective weighted-average exercise price of $17.11, $17.12 and $18.04 were outstanding at December 31, 2001, 2000 and 1999, respectively, but were excluded from the computation of common share equivalents because their exercise prices were greater than the average market price of the common shares.

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999


12.   CAPITALIZATION

         The Company's authorized capital stock includes 1,500,000 shares of $.01 per share par value voting preferred stock and 1,500,000 shares of $.01 per share par value non-voting preferred stock. No preferred shares have been issued at December 31, 2001 and 2000.

13.   ADVERTISING

         Advertising costs are expensed when incurred. The Company's advertising expense totaled $393,000, $372,000, and $394,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

14.   CASH AND CASH EQUIVALENTS

         For purposes of reporting cash flows, cash and cash equivalents are comprised of cash and due from banks.

15.   RECLASSIFICATIONS

         Certain prior year amounts have been reclassified to conform to the 2001 consolidated financial statement presentation.

NOTE B -- INVESTMENT SECURITIES

         The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of investment securities at December 31 are shown below.

                                                                                        2001
                                                                            Gross                    Gross        Estimated
                                                          Amortized      unrealized               unrealized       fair
                                                            cost            gains                   losses         value
                                                                                   (In thousands)
Held to maturity:

Trust preferred securities due after ten years            $ 3,407            $ --                     $ 21         $ 3,386
                                                           ======             ===                      ===          ======

Available for sale:

U.S. Government and agency obligations                    $57,289            $440                     $318         $57,411
Obligations of state and political subdivisions            18,248             122                      367          18,003
Other securities                                              130              43                       13             160
                                                           ------             ---                      ---          ------

               Total securities available for sale        $75,667            $605                     $698         $75,574
                                                           ======             ===                      ===          ======



                                                                                        2000
                                                                            Gross                    Gross        Estimated
                                                          Amortized      unrealized               unrealized       fair
                                                            cost            gains                   losses         value
                                                                                   (In thousands)
Held to maturity:

Trust preferred securities due after ten years            $ 4,947            $ --                     $349         $ 4,598
                                                           ======             ===                      ===          ======

Available for sale:

U.S. Government and agency obligations                    $49,536            $206                     $465         $49,277
Obligations of state and political subdivisions             6,916             134                        4           7,046
Other securities                                               75              84                        2             157
                                                           ------             ---                      ---          ------

               Total securities available for sale        $56,527            $424                     $471         $56,480
                                                           ======             ===                      ===          ======

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999

         The amortized cost and estimated fair value of investment securities designated as available for sale, by term to maturity at December 31, are shown below.

                                                                     2001                                  2000
                                                                          Estimated                              Estimated
                                                          Amortized         fair                   Amortized       fair
                                                            cost            value                    cost          value
                                                                                   (In thousands)
Due in three years or less                                $ 1,349         $ 1,389                  $ 9,091         $ 9,215
Due after three years through five years                       --              --                    2,546           2,492
Due after five years through ten years                     14,276          14,378                   14,910          14,619
Due after ten years                                        60,042          59,807                   29,980          30,154
                                                           ------          ------                   ------          ------

                                                          $75,667         $75,574                  $56,527         $56,480
                                                           ======          ======                   ======          ======

         Proceeds from sales of investment securities designated as available for sale during the year ended December 31, 2001, totaled $32.5 million, resulting in gross realized gains of $148,000 and gross realized losses of $84,000 on such sales.

         Proceeds from the sale of an investment security designated as held-to-maturity during the year ended December 31, 2001, totaled $1.5 million, resulting in a gross realized loss of $21,000 on such sale. This isolated sale followed a significant deterioration of the issuer's creditworthiness such that the security was deemed by management and a nationally recognized rating organization as less than investment grade.

         Proceeds from sales of investment securities designated as available for sale during the year ended December 31, 2000, totaled $21.8 million, resulting in gross realized gains of $64,000 and gross realized losses of $383,000 on such sales.

         Proceeds from sales of investment securities designated as available for sale during the year ended December 31, 1999, totaled $41.0 million, resulting in gross realized gains of $8,000 and gross realized losses of $2.2 million on such sales.

         At December 31, 2001 and 2000, investment securities with an aggregate book value of $57.2 million and $44.7 million, respectively, were pledged as collateral for public deposits.

NOTE C -- LOANS RECEIVABLE

         The composition of the loan portfolio, including loans held for sale, is as follows at December 31:

                                                                                       2001                   2000
                                                                                            (In thousands)
Real estate mortgage (primarily residential)                                       $373,323               $381,435
Installment, net of unearned interest of $1.9 million and $2.3 million
     at December 31, 2001 and 2000, respectively                                     62,829                 70,859
Commercial and other                                                                216,611                152,384
Credit card                                                                           1,663                  1,605
                                                                                    -------                -------
                                                                                    654,426                606,283
Less:
     Allowance for loan losses                                                        8,345                  7,197
                                                                                    -------                -------

                                                                                   $646,081               $599,086
                                                                                    =======                =======

         The Company's lending efforts have historically focused on real estate mortgages and consumer installment loans, which comprised approximately $436.2 million, or 68%, of the total loan portfolio at December 31, 2001, and approximately $452.3 million, or 76%, of the total loan portfolio at December 31, 2000. In recent years, lending efforts have increasingly focused on commercial loans, generally secured by commercial real estate and equipment, which comprise approximately $216.6 million, or 33.5%, of the total loan portfolio at December 31, 2001, and approximately $152.4 million, or 25.4%, of the total loan portfolio at December 31, 2000. Generally, such loans have been

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999


underwritten with sufficient collateral or cash down payments to provide the Company with adequate collateral coverage in the event of default. Nevertheless, the Company, as with any lending institution, is subject to the risk that real estate values or economic conditions could deteriorate in its primary lending areas within Ohio, thereby impairing collateral values. However, management is of the belief that real estate values and economic conditions in the Company's primary lending areas are presently stable.

As stated previously, the Company has sold whole loans and participating interests in loans in the secondary market, retaining servicing on the loans sold. Loans sold and serviced for others totaled approximately $143.4 million, $115.7 million and $118.1 million at December 31, 2001, 2000 and 1999, respectively.

         The activity in the allowance for loan losses is summarized as follows for the years ended December 31:

                                                   2001                   2000                   1999

                                                                      (In thousands)
Balance at beginning of period                   $7,197                 $6,132                 $4,583
Provision charged to operations                   2,591                  2,263                  2,432
Charge-offs                                      (1,826)                (1,413)                (1,115)
Recoveries                                          383                    215                    232
                                                  -----                  -----                  -----

Balance at end of period                         $8,345                 $7,197                 $6,132
                                                  =====                  =====                  =====

         At December 31, 2001, 2000 and 1999, the Company had nonaccrual and nonperforming loans totaling approximately $5.2 million, $2.9 million and $3.2 million, respectively. Interest income that would have been recognized had nonaccrual loans performed pursuant to contractual terms totaled approximately $416,000, $262,000 and $287,000 for the years ended December 31, 2001, 2000 and
1999, respectively.

NOTE D -- OFFICE PREMISES AND EQUIPMENT

         Office premises and equipment are summarized at December 31 as follows:

                                                                        2001                   2000
                                                                              (In thousands)
Land and buildings                                                   $10,650                $10,100
Furniture and equipment                                                5,363                  5,330
Leasehold improvements                                                   584                    573
                                                                      ------                 ------

                                                                      16,597                 16,003
     Less accumulated depreciation and amortization                   (7,095)                (6,662)
                                                                      ------                 ------

                                                                     $ 9,502                $ 9,341
                                                                      ======                 ======

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999



NOTE E -- DEPOSITS

         Deposit balances at December 31 are summarized as follows:

Deposit type and                                                     2001                                     2000
interest rate range                                        Amount           Rate                    Amount          Rate
                                                                                (Dollars in thousands)
Demand deposit accounts                                  $ 60,840             --                  $ 45,762             --
Savings accounts                                           39,324           2.05%                   40,451           2.65%
NOW accounts                                               44,711           1.13%                   33,996           2.05%
Money market deposit accounts                               9,176           2.01%                   11,041           3.11%
Premium investment accounts                                60,652           1.89%                   47,339           5.81%
Select investment accounts                                 13,008           2.38%                   14,609           4.85%
                                                          -------                                  -------

Total transaction accounts                                227,711                                  193,198

Certificates of deposit
     2.00-- 4.99%                                         252,864                                   11,838
     5.00-- 6.99%                                         130,574                                  353,726
     7.00-- 8.00%                                           1,055                                    3,652
                                                          -------                                  -------

Total certificates of deposit                             384,493           4.76%                  369,216           6.37%
                                                          -------                                  -------

Total deposits                                           $612,204           3.47%                 $562,414           5.17%
                                                          =======           ====                   =======           ====



         The Company had deposit accounts with balances in excess of $100,000 totaling $203.6 million and $179.2 million at December 31, 2001 and 2000, respectively.

         Interest expense on deposits is summarized as follows for the years ended December 31:

                                                                        2001                   2000                   1999
                                                                                         (In thousands)
NOW accounts                                                         $   566                $   628                $   635
Savings accounts                                                         774                  1,200                  1,406
Money market deposit accounts                                            212                    345                    424
Premium investment accounts                                            2,182                  2,015                    991
Select investment accounts                                               488                    683                    707
Certificates of deposit                                               21,494                 19,888                 15,260
                                                                      ------                 ------                 ------

                                                                     $25,716                $24,759                $19,423
                                                                      ======                 ======                 ======

         The contractual maturities of outstanding certificates of deposit are summarized as follows at December 31:

                                                   2001               2000
                                                       (In thousands)

Less than one year                             $280,759           $321,385
One year through three years                     92,155             44,932
More than three years                            11,579              2,899
                                               --------           --------

                                               $384,493           $369,216
                                                =======            =======

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999



NOTE F -- ADVANCES FROM THE FEDERAL HOME LOAN BANK

         Advances from the Federal Home Loan Bank, collateralized at December 31, 2001 and 2000 by pledges of certain residential mortgage loans totaling $140.1 million and $94.7 million, respectively, and the Banks' investment in Federal Home Loan Bank stock, are summarized as follows:

                                       Maturing in year                                         December 31,
Interest rate                          ended December 31,                                2001               2000
                                                                                          (Dollars in thousands)
4.87% to 8.05%                               2001                                      $    --            $40,956
1.90% to 6.50%                               2002                                       18,770              4,000
3.78% to 6.50%                               2003                                        8,000              2,500
4.41% to 8.30%                               2004                                        1,485              1,160
5.14% to 8.10%                               2005                                        4,006              4,006
4.98% to 6.50%                               2006                                        4,482                391
     7.30%                                   2007                                        4,000              4,000
     5.30%                                   2009                                          300                392
5.15% to 8.02%                               2010                                        6,708              6,860
3.94% to 6.95%                               2011                                       41,806              1,072
     7.62%                                   2015                                          850                850
     6.70%                                   2017                                          898                929
     5.15%                                   2018                                        2,637              3,036
                                                                                        ------             ------
                                                                                       $93,942            $70,152
                                                                                        ======             ======
Weighted-average interest rate                                                            4.84%              6.36%
                                                                                          ====               ====


         Oak Hill has established a relationship for letters of credit with the FHLB, which totaled $4.2 million at December 31, 2001. The letters of credit, which were unused at December 31, 2001, are collateralized by a pledge of certain mortgage loans totaling $5.7 million. The letters of credit will expire through July 2002.

NOTE G -- OTHER BORROWINGS

         At December 31, 2001 and 2000, Action had a note payable to another financial institution totaling $2.7 million and $2.3 million, respectively. The note matures in 2003, bears interest at a rate of 4.50% and 9.00% at December 31, 2001 and 2000, respectively, and is collateralized by a pledge of a portion of the Company's shares of Oak Hill Banks.

NOTE H-- GUARANTEED PREFERRED BENEFICIAL INTERESTS IN THE CORPORATION'S JUNIOR SUBORDINATED DEBENTURES

         In March 2000, a Delaware trust owned by the Company (the "Trust"), issued $5.0 million of mandatorily redeemable debt securities. The debt securities issued by the Trust are included in the Company's regulatory capital, specifically as a component of Tier I capital. The subordinated debentures are the sole assets of the Trust, and the Company owns all of the common securities of the Trust. Interest payments on the debt securities are made semi-annually at an annual fixed interest rate of 10.875% and are reported as a component of interest expense on borrowings. The net proceeds received by the Company from the sale of the debt securities were used for general corporate purposes, including repurchasing the Company's common stock and providing general working capital.

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999


NOTE I -- FEDERAL INCOME TAXES

         The provision for federal income taxes differs from that computed at the statutory corporate tax rate for the year ended December 31 as follows:

                                                                        2001               2000               1999
                                                                                     (In thousands)
Federal income taxes computed at the statutory rate                   $4,371             $3,234             $2,105
Increase (decrease) in taxes resulting from:
   Interest income on municipal loans and obligations
      of state and political subdivisions                               (299)               (75)              (144)
   Amortization of goodwill                                               11                 11                 11
   Nondeductible merger-related expenses                                  44                 --                102
   Other                                                                   6                  4                 24
                                                                       -----              -----              -----

Federal income tax provision per consolidated
   financial statements                                               $4,133             $3,174             $2,098
                                                                       =====              =====              =====


         The composition of the Company's net deferred tax asset at December 31 is as follows:

                                                                                2001           2000
                                                                                   (In thousands)
Taxes (payable) refundable on temporary
 differences at statutory rate:

Deferred tax assets:
   Book/tax difference of loan loss allowance                                 $2,858         $2,443
   Unrealized losses on securities designated as available for sale               31             13
   Deferred compensation benefits                                                103            107
   Impairment losses                                                              64             64
                                                                               -----          -----

      Total deferred tax assets                                                3,056          2,627

Deferred tax liabilities:
   Deferred loan origination costs                                              (609)          (350)
   Federal Home Loan Bank stock dividends                                       (771)          (532)
   Book/tax difference of depreciation                                          (163)          (104)
   Mortgage servicing rights                                                    (387)          (335)
   Mark-to-market adjustment                                                     (86)          (403)
   Book/tax difference on bad debt reserves                                      (50)           (44)
    Other                                                                        (25)            (4)
                                                                               -----          -----

      Total deferred tax liabilities                                          (2,091)        (1,772)
                                                                               -----          -----

Net deferred tax asset                                                        $  965         $  855
                                                                               =====          =====

         The Company has not recorded a valuation allowance for any portion of the net deferred tax asset at December 31, 2001 and 2000, based on the amount of income taxes subject to recovery in carryback years.

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999


NOTE J -- RELATED PARTY TRANSACTIONS

         In the normal course of business, the Company has made loans to its directors, officers, and their related business interests. In the opinion of management, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations. The balance of such loans outstanding at December 31, 2001, 2000 and 1999 totaled approximately $1.1 million, $1.9 million and $2.7 million, respectively.

         The Company had also received demand and time deposits of approximately $10.1 million, $14.9 million and $10.5 million at December 31, 2001, 2000 and 1999 from directors, officers and their related business interests.

NOTE K -- EMPLOYEE BENEFIT PLANS

         The Company has a profit-sharing and 401(k) plan covering all employees who have attained the age of twenty-one and completed three months of continuous service. The profit-sharing plan is non-contributory and contributions to the plan are made at the discretion of the Board of Directors. The Company contributed $300,000 and $150,000 to the plan for the years ended December 31, 2001 and 2000, respectively. The Company did not contribute to the plan for the year ended December 31, 1999.

         The 401(k) plan allows employees to make voluntary, tax-deferred contributions up to 15% of their base annual compensation. The Company provides, at its discretion, a 50% matching of funds for each participant's contribution, subject to a maximum of 6% of base compensation. The Company's matching contributions under the 401(k) plan totaled $166,000, $127,000 and $99,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

         Towne Bank had established an Employee Stock Ownership Plan ("ESOP") which was to provide retirement benefits for substantially all employees who had completed six months of service and had attained the age of twenty-one. The ESOP originally borrowed $207,000 from an independent third-party lender, payable over a seven-year period, to purchase stock. The sole security of the loan was the acquired stock and, while Towne had not guaranteed the loan, future contributions to retire the loan were paid to the ESOP from retained earnings. During 1999, the loan was repaid in full. Towne recognized expenses totaling $15,000 related to the ESOP for the year ended December 31, 1999. Towne's ESOP was terminated during 2000.

NOTE L -- COMMITMENTS

         The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers, including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of the commitments reflect the extent of the Company's involvement in such financial instruments.

         The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

         At December 31, 2001, the Company had outstanding commitments of approximately $27.0 million to originate residential and commercial loans. Also, the Company had unused lines of credit and letters of credit totaling approximately $91.9 million and $707,000, respectively, as of December 31, 2001. In the opinion of management, outstanding loan commitments equaled or exceeded prevalent market interest rates as of December 31, 2001, such commitments were underwritten in accordance with normal loan underwriting policies, and all disbursements will be funded via normal cash flow from operations and existing excess liquidity.

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999


         The Company has also entered into lease agreements for office premises and equipment under operating leases which expire at various dates through 2009. The following table summarizes minimum payments due under lease agreements by year:

 Year ending
December 31,                             (Dollars in thousands)

       2002                                    $  500
       2003                                       401
       2004                                       286
       2005                                       151
       2006 through 2009                          419
                                                -----

                                               $1,757
                                                =====

Total rental expense under operating leases was $458,000, $398,000 and $337,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

NOTE M -- REGULATORY CAPITAL

         Oak Hill and Towne are subject to the regulatory capital requirements of the Federal Deposit Insurance Corporation (the "FDIC"). Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks' capital accounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         The FDIC has adopted risk-based capital guidelines to which the Banks are subject. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. Risk-based capital ratios are determined by allocating assets and specified off-balance-sheet commitments to four risk-weighting categories, with higher levels of capital being required for the categories perceived as representing greater risk.

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

         During the year ended December 31, 2001, each of the Banks was notified by its primary federal regulator that it was categorized as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized" the Banks must maintain minimum Tier 1 capital, total risk-based capital, and Tier 1 leverage ratios of 6%, 10%, and 5%, respectively. At December 31, 2001, Oak Hill and Towne were well-capitalized.

         As of December 31, 2001 and 2000, management believes that Oak Hill and Towne have met all of the capital adequacy requirements to which they are subject. The Banks' Tier 1 capital, total risk-based capital, and Tier 1 leverage ratios at December 31, 2001 and 2000 are set forth in the following tables.

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999


Oak Hill Banks                                                  As of December 31, 2001
                                                                                                       To be "well-
                                                                                                    capitalized" under
                                                                    For capital                      prompt corrective
                                      Actual                     adequacy purposes                   action provisions
                                Amount       Ratio              Amount         Ratio                Amount       Ratio
                                                                (Dollars in thousands)
Total capital                  $44,331       10.5%              $33,857        > 8.0%              $42,322      > 10.0%
                                                                               -                                -
(to risk-weighted assets)
Tier 1 capital                 $39,038        9.2%              $16,929        > 4.0%              $25,393      >  6.0%
                                                                               -                                -
(to risk-weighted assets)
Tier 1 leverage                $39,038        7.4%              $21,088        > 4.0%              $26,360      >  5.0%
                                                                               -                                -

                                                                As of December 31, 2000
                                                                                                       To be "well-
                                                                                                    capitalized" under
                                                                      For capital                    prompt corrective
                                      Actual                       adequacy purposes                 action provisions
                                Amount       Ratio                Amount       Ratio                Amount       Ratio
                                                                (Dollars in thousands)
Total capital                  $41,232       10.8%               $30,577       > 8.0%              $38,222      > 10.0%
                                                                               -                                -
   (to risk-weighted assets)
Tier 1 capital                 $36,508        9.6%               $15,289       > 4.0%              $22,933      >  6.0%
                                                                               -                                -
   (to risk-weighted assets)
Tier 1 leverage                $36,508        7.7%               $18,893       > 4.0%              $23,616      >  5.0%
                                                                               -                                -

Towne Bank                                                      As of December 31, 2001
                                                                                                       To be "well-
                                                                                                    capitalized" under
                                                                      For capital                    prompt corrective
                                      Actual                       adequacy purposes                 action provisions
                                Amount       Ratio                Amount       Ratio                Amount       Ratio
                                                                (Dollars in thousands)
Total capital                  $18,575       10.4%               $14,318       > 8.0%              $17,897      > 10.0%
                                                                               -                                -
   (to risk-weighted assets)
Tier 1 capital                 $16,335        9.1%               $ 7,159       > 4.0%              $10,738      >  6.0%
                                                                               -                                -
   (to risk-weighted assets)
Tier 1 leverage                $16,335        7.6%               $ 8,636       > 4.0%              $10,795      >  5.0%
                                                                               -                                -

                                                                As of December 31, 2000
                                                                                                       To be "well-
                                                                                                    capitalized" under
                                                                      For capital                    prompt corrective
                                      Actual                       adequacy purposes                 action provisions
                                Amount       Ratio                Amount       Ratio                Amount       Ratio
                                                                (Dollars in thousands)
Total capital                  $15,299         9.8%              $12,480       > 8.0%              $15,601      > 10.0%
                                                                               -                                -
   (to risk-weighted assets)
Tier 1 capital                 $13,345         8.6%              $ 6,240       > 4.0%              $ 9,360      >  6.0%
                                                                               -                                -
   (to risk-weighted assets)
Tier 1 leverage                $13,345         6.7%              $ 7,990       > 4.0%              $ 9,988      >  5.0%
                                                                               -                                -

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999


         The Company's management believes that under the current regulatory capital regulations the Banks will continue to meet their minimum capital requirements in the foreseeable future. However, events beyond the control of the Company, such as increased interest rates or a downturn in the economy in the Banks' primary market areas, could adversely affect future earnings and consequently, the ability to meet future minimum regulatory capital requirements.

NOTE N -- STOCK OPTION PLAN

         The Company has a stock option plan that provides for grants of options of up to 1,200,000 authorized, but unissued shares of its common stock. The Company accounts for its stock option plan in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, SFAS No. 123 permits entities to continue to account for stock options and similar equity instruments under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net earnings and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

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

                                                                                2001           2000            1999
Net earnings (In thousands)                As reported                        $8,722         $6,337          $4,094
                                                                               =====          =====           =====

                                             Pro forma                        $8,409         $6,044          $3,625
                                                                               =====          =====           =====

Basic earnings per share                   As reported                         $1.66          $1.17           $ .75
                                                                                ====           ====            ====

                                             Pro forma                         $1.60          $1.12           $ .66
                                                                                ====           ====            ====

Diluted earnings per share                 As reported                         $1.65          $1.16           $ .74
                                                                                ====           ====            ====

                                             Pro forma                         $1.59          $1.11           $ .65
                                                                                ====           ====            ====


         The fair value of each option granted is estimated on the date of grant using the modified Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 2001, 2000 and 1999, respectively: dividend yield of 2.8% for 2001 and 2.5% for both 2000 and 1999; expected volatility of 10.0% for all years; risk-free interest rates of 4.50% for 2001 and 6.00% for both 2000 and 1999, and expected lives of 10 years.

         A summary of the status of the Company's Stock Option Plan as of December 31, 2001, 2000 and 1999 and changes during the periods ended on those dates is presented below:

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999


                                                     2001                        2000                        1999
                                                           Weighted-                   Weighted-                  Weighted-
                                                            average                     average                    average
                                                           exercise                    exercise                    exercise
                                             Shares          price       Shares          price        Shares        price
Outstanding at beginning of year            713,301        $14.75        625,301        $14.23       542,126        $12.13
Granted                                     157,550         15.05        137,000         14.75       172,875         16.75
Exercised                                   (27,825)         8.67        (45,000)         7.42       (83,875)         5.40
Forfeited                                   (17,500)        16.98         (4,000)        16.84        (5,825)        15.97
                                            -------                      -------                     -------

Outstanding at end of year                  825,526        $14.96        713,301        $14.75       625,301        $14.23
                                            =======         =====        =======         =====       =======         =====

Options exercisable at year-end             657,144                      644,801                     609,674
                                            =======                      =======                     =======
Weighted-average fair value of
   options granted during the year                         $ 2.34                       $ 3.24                      $ 4.11
                                                            =====                        =====                       =====

         The following information applies to options outstanding at December 31, 2001:

Number outstanding                                                      825,526
Range of exercise prices                                         $2.79 - $18.05
Weighted-average exercise price                                          $14.96
Weighted-average remaining contractual life                           8.0 years

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999


NOTE O-- OAK HILL FINANCIAL, INC. CONDENSED FINANCIAL INFORMATION

         The following condensed financial statements summarize the financial position of Oak Hill Financial, Inc. as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the years ended December 31, 2001, 2000 and 1999.

                            Oak Hill Financial, Inc.

                   CONDENSED STATEMENTS OF FINANCIAL CONDITION
                                  December 31,
                                 (In thousands)

                                                                                       2001                           2000
ASSETS
Cash and due from banks                                                             $   471                        $   268
Interest-bearing deposits in Oak Hill Banks                                           2,659                          1,203
Investment in Oak Hill Banks                                                         39,061                         36,432
Investment in Action Finance Co.                                                      2,232                          2,061
Investment in Oak Hill Capital Trust I                                                  155                            155
Investment in Towne Bank                                                             16,560                         13,681
Investment in MPA                                                                       383                            328
Investment in Oak Hill Title LLC                                                          7                             --
Office premises and equipment-- net                                                   1,461                            936
Prepaid expenses and other assets                                                       791                          1,116
                                                                                     ------                         ------

               Total assets                                                         $63,780                        $56,180
                                                                                     ======                         ======

LIABILITIES AND STOCKHOLDERS' EQUITY

Accrued expenses and other liabilities                                              $ 2,276                        $   801
Guaranteed preferred beneficial interests in the Corporation's
    junior subordinated debentures                                                    5,155                          5,155
                                                                                     ------                         ------

                Total liabilities                                                     7,431                          5,956

Stockholders' equity
    Common stock                                                                      2,797                          2,793
    Additional paid-in capital                                                        5,114                          5,040
    Retained earnings                                                                53,506                         47,105
    Less cost of treasury stock                                                      (5,007)                        (4,680)
    Unrealized losses on securities designated as
       available for sale, net of related tax effects                                   (61)                           (34)
                                                                                     ------                         ------

               Total stockholders' equity                                            56,349                         50,224
                                                                                     ------                         ------

               Total liabilities and stockholders' equity                           $63,780                        $56,180
                                                                                     ======                         ======

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999


                            Oak Hill Financial, Inc.

                        CONDENSED STATEMENTS OF EARNINGS
                             Year ended December 31,
                                 (In thousands)

                                                                        2001                   2000                   1999

REVENUE
Interest income                                                       $   34                 $  166                 $   61
Loss on disposal of assets                                               (34)                    --                     --
Other income                                                               9                     --                     --
Equity in earnings of subsidiaries                                     9,630                  6,782                  4,510
                                                                       -----                  -----                  -----

               Total revenue                                           9,639                  6,948                  4,571

EXPENSES

Interest expense                                                         566                    435                     --
General and administrative                                               818                    405                    574
                                                                       -----                  -----                  -----

               Total expenses                                          1,384                    840                    574
                                                                       -----                  -----                  -----

               Earnings before federal income
                 tax credits                                           8,255                  6,108                  3,997

Federal income tax credits                                              (467)                  (229)                   (97)
                                                                       -----                  -----                  -----


               NET EARNINGS                                           $8,722                 $6,337                 $4,094
                                                                       =====                  =====                  =====

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2001, 2000 and 1999


                            Oak Hill Financial, Inc.

                       CONDENSED STATEMENTS OF CASH FLOWS
                             Year ended December 31,
                                 (In thousands)

                                                                        2001                   2000                   1999
CASH FLOWS FROM OPERATING ACTIVITIES:

Net earnings for the year                                             $8,722                 $6,337                 $4,094
Adjustments to reconcile net earnings to net
cash provided by (used in) operating activities:
   Undistributed earnings of consolidated subsidiaries                                       (5,213)                (5,919)
(1,188)
   Depreciation of office premises and equipment                          94                    205                     --
   Loss on disposal of assets                                             34                     --                     --
   Increase (decrease) in cash due to changes in:
      Prepaid expenses and other assets                                  277                   (955)                (1,210)
      Other liabilities                                                1,475                    253                    155
                                                                       -----                  -----                  -----

         Net cash provided by (used in) operating activities           5,389                    (79)                 1,851

CASH FLOWS FROM INVESTING ACTIVITIES:

Investment in Oak Hill Capital Trust I                                    --                   (155)                    --
Investment in Towne Bank                                                (500)
Investment in Oak Hill Title LLC                                          (7)                    --                     --
Purchase of office premises and equipment                               (653)                   (36)                    --
 (Increase) decrease in interest-bearing deposits                     (1,456)                   958                   (589)
                                                                       -----                  -----                  -----

         Net cash provided by (used in) investing activities          (2,616)                   767                   (589)
                                                                       -----                  -----                  -----

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from issuance of notes payable                                   --                  1,600                     --
Repayment of notes payable                                                --                 (1,600)                    --
Proceeds from exercise of stock options                                   78                    414                    567
Proceeds from issuance of debt securities                                 --                  5,155                     --
Proceeds from the sale of treasury stock                                 703                     --                     --
Purchase of treasury stock                                            (1,030)                (3,925)                    --
Dividends on common shares                                            (2,321)                (2,129)                (1,792)
                                                                       -----                  -----                  -----

         Net cash used in financing activities                        (2,570)                  (485)                (1,225)
                                                                       -----                  -----                  -----

Net increase in cash and cash equivalents                                203                    203                     37

Cash and cash equivalents at beginning of year                           268                     65                     28
                                                                       -----                  -----                  -----

Cash and cash equivalents at end of year                              $  471                 $  268                 $   65
                                                                       =====                  =====                  =====

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2001, 2000, and 1999


NOTE P -- SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

Obligations for securities sold under agreements to repurchase were collateralized at December 31, 2001 and 2000 by investment securities with a book value including accrued interest of approximately $3.5 million and $3.0 million and a market value of approximately $3.6 million and $3.0 million, respectively. The maximum balance of repurchase agreements outstanding at any month-end during the years ended December 31, 2001 and 2000 was $3.2 million and $479,000, respectively, and the average month-end balance outstanding for 2001 and 2000 was approximately $1.4 million and $392,000, respectively.

NOTE Q -- QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

         The following table summarizes the Company's quarterly results for the years ended December 31, 2001 and 2000.

                                                                            Three Months Ended
                                                  March 31,             June 30,         September 30,          December 31,
2001:                                                                (In thousands, except per share data)
Total interest income                              $15,139              $15,088              $14,764              $14,713
Total interest expense                               8,424                8,080                7,460                6,813
                                                    ------               ------               ------               ------

Net interest income                                  6,715                7,008                7,304                7,900
Provision for losses on loans                          566                  506                  547                  972
Other income                                         1,404                1,780                2,401                1,606
General, administrative and other expense            4,962                5,314                5,242                5,154
                                                    ------               ------               ------               ------
Earnings before income taxes                         2,591                2,968                3,916                3,380
Federal income taxes                                   847                  987                1,289                1,010
                                                    ------               ------               ------               ------

Net earnings                                       $ 1,744              $ 1,981              $ 2,627              $ 2,370
                                                    ======               ======               ======               ======

Basic earnings per share                              $.33                 $.38                 $.50                 $.45
                                                       ===                  ===                  ===                  ===
Diluted earnings per share                            $.33                 $.37                 $.50                 $.45
                                                       ===                  ===                  ===                  ===

                                                                            Three Months Ended
                                                  March 31,             June 30,         September 30,          December 31,
2000:                                                                (In thousands, except per share data)

Total interest income                              $12,401              $13,147              $14,123              $14,908
Total interest expense                               6,239                6,910                7,895                8,461
                                                    ------               ------               ------               ------

Net interest income                                  6,162                6,237                6,228                6,447
Provision for losses on loans                          360                  498                  708                  697
Other income                                         1,100                1,124                1,200                1,010
General, administrative and other expense            4,232                4,217                4,382                4,903
                                                    ------               ------               ------               ------
Earnings before income taxes                         2,670                2,646                2,338                1,857
Federal income taxes                                   888                  890                  775                  621
                                                    ------               ------               ------               ------

Net earnings                                       $ 1,782              $ 1,756              $ 1,563               $1,236
                                                    ======               ======               ======                =====

Basic earnings per share                              $.32                 $.32                 $.30                 $.23
                                                       ===                  ===                  ===                  ===
Diluted earnings per share                            $.32                 $.31                 $.30                 $.23
                                                       ===                  ===                  ===                  ===

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Oak Hill Financial, Inc.

         We have audited the accompanying consolidated statements of financial condition of Oak Hill Financial, Inc. as of December 31, 2001 and 2000 and the related consolidated statements of earnings, stockholders' equity, comprehensive income and cash flows for each of the years in the three year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Oak Hill Financial, Inc. as of December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the years in the three year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.



/s/GRANT THORNTON LLP


Cincinnati, Ohio
January 24, 2002