Form 10-K, Exhibit 13
period 2003-12-31
OAK HILL FINANCIAL INC
filed 2004-03-11
CIK 949953

CONSOLIDATED FINANCIAL STATEMENTS
                                               Exhibit 13

                                               TABLE OF CONTENTS

                                               Financial Condition........... 38

                                               Earnings...................... 39

                                               Stockholders' Equity.......... 40

                                               Comprehensive Income.......... 41

                                               Cash Flows.................... 42

                                               Notes......................... 44

                            Oak Hill Financial, Inc.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                  December 31,
                        (In thousands, except share data)

                                                                                  2003            2002
ASSETS

Cash and due from banks                                                         $  20,390       $  19,118
Federal funds sold                                                                    123           5,540
Investment securities designated as available for sale-- at market                 75,886          81,214
Investment securities held to maturity -- at cost (approximate market
  value of  $3,583 and $2,522 at December 31, 2003 and 2002, respectively)          3,659           2,575
Loans receivable-- net                                                            810,827         700,699
Loans held for sale-- at lower of cost or market                                      194           1,245
Office premises and equipment-- net                                                12,192          10,266
Federal Home Loan Bank stock-- at cost                                              5,998           5,764
Real estate acquired through foreclosure                                              585              --
Accrued interest receivable on loans                                                2,942           3,026
Accrued interest receivable on investment securities                                  495             600
Goodwill-- net                                                                        413             413
Prepaid expenses and other assets                                                   2,474           2,249
Prepaid federal income taxes                                                        1,514             381
Deferred federal income taxes                                                         589             539
                                                                                ---------       ---------

      TOTAL ASSETS                                                              $ 938,281       $ 833,629
                                                                                =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
   Demand                                                                       $  66,712       $  61,847
   Savings and time deposits                                                      651,109         601,966
                                                                                ---------       ---------

      Total deposits                                                              717,821         663,813

Securities sold under agreement to repurchase                                       4,365           5,553
Advances from the Federal Home Loan Bank                                          122,887          86,055
Notes payable                                                                       3,100           2,750
Guaranteed preferred beneficial interests in the Corporation's
     junior subordinated debentures                                                 5,000           5,000
Accrued interest payable and other liabilities                                      5,180           3,577
                                                                                ---------       ---------

      Total liabilities                                                           858,353         766,748

Stockholders' equity
   Common stock-- $.50 stated value; authorized 15,000,000
      shares, 5,594,228 shares issued                                               2,797           2,797
   Additional paid-in capital                                                       5,704           5,113
   Retained earnings                                                               70,844          61,236
   Treasury stock (21,542 and 225,020 shares
       at December 31, 2003 and 2002, respectively - at cost)                        (332)         (3,471)
   Accumulated comprehensive income:
       Unrealized gain on securities designated as available
         for sale, net of related tax effects                                         915           1,206
                                                                                ---------       ---------

      Total stockholders' equity                                                   79,928          66,881
                                                                                ---------       ---------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $ 938,281       $ 833,629
                                                                                =========       =========

        The accompanying notes are an integral part of these statements.

                            Oak Hill Financial, Inc.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                             Year ended December 31,
                        (In thousands, except share data)

                                                                       2003          2002           2001
INTEREST INCOME

   Loans                                                              $52,009      $ 52,660       $ 55,015
   Investments
      U.S. Government and agency securities                             1,862         3,095          3,026
      Obligations of state and political subdivisions                     771           815            590
      Other securities                                                    503           523            763
      Federal funds sold                                                    7           119            277
      Interest-bearing deposits                                            18            10             33
                                                                      -------      --------       --------
         Total interest income                                         55,170        57,222         59,704

INTEREST EXPENSE

   Deposits                                                            15,577        19,654         25,716
   Borrowings                                                           4,891         5,070          5,061
                                                                      -------      --------       --------
         Total interest expense                                        20,468        24,724         30,777
                                                                      -------      --------       --------

         Net interest income                                           34,702        32,498         28,927

   Less provision for losses on loans                                   3,347         2,757          2,591
                                                                      -------      --------       --------
         Net interest income after provision for losses on loans       31,355        29,741         26,336

OTHER INCOME

   Service fees, charges and other operating                            3,889         2,845          2,676
   Insurance commissions                                                2,827         2,457          2,203
   Gain on sale of loans                                                4,489         2,358          1,385
   Gain (loss) on sale of securities                                      314           315             43
   Gain on sale of branch                                                  --           122            900
   Gain (loss) on sale of real estate                                      19            16            (16)
                                                                      -------      --------       --------
         Total other income                                            11,538         8,113          7,191

GENERAL, ADMINISTRATIVE AND OTHER EXPENSE

   Employee compensation and benefits                                  14,201        13,123         11,744
   Occupancy and equipment                                              2,910         2,433          2,089
   Federal deposit insurance premiums                                     104           109            131
   Franchise taxes                                                         69           709            667
   Other operating                                                      6,765         5,922          5,782
   Merger-related expenses                                                 --           367            259
                                                                      -------      --------       --------
         Total general, administrative and other expense               24,049        22,663         20,672
                                                                      -------      --------       --------

         Earnings before federal income taxes                          18,844        15,191         12,855

FEDERAL INCOME TAXES

   Current                                                              6,166         5,078          4,224
   Deferred                                                               100          (227)           (91)
                                                                      -------      --------       --------
         Total federal income taxes                                     6,266         4,851          4,133
                                                                      -------      --------       --------

         NET EARNINGS                                                 $12,578      $ 10,340       $  8,722
                                                                      =======      ========       ========

         EARNINGS PER SHARE

            Basic                                                     $  2.29      $   1.94       $   1.66
                                                                      =======      ========       ========
            Diluted                                                   $  2.23      $   1.90       $   1.65
                                                                      =======      ========       ========

        The accompanying notes are an integral part of these statements.

                            Oak Hill Financial, Inc.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              For the years ended December 31, 2003, 2002 and 2001
                        (In thousands, except share data)

                                                                                                         Unrealized
                                                                                                       gains (losses)
                                                                                                        on securities
                                                               Additional                               designated as
                                                     Common      paid-in       Retained      Treasury     available
                                                     stock       capital       earnings        stock       for sale        Total
BALANCE AT JANUARY 1, 2001                           $2,793      $ 5,040       $ 47,105       $(4,680)      $   (34)      $ 50,224

Sale of treasury stock                                   --           --             --           480            --            480
Issuance of 27,825 shares under stock
   option plan                                            4           74             --           223            --            301
Dividends declared of $.443 per share                    --           --         (2,321)           --            --         (2,321)
Repurchase of 73,050 shares                              --           --             --        (1,030)           --         (1,030)
Unrealized losses on securities designated as
   available for sale, net of related tax effects        --           --             --            --           (27)           (27)
Net earnings for the year                                --           --          8,722            --            --          8,722
                                                     ------      -------       --------       -------       -------       --------

BALANCE AT DECEMBER 31, 2001                          2,797        5,114         53,506        (5,007)          (61)        56,349

Issuance of 98,313 shares under stock
   option plan                                           --           (1)            --         1,536            --          1,535
Dividends declared of $.491 per share                    --           --         (2,610)           --            --         (2,610)
Unrealized gains on securities designated as
   available for sale, net of related tax effects        --           --             --            --         1,267          1,267
Net earnings for the year                                --           --         10,340            --            --         10,340
                                                     ------      -------       --------       -------       -------       --------

BALANCE AT DECEMBER 31, 2002                         $2,797      $ 5,113       $ 61,236       $(3,471)      $ 1,206       $ 66,881

Issuance of 203,478 shares under stock
   option plan                                           --          591             --         3,139            --          3,730
Dividends declared of $.542 per share                    --           --         (2,970)           --            --         (2,970)
Unrealized losses on securities designated as
   available for sale, net of related tax effects        --           --             --            --          (291)          (291)
Net earnings for the year                                --           --         12,578            --            --         10,340
                                                     ------      -------       --------       -------       -------       --------

BALANCE AT DECEMBER 31, 2003                         $2,797      $ 5,704       $ 70,844       $  (332)      $   915       $ 79,928
                                                     ======      =======       ========       =======       =======       ========

        The accompanying notes are an integral part of these statements.

                            Oak Hill Financial, Inc.
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
              For the years ended December 31, 2003, 2002 and 2001
                                 (In thousands)

                                                                       2003           2002          2001
Net earnings                                                         $ 12,578       $ 10,340       $ 8,722

Other comprehensive income, net of tax:

          Unrealized gains (losses) on securities designated as
               available for sale, net of taxes (benefits)
               of $(47), $760 and $1 in 2003, 2002
               and 2001, respectively                                     (87)         1,475             1
          Reclassification adjustment for realized
               gains included in net earnings, net of
               taxes of $110, $107 and $15
               in 2003, 2002 and 2001, respectively                      (204           (208)          (28)
                                                                     --------       --------       -------

Comprehensive income                                                 $ 12,287       $ 11,607       $ 8,695
                                                                     ========       ========       =======

Accumulated comprehensive income (loss)                              $    915       $  1,206       $   (61)
                                                                     ========       ========       =======

        The accompanying notes are an integral part of these statements.

                            Oak Hill Financial, Inc.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             Year ended December 31,
                                 (In thousands)

                                                                 2003            2002            2001
CASH FLOWS FROM OPERATING ACTIVITIES:

   Net earnings for the year                                   $  12,578       $  10,340       $   8,722
   Adjustments to reconcile net earnings to net cash
   provided by (used in) operating activities:
      Depreciation and amortization                                  985             651             823
      (Gain) loss on sale of securities                             (314)           (315)            (43)
      Amortization of premiums and discounts
         on investment securities-- net                            1,310             949             464
      Amortization of mortgage servicing rights                    1,222             602             467
      Proceeds from sale of loans in secondary market            178,542         110,247          75,769
      Loans disbursed for sale in secondary market              (175,411)       (108,764)        (76,541)
      Gain on sale of loans                                       (2,080)         (1,091)           (682)
      (Gain) loss on disposition of assets                           (15)           (138)           (884)
      Amortization of deferred loan origination costs                  1             195             342
      Federal Home Loan Bank stock dividends                        (234)           (270)           (375)
      Provision for losses on loans                                3,347           2,757           2,591
      Amortization of goodwill                                        --              --              33
     Tax benefit of stock options exercised                          802             266               2
      Increase (decrease) in cash due to changes in:
         Prepaid expenses and other assets                          (225)           (874)           (630)
         Accrued interest receivable                                 189             195             392
         Accrued interest payable and other liabilities            1,603            (457)           (814)
         Federal income taxes
            Current                                               (1,133)         (1,442)          1,651
            Deferred                                                 100            (227)            (91)
                                                               ---------       ---------       ---------

               Net cash provided by operating activities          21,267          12,624          11,196

CASH FLOWS PROVIDED BY (USED IN)
INVESTING ACTIVITIES:

   Loan disbursements                                           (445,612)       (389,543)       (301,241)
   Principal repayments on loans                                 330,329         331,494         250,646
   Principal repayments on mortgage-backed securities
     designated as available for sale                             31,230          16,708          12,839
   Proceeds from sale of investment securities designated
      as available for sale                                        7,573          31,711          32,533
   Proceeds from sale of investment securities designated
      as held to maturity                                             --           2,011           1,493
   Proceeds from maturity of investment securities                   780           5,170           7,317
   Proceeds from disposition of assets                                64             371           1,504
   Purchase of investment securities designated as
      available for sale                                         (35,678)        (58,079)        (72,203)
   Purchase of investment securities designated as
      held-to-maturity                                            (1,098)         (1,050)             --
   (Increase) decrease in federal funds sold-- net                 5,417           6,111         (11,574)
   Purchase of McNelly Insurance Agency                               --             (97)             --
   Purchase of Federal Home Loan Bank stock                           --            (138)             --
   Purchase of office premises and equipment                      (2,960)         (1,756)         (1,305)
                                                               ---------       ---------       ---------

               Net cash used in investing activities            (109,955)        (57,087)        (79,991)
                                                               ---------       ---------       ---------

               Net cash used in operating and investing
                  activities (balance carried forward)           (88,688)        (44,463)        (68,795)
                                                               ---------       ---------       ---------

                            Oak Hill Financial, Inc.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                             Year ended December 31,
                                 (In thousands)

                                                                         2003             2002            2001
               Net cash used in operating and investing
                  activities (balance brought forward)               $   (88,688)      $ (44,463)      $ (68,795)

CASH FLOWS PROVIDED BY (USED IN)
FINANCING ACTIVITIES:

   Proceeds (repayments) from securities sold under
     agreement to repurchase                                              (1,188)          2,335           3,075
   Net increase in deposit accounts                                       54,008          51,609          49,790
   Proceeds from Federal Home Loan Bank advances                       2,738,024         164,961         609,645
   Repayment of Federal Home Loan Bank advances                       (2,701,192)       (172,848)       (585,855)
   Proceeds from notes payable                                             3,050              --             400
   Repayment of notes payable                                             (2,700)            (50)
   Dividends on common shares                                             (2,970)         (2,610)         (2,321)
   Purchase of treasury stock                                                 --              --          (1,030)
   Proceeds from sale of treasury stock                                       --              --             480
   Proceeds from issuance of shares under stock option plan                2,928           1,269             299
                                                                     -----------       ---------       ---------

               Net cash provided by financing activities                  89,960          44,666          74,483
                                                                     -----------       ---------       ---------

Net increase (decrease) in cash and cash equivalents                       1,272             203           5,688

Cash and cash equivalents at beginning of year                            19,118          18,915          13,227
                                                                     -----------       ---------       ---------

Cash and cash equivalents at end of year                             $    20,390       $  19,118       $  18,915
                                                                     ===========       =========       =========

SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION:

Cash paid during the year for:
   Federal income taxes                                              $     6,474       $   4,874       $   2,634
                                                                     ===========       =========       =========

   Interest on deposits and borrowings                               $    20,463       $  24,974       $  31,551
                                                                     ===========       =========       =========

SUPPLEMENTAL DISCLOSURE OF
NONCASH INVESTING ACTIVITIES:

   Unrealized gains (losses) on securities designated as
      available for sale, net of related tax effects                 $      (291)      $   1,267       $     (27)
                                                                     ===========       =========       =========

   Recognition of mortgage servicing rights in
      accordance with SFAS No. 140                                   $     2,409       $   1,267       $     703
                                                                     ===========       =========       =========

   Transfers from loans to real estate acquired
      through foreclosure                                            $     1,447       $      --       $   1,654
                                                                     ===========       =========       =========

   Issuance of  loans upon sale of real estate acquired
      through foreclosure                                            $       862       $   1,760       $      --
                                                                     ===========       =========       =========

SUPPLEMENTAL DISCLOSURE OF
NONCASH FINANCING ACTIVITIES:

   Issuance of note payable in connection with the purchase
      of McNelly insurance Agency                                    $        --       $     100       $      --
                                                                     ===========       =========       =========

   Acquisition of treasury stock in exchange for stock options       $       165       $      23       $      --
                                                                     ===========       =========       =========

        The accompanying notes are an integral part of these statements.

                            Oak Hill Financial, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the years ended December 31, 2003, 2002 and 2001

NOTE A -- SUMMARY OF ACCOUNTING POLICIES

      Oak Hill Financial, Inc. (the "Company") is a financial holding company the principal assets of which have been its ownership of Oak Hill Banks ("Oak Hill"), Towne Bank ("Towne"), (collectively "Banks"), Action Finance Company ("Action") and McNelly, Patrick and Associates ("MPA"). Accordingly, the Company's results of operations are primarily dependent upon the results of operations of its subsidiaries. During 2002, the Board of Directors of the Company, Oak Hill and Towne approved a business plan whereby the Banks merged on November 30, 2002 into a single bank charter under the name Oak Hill Banks. Hereinafter, the consolidated financial statements use the term "Oak Hill" to describe the preexisting individual banks owned by the Company.

      Oak Hill conducts a general commercial banking business in southern and central Ohio which consists of attracting deposits from the general public and applying those funds to the origination of loans for commercial, consumer and residential purposes. Action is a consumer finance company that originates installment and home equity loans. Oak Hill's and Action's profitability are significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) and the interest expense paid on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by Oak Hill and Action can be significantly influenced by a number of competitive factors, such as governmental monetary policy, that are outside of management's control.

      On August 31, 2001, the Company combined with Innovative Financial Services Agency, Inc. ("IFS") in a transaction whereby IFS became a wholly-owned subsidiary of the Company. IFS is an insurance agency specializing in group health insurance and other employee benefits in southern and central Ohio. IFS was renamed Oak Hill Financial Insurance Agency, Inc. and conducts business as McNelly, Patrick and Associates ("MPA"). The transaction was initiated prior to July 1, 2001 and was accounted for as a pooling-of-interests. Accordingly, the consolidated financial statements have previously been restated to reflect the effects of the business combination as of January 1, 1999. Pursuant to the merger agreement, the Company issued 172,414 shares of common stock in exchange for the shares of IFS.

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

1. PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Oak Hill, Action, MPA and Oak Hill Title. All intercompany balances and transactions have been eliminated.

2. INVESTMENT SECURITIES

      The Company accounts for investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that investments be categorized as held to maturity, trading, or available for sale. Securities classified as held to maturity are carried at cost only if the Company has the positive intent and ability to hold these securities to maturity. Securities available for sale are carried at fair value with resulting unrealized gains or losses recorded to stockholders' equity.

      Realized gains and losses on sales of securities are recognized using the specific identification method.

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2003, 2002 and 2001

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

      Loans held for sale are carried at the lower of cost or market, determined in the aggregate. Loans held for sale are identified at the point of origination. In computing lower of cost or market, deferred loan origination fees are deducted from the principal balance of the related loan. All loan sales are made without further recourse to Oak Hill. At December 31, 2003 and 2002, loans held for sale were carried at cost.

      Oak Hill generally retains servicing on loans sold and agrees to remit to the investor loan principal and interest at agreed-upon rates. Mortgage servicing rights are accounted for pursuant to the provisions of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which requires that Oak Hill recognize as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained must allocate some of the cost of the loans to the mortgage servicing rights.

      The mortgage servicing rights recorded by Oak Hill, calculated in accordance with the provisions of SFAS No. 140, were segregated into pools for valuation purposes, using as pooling criteria the loan term and coupon rate. Once pooled, each grouping of loans was evaluated on a discounted earnings basis to determine the present value of future earnings that a purchaser could expect to realize from each portfolio. Earnings were projected from a variety of sources including loan servicing fees, interest earned on float, net interest earned on escrows, miscellaneous income, and costs to service the loans. The present value of future earnings is the "economic" value of the pool, i.e., the net realizable present value to an acquirer of the acquired servicing.

      SFAS No. 140 requires that capitalized mortgage servicing rights and capitalized excess servicing receivables be amortized in proportion to and over the period of estimated net servicing income and assessed for impairment. Impairment is measured based on fair value. The valuation of mortgage servicing rights is influenced by market factors, including servicing volumes and market prices, as well as management's assumptions regarding mortgage prepayment speeds and interest rates. Management utilizes periodic third-party valuations by qualified market professionals to evaluate the fair value of its capitalized mortgage servicing assets.

      Oak Hill recorded amortization related to mortgage servicing rights totaling approximately $1.2 million, $602,000 and $467,000 for the years ended December 31, 2003, 2002 and 2001, respectively. At December 31, 2003 and 2002, the carrying value of Oak Hill's mortgage servicing rights, which approximated their fair value, totaled $3.0 million and $1.8 million, respectively.

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

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2003, 2002 and 2001

5. ALLOWANCE FOR LOAN LOSSES

      It is the Company's policy to provide valuation allowances for estimated losses on loans based upon past loss experience, adjusted for changes in trends and conditions in certain items including, but not limited to, the level of delinquent and specific problem loans, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions in Oak Hill's primary market areas. When the collection of a loan becomes doubtful, or otherwise troubled, the Company records a loan loss provision equal to the difference between the fair value of the property securing the loan and the loan's carrying value. Major loans and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

      The Company maintains its allowance for loan losses in accordance with SFAS No. 5, "Accounting for Contingencies," and SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." Both statements require the Company to evaluate the collectibility of interest and principal loan payments. SFAS No. 5 requires the accrual of a loss when it is probable that a loan has been impaired and the amount of the loss can be reasonably estimated SFAS No. 114 requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loans' observable market price or fair value of the collateral.

      A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Company considers its investment in one-to-four family residential loans, consumer installment loans and credit card loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. These homogeneous loan groups are evaluated for impairment on a collective basis. With respect to the Company's investment in commercial and other loans, and its evaluation of impairment thereof, management believes such loans are adequately collateralized and as a result impaired loans are carried as a practical expedient at the lower of cost or fair value.

      It is the Company's policy to charge off unsecured credits that are more than ninety days delinquent. Similarly, collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

      The Company had $4.0 million of impaired loans, as defined under SFAS No. 114, at December 31, 2003. The Company maintained an allowance for credit losses related to such impaired loans of $982,000 at December 31, 2003. The Company had no impaired loans, as defined under SFAS No. 114, at December 31, 2002.

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

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2003, 2002 and 2001

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

9. GOODWILL

      For years prior to 2002, goodwill arising from an acquisition was amortized to operations through 2001 using the straight-line method over a fifteen-year period. It was management's policy to periodically evaluate the carrying value of intangible assets in relation to the continuing earnings capacity of the acquired assets and assumed liabilities.

      In January 2002, MPA purchased McNelly Insurance Agency, a local property and casualty insurance agency, for consideration of $100,000 in cash and a $100,000 note payable. This purchase resulted in an increase in goodwill of $197,000.

      In June 2001, the Financial Accounting Standards Board issued SFAS No. 142 "Goodwill and Intangible Assets," which prescribes accounting for all purchased goodwill and intangible assets. Pursuant to SFAS No. 142, acquired goodwill is not amortized, but is tested for impairment at the reporting unit level annually and whenever an impairment indicator arises. Goodwill has been assigned to Oak Hill and MPA as the reporting units that are expected to benefit from the goodwill.

      The Company evaluated the unamortized goodwill balance of $413,000 during 2003 and 2002 in accordance with the provisions of SFAS No. 142 via independent third-party appraisal. The evaluation showed no indication of impairment. The adoption of SFAS No. 142 has resulted in the elimination of annual goodwill amortization of approximately $33,000.

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

      The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments at December 31, 2003 and 2002.

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

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2003, 2002 and 2001

      Federal Home Loan Bank stock. The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

      Deposits. The fair value of NOW accounts, savings accounts, demand deposits, money market deposits and other transaction accounts is deemed to approximate the amount payable on demand at December 31, 2003 and 2002. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

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

      Commitments to extend credit. For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The difference between the fair value and notional amount of outstanding loan commitments at December 31, 2003 and 2002 was not material.

      Based on the foregoing methods and assumptions, the carrying value and fair value of the Company's financial instruments are as follows:

                                                                         December 31,

                                                              2003                        2002
                                                      Carrying       Fair         Carrying        Fair
                                                        value        value         value          value
                                                                       (In thousands)
Financial assets
   Cash and due from banks                            $ 20,390      $ 20,390      $ 19,118      $ 19,118
   Federal funds sold                                      123           123         5,540         5,540
   Investment securities                                79,545        79,469        83,789        83,736
   Loans receivable                                    811,021       822,684       701,944       706,445
   Federal Home Loan Bank stock                          5,998         5,998         5,764         5,764
                                                      --------      --------      --------      --------

                                                      $917,077      $928,664      $816,155      $820,603
                                                      ========      ========      ========      ========

Financial liabilities
   Deposits                                           $717,821      $717,574      $663,813      $664,294
   Advances from the Federal

     Home Loan Bank                                    122,887       129,336        86,055        86,280
   Securities sold under agreement to repurchase         4,365         4,365         5,553         5,553
   Notes payable                                         3,100         3,110         2,750         2,750
   Subordinated debentures                               5,000         6,138         5,000         5,192
                                                      --------      --------      --------      --------

                                                      $853,173      $860,523      $763,171      $764,069
                                                      ========      ========      ========      ========

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2003, 2002 and 2001

11. EARNINGS PER SHARE

      Basic earnings per common share is computed based upon the weighted-average number of common shares outstanding during the year. Diluted earnings per common share is computed including the dilutive effect of additional potential common shares issuable under stock option. The computations were as follows for the years ended December 31:

                                                  2003           2002           2001
      Weighted-average common shares
        outstanding (basic)                    5,487,436      5,317,313      5,243,952

      Dilutive effect of assumed exercise
        of stock options                         139,855        121,285         42,002
                                               ---------      ---------      ---------

      Weighted-average common shares
        outstanding (diluted)                  5,627,291      5,438,598      5,285,954
                                               =========      =========      =========

      Options to purchase 68,000, 1,000 and 420,875 shares of common stock with a respective weighted-average exercise price of $30.46, $21.85 and $17.11 were outstanding at December 31, 2003, 2002 and 2001, respectively, but were excluded from the computation of common share equivalents for those respective years because their exercise prices were greater than the average market price of the common shares.

12. STOCK OPTION PLAN

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

                                                                                2003           2002            2001
Net earnings (In thousands)                As reported                       $12,578        $10,340          $8,722

                                          Stock-based
                                    compensation, net of tax                    (114)          (128)           (313)
                                                                             -------        -------          ------
                                             Pro forma                       $12,464        $10,212          $8,409
                                                                             =======        =======          ======

Basic earnings per share                   As reported                       $  2.29        $  1.94          $ 1.66
                                           Stock-based
                                    compensation, net of tax                   (0.02)         (0.02)          (0.06)
                                                                             -------        -------          ------
                                             Pro forma                       $  2.27        $  1.92          $ 1.60
                                                                             =======        =======          ======

Diluted earnings per share                 As reported                       $  2.23        $  1.90          $ 1.65
                                           Stock-based
                                    compensation, net of tax                   (0.02)         (0.02)          (0.06)
                                                                             -------        -------          ------
                                             Pro forma                       $  2.21        $  1.88          $ 1.59
                                                                             =======        =======          ======

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2003, 2002 and 2001

      The fair value of each option granted is estimated on the date of grant using the modified Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 2003, 2002 and 2001: dividend yield of 2.3% for 2003 and 2002 and 2.8% for 2001; expected volatility of 41.5%, 30.0% and 10.0% for 2003, 2002 and 2001, respectively; risk-free interest rates of 3.38%, 4.00% and 4.50% for 2003, 2002 and 2001, respectively and expected lives of 4 years for 2003 and 10 years for 2002 and 2001.

      A summary of the status of the Company's Stock Option Plan as of December 31, 2003, 2002 and 2001 and changes during the periods ended on those dates is presented below:

                                                    2003                       2002                          2001
                                                          Weighted-                   Weighted-                   Weighted-
                                                           average                     average                     average
                                                          exercise                    exercise                    exercise
                                            Shares          price       Shares          price        Shares         price
Outstanding at beginning of year            718,717        $15.35        821,401        $15.02       709,176        $14.82
Granted                                      68,000         30.46          1,000         21.85       157,550         15.05
Exercised                                  (210,820)        14.77       (101,284)        12.73       (27,825)         8.67
Forfeited                                    (3,500)        15.05         (2,400)        14.96       (17,500)        16.98
                                           --------                     --------                     -------

Outstanding at end of year                  572,397        $17.36        718,717        $15.35       821,401        $15.02
                                           ========        ======       ========        ======       =======        ======

Options exercisable at year-end             503,730                      640,842                     653,019
                                           ========                     ========                     =======
Weighted-average fair value of
   options granted during the year                         $ 9.31                       $ 7.25                      $ 2.34
                                                           ======                       ======                      ======

      The following information applies to options outstanding at December 31, 2003:

Range of exercise prices                                Number outstanding
      $ 2.79 - $ 4.19                                                2,672
      $ 4.20 - $ 6.30                                                   --
      $ 6.31 - $ 9.47                                               19,850
      $ 9.48 - $14.22                                               15,000
      $14.23 - $21.35                                              465,875
      $21.36 - $30.46                                               69,000
                                                                 ---------
            Total                                                  572,397

Weighted-average exercise price                                     $17.36
Weighted-average remaining contractual life                      7.8 years

13. CAPITALIZATION

      The Company's authorized capital stock includes 1,500,000 shares of $.01 per share par value voting preferred stock and 1,500,000 shares of $.01 per share par value non-voting preferred stock. No preferred shares have been issued at December 31, 2003 and 2002.

14. ADVERTISING

      Advertising costs are expensed when incurred. The Company's advertising expense totaled $437,000, $423,000, and $393,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2003, 2002 and 2001

15. CASH AND CASH EQUIVALENTS

      For purposes of reporting cash flows, cash and cash equivalents are comprised of cash and due from banks.

16. RECLASSIFICATIONS

      Certain prior year amounts have been reclassified to conform to the 2003 consolidated financial statement presentation.

17. EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENTS

      In June 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 provides financial accounting and reporting guidance for costs associated with exit or disposal activities, including one-time termination benefits, contract termination costs other than for a capital lease, and costs to consolidate facilities or relocate employees. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. The Company adopted SFAS No. 146 effective January 1, 2003, as required, without material effect on the Company's financial condition or results of operations.

      In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years beginning after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The Company adopted SFAS No. 148 effective January 1, 2003, as required, without material effect on the Company's financial condition or results of operations.

      In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. The Bank has financial letters of credit which require the Bank to make payment if the customer's financial condition deteriorates, as defined in the agreements. FIN 45 requires the Bank to record a liability generally equal to fees received for these letters of credit when guaranteeing obligations. FIN 45 applies prospectively to guarantees the Bank issues or modifies subsequent to December 31, 2002.

      The maximum potential undiscounted amount of future payments of these letters of credit as of December 31, 2003 is $12.0 million. Such letters of credit have terms of one through five years. Amounts due under these letters of credit would be reduced by any proceeds that the Bank would be able to obtain in liquidating the collateral for the loans, which varies depending on the customer.

      In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities." FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns, or both. FIN 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Company adopted FIN 46 effective July 1, 2003, as required without material effect on its financial condition or results of operations.

      In April 2003 the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" which clarifies certain implementation issues raised by constituents and amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," to include the conclusions reached by the FASB on certain FASB Staff Implementation Issues that, while inconsistent with Statement 133's conclusions, were considered by

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2003, 2002 and 2001

the Board to be preferable; amends SFAS No. 133's discussion of financial guarantee contracts and the application of the shortcut method to an interest-rate swap agreement that includes an embedded option and amends other pronouncements.

      The guidance in Statement 149 is generally effective for new contracts entered into or modified after June 30, 2003 and for hedging relationships designated after that date.

      Management adopted SFAS No. 149 effective July 1, 2003, as required, without a material effect on the Company's financial position or results of operations.

      In May 2003 the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in fair value or redemption amount, as applicable, in earnings. SFAS No. 150 requires an issuer to classify certain financial instruments as liabilities, including mandatorily redeemable preferred and common stocks.

      SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and, with one exception, is effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 as to the Company). The effect of adopting SFAS No. 150 must be recognized as a cumulative effect of an accounting change as of the beginning of the period of adoption. Restatement of prior periods is not permitted. Management adopted SFAS No. 150 effective July 1, 2003, as required, without material effect on the Company's financial position or results of operations.

NOTE B -- INVESTMENT SECURITIES

      The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of investment securities at December 31 are shown below.

                                                                                      2003
                                                                          Gross                    Gross         Estimated
                                                        Amortized      unrealized               unrealized         fair
                                                          cost            gains                   losses           value
                                                                                  (In thousands)
Held to maturity:

    Trust preferred securities due after ten years      $   3,659        $     83                 $    159       $   3,583
                                                        =========        ========                 ========       =========

Available for sale:

    U.S. Government and agency obligations              $  57,836        $    760                 $    106       $  58,490
    Obligations of state and political subdivisions        16,539             752                       80          17,211
    Other securities                                          125              81                       21             185
                                                        ---------        --------                 --------       ---------

               Total securities available for sale      $  74,500        $  1,593                 $    207       $  75,886
                                                        =========        ========                 ========       =========

                                                                                      2002
                                                                           Gross                    Gross         Estimated
                                                         Amortized      unrealized               unrealized         fair
                                                           cost            gains                   losses           value
                                                                                  (In thousands)
Held to maturity:

    Trust preferred securities due after ten years      $   2,575        $     --                 $     53       $   2,522
                                                        =========        ========                 ========       =========

Available for sale:

    U.S. Government and agency obligations              $  63,534        $  1,266                 $      2       $  64,798
    Obligations of state and political subdivisions        15,729             604                       76          16,257
    Other securities                                          123              36                       --             159
                                                        ---------        --------                 --------       ---------

               Total securities available for sale      $  79,386        $  1,906                 $     78       $  81,214
                                                        =========        ========                 ========       =========

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2003, 2002 and 2001

      The amortized cost and estimated fair value of investment securities designated as available for sale, by term to maturity at December 31, are shown below.

                                                                   2003                                     2002
                                                                         Estimated                               Estimated
                                                         Amortized         fair                   Amortized         fair
                                                           cost            value                    cost            value
                                                                                   (In thousands)
Due in three years or less                               $  5,060        $  5,109                 $  7,783        $  8,036
Due after three years through five years                    2,793           2,836                      417             417
Due after five years through ten years                     11,884          12,046                   14,069          14,440
Due after ten years                                        54,763          55,895                   57,117          58,321
                                                         --------        --------                 --------        --------

                                                         $ 74,500        $ 75,886                 $ 79,386        $ 81,214
                                                         ========        ========                 ========        ========

      The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2003.

                                                                 Less than                 More than
                                                               twelve months              twelve months
                                                         -----------------------  ---------------------------
                                                         Estimated                    Estimated
                                                           fair        Unrealized       fair       Unrealized
                                                           value          loss          value         loss
                                                                          (In thousands)
Held to maturity:
     Trust preferred securities                           $    --         $ --         $1,365         $159

Available for sale:
     U.S. Government and agency obligations                10,894          106             --           --
     Obligations of state and political subdivisions        3,005           34          1,977           46
     Other securities                                          --           --             32           21
                                                          -------         ----         ------         ----
          Total temporarily impaired securities           $13,899         $140         $3,374         $226
                                                          =======         ====         ======         ====

      Management has the ability to hold these securities for the foreseeable future. The decline in the fair value is primarily due to an increase in market interest rates. The fair values are expected to recover as the securities approach maturity dates.

      Proceeds from sales of investment securities designated as available for sale during the year ended December 31, 2003, totaled $7.6 million, resulting in gross realized gains of $314,000 on such sales.

      Proceeds from sales of investment securities designated as available for sale during the year ended December 31, 2002, totaled $31.7 million, resulting in gross realized gains of $268,000 and gross realized losses of $82,000 on such sales.

      Proceeds from the sale of investment securities designated as held-to-maturity during the year ended December 31, 2002, totaled $2.0 million, resulting in a gross realized gain of $129,000 on such sale. The sale followed a significant deterioration of the issuer's creditworthiness such that the securities were deemed by management and a nationally recognized rating organization as less than investment grade.

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

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2003, 2002 and 2001

significant deterioration of the issuer's creditworthiness such that the security was deemed by management and a nationally recognized rating organization as less than investment grade.

      At December 31, 2003 and 2002, investment securities with an aggregate book value of $67.6 million and $64.0 million, respectively, were pledged as collateral for public deposits

      The Company enters into purchases of mortgage-backed securities under agreements to resell substantially identical securities on behalf of some of its deposit customers. Securities purchased under agreements to resell totaled $4.4 million and $5.6 million at December 31, 2003 and 2002, respectively. At December 31, 2003 and 2002, the agreements were scheduled to mature within 90 days and no material amount of agreements to resell securities was outstanding with any individual dealer. Securities purchased under agreement to resell averaged approximately $5.0 million during 2003 and the maximum amount outstanding at any month-end during 2003 was $10.1 million.

NOTE C -- LOANS RECEIVABLE

      The composition of the loan portfolio, including loans held for sale, is as follows at December 31:

                                                                              2003          2002
                                                                                (In thousands)
Real estate mortgage (primarily residential)                                $235,180      $245,794
Installment, net of unearned interest of $1.5 million and $1.6 million
     at December 31, 2003 and 2002, respectively                              71,100        72,012
Commercial and other                                                         513,848       391,586
Credit card                                                                    1,729         1,694
                                                                            --------      --------
     Gross loans                                                             821,857       711,086

Less:
     Allowance for loan losses                                                10,836         9,142
                                                                            --------      --------

     Loans receivable, net                                                  $811,021      $701,944
                                                                            ========      ========

      The Company's lending efforts have historically focused on real estate mortgages and consumer installment loans, which comprised approximately $306.3 million, or 37%, of the total loan portfolio at December 31, 2003, and approximately $317.8 million, or 45%, of the total loan portfolio at December 31, 2002. In recent years, lending efforts have increasingly focused on commercial loans, generally secured by commercial real estate and equipment, which comprise approximately $513.8 million, or 63%, of the total loan portfolio at December 31, 2003, and approximately $391.6 million, or 55%, of the total loan portfolio at December 31, 2002. Generally, such loans have been underwritten with sufficient collateral or cash down payments to provide the Company with adequate collateral coverage in the event of default. Nevertheless, the Company, as with any lending institution, is subject to the risk that real estate values or economic conditions could deteriorate in its primary lending areas within Ohio, thereby impairing collateral values. However, management is of the belief that real estate values and economic conditions in the Company's primary lending areas are presently stable.

      As stated previously, the Company has sold whole loans and participating interests in loans in the secondary market, retaining servicing on the loans sold. Loans sold and serviced for others totaled approximately $271.4 million, $187.0 million and $143.4 million at December 31, 2003, 2002 and 2001, respectively.

      The activity in the allowance for loan losses is summarized as follows for the years ended December 31:

                                         2003          2002          2001

                                                (In thousands)

Balance at beginning of period       $  9,142       $ 8,345       $ 7,197
Provision charged to operations         3,347         2,757         2,591
Charge-offs                            (2,152)       (2,563)       (1,826)
Recoveries                                499           603           383
                                     --------       -------       -------

Balance at end of period             $ 10,836       $ 9,142       $ 8,345
                                     ========       =======       =======

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2003, 2002 and 2001

      At December 31, 2003, 2002 and 2001, the Company had nonaccrual and nonperforming loans totaling approximately $8.1 million, $7.3 million and $5.2 million, respectively. Interest income that would have been recognized had nonaccrual loans performed pursuant to contractual terms totaled approximately $508,000, $357,000 and $416,000 for the years ended December 31, 2003, 2002 and
2001, respectively.

NOTE D -- OFFICE PREMISES AND EQUIPMENT

      Office premises and equipment are summarized at December 31 as follows:

                                                            2003           2002
                                                             (In thousands)
Land and buildings                                      $ 12,741       $ 11,302
Furniture and equipment                                    7,093          5,935
Leasehold improvements                                     1,067            773
                                                        --------       --------

                                                          20,901         18,010
     Less accumulated depreciation and amortization       (8,709)        (7,744)
                                                        --------       --------

                                                        $ 12,192       $ 10,266
                                                        ========       ========

NOTE E -- DEPOSITS

      Deposit balances at December 31 are summarized as follows:

Deposit type and                                                    2003                                    2002
interest rate range                                        Amount           Rate                    Amount          Rate

                                                                              (Dollars in thousands)
Demand deposit accounts                                  $ 66,712             --                  $ 61,847             --
Savings accounts                                           48,224           0.42%                   44,353           0.88%
NOW accounts                                               62,033           1.19%                   59,359           1.66%
Money market deposit accounts                               7,644           0.43%                    7,558           1.00%
Premium investment accounts                                35,474           0.93%                   40,604           1.26%
Select investment accounts                                 33,426           1.12%                   27,896           1.39%
                                                         --------                                 --------

Total transaction accounts                                253,513                                  241,617

Certificates of deposit
     1.00--2.99%                                          286,245                                   95,377
     3.00--4.99%                                          162,541                                  296,053
     5.00--6.99%                                           15,447                                   30,641
     7.00--8.00%                                               75                                      125
                                                         --------                                 --------

Total certificates of deposit                             464,308           2.79%                  422,196           3.59%
                                                         --------                                 --------

Total deposits                                           $717,821           2.04%                 $663,813           2.64%
                                                         ========           ====                  ========           ====

      The Company had deposit accounts with balances in excess of $100,000 totaling $285.7 million and $227.3 million at December 31, 2003 and 2002, respectively.

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2003, 2002 and 2001

      Interest expense on deposits is summarized as follows for the years ended December 31:

                                      2003         2002         2001

                                             (In thousands)

NOW accounts                       $   839      $ 1,204      $   566
Savings accounts                       295          485          774
Money market deposit accounts           56          108          212
Premium investment accounts            411          790        2,182
Select investment accounts             401          459          488
Certificates of deposit             13,575       16,608       21,494
                                   -------      -------      -------

                                   $15,577      $19,654      $25,716
                                   =======      =======      =======

The contractual maturities of outstanding certificates of deposit are summarized as follows at December 31:

                                                         2003               2002
                                                            (In thousands)

Less than one year                                   $214,292           $253,872
One year through three years                          198,390            128,986
More than three years                                  51,626             39,338
                                                     --------           --------

                                                     $464,308           $422,196
                                                     ========           ========

NOTE F -- ADVANCES FROM THE FEDERAL HOME LOAN BANK

      Advances from the Federal Home Loan Bank, collateralized at December 31, 2003 and 2002 by pledges of certain residential mortgage loans totaling $165.9 million and $116.2 million, respectively, and Oak Hill's investment in Federal Home Loan Bank stock, are summarized as follows:

                                       Maturing in year                   December 31,
Interest rate                         ended December 31,           2002                 2001
                                                                     (Dollars in thousands)
1.46% to 6.50%                              2003               $     --               12,166
0.94% to 8.30%                              2004                 46,989                4,766
1.85% to 8.10%                              2005                 11,422                6,422
3.77% to 6.50%                              2006                  2,990                4,598
4.14% to 7.30%                              2007                  5,501                5,501
4.29% to 5.30%                              2009                    564                  994
5.15% to 8.02%                              2010                  6,274                6,463
3.94% to 6.95%                              2011                 40,571               41,148
       3.09%                                2013                  4,929                   --
       7.62%                                2015                    850                  850
       6.70%                                2017                    828                  864
       5.15%                                2018                  1,969                2,283
                                                               --------              -------

                                                               $122,887              $86,055
                                                               ========              =======
Weighted-average interest rate                                     3.39%                4.83%
                                                                   ====                 ====

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2003, 2002 and 2001

NOTE G -- OTHER BORROWINGS

      At December 31, 2002, Action had a note payable to another financial institution totaling $2.7 million. The note matured in 2003, was renewed at a rate of 5.125% maturing in 2006 and at December 31, 2003, had an outstanding balance of $3,050,000. The note is collateralized by a pledge of a portion of the Company's shares of Oak Hill.

      Additionally, MPA has a note payable created in connection with the purchase of a local insurance agency during 2002. At December 31, 2003 and 2002, the note had a balance of $50,000 bearing interest at 6.0% and is scheduled to mature in January 2004.

NOTE H -- GUARANTEED PREFERRED BENEFICIAL INTERESTS IN THE CORPORATION'S JUNIOR SUBORDINATED DEBENTURES

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

NOTE I -- FEDERAL INCOME TAXES

      The provision for federal income taxes differs from that computed at the statutory corporate tax rate for the year ended December 31 as follows:

                                                              2003          2002          2001
                                                                     (In thousands)
Federal income taxes computed at the statutory rate        $ 6,611       $ 5,223       $ 4,399
Increase (decrease) in taxes resulting from:
   Interest income on municipal loans and obligations
      of state and political subdivisions                     (354)         (371)         (299)
   Amortization of goodwill                                     --            --            11
   Nondeductible merger-related expenses                        --             2            44
   Other                                                         9            (3)          (22)
                                                           -------       -------       -------

Federal income tax provision per consolidated
   financial statements                                    $ 6,266       $ 4,851       $ 4,133
                                                           =======       =======       =======

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2003, 2002 and 2001

      The composition of the Company's net deferred tax asset at December 31 is as follows:

                                                                           2003          2002
                                                                            (In thousands)
Taxes (payable) refundable on temporary
   differences at statutory rate:

Deferred tax assets:
   Book/tax difference of loan loss allowance                           $ 3,793       $ 3,108
   Deferred compensation benefits                                            95            97
   Impairment losses                                                         --            49
   Other                                                                      4            31
                                                                        -------       -------

      Total deferred tax assets                                           3,892         3,285

Deferred tax liabilities:
   Deferred loan origination costs                                         (680)         (415)
   Federal Home Loan Bank stock dividends                                  (959)         (857)
   Unrealized gains on securities designated as available for sale         (471)         (622)
   Book/tax difference of depreciation                                       --          (131)
   Mortgage servicing rights                                             (1,044)         (611)
   Mark-to-market adjustment                                                 --           (85)
   Book/tax difference on bad debt reserves                                  --            (2)
   Impairment recoveries                                                   (114)           --
   Other                                                                    (35)          (23)
                                                                        -------       -------

      Total deferred tax liabilities                                     (3,303)       (2,746)
                                                                        -------       -------

Net deferred tax asset                                                  $   589       $   539
                                                                        =======       =======

      The Company has not recorded a valuation allowance for any portion of the net deferred tax asset at December 31, 2003 and 2002, based on the amount of income taxes subject to recovery in carryback years.

NOTE J -- RELATED PARTY TRANSACTIONS

      In the normal course of business, the Company has made loans to its directors, officers, and their related business interests. In the opinion of management, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations. The balance of such loans outstanding at December 31, 2003, 2002 and 2001 totaled approximately $5.2 million, $5.0 million and $1.1 million, respectively.

      The Company had also received demand and time deposits from directors, officers and their related business interests of approximately $10.5 million, $12.4 million and $10.1 million at December 31, 2003, 2002 and 2001.

NOTE K -- EMPLOYEE BENEFIT PLANS

      The Company has a profit-sharing and 401(k) plan covering all employees who have attained the age of twenty-one and completed three months of continuous service. The profit-sharing plan is non-contributory and contributions to the plan are made at the discretion of the Board of Directors. The Company contributed $300,000, $250,000 and $300,000 to the plan for the years ended December 31, 2003, 2002 and 2001, respectively.

      The 401(k) plan allows employees to make voluntary, tax-deferred contributions of up to 15% of their base annual compensation. The Company provides, at its discretion, a 50% matching of funds for each participant's contribution,

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2003, 2002 and 2001

subject to a maximum of 6% of base compensation. The Company's matching contributions under the 401(k) plan totaled $285,000, $260,000 and $166,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

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

      At December 31, 2003, the Company had outstanding commitments of approximately $35.9 million to originate residential and commercial loans. Also, the Company had unused lines of credit and letters of credit totaling approximately $117.6 million and $12.0 million, respectively, as of December 31, 2003. In the opinion of management, outstanding loan commitments equaled or exceeded prevalent market interest rates as of December 31, 2003, such commitments were underwritten in accordance with normal loan underwriting policies, and all disbursements will be funded via normal cash flow from operations and existing excess liquidity.

      The Company has also entered into lease agreements for office premises and equipment under operating leases which expire at various dates through 2009. The following table summarizes minimum payments due under lease agreements by year:

 Year ending
December 31,                               (Dollars in thousands)

       2004                                    $  667
       2005                                       540
       2006                                       487
       2004                                       353
       2008 through 2009                          294
                                               ------

                                               $2,341
                                               ======

      Total rental expense under operating leases was $741,000, $588,000 and $458,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

NOTE M -- REGULATORY CAPITAL

      Oak Hill is subject to the regulatory capital requirements of the Federal Deposit Insurance Corporation (the "FDIC"). Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on Oak Hill's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Oak Hill must meet specific capital guidelines that involve quantitative measures of Oak Hill's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Oak Hill's capital accounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      The FDIC has adopted risk-based capital guidelines to which Oak Hill is subject. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. Risk-based capital ratios are determined by allocating assets and specified off-balance-sheet commitments to four risk-weighting categories, with higher levels of capital being required for the categories perceived as representing greater risk.

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2003, 2002 and 2001

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

      During the year ended December 31, 2003, Oak Hill was notified by its primary federal regulator that it was categorized as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized" Oak Hill must maintain minimum Tier 1 capital, total risk-based capital, and Tier 1 leverage ratios of 6%, 10%, and 5%, respectively. At December 31, 2003, Oak Hill was well-capitalized.

      As of December 31, 2003 and 2002, management believes that Oak Hill has met all of the capital adequacy requirements to which it is subject. Oak Hill's Tier 1 capital, total risk-based capital, and Tier 1 leverage ratios at December 31, 2003 and 2002 are set forth in the following tables:

Oak Hill Banks                                                  As of December 31, 2003
                                                                                                       To be "well-
                                                                                                    capitalized" under
                                                                    For capital                      prompt corrective
                                      Actual                     adequacy purposes                   action provisions
                                Amount       Ratio              Amount         Ratio                Amount       Ratio
                                                                (Dollars in thousands)
Total capital                  $80,437       10.2%              $63,387        >/= 8.0%            $79,234      >/= 10.0%

(to risk-weighted assets)
Tier 1 capital                 $70,526        8.9%              $31,693        >/= 4.0%            $47,540      >/= 6.0%

(to risk-weighted assets)
Tier 1 leverage                $70,526        7.8%              $36,112        >/= 4.0%            $45,140      >/= 5.0%

                                                                As of December 31, 2002
                                                                                                       To be "well-
                                                                                                    capitalized" under
                                                                     For capital                    prompt corrective
                                      Actual                      adequacy purposes                 action provisions
                                Amount       Ratio               Amount       Ratio                Amount       Ratio
                                                               (Dollars in thousands)
Total capital                  $71,360       10.9%              $52,467        >/= 8.0%            $65,584      >/= 10.0%

   (to risk-weighted assets)
Tier 1 capital                 $63,157        9.6%              $26,233        >/= 4.0%            $39,350      >/= 6.0%

   (to risk-weighted assets)
Tier 1 leverage                $63,157        7.6%              $33,414        >/= 4.0%            $41,767      >/= 5.0%


      The Company's management believes that under the current regulatory capital regulations Oak Hill will continue to meet it's minimum capital requirements in the foreseeable future. However, events beyond the control of the Company, such as increased interest rates or a downturn in the economy in Oak Hill's primary market areas, could adversely affect future earnings and consequently, the ability to meet future minimum regulatory capital requirements.

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2003, 2002 and 2001

NOTE N -- OAK HILL FINANCIAL, INC. CONDENSED FINANCIAL INFORMATION

      The following condensed financial statements summarize the financial position of Oak Hill Financial, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years ended December 31, 2003, 2002 and 2001.

                            Oak Hill Financial, Inc.
                   CONDENSED STATEMENTS OF FINANCIAL CONDITION
                                  December 31,
                                 (In thousands)

                                                                        2003           2002
ASSETS

Cash and due from banks                                             $    666       $    596
Interest-bearing deposits in Oak Hill Banks                            6,263          2,171
Investment in Oak Hill Banks                                          71,915         64,735
Investment in Action Finance Co.                                       2,649          2,493
Investment in Oak Hill Capital Trust I                                   155            155
Investment in MPA                                                      1,178            744
Investment in Oak Hill Title LLC                                          15             15
Office premises and equipment-- net                                    2,302          1,827
Prepaid expenses and other assets                                      1,673          1,531
                                                                    --------       --------

               Total assets                                         $ 86,816       $ 74,267
                                                                    ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accrued expenses and other liabilities                              $  1,725       $  2,223
Minority interests                                                         8              8
Guaranteed preferred beneficial interests in the Corporation's
    junior subordinated debentures                                     5,155          5,155
                                                                    --------       --------

                Total liabilities                                      6,888          7,386

Stockholders' equity
    Common stock                                                       2,797          2,797
    Additional paid-in capital                                         5,704          5,113
    Retained earnings                                                 70,844         61,236
    Less cost of treasury stock                                         (332)        (3,471)
    Unrealized gains (losses) on securities designated as
       available for sale, net of related tax effects                    915          1,206
                                                                    --------       --------

               Total stockholders' equity                             79,928         66,881
                                                                    --------       --------

               Total liabilities and stockholders' equity           $ 86,816       $ 74,267
                                                                    ========       ========

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2003, 2002 and 2001

                            Oak Hill Financial, Inc.
                        CONDENSED STATEMENTS OF EARNINGS
                             Year ended December 31,
                                 (In thousands)

                                                       2003           2002          2001
REVENUE

Interest income                                    $     24       $     32       $    34
Other income                                             10              6             9
Equity in earnings of subsidiaries                   13,306         11,144         9,630
                                                   --------       --------       -------

               Total revenue                         13,340         11,182         9,673

EXPENSES

Interest expense                                        578            578           566
Loss on disposal of assets                               --             --            34
General and administrative                              498            644           818
                                                   --------       --------       -------

               Total expenses                         1,076          1,222         1,418
                                                   --------       --------       -------

               Earnings before federal income
             tax credits                             12,264          9,960         8,255
Federal income tax credits                             (314)          (380)         (467)
                                                   --------       --------       -------

               NET EARNINGS                        $ 12,578       $ 10,340       $ 8,722
                                                   ========       ========       =======

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2003, 2002 and 2001

                            Oak Hill Financial, Inc.
                       CONDENSED STATEMENTS OF CASH FLOWS
                             Year ended December 31,
                                 (In thousands)

                                                                2003           2002          2001
CASH FLOWS FROM OPERATING ACTIVITIES:

Net earnings for the year                                   $ 12,578       $ 10,340       $ 8,722
Adjustments to reconcile net earnings to net
cash provided by (used in) operating activities:
   Undistributed earnings of consolidated subsidiaries        (7,444)        (8,360)       (5,213)
   Depreciation of office premises and equipment                 228            147            94
   Loss on disposal of assets                                     --             --            34
   Tax benefit of stock options exercised                        802            266             2
   Increase (decrease) in cash due to changes in:
      Prepaid expenses and other assets                         (759)          (844)          277
      Other liabilities                                         (498)           (53)        1,483
                                                            --------       --------       -------

         Net cash provided by operating activities             4,907          1,496         5,399

CASH FLOWS FROM INVESTING ACTIVITIES:

Investment in Oak Hill Banks                                      --             (5)           --
Investment in Towne Bank                                          --             --          (500)
Investment in Oak Hill Title LLC                                  --             --           (15)
Purchase of office premises and equipment                       (703)          (513)         (653)
 (Increase) decrease in interest-bearing deposits             (4,092)           488        (1,456)
                                                            --------       --------       -------

         Net cash used in investing activities                (4,795)           (30)       (2,624)
                                                            --------       --------       -------

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from exercise of stock options                        2,928          1,269           299
Proceeds from the sale of treasury stock                          --             --           480
Purchase of treasury stock                                        --             --        (1,030)
Dividends on common shares                                    (2,970)        (2,610)       (2,321)
                                                            --------       --------       -------

         Net cash used in financing activities                   (42)        (1,341)       (2,572)
                                                            --------       --------       -------

Net increase in cash and cash equivalents                         70            125           203

Cash and cash equivalents at beginning of year                   596            471           268
                                                            --------       --------       -------

Cash and cash equivalents at end of year                    $    666       $    596       $   471
                                                            ========       ========       =======

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2003, 2002, and 2001

NOTE O -- SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

      Obligations for securities sold under agreements to repurchase were collateralized at December 31, 2003 and 2002 by investment securities with a book value including accrued interest of approximately $4.7 million and $6.4 million and a market value of approximately $4.8 million and $6.5 million, respectively. The maximum balance of repurchase agreements outstanding at any month-end during the years ended December 31, 2003 and 2002 was $10.1 million and $5.6 million, respectively, and the average month-end balance outstanding for 2003 and 2002 was approximately $5.0 million and $4.2 million, respectively.

NOTE P -- QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

      The following table summarizes the Company's quarterly results for the years ended December 31, 2003 and 2002.

                                                             Three Months Ended
                                              March 31,    June 30,   September 30,  December 31,
2003:                                               (In thousands, except per share data)
Total interest income                          $13,740      $13,776      $13,475       $14,179
Total interest expense                           5,320        5,141        5,003         5,004
                                               -------      -------      -------       -------

Net interest income                              8,420        8,635        8,472         9,175
Provision for losses on loans                      509        1,031          966           841
Other income                                     2,404        3,052        3,302         2,780
General, administrative and other expense        5,904        6,057        5,946         6,142
                                               -------      -------      -------       -------
Earnings before income taxes                     4,411        4,599        4,862         4,972
Federal income taxes                             1,432        1,490        1,608         1,736
                                               -------      -------      -------       -------

Net earnings                                   $ 2,979      $ 3,109      $ 3,254       $ 3,236
                                               =======      =======      =======       =======

Basic earnings per share                       $   .55      $   .57      $   .59       $   .58
                                               =======      =======      =======       =======
Diluted earnings per share                     $   .54      $   .55      $   .57       $   .57
                                               =======      =======      =======       =======

                                                             Three Months Ended
                                              March 31,    June 30,   September 30,  December 31,
2002:                                               (In thousands, except per share data)
Total interest income                          $14,237      $14,451      $14,247       $14,287
Total interest expense                           6,446        6,250        6,116         5,912
                                               -------      -------      -------       -------

Net interest income                              7,791        8,201        8,131         8,375
Provision for losses on loans                      460          587          605         1,105
Other income                                     1,795        1,781        1,971         2,566
General, administrative and other expense        5,411        5,562        5,539         6,151
                                               -------      -------      -------       -------
Earnings before income taxes                     3,715        3,833        3,958         3,685
Federal income taxes                             1,184        1,217        1,267         1,183
                                               -------      -------      -------       -------

Net earnings                                   $ 2,531      $ 2,616      $ 2,691       $ 2,502
                                               =======      =======      =======       =======

Basic earnings per share                       $   .48      $   .49      $   .50       $   .47
                                               =======      =======      =======       =======
Diluted earnings per share                     $   .47      $   .48      $   .49       $   .46
                                               =======      =======      =======       =======

                            Oak Hill Financial, Inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              For the years ended December 31, 2003, 2002, and 2001

NOTE Q - SUBSEQUENT EVENT

On February 26, 2004, the Board of Directors of the Company authorized the repurchase of up to 300,000 shares, or approximately 5.4 percent, of the Company's outstanding common stock through open market or privately negotiated transactions. The repurchased shares will be will be used for general corporate purposes, including mitigating the potentially dilutive effect of the Company's stock compensation plan.

Report of Independent Certified Public Accountants

Accountants and Business Advisors

                                                           Grant Thornton [LOGO]

Board of Directors
Oak Hill Financial, Inc.

      We have audited the accompanying consolidated statements of financial condition of Oak Hill Financial, Inc. as of December 31, 2003 and 2002 and the related consolidated statements of earnings, stockholders' equity, comprehensive income and cash flows for each of the years in the three year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Oak Hill Financial, Inc. as of December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the years in the three year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.


/s/ Grant Thornton LLP

Cincinnati, Ohio
January 23, 2004 (except for Note Q, for which the date is February 26, 2004)

Suite 900
625 Eden Park Drive
Cincinnati OH 45202-4181
T 513.762-5000
F 513.241.6125
W 513.241.6125

Grant Thornton LLP
US Member of Grant Thornton International