Form 10-K, Exhibit 13
period 2004-12-31
OAK HILL FINANCIAL INC
filed 2005-03-25
CIK 949953

================================================================================

                                                                      Exhibit 13

CONSOLIDATED FINANCIAL STATEMENTS

Table of Contents

Report of Independent Registered Public Accounting Firm .............45

Financial Condition .................................................46

Earnings ............................................................47

Stockholders' Equity ................................................48

Comprehensive Income ................................................49

Cash Flows ..........................................................50

Notes ...............................................................52

                                                           Grant Thornton [LOGO]

================================================================================

Report of Independent Registered Public Accounting Firm

Accountants and Business Advisors

Board of Directors
Oak Hill Financial, Inc.

      We have audited the accompanying consolidated statements of financial condition of Oak Hill Financial, Inc. ("Oak Hill") as of December 31, 2004 and 2003 and the related consolidated statements of earnings, stockholders' equity, comprehensive income and cash flows for each of the years in the three year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with the auditing standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Oak Hill Financial, Inc. as of December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the years in the three year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

      We have also audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Oak Hill's internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") and our report dated March 17, 2005 expressed an unqualified opinion that Oak Hill had not maintained effective control over financial reporting at December 31, 2004, based on control criteria issued by COSO.


/s/ Grant Thornton LLP

Cincinnati, Ohio
March 17, 2005

================================================================================

Oak Hill Financial, Inc.
Consolidated Statements of Financial Condition

                                                                                                               December 31,
                                                                                                     ------------------------------
(In thousands, except share data)                                                                       2004                 2003
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                              $    31,009        $    20,390
Federal funds sold                                                                                           988                123
Investment securities designated as available for sale - at market                                        88,383             75,886
Investment securities held to maturity - at cost (approximate market value
     of $3,853 and $3,583 at December 31, 2004 and 2003, respectively)                                     3,640              3,659
Loans receivable - net                                                                                   912,282            810,827
Loans held for sale - at lower of cost or market                                                             256                194
Office premises and equipment - net                                                                       15,489             12,192
Federal Home Loan Bank stock - at cost                                                                     6,590              5,998
Real estate acquired through foreclosure                                                                   1,614                585
Accrued interest receivable on loans                                                                       3,407              2,942
Accrued interest receivable on investment securities                                                         527                495
Goodwill - net                                                                                             1,674                413
Core deposit intangible                                                                                    1,270                 --
Bank owned life insurance                                                                                 10,118                 --
Prepaid expenses and other assets                                                                          2,505              2,474
Prepaid federal income taxes                                                                               2,929              1,514
Deferred federal income taxes                                                                                359                589
------------------------------------------------------------------------------------------------------------------------------------
                    TOTAL ASSETS                                                                     $ 1,083,040        $   938,281
====================================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
     Demand                                                                                          $    88,712        $    66,712
     Savings and time deposits                                                                           773,384            651,109
------------------------------------------------------------------------------------------------------------------------------------
                    Total deposits                                                                       862,096            717,821
Securities sold under agreement to repurchase                                                              5,359              4,365
Advances from the Federal Home Loan Bank                                                                 105,601            122,887
Notes payable                                                                                              2,700              3,100
Guaranteed preferred beneficial interests in the Company's
     junior subordinated debentures                                                                       18,000              5,000
Accrued interest payable and other liabilities                                                             4,241              5,180
------------------------------------------------------------------------------------------------------------------------------------
                    Total liabilities                                                                    997,997            858,353
Stockholders' equity
     Common stock - $.50 stated value; authorized 15,000,000 shares,
          5,653,583 and 5,594,228 shares issued at December 31, 2004 and 2003, respectively                2,827              2,797
     Additional paid-in capital                                                                            6,658              5,704
     Retained earnings                                                                                    78,071             70,844
     Treasury stock (96,302 and 21,542 shares at December 31, 2004 and
          2003, respectively - at cost)                                                                   (3,118)              (332)
     Accumulated comprehensive income:
          Unrealized gain on securities designated as available for sale,
               net of related tax effects                                                                    605                915
------------------------------------------------------------------------------------------------------------------------------------
                    Total stockholders' equity                                                            85,043             79,928
------------------------------------------------------------------------------------------------------------------------------------
                    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                       $ 1,083,040        $   938,281
====================================================================================================================================

The accompanying notes are an integral part of these statements.

================================================================================

Oak Hill Financial, Inc.
Consolidated Statements of Earnings

                                                                                                   Year Ended December 31,
                                                                                        -------------------------------------------
(In thousands, except share data)                                                          2004             2003              2002
------------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
     Loans                                                                              $ 55,540          $ 52,009         $ 52,660
     Investments
          U.S. Government and agency securities                                            2,295             1,862            3,095
          Obligations of state and political subdivisions                                    838               771              815
          Other securities                                                                   535               503              523
          Federal funds sold                                                                  15                 7              119
          Interest-bearing deposits                                                           28                18               10
------------------------------------------------------------------------------------------------------------------------------------
               Total interest income                                                      59,251            55,170           57,222
INTEREST EXPENSE
     Deposits                                                                             15,923            15,577           19,654
     Borrowings                                                                            4,915             4,891            5,070
------------------------------------------------------------------------------------------------------------------------------------
               Total interest expense                                                     20,838            20,468           24,724
------------------------------------------------------------------------------------------------------------------------------------
               Net interest income                                                        38,413            34,702           32,498
Less provision for losses on loans                                                         3,136             3,347            2,757
------------------------------------------------------------------------------------------------------------------------------------
               Net interest income after provision for losses on loans                    35,277            31,355           29,741
OTHER INCOME
     Service fees, charges and other operating                                             5,370             3,889            2,845
     Insurance commissions                                                                 3,050             2,827            2,457
     Gain on sale of loans                                                                 1,882             4,489            2,358
     Gain on sale of securities                                                              276               314              315
     Gain on sale of branch                                                                   --                --              122
     Gain (loss) on sale of other real estate owned                                         (323)               19               16
     Loss on sale of consumer finance loan portfolio and related assets                   (3,585)               --               --
------------------------------------------------------------------------------------------------------------------------------------
               Total other income                                                          6,670            11,538            8,113
GENERAL, ADMINISTRATIVE AND OTHER EXPENSE
     Employee compensation and benefits                                                   14,519            14,201           13,123
     Occupancy and equipment                                                               3,400             2,910            2,433
     Federal deposit insurance premiums                                                      132               104              109
     Franchise taxes                                                                         988                69              709
     Other operating                                                                       7,745             6,765            5,922
     Merger-related expenses                                                                 160                --              367
------------------------------------------------------------------------------------------------------------------------------------
               Total general, administrative and other expense                            26,944            24,049           22,663
------------------------------------------------------------------------------------------------------------------------------------
               Earnings before federal income taxes                                       15,003            18,844           15,191
FEDERAL INCOME TAXES
     Current                                                                               4,486             6,166            5,078
     Deferred                                                                               (145)              100             (227)
------------------------------------------------------------------------------------------------------------------------------------
               Total federal income taxes                                                  4,341             6,266            4,851
------------------------------------------------------------------------------------------------------------------------------------
               NET EARNINGS                                                             $ 10,662          $ 12,578         $ 10,340
====================================================================================================================================

               EARNINGS PER SHARE
                    Basic                                                               $   1.92          $   2.29         $   1.94
====================================================================================================================================
                    Diluted                                                             $   1.87          $   2.23         $   1.90
====================================================================================================================================

The accompanying notes are an integral part of these statements.

================================================================================

Oak Hill Financial, Inc.
Consolidated Statements of Stockholders' Equity

                                                               For the Years Ended December 31, 2004, 2003 and 2002
                                                ------------------------------------------------------------------------------
                                                                                                       Unrealized
                                                                                                     gains (losses)
                                                                                                     on securities
                                                            Additional                                designated
                                                 Common      paid-in       Retained      Treasury    as available
(In thousands, except share data)                stock       capital       earnings       stock        for sale        Total
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 2002                      $  2,797     $  5,114      $ 53,506      $ (5,007)     $    (61)     $ 56,349
Issuance of 98,313 shares under
     stock option plan                                --           (1)           --         1,536            --         1,535
                                                                                                                          301
Dividends declared of $.491 per share                 --           --        (2,610)           --            --        (2,610)
Unrealized gains on securities
     designated as available for sale,
     net of related tax effects                       --           --            --            --         1,267         1,267
Net earnings for the year                             --           --        10,340            --            --        10,340
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2002                       2,797        5,113        61,236        (3,471)        1,206        66,881
Issuance of 203,478 shares under
     stock option plan                                --          591            --         3,139            --         3,730
                                                                                                                          301
Dividends declared of $.542 per share                 --           --        (2,970)           --            --        (2,970)
Unrealized losses on securities
     designated as available for sale,
     net of related tax effects                       --           --            --            --          (291)         (291)
Net earnings for the year                             --           --        12,578            --            --        12,578
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2003                       2,797        5,704        70,844          (332)          915        79,928
Issuance of 118,131 shares under
     stock option plan                                30          954            --         1,583            --         2,567
Repurchase of 134,936 shares                          --           --            --        (4,369)           --        (4,369)
Dividends declared of $.618 per share                 --           --        (3,435)           --            --        (3,435)
Unrealized losses on securities
     designated as available for sale,
     net of related tax effects                       --           --            --            --          (310)         (310)
Net earnings for the year                             --           --        10,662            --            --        10,662
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2004                    $  2,827     $  6,658      $ 78,071      $ (3,118)     $    605      $ 85,043
==============================================================================================================================

The accompanying notes are an integral part of these statements.

================================================================================

Oak Hill Financial, Inc.
Consolidated Statements of Comprehensive Income

                                                                                             Year Ended December 31,
                                                                                     ---------------------------------------
(In thousands)                                                                         2004           2003           2002
----------------------------------------------------------------------------------------------------------------------------
Net earnings                                                                         $ 10,662       $ 12,578       $ 10,340
Other comprehensive income, net of tax:
     Unrealized gains  (losses) on securities  designated as available for sale, net of taxes (benefits) of $(71), $(47) and $760 in 2004, 2003 and
          2002, respectively                                                             (131)           (87)         1,475
     Reclassification adjustment for realized gains included in net earnings, net of taxes of $97, $110 and $107 in
          2004, 2003 and 2002, respectively                                              (179)          (204)          (208)
----------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                 $ 10,352       $ 12,287       $ 11,607
============================================================================================================================
Accumulated comprehensive income                                                     $    605       $    915       $  1,206
============================================================================================================================

The accompanying notes are an integral part of these statements.

================================================================================

Oak Hill Financial, Inc.
Consolidated Statements of Cash Flows

                                                                                                    Year Ended December 31,
                                                                                        --------------------------------------------
(In thousands)                                                                             2004             2003             2002
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings                                                                            $  10,662        $  12,578        $  10,340
Adjustments to reconcile net earnings to net cash provided by
     (used in) operating activities:
          Depreciation and amortization                                                     1,237              985              651
          Gain on sale of securities                                                         (276)            (314)            (315)
      Amortization of premiums and discounts on investment
           securities - net                                                                   836            1,310              949
      Amortization of mortgage servicing rights                                               624            1,222              602
      Proceeds from sale of loans in secondary market                                      59,428          178,542          110,247
      Loans disbursed for sale in secondary market                                        (55,614)        (175,411)        (108,764)
      Gain on sale of loans                                                                (1,132)          (2,080)          (1,091)
      (Gain) loss on disposition of assets                                                     --              (15)            (138)
      Loss on sale of consumer finance loan portfolio                                       3,585               --               --
      Amortization (accretion) of deferred loan origination costs (fees)                     (155)               1              195
      Proceeds from disposal of other real estate owned                                     1,163               --               --
      Loss on sale of other real estate owned                                                 323               --               --
      Purchase of loans                                                                      (282)              --               --
      Federal Home Loan Bank stock dividends                                                 (255)            (234)            (270)
      Provision for losses on loans                                                         3,136            3,347            2,757
      Tax benefit of stock options exercised                                                  693              802              266
      Bank owned life insurance income                                                       (118)              --               --
      Increase (decrease) in cash due to changes in:
           Prepaid expenses and other assets                                                   41             (225)            (874)
           Accrued interest receivable                                                       (121)             189              195
           Accrued interest payable and other liabilities                                  (1,371)           1,603             (457)
           Federal income taxes
                Current                                                                    (1,116)          (1,133)          (1,442)
                Deferred                                                                     (145)             100             (227)
------------------------------------------------------------------------------------------------------------------------------------
                     Net cash provided by operating activities                             21,143           21,267           12,624
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
    Loan disbursements                                                                   (409,234)        (445,612)        (389,543)
    Principal repayments on loans                                                         338,646          330,329          331,494
    Principal repayments on mortgage-backed securities designated
         as available for sale                                                             19,095           31,230           16,708
    Proceeds from sale of investment securities designated
         as available for sale                                                             14,192            7,573           31,711
    Proceeds from sale of investment securities designated
         as held to maturity                                                                   --               --            2,011
    Proceeds from maturity of investment securities                                         4,342              780            5,170
    Proceeds from disposition of assets                                                        64              371
    Proceeds from sale of consumer finance loan portfolio                                   5,143               --               --
    Loans sold from consumer finance loan portfolio                                        (8,728)              --               --
    Purchase of investment securities designated as available for sale                    (45,713)         (35,678)         (58,079)
    Purchase of investment securities designated as held-to-maturity                                        (1,098)          (1,050)
    Decrease in federal funds sold - net                                                    5,241            5,417            6,111
    Purchase of MPA Group Insurance Specialists                                                --               --              (97)
    Purchase of Federal Home Loan Bank stock                                                   --               --             (138)
    Purchase of bank owned life insurance                                                 (10,000)              --               --
    Purchase of office premises and equipment                                              (2,583)          (2,960)          (1,756)
    Ripley acquisition - net of cash received                                              (2,927)              --               --
------------------------------------------------------------------------------------------------------------------------------------
                        Net cash used in investing activities                             (92,526)        (109,955)         (57,087)
------------------------------------------------------------------------------------------------------------------------------------
                        Net cash used in operating and investing activities
                             (balance carried forward)                                    (71,383)         (88,688)         (44,463)
------------------------------------------------------------------------------------------------------------------------------------

================================================================================

Oak Hill Financial, Inc.
Consolidated Statements of Cash Flows

                                                                                                     Year Ended December 31,
                                                                                           -----------------------------------------
(In thousands)                                                                               2004            2003            2002
------------------------------------------------------------------------------------------------------------------------------------
                        Net cash used in operating and investing activities
                             (balance brought forward)                                     $(71,383)       $(88,688)       $(44,463)
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
    Proceeds (repayments) from securities sold under agreement
       to repurchase                                                                            994          (1,188)          2,335
    Net increase in deposit accounts                                                         92,706          54,008          51,609
    Proceeds from Federal Home Loan Bank advances                                                --          50,301          20,000
    Repayment of Federal Home Loan Bank advances                                            (18,368)        (13,469)        (27,887)
    Proceeds from notes payable                                                                  --           3,050              --
    Repayment of notes payable                                                                 (400)         (2,700)            (50)
    Proceeds from issuance of debt securities                                                13,000              --              --
    Dividends on common shares                                                               (3,435)         (2,970)         (2,610)
    Purchase of treasury stock                                                               (4,369)             --              --
    Proceeds from issuance of shares under stock option plan                                  1,874           2,928           1,269
------------------------------------------------------------------------------------------------------------------------------------
                        Net cash provided by financing activities                            82,002          89,960          44,666
------------------------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                                    10,619           1,272             203
Cash and cash equivalents at beginning of year                                               20,390          19,118          18,915
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                                   $ 31,009        $ 20,390        $ 19,118
====================================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid during the year for:
         Federal income taxes                                                              $  5,417        $  6,474        $  4,874
====================================================================================================================================
         Interest on deposits and borrowings                                               $ 20,552        $ 20,463        $ 24,974
====================================================================================================================================

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:
    Unrealized gains (losses) on securities designated as
         available for sale, net of related tax effects                                    $   (310)       $   (291)       $  1,267
====================================================================================================================================
    Recognition of mortgage servicing rights in
         accordance with SFAS No. 140                                                      $    750        $  2,409        $  1,267
====================================================================================================================================
    Transfer from loans to real estate acquired through foreclosure                        $  2,564        $  1,447        $     --
====================================================================================================================================
    Issuance of loans upon sale of real estate acquired
         though foreclosure                                                                $    738        $    862        $  1,760
====================================================================================================================================
      Fair value of assets acquired in acquisition of Ripley National Bank                 $ 58,611        $     --        $     --
====================================================================================================================================

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
    Issuance of note payable in connection with the purchase of
         McNelly Insurance Agency                                                          $     --        $     --        $    100
====================================================================================================================================
    Acquisition of treasury stock in exchange for stock options                            $     --        $    165        $     23
====================================================================================================================================

The accompanying notes are an integral part of these statements.

================================================================================

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002

NOTE A -- SUMMARY OF ACCOUNTING POLICIES

      Oak Hill Financial, Inc. (the "Company") is a financial holding company, the principal assets of which have been its ownership of Oak Hill Banks ("Oak Hill"), Towne Bank ("Towne"), Action Finance Company ("Action") and MPA Group Insurance Specialists ("MPA"). Accordingly, the Company's operations are primarily dependent upon its financial services subsidiaries, which are collectively viewed as a single operating segment for financial statement purposes.

      During 2002, the Board of Directors of the Company, Oak Hill and Towne approved a plan of reorganization whereby the Banks merged on November 30, 2002 into a single bank charter under the name Oak Hill Banks. Hereinafter, the consolidated financial statements use the term "Oak Hill" to describe the preexisting individual banks owned by the Company.

      Oak Hill conducts a general commercial banking business in southern and central Ohio which consists of attracting deposits from the general public and applying those funds to the origination of loans for commercial, consumer and residential purposes. Action was a consumer finance company that originated installment and home equity loans. Oak Hill's profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) and the interest expense paid on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by Oak Hill can be significantly influenced by a number of competitive factors, such as governmental monetary policy, that are outside of management's control.

      On October 9, 2004, the Company acquired Ripley National Bank ("Ripley") for $5.3 million in cash. As part of the transaction, the Company acquired full-service offices in Ripley and Georgetown, Ohio, involving total loans of $39.1 million, $51.6 million in deposits and $58.6 million in total assets.

      On December 31, 2004, the Company sold the consumer loan portfolio of Action. The portfolio, which was comprised of small consumer and second mortgage loans, totaled $8.7 million. Concurrent with the sale, the Company closed its five retail lending offices in southern Ohio.

      The consolidated financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and general accounting practices within the financial services industry. In preparing consolidated financial statements in accordance with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

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

================================================================================

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status.

            Loans held for sale are carried at the lower of cost or market, determined in the aggregate. Loans held for sale are identified at the point of origination. In computing lower of cost or market, deferred loan origination fees are deducted from the principal balance of the related loan. All loan sales are made without further recourse to Oak Hill. At December 31, 2004 and 2003, loans held for sale were carried at cost.

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

      Oak Hill recorded amortization related to mortgage servicing rights totaling approximately $624,000, $1.2 million and $602,000 for the years ended December 31, 2004, 2003 and 2002, respectively. At December 31, 2004 and 2003, the carrying value of Oak Hill's mortgage servicing rights, which approximated their fair value, totaled $3.1 million and $3.0 million, respectively.

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

================================================================================

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

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

      The Company had $3.8 million and $4.0 million of impaired loans, as defined under SFAS No. 114, at December 31, 2004 and 2003, respectively. The Company maintained an allowance for credit losses related to such impaired loans of $1.3 million and $982,000 at December 31, 2004 and 2003, respectively.

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

9. Goodwill and Core Deposit Intangible

      In October 2004, the Company acquired Ripley for $5.3 million in cash. The acquisition resulted in a $1.3 million increase in goodwill. Also, as a result of the acquisition, a $1.3 million core deposit intangible was recorded.

================================================================================

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

      In January 2002, MPA purchased McNelly Insurance Agency, a local property and casualty insurance agency, for consideration of $100,000 in cash and a $100,000 note payable. This purchase resulted in an increase in goodwill of $197,000.

      Pursuant to SFAS No. 142 "Goodwill and Intangible Assets," which prescribes accounting for all purchased goodwill and intangible assets. Pursuant to SFAS No. 142, acquired goodwill is not amortized, but is tested for impairment at the reporting unit level annually and whenever an impairment indicator arises. Goodwill has been assigned to Oak Hill and MPA as the reporting units that are expected to benefit from the goodwill.

      The Company tests goodwill annually. There were no impairment charges related to goodwill for the years ended December 31, 2004 and 2003.

      The core deposit intangible recorded as part of the Ripley merger is being amortized over its estimated useful life of 9.3 years. Oak Hill recorded amortization of the core deposit intangible of $72,000 for the year ended December 31, 2004.

10. Interest Rate Swap

      The Company entered into an interest rate swap in August 2004 to convert $5.0 million of its Oak Hill Capital Trust 1 junior subordinated debentures from fixed rate to variable rate. Under the agreement, the Company has agreed to pay interest to the counterparty on the $5.0 million notional amount at a floating rate of three-month LIBOR plus 5.35% which at December 31, 2004 was 7.79%, and to receive interest at a fixed rate of 10.875%. The interest rate swap met the criteria required to qualify for the shortcut method of accounting for fair value hedges under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. Based on this shortcut method of accounting, no ineffectiveness in the hedging relationship was assumed and any fair value change in the interest rate swap was offset by a fair value change in the junior subordinated debentures during the year ended December 31, 2004.

11. Fair Value of Financial Instruments

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

      The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments at December 31, 2004 and 2003.

      Cash  and  due  from  banks.  The  carrying   amounts   presented  in  the
consolidated statements of financial condition for cash and due from banks are deemed to approximate fair value.

      Federal funds sold. The carrying amounts presented in the consolidated statements of financial condition for federal funds sold are deemed to approximate fair value due to daily repricing.

      Investment securities. For investment securities, fair value is deemed to equal quoted market price.

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

      Bank  owned  life  insurance.   The  carrying  amount   presented  in  the
consolidated statements of financial condition is deemed to approximate fair value.

      Federal Home Loan Bank stock. The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

================================================================================

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

      Deposits. The fair value of NOW accounts, savings accounts, demand deposits, money market deposits and other transaction accounts is deemed to approximate the amount payable on demand at December 31, 2004 and 2003. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

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

      Subordinated debentures. The fair value of the Corporation's subordinated debentures has been estimated using discounted cash flow analysis, based on the interest rates currently offered for instruments of similar remaining maturities. The fair value of the subordinated debentures includes the effects of hedging.

      Notes payable. The fair value of notes payable has been estimated using discounted cash flow analysis, based on the interest rates currently offered for notes of similar remaining maturities.

      Commitments to extend credit. For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The difference between the fair value of outstanding loan commitments at December 31, 2004 and 2003 was not material.

      Based on the foregoing methods and assumptions, the carrying value and fair value of the Company's financial instruments are as follows:

                                                                                   December 31,
                                                         ----------------------------------------------------------------
                                                                      2004                               2003
                                                         ----------------------------        ----------------------------
                                                           Carrying           Fair            Carrying            Fair
(In thousands)                                              value             value             value             value
-------------------------------------------------------------------------------------------------------------------------
Financial assets
     Cash and due from banks                             $   31,009        $   31,009        $   20,390        $   20,390
     Federal funds sold                                         988               988               123               123
     Investment securities                                   92,023            92,236            79,545            79,469
     Loans receivable                                       912,538           915,674           811,021           822,684
     Bank owned life insurance                               10,118            10,118                --                --
     Federal Home Loan Bank stock                             6,590             6,590             5,998             5,998
-------------------------------------------------------------------------------------------------------------------------
                                                         $1,053,266        $1,056,615        $  917,077        $  928,664
=========================================================================================================================

Financial liabilities
     Deposits                                            $  862,096        $  857,213        $  717,821        $  717,574
     Advances from the Federal Home Loan Bank               105,601           108,827           122,887           129,336
     Securities sold under agreement to repurchase            5,359             5,359             4,365             4,365
     Notes payable                                            2,700             2,700             3,100             3,110
     Subordinated debentures                                 18,000            18,131             5,000             6,138
-------------------------------------------------------------------------------------------------------------------------
                                                         $  993,756        $  992,230        $  853,173        $  860,523
=========================================================================================================================

12. Earnings per Share

      Basic earnings per common share is computed based upon the weighted-average number of common shares outstanding during the year. Diluted earnings per common share is computed including the dilutive effect of additional potential common shares issuable under stock option.

================================================================================

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

      The computations were as follows for the years ended December 31:

                                                                    2004              2003             2002
--------------------------------------------------------------------------------------------------------------
Weighted-average common shares outstanding (basic)                5,549,855        5,487,436         5,317,313
Dilutive effect of assumed exercise of stock options                142,613          139,855           121,285
--------------------------------------------------------------------------------------------------------------
Weighted-average common shares outstanding (diluted)              5,692,468        5,627,291         5,438,598
==============================================================================================================

      Options to purchase 68,000 and 1,000 shares of common stock with a respective weighted-average exercise price of $30.46 and $21.85 were outstanding at December 31, 2003 and 2002, respectively, but were excluded from the computation of common share equivalents for those respective years because their exercise prices were greater than the average market price of the common shares.

13. Stock Incentive Plan

      The Company has a stock incentive plan that provides for grants of options, restricted stock and other equity-based instruments of up to 1,200,000 authorized, but unissued shares of its common stock. The Company accounts for its stock option plan in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, SFAS No. 123 permits entities to continue to account for stock options and similar equity instruments under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net earnings and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

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

(In thousands)                          2004            2003             2002
--------------------------------------------------------------------------------
Net earnings
     As reported                     $   10,662      $   12,578      $   10,340
     Stock-based
       compensation, net
       of tax                              (399)           (114)           (128)
================================================================================
     Pro forma                       $   10,263      $   12,464      $   10,212
================================================================================

Basic earnings per share
     As reported                     $     1.92      $     2.29      $     1.94
     Stock-based
       compensation, net
       of tax                             (0.07)          (0.02)          (0.02)
================================================================================
     Pro forma                       $     1.85      $     2.27      $     1.92
================================================================================

Diluted earnings per share
     As reported                     $     1.87      $     2.23      $     1.90
     Stock-based
       compensation, net
       of tax                             (0.07)          (0.02)          (0.02)
================================================================================
     Pro forma                       $     1.80      $     2.21      $     1.88
================================================================================

================================================================================

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

      The fair value of each option granted is estimated on the date of grant using the modified Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 2004, 2003 and 2002: dividend yield of 1.6% for 2004 and 2.3% for 2003 and 2002; expected volatility of 39.8%, 41.5% and 30.0% for 2004, 2003 and 2002, respectively; risk-free interest rates of 3.65%, 3.38% and 4.00% for 2004, 2003 and 2002, respectively and expected lives of 4 years for 2004 and 2003 and 10 years for 2002.

      A summary of the status of the Company's Stock Option Plan as of December 31, 2004, 2003 and 2002 and changes during the years ended on those dates is presented below:

                                                      2004                       2003                       2002
                                              -----------------------   ----------------------     ----------------------
                                                           Weighted-                 Weighted-                 Weighted-
                                                            average                   average                   average
                                                           exercise                  exercise                  exercise
                                               Shares        price       Shares        price       Shares        price
-------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year               572,397      $17.36       718,717      $15.35        821,401     $15.02
Granted                                        130,500       37.19        68,000       30.46          1,000      21.85
Exercised                                     (118,131)      15.87      (210,820)      14.77       (101,284)     12.73
Forfeited                                       (2,300)      28.45        (3,500)      15.05         (2,400)     14.96
-------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                     582,466      $22.21       572,397      $17.36        718,717     $15.35
=========================================================================================================================
Options exercisable at year-end                451,633                   503,730                    640,842
=========================================================================================================================
Weighted-average fair value of
     options granted during the year                        $12.91                    $ 9.31                    $ 7.25
=========================================================================================================================

The following information applies to options outstanding at December 31, 2004:

Range of                                             Number
exercise prices                                   outstanding
-------------------------------------------------------------
$ 6.67 - $10.01                                       23,150
$10.02 - $15.03                                       46,600
$15.04 - $22.56                                      318,616
$22.57 - $33.86                                       64,100
$33.87 - $37.21                                      130,000
-------------------------------------------------------------
Total                                                582,466
============================================================
Weighted-average exercise price                       $22.21
============================================================
Weighted-average remaining contractual life        8.2 years
============================================================

14. Capitalization

      The Company's authorized capital stock includes 1,500,000 shares of $.01 per share par value voting preferred stock and 1,500,000 shares of $.01 per share par value non-voting preferred stock. No preferred shares have been issued at December 31, 2004 and 2003.

15. Advertising

      Advertising costs are expensed when incurred. The Company's advertising expense totaled $421,000, $437,000, and $423,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

16. Cash and Cash Equivalents

      For purposes of reporting cash flows, cash and cash equivalents are comprised of cash and due from banks.

================================================================================

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

17. Reclassifications

      Certain prior year amounts have been reclassified to conform to the 2004 consolidated financial statement presentation.

18. Effects of Recent Accounting Pronouncements

      In December 2004, the Financial Accounting Standards Board (the "FASB") issued a revision of SFAS No. 123 which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services, primarily on accounting for transactions in which an entity obtains employee services in share-based transactions. This statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award, with limited exceptions. That cost will recognized over the period during which an employee is required to provide services in exchange for the awarded - the requisite service period. No compensation cost is recognized for euity instruments for which employees do not render the requisite service. Employee share purchase plans will not result in recognition of compensation cost if certain conditions are met.

      Initially, the cost of employee services received in exchange for an award of liability instruments will be measured base don current fair value; the fair value of the award that will be remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation costs over that period. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification.

      Excess tax benefits, as defined by SFAS 123R, will be recognized as an addition to additional paid in capital. Cash retained as a result of those excess tax benefits will be presented in the statement of cash flows as financing cash inflows. The write-off of deferred tax assets relating to unrealized tax benefits associated with recognized compensation cost will be recognized as income tax expense unless there are excess tax benefits from previous awards remaining in additional paid in capital to which it can be offset.

      Compensation cost is required to be recognized in the first interim or annual period that begins after June 15, 2005, or July 1, 2005 as to the Company. Management believes the annual compensation cost, net of tax, will approximate the amount disclosed in footnote A-13.

NOTE B - INVESTMENT SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of investment securities at December 31 are shown below.

                                                                                     2004
                                                           ------------------------------------------------------
                                                                            Gross          Gross        Estimated
                                                           Amortized     unrealized     unrealized         fair
(In thousands)                                               cost           gains         losses          value
-----------------------------------------------------------------------------------------------------------------
Held to maturity:
     Trust preferred securities due after ten years         $ 3,640        $   213        $    --        $ 3,853

Available for sale:
     U.S. Government and agency obligations                 $61,594        $   229        $   415        $61,408
     Obligations of state and political subdivisions         25,743          1,090             64         26,769
     Other securities                                           126             99             19            206
-----------------------------------------------------------------------------------------------------------------
          Total securities available for sale               $87,463        $ 1,418        $   498        $88,383
================================================================================================================

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

                                                                                               2003
                                                                ------------------------------------------------------------
                                                                                     Gross           Gross         Estimated
                                                                   Amortized      unrealized      unrealized         fair
(In thousands)                                                       cost            gains          losses           value
----------------------------------------------------------------------------------------------------------------------------
Held to maturity:
     Trust preferred securities due after ten years                 $ 3,659         $    83         $   159         $ 3,583
============================================================================================================================

Available for sale:
     U.S. Government and agency obligations                         $57,836         $   760         $   106         $58,490
     Obligations of state and political subdivisions                 16,539             752              80          17,211
     Other securities                                                   125              81              21             185
----------------------------------------------------------------------------------------------------------------------------
          Total securities available for sale                       $74,500         $ 1,593         $   207         $75,886
============================================================================================================================

      The amortized cost and estimated fair value of investment securities designated as available for sale, by term to maturity at December 31 are shown below.

                                                                              2004                           2003
                                                                   --------------------------      -------------------------
                                                                                    Estimated                      Estimated
                                                                   Amortized          fair         Amortized          fair
(In thousands)                                                       cost             value           cost           value
----------------------------------------------------------------------------------------------------------------------------
Due in three years or less                                          $ 8,111         $ 8,120         $ 5,060         $ 5,109
Due after three years through five years                              5,787           5,729           2,793           2,836
Due after five years through ten years                                9,252           9,302          11,884          12,046
Due after ten years                                                  64,313          65,232          54,763          55,895
----------------------------------------------------------------------------------------------------------------------------
                                                                    $87,463         $88,383         $74,500         $75,886
============================================================================================================================

      The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2004.

                                                                            Less than                      More than
                                                                          twelve months                  twelve months
                                                                   --------------------------    ---------------------------
                                                                   Estimated                     Estimated
                                                                     fair          Unrealized      fair          Unrealized
(In thousands)                                                       value            loss         value            loss
----------------------------------------------------------------------------------------------------------------------------
Held to maturity:
     Trust preferred securities                                     $    --         $    --       $    --         $    --
     Obligations of state and political subdivisions                    392               1            --              --

Available for sale:
     U.S. Government and agency obligations                          31,670             306         7,603             109
     Obligations of state and political subdivisions                  2,717              32         2,618              31
     Other securities                                                    --              --            33              19
----------------------------------------------------------------------------------------------------------------------------
          Total temporarily impaired securities                     $34,779         $   339       $10,254         $   159
============================================================================================================================

      Management has the ability to hold these temporarily impaired securities for the foreseeable future. The decline in the fair value is primarily due to an increase in market interest rates. The fair values are expected to recover as the securities approach maturity dates.

      Proceeds from sales of investment securities designated as available for sale during the year ended December 31, 2004, totaled $14.2 million, resulting in gross realized gains of $276,000 on such sales.

      Proceeds from sales of investment securities designated as available for sale during the year ended December 31, 2003, totaled $7.6 million, resulting in gross realized gains of $314,000 on such sales.

================================================================================

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

      Proceeds from sales of investment securities designated as available for sale during the year ended December 31, 2002, totaled $31.7 million, resulting in gross realized gains of $268,000 and gross realized losses of $82,000 on such sales.

      Proceeds from the sale of investment securities designated as held-to-maturity during the year ended December 31, 2002, totaled $2.0 million, resulting in a gross realized gain of $129,000 on such sale. The sale followed a significant deterioration of the issuer's creditworthiness such that the securities were deemed by a nationally recognized rating organization as less than investment grade.

      At December 31, 2004 and 2003, investment securities with an aggregate book value of $70.0 million and $67.6 million, respectively, were pledged as collateral for public deposits.

      The Company enters into purchases of mortgage-backed securities under agreements to resell substantially identical securities on behalf of its deposit customers. Securities purchased under agreements to resell totaled $5.4 million and $4.4 million at December 31, 2004 and 2003, respectively. At December 31, 2004 and 2003, the agreements were scheduled to mature within 90 days and no material amount of agreements to resell securities was outstanding with any individual dealer. Securities purchased under agreement to resell averaged approximately $5.0 million during 2004 and the maximum amount outstanding at any month-end during 2004 was $6.2 million.

NOTE C - LOANS RECEIVABLE

      The composition of the loan portfolio, including loans held for sale, is as follows at December 31:

(In thousands)                                           2004             2003
--------------------------------------------------------------------------------
Real estate mortgage
     (primarily residential)                           $270,092         $235,180
Installment, net of unearned
     interest of $2,000
     and $1.5 million at
     December 31, 2004 and
     2003, respectively                                  68,072           71,100
Commercial and other                                    584,201          513,848
Credit card                                               2,020            1,729
--------------------------------------------------------------------------------
          Gross loans                                   924,385          821,857
Less:
     Allowance for loan losses                           11,847           10,836
--------------------------------------------------------------------------------
          Loans receivable - net                       $912,538         $811,021
================================================================================

      The Company's lending efforts have historically focused on real estate mortgages and consumer installment loans, which comprised approximately $338.2 million, or 37%, of the total loan portfolio at December 31, 2004, and approximately $306.3 million, or 37%, of the total loan portfolio at December 31, 2003. In recent years, lending efforts have increasingly focused on commercial loans, generally secured by commercial real estate and equipment, which comprise approximately $584.2 million, or 63%, of the total loan portfolio at December 31, 2004, and approximately $513.8 million, or 63%, of the total loan portfolio at December 31, 2003. Generally, such loans have been underwritten with sufficient collateral or cash down payments to provide the Company with adequate collateral coverage in the event of default. Nevertheless, the Company, as with any lending institution, is subject to the risk that real estate values or economic conditions could deteriorate in its primary lending areas within Ohio, thereby impairing collateral values. However, management is of the belief that real estate values and economic conditions in the Company's primary lending areas are presently stable.

      As stated previously, the Company has sold whole loans and participating interests in loans in the secondary market, retaining servicing on the loans sold. Loans sold and serviced for others totaled approximately $275.9 million, $271.4 million and $187.0 million at December 31, 2004, 2003 and 2002, respectively.

      At December 31, 2004, 2003 and 2002, the Company had nonaccrual and nonperforming loans totaling approximately $6.3 million, $8.1 million and $7.3 million, respectively. Interest income that would have been recognized had nonaccrual loans performed pursuant to contractual terms totaled approximately $406,000, $508,000 and $357,000 for the years ended December 31, 2004, 2003 and
2002, respectively.

================================================================================

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

      The activity in the allowance for loan losses is summarized as follows for the years ended December 31:

(In thousands)                            2004            2003            2002
-------------------------------------------------------------------------------
Balance at beginning
     of year                           $ 10,836        $  9,142        $  8,345
Provision charged to
     operations                           3,136           3,347           2,757
Charge-offs                              (3,545)         (2,152)         (2,563)
Recoveries                                1,291             499             603
Allowance of acquired
     institution and other                  129              --              --
--------------------------------------------------------------------------------
Balance at end of year                 $ 11,847        $ 10,836        $  9,142
================================================================================

NOTE D - OFFICE PREMISES AND EQUIPMENT

      Office premises and equipment are summarized at December 31 as follows:

(In thousands)                                          2004             2003
--------------------------------------------------------------------------------
Land and buildings                                   $ 16,048          $ 12,741
Furniture and equipment                                 9,181             7,093
Leasehold improvements                                  1,117             1,067
--------------------------------------------------------------------------------
                                                       26,346            20,901
     Less accumulated depreciation
          and amortization                            (10,857)           (8,709)
--------------------------------------------------------------------------------
                                                     $ 15,489          $ 12,192
================================================================================

NOTE E - DEPOSITS

      Deposit balances at December 31 are summarized as follows:

                                                        2004                      2003
                                              ----------------------     -----------------------
(Dollars in thousands)                          Amount        Rate        Amount          Rate
------------------------------------------------------------------------------------------------
Deposit type and interest rate range
Demand deposit accounts                       $ 88,712           --      $ 66,712           --
Savings accounts                                58,978         0.45%       48,224         0.42%
NOW accounts                                    65,395         1.06%       62,033         1.19%
Money market deposit accounts                    9,249         0.41%        7,644         0.43%
Premium investment accounts                     53,093         2.17%       35,474         0.93%
Select investment accounts                      27,197         1.77%       33,426         1.12%
------------------------------------------------------------------------------------------------
Total transaction accounts                     302,624                    253,513
Certificates of deposit
     1.00 - 2.99%                              344,757                    286,245
     3.00 - 4.99%                              203,406                    162,541
     5.00 - 6.99%                               10,909                     15,447
     7.00 - 8.00%                                  400                         75
------------------------------------------------------------------------------------------------
Total certificates of deposit                  559,472         2.82%      464,308         2.79%
------------------------------------------------------------------------------------------------
Total deposits                                $862,096         2.14%     $717,821         2.04%
================================================================================================

      The Company had deposit accounts with balances in excess of $100,000 totaling $371.1 million and $285.7 million at December 31, 2004 and 2003, respectively.

================================================================================

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

      Interest expense on deposits is summarized as follows for the years ended December 31:

(In thousands)                                 2004         2003           2002
--------------------------------------------------------------------------------
NOW accounts                                 $   804       $   839       $ 1,204
Savings accounts                                 195           295           485
Money market deposit accounts                     31            56           108
Premium investment accounts                      548           411           790
Select investment accounts                       419           401           459
Certificates of deposit                       13,926        13,575        16,608
--------------------------------------------------------------------------------
                                             $15,923       $15,577       $19,654
================================================================================

      The contractual maturities of outstanding certificates of deposit are summarized as follows at December 31:

(In thousands)                                        2004                2003
--------------------------------------------------------------------------------
Less than one year                                  $239,199            $214,292
One year through
     three years                                     259,816             198,390
More than three years                                 60,457              51,626
--------------------------------------------------------------------------------
                                                    $559,472            $464,308
================================================================================

NOTE F - ADVANCES FROM

THE FEDERAL HOME LOAN BANK

      Advances from the Federal Home Loan Bank, collateralized at December 31, 2004 and 2003 by pledges of certain residential mortgage loans totaling $142.6 million and $165.9 million, respectively, and Oak Hill's investment in Federal Home Loan Bank stock, are summarized as follows:

                                      Maturing                 December 31,
                                    in year ended        ----------------------
Interest rate range                 December 31,           2004          2003
-------------------------------------------------------------------------------
                                                         (Dollars in thousands)
0.94% to 8.30%                          2004             $             $ 46,989
1.85% to 8.10%                          2005                43,426       11,422
3.77% to 6.50%                          2006                 2,401        2,990
4.14% to 7.30%                          2007                 5,501        5,501
4.29% to 5.30%                          2009                   333          564
5.15% to 8.02%                          2010                 6,158        6,274
3.94% to 6.95%                          2011                40,063       40,571
        3.09%                           2013                 3,819        4,929
        7.62%                           2015                   850          850
        6.25%                           2016                   283           --
        6.70%                           2017                   790          828
        5.15%                           2018                 1,691        1,969
        3.50%                           2025                    47           --
        3.50%                           2029                   167           --
        3.50%                           2030                    72           --
-------------------------------------------------------------------------------
                                                          $105,601     $122,887
===============================================================================
Weighted-average
     interest rate                                            3.95%        3.39%
===============================================================================

================================================================================

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

NOTE G - OTHER BORROWINGS

      At December 31, 2003, Action had a note payable to another financial institution totaling $3.1 million bearing interest at 5.125% maturing in 2006. At December 31, 2004, the note had an outstanding balance of $2.7 million. The note was collateralized by a pledge of a portion of the Company's shares of Oak Hill. The note was repaid in January 2005.

      Additionally, MPA had a note payable created in connection with the purchase of a local insurance agency during 2002. At December 31, 2003, the note had a balance of $50,000 bearing interest at 6.0%. The note matured in January 2004.

NOTE H - GUARANTEED PREFERRED BENEFICIAL INTERESTS IN THE COMPANY'S

JUNIOR SUBORDINATED DEBENTURES

      In March 2000, a Delaware trust owned by the Company ("Trust 1"), issued $5.0 million of mandatorily redeemable debt securities. The debt securities issued by Trust 1 are included in the Company's regulatory capital, specifically as a component of Tier 1 capital. The subordinated debentures are the sole assets of Trust 1, and the Company owns all of the common securities of Trust 1. Interest payments on the debt securities are made semi-annually at an annual fixed interest rate of 10.875% and are reported as a component of interest expense on borrowings.

      During 2004, a Delaware statutory business trust owned by the Company, Oak Hill Capital Trust 2 ( "Trust 2"), issued $5.0 million of mandatorily redeemable debt securities. The debt securities issued by Trust 2 are included in the Company's regulatory capital, specifically as a component of Tier 1 capital. The proceeds from the issuance of the subordinated debentures and common securities were used by Trust 2 to purchase from the Company $5.0 million of subordinated debentures maturing on October 18, 2034. The subordinated debentures are the sole asset of Trust 2, and the Company owns all of the common securities of Trust 2. Interest payments on the debt securities are to be made quarterly at an annual fixed rate of interest of 6.24% through October 18, 2009 and at a floating rate of interest, reset quarterly, equal to 3-month LIBOR plus 2.40% thereafter. Interest payments are reported as a component of interest expense on borrowings. The net proceeds received by the Company were contributed to the capital of Oak Hill during 2004.

      On October 1, 2004, a Delaware statutory business trust owned by the Company, Oak Hill Capital Trust 3 ("Trust 3"), issued $8.0 million of mandatorily redeemable debt securities. The debt securities issued by Trust 3 are included in the Company's regulatory capital, specifically as a component of Tier 1 capital. The proceeds from the issuance of the subordinated debentures and common securities were used by Trust 3 to purchase from the Company $8.0 million of subordinated debentures maturing on October 18, 2034. The subordinated debentures are the sole asset of Trust 3, and the Company owns all of the common securities of Trust 3. Interest payments on the debt securities are to be made quarterly at a floating rate of interest, reset quarterly, equal to 3-month LIBOR plus 2.30%. Interest payments are reported as a component of interest expense on borrowings. The net proceeds received by the Company will be used for merger activity and general corporate purposes.

NOTE I - FEDERAL INCOME TAXES

      The provision for federal income taxes differs from that computed at the statutory corporate tax rate for the years ended December 31 as follows:

(In thousands)                                                           2004         2003        2002
---------------------------------------------------------------------------------------------------------
Federal income taxes computed at the statutory rate                    $ 5,251      $ 6,611      $ 5,223
Increase (decrease) in taxes resulting from:
     Interest income on municipal loans and obligations of state
          and political subdivisions                                      (419)        (354)        (371)
     Nondeductible merger-related expenses                                  --           --            2
     New markets tax credits                                              (500)          --           --
     Other                                                                   9            9           (3)
---------------------------------------------------------------------------------------------------------
Federal income tax provision per consolidated financial statements     $ 4,341      $ 6,266      $ 4,851
=========================================================================================================

================================================================================

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

      The computation of the Company's net deferred tax asset at December 31 is as follows:

(In thousands)                                                               2004        2003
-----------------------------------------------------------------------------------------------
Taxes (payable) refundable on temporary differences at statutory rate:
Deferred tax assets:
     Book/tax difference of allowance for loan losses                      $ 4,155      $ 3,793
     Deferred compensation benefits                                             89           95
     Other                                                                      10            4
-----------------------------------------------------------------------------------------------
          Total deferred tax assets                                          4,254        3,892
Deferred tax liabilities:
     Deferred loan origination costs                                          (753)        (680)
     Federal Home Loan Bank stock dividends                                   (959)        (959)
     Unrealized gains on securities designated as available for sale          (321)        (471)
     Book/tax difference of depreciation                                      (235)          --
     Mortgage servicing rights                                              (1,101)      (1,044)
     Impairment recoveries                                                      --         (114)
     Purchase price adjustments                                               (499)          --
     Other                                                                     (27)         (35)
-----------------------------------------------------------------------------------------------
          Total deferred tax liabilities                                    (3,895)      (3,303)
-----------------------------------------------------------------------------------------------
Net deferred tax asset                                                     $   359      $   589
===============================================================================================

      The Company has not recorded a valuation allowance for any portion of the net deferred tax asset at December 31, 2004 and 2003, based on the amount of income taxes subject to recovery in carryback years.

NOTE J -- RELATED PARTY TRANSACTIONS

      In the normal course of business, the Company has made loans to its directors, officers, and their related business interests. In the opinion of management, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations. The balance of such loans outstanding at December 31, 2004, 2003 and 2002 totaled approximately $7.3 million, $5.2 million and $5.0 million, respectively.

      The Company had also received demand and time deposits from directors, officers and their related business interests of approximately $14.7 million,
$10.5  million  and  $12.4  million  at  December  31,  2004,   2003  and  2002,
respectively.

NOTE K -- EMPLOYEE BENEFIT PLANS

      The Company has a profit-sharing and 401(k) plan covering all employees who have attained the age of twenty-one and completed three months of continuous service. The profit-sharing plan is non-contributory and contributions to the plan are made at the discretion of the Board of Directors. The Company contributed $225,000, $300,000 and $250,000 to the plan for the years ended December 31, 2004, 2003 and 2002, respectively.

The 401(k) plan allows employees to make voluntary, tax-deferred contributions of up to 15% of their base annual compensation. The Company provides, at its discretion, a 50% matching of funds for each participant's contribution, subject to a maximum of 6% of base compensation. The Company's matching contributions under the 401(k) plan totaled $327,000, $285,000 and $260,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

NOTE L -- COMMITMENTS

      The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers, including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of the commitments reflect the extent of the Company's involvement in such financial instruments.

      The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments, including utilization of collateral where appropriate.

================================================================================

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

      At December 31, 2004, the Company had outstanding commitments of approximately $21.7 million to originate residential and commercial loans. Also, the Company had unused lines of credit and letters of credit totaling approximately $139.9 million and $15.2 million, respectively, as of December 31, 2004. In the opinion of management, outstanding loan commitments equaled or exceeded prevalent market interest rates as of December 31, 2004, such commitments were underwritten in accordance with normal loan underwriting policies, and all disbursements will be funded via normal cash flow from operations and existing excess liquidity.

      The Company has also entered into non-cancelable lease agreements for office premises and equipment under operating leases which expire at various dates through 2010. The following table summarizes minimum payments due under lease agreements by year:

Year ending
December 31,                           (Dollars in thousands)
-------------------------------------------------------------
2005                                          $  614
2006                                             520
2007                                             433
2008                                             265
2009 through 2010                              1,206
-------------------------------------------------------------
                                              $3,038
=============================================================

      Total rent expense under operating leases was $850,000, $741,000 and $588,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

NOTE M -- REGULATORY CAPITAL

      As a registered bank holding company, the Company is subject to capital requirements imposed by the Board of Governor of the Federal Reserve System
("FRB"). Oak Hill is subject to the regulatory capital requirements of the Federal Deposit Insurance Corporation (the "FDIC"). Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on Oak Hill's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Oak Hill must meet specific capital guidelines that involve quantitative measures of Oak Hill's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Oak Hill's capital accounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      The FRB and the FDIC have adopted risk-based capital guidelines to which the Company and Oak Hill are subject. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. Risk-based capital ratios are determined by allocating assets and specified off-balance-sheet commitments to four risk-weighting categories, with higher levels of capital being required for the categories perceived as representing greater risk.

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

      During the year ended December 31, 2004, Oak Hill was notified by its primary federal regulator that it was categorized as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized" Oak Hill must maintain minimum Tier 1 capital, total risk-based capital, and Tier 1 leverage ratios of 6%, 10%, and 5%, respectively. At December 31, 2004, Oak Hill was well-capitalized.

================================================================================

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

      As of December 31, 2004 and 2003, management believes that the Company and Oak Hill have met all of the capital adequacy requirements to which the entities are subject. The Company's and Oak Hill's Tier 1 capital, total risk-based capital, and Tier 1 leverage ratios are set forth in the following tables:

Company consolidated:

                                                                  As of December 31, 2004
                                       --------------------------------------------------------------------------
                                                                                                 To be "well
                                                                                              capitalized" under
                                                                     For capital              prompt corrective
                                               Actual             adequacy purposes           action provisions
(Dollars in thousands)                  Amount         Ratio      Amount       Ratio         Amount         Ratio
------------------------------------------------------------------------------------------------------------------
Total capital                          $110,620        12.2%     $ 72,816      >=8.0%       $ 91,020       >=10.0%
     (to risk-weighted assets)
Tier 1 capital                         $ 99,201        10.9%     $ 36,408      >=4.0%       $ 54,612        >=6.0%
     (to risk-weighted assets)
Tier 1 leverage ratio                  $ 99,201         9.3%     $ 42,682      >=4.0%       $ 53,353        >=5.0%

                                                                 As of December 31, 2003
                                       --------------------------------------------------------------------------
                                                                                                 To be "well
                                                                                              capitalized" under
                                                                     For capital              prompt corrective
                                               Actual             adequacy purposes           action provisions
(Dollars in thousands)                  Amount         Ratio      Amount       Ratio         Amount         Ratio
------------------------------------------------------------------------------------------------------------------
Total capital                           $93,351        11.7%      $64,078      >=8.0%        $80,098       >=10.0%
     (to risk-weighted assets)
Tier 1 capital                          $83,302        10.4%      $32,039      >=4.0%        $48,059        >=6.0%
     (to risk-weighted assets)
Tier 1 leverage ratio                   $83,302         9.1%      $36,551      >=4.0%        $45,688        >=5.0%

Oak Hill:

                                                                  As of December 31, 2004
                                       --------------------------------------------------------------------------
                                                                                                 To be "well
                                                                                              capitalized" under
                                                                     For capital              prompt corrective
                                               Actual             adequacy purposes           action provisions
(Dollars in thousands)                  Amount         Ratio      Amount       Ratio         Amount         Ratio
------------------------------------------------------------------------------------------------------------------
Total capital                           $96,383        10.7%      $72,364      >=8.0%        $90,545       >=10.0%
     (to risk-weighted assets)
Tier 1 capital                          $85,070         9.4%      $36,182      >=4.0%        $54,273        >=6.0%
     (to risk-weighted assets)
Tier 1 leverage ratio                   $85,070         8.1%      $42,265      >=4.0%        $52,831        >=5.0%

================================================================================

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

                                                               As of December 31, 2003
                                       --------------------------------------------------------------------------
                                                                                                 To be "well
                                                                                              capitalized" under
                                                                     For capital              prompt corrective
                                               Actual             adequacy purposes           action provisions
(Dollars in thousands)                  Amount         Ratio      Amount       Ratio         Amount         Ratio
------------------------------------------------------------------------------------------------------------------
Total capital                           $80,437        10.2%      $63,387      >=8.0%        $79,234       >=10.0%
     (to risk-weighted assets)
Tier 1 capital                          $70,526         8.9%      $31,693      >=4.0%        $47,540        >=6.0%
     (to risk-weighted assets)
Tier 1 leverage ratio                   $70,526         7.8%      $36,112      >=4.0%        $45,140        >=5.0%

      The Company's management believes that under the current regulatory capital regulations, the Company and Oak Hill will continue to meet the minimum capital requirements in the foreseeable future. However, events beyond the control of the Company, such as increased interest rates or a downturn in the economy in Oak Hill's primary market areas, could adversely affect future earnings and consequently, the ability to meet future minimum regulatory capital requirements.

================================================================================

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

NOTE N -- OAK HILL FINANCIAL, INC. CONDENSED FINANCIAL INFORMATION

      The following condensed financial statements summarize the financial position of Oak Hill Financial, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the years ended December 31, 2004, 2003 and 2002.

Oak Hill Financial, Inc.
CONDENSED STATEMENTS OF
FINANCIAL CONDITION

                                                              December 31,
                                                     ---------------------------
(In thousands)                                          2004              2003
--------------------------------------------------------------------------------
ASSETS
Cash and due from banks                              $   2,089        $     666
Interest-bearing deposits in
     Oak Hill Banks                                      6,721            6,263
Investment securities                                      561               --
Investment in Oak Hill Banks                            88,664           71,915
Investment in Action Finance Co.                         1,945            2,649
Investment in Oak Hill Capital
     Trust                                                 558              155
Investment in MPA                                        1,056            1,178
Investment in Oak Hill Title LLC                            15               15
Office premises and
     equipment - net                                     2,307            2,302
Prepaid expenses and other assets                        1,694            1,673
--------------------------------------------------------------------------------
     Total assets                                    $ 105,610        $  86,816
================================================================================

LIABILITIES AND
STOCKHOLDER'S EQUITY

Accrued expenses and other
     liabilities                                     $   2,001        $   1,725
Minority interests                                           8                8
Guaranteed preferred beneficial
     interests in the Corporation's
     junior subordinated debentures                     18,558            5,155
--------------------------------------------------------------------------------
     Total liabilities                                  20,567            6,888
Stockholders' equity
     Common stock                                        2,827            2,797
     Additional paid-in capital                          6,658            5,704
     Retained earnings                                  78,071           70,844
     Less cost of treasury stock                        (3,118)            (332)
     Unrealized gains on
          securities designated as
          available for sale, net of
          related tax effects                              605              915
--------------------------------------------------------------------------------
     Total stockholders' equity                         85,043           79,928
--------------------------------------------------------------------------------
     Total liabilities and
          stockholders' equity                       $ 105,610        $  86,816
================================================================================

================================================================================

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

Oak Hill Financial, Inc.
CONDENSED STATEMENTS OF EARNINGS

                                               Year ended December 31,
                                       -----------------------------------------
(In thousands)                           2004            2003            2002
--------------------------------------------------------------------------------
REVENUE
Interest income                        $     58        $     24        $     32
Other income                                  6              10               6
Equity in earnings of
     subsidiaries                        11,548          13,306          11,144
--------------------------------------------------------------------------------
     Total revenue                       11,612          13,340          11,182
EXPENSES
Interest expense                            683             578             578
General and
     administrative                         686             498             644
--------------------------------------------------------------------------------
     Total expenses                       1,369           1,076           1,222
--------------------------------------------------------------------------------
     Earnings before
          federal income
          tax credits                    10,243          12,264           9,960
Federal income
          tax credits                      (419)           (314)           (380)
--------------------------------------------------------------------------------
      NET EARNINGS                     $ 10,662        $ 12,578        $ 10,340
================================================================================

Oak Hill Financial, Inc.
CONDENSED STATEMENTS OF CASH FLOWS

                                                                                               Year Ended December 31,
                                                                                      --------------------------------------
(In thousands)                                                                          2004          2003           2002
----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net earnings for the year                                                        $ 10,662      $ 12,578      $ 10,340
     Adjustments to reconcile net earnings to net cash provided by operating activities:
               Undistributed earnings of consolidated subsidiaries                      (4,316)       (7,444)       (8,360)
               Depreciation of office premises and equipment                               243           228           147
               Tax benefit of stock options exercised                                      693           802           266
               Increase (decrease) in cash due to changes in:
                    Prepaid expenses and other assets                                      522          (759)         (844)
                    Other liabilities                                                     (257)         (498)          (53)
         Federal income taxes
              Deferred                                                                      73            --            --
----------------------------------------------------------------------------------------------------------------------------
                         Net cash provided by operating activities                       7,620         4,907         1,496
CASH FLOWS FROM INVESTING ACTIVITIES:
     Investment in Oak Hill Banks                                                      (10,250)           --            (5)
     Investment in Action Finance Company                                               (1,750)           --
     Investment in Oak Hill Capital Trust                                                 (403)           --            --
     Investment in U.S. Government Agencies                                               (561)           --
     Purchase of office premises and equipment                                            (248)         (703)         (513)
     (Increase) decrease in interest-bearing deposits                                     (458)       (4,092)          488
----------------------------------------------------------------------------------------------------------------------------
                         Net cash used in investing activities                         (13,670)       (4,795)          (30)
----------------------------------------------------------------------------------------------------------------------------
                Net cash provided by (used in) operating and investing activities       (6,050)          112         1,466
                     (balance carried forward)
----------------------------------------------------------------------------------------------------------------------------

================================================================================

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

Oak Hill Financial, Inc.
CONDENSED STATEMENTS OF CASH FLOWS

                                                                                             Year Ended December 31,
                                                                                      -------------------------------------
(In thousands)                                                                           2004          2003          2002
---------------------------------------------------------------------------------------------------------------------------
                Net cash provided by (used in) operating and investing activities       (6,050)          112         1,466
                     (balance carried forward)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from exercise of stock options                                             1,874         2,928         1,269
     Proceeds from issuance of debt securities                                          13,403            --            --
     Purchase of treasury stock                                                         (4,369)           --            --
     Dividends on common shares                                                         (3,435)       (2,970)       (2,610)
---------------------------------------------------------------------------------------------------------------------------
                         Net cash provided by (used in) financing activities             7,473           (42)       (1,341)
---------------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                                1,423            70           125
Cash and cash equivalents at beginning of year                                             666           596           471
---------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                              $  2,089      $    666      $    596
===========================================================================================================================

NOTE O -- SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

      Obligations for securities sold under agreements to repurchase were collateralized at December 31, 2004 and 2003 by investment securities with a book value including accrued interest of approximately $6.4 million and $4.7 million and a market value of approximately $6.4 million and $4.8 million, respectively. The maximum balance of repurchase agreements outstanding at any month-end during the years ended December 31, 2004 and 2003 was $6.2 million and $10.1 million, respectively, and the average month-end balance outstanding for 2004 and 2003 was approximately $5.0 million.

NOTE P -- ACQUISITIONS AND PENDING ACQUISITIONS

      On October 9, 2004, the Company acquired Ripley National Bank ("Ripley") for $5.3 million in cash whereby Oak Hill and Ripley merged. As part of the transaction, the Company acquired full-service offices in Ripley and Georgetown, Ohio, involving total loans of $39.1 million, $51.6 million in deposits and $58.6 million in total assets. The acquisition was accounted for as a purchase.

      The following unaudited, pro-forma condensed financial information gives retroactive effect as if the merger had occurred on January 1, 2004.

                                    Oak Hill                           Pro-forma
                                    Financial          Ripley          combined
--------------------------------------------------------------------------------
                                                    (unaudited)     (unaudited)
--------------------------------------------------------------------------------
                                           (In thousands, except share data)

Total revenue                         $65,921         $ 2,686          $68,607
Total expenses                         55,259           4,069           59,328
--------------------------------------------------------------------------------
Net earnings (loss)                   $10,662         $(1,383)         $ 9,279
================================================================================

Basic earnings
     per share                        $  1.92         $ (0.25)         $  1.67
================================================================================

Diluted earnings
     per share                        $  1.87             N/A          $  1.63
================================================================================

================================================================================

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

      On October 12, 2004, the Company entered into a definitive agreement to acquire Lawrence Financial Holdings, Inc. and its subsidiary, Lawrence Federal Savings Bank, ("Lawrence") headquartered in Ironton, Ohio. At December 31, 2004, Lawrence had approximately total loans of $74.1 million, $108.1 million in deposits and $119.3 million in total assets. The total value of the stock-cash deal is approximately $16.0 million. On February 16, 2005, Lawrence received stockholder approval for the pending merger with the Company. The transaction is expected to close in the second quarter of 2005, subject to regulatory approval, and other customary conditions of closing.

NOTE Q -- OAK HILL BANKS COMMUNITY DEVELOPMENT CORP.

      On May 7, 2004, the Company announced that Oak Hill Banks Community Development Corp. ("OHBCDC"), a wholly owned subsidiary and Certified Development Entity ("CDE"), had been selected to receive an allocation of new markets tax credits ("NMTC"). Administered by the Community Development Financial Institutions Fund of the U.S. Department of the Treasury, the NMTC program is aimed at stimulating economic and community development and job creation in low-income communities. The program provides federal tax credits to investors who make qualified equity investments ("QEIs") in a CDE. The CDE is required to invest the proceeds of each QEI in low-income communities, which are generally defined as those census tracts with poverty rates of greater than 20 percent and/or median family incomes that are less than or equal to 80 percent of the area median family income.

      The credit provided to the investor totals 39 percent of each QEI in a CDE and is claimed over a seven-year credit allowance period. In each of the first three years, the investor receives a credit equal to five percent of the total amount the investor paid to the CDE for each QEI. For each of the remaining four years, the investor receives a credit equal to six percent of the total amount the investor paid to the CDE for each QEI. The Company's primary subsidiary, Oak Hill, will pay to OHBCDC $20 million for its QEIs.

      OHBCDC will utilize its $20.0 million NMTC allocation to provide loans to qualifying businesses located in twelve Appalachian counties in rural southern Ohio. It will also provide financial counseling services through a formal program of community business workshops. The NMTC allocation will allow OHBCDC to provide short-term and long-term loans to a variety of qualifying businesses with non-conventional, non-conforming terms and conditions, including reduced fees, extended repayment terms, and below-market interest rates.

      At December 31, 2004, Oak Hill had paid to OHBCDC $10.0 million for QEIs in OHBCDC. Oak Hill claimed $500,000 in new markets tax credits for the year ended December 31, 2004. Oak Hill estimates that the remaining $10.0 million will be paid to OHBCDC on or before September 30, 2006 for QEIs in OHBCDC.

      The NMTC tax benefits claimed by Oak Hill with respect to each QEI remains subject to recapture over each QEI's credit allowance period upon the occurrence of any of the following:

            o if less than substantially all (generally defined as 85%) of the QEI proceeds are not used by OHBCDC to make qualified low income community investments;

            o     OHBCDC ceases to be a CDE; or

            o OHBCDC redeems its QEI investments prior to the end of the credit allowance periods.

      At December 31, 2004, none of the above recapture events had occurred.

================================================================================

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

      The following condensed financial statements summarize the financial position of OHBCDC as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years ended December 31, 2004, 2003 and 2002.

OHBCDC
CONDENSED STATEMENTS OF
FINANCIAL CONDITION

                                                               December 31,
                                                          ----------------------
(In thousands)                                              2004           2003
--------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                   $  8,784        $   --
Loans receivable-net                                         1,207            --
Interest receivable                                              1            --
--------------------------------------------------------------------------------
     Total assets                                         $  9,992        $   --
================================================================================

LIABILITIES AND
STOCKHOLDER'S EQUITY
Total liabilities                                         $     --        $   --
Stockholders equity
     Common stock                                                1            --
     Additional paid-in capital                             10,000            --
     Retained earnings                                          (9)           --
--------------------------------------------------------------------------------
     Total stockholders equity                               9,992            --
--------------------------------------------------------------------------------
     Total liabilities and
          Stockholders equity                             $  9,992        $   --
================================================================================

OHBCDC
CONDENSED STATEMENTS OF OPERATIONS

                                                      Year ended December 31,
                                                --------------------------------
(In thousands)                                    2004         2003        2002
--------------------------------------------------------------------------------
REVENUE
Interest income                                 $     3      $    --     $    --

EXPENSES
Loan loss provision                                   7           --          --
General and
     administrative                                   5           --          --
--------------------------------------------------------------------------------
     Loss before
        federal income
        tax credits                                  (9)          --          --
Federal income tax credits
--------------------------------------------------------------------------------
          NET LOSS                                   (9)          --          --
================================================================================

================================================================================

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

OHBCDC
CONDENSED STATEMENTS OF CASH FLOWS

                                                    Year ended December 31,
                                             -----------------------------------
(In thousands)                                  2004         2003          2002
--------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                     $     (9)     $     --     $     --
Provision for losses on
   loans                                            7            --           --
Increase in interest
   receivable                                      (1)           --           --
--------------------------------------------------------------------------------
     Net cash used in
        operating activities                       (3)           --           --

CASH FLOWS FROM INVESTING ACTIVITIES:
Loan disbursements                             (1,214)           --           --
Principal repayments
   on loans
--------------------------------------------------------------------------------
     Net cash used in
        investing activities(1,214)                --                         --

CASH FLOWS FROM FINANCING ACTIVITIES:
Investment by
     Oak Hill Banks                                 1            --           --
Qualified equity
   investments by
   Oak Hill Banks                              10,000            --           --
--------------------------------------------------------------------------------
     Net cash provided by
        financing activities                   10,001            --           --
--------------------------------------------------------------------------------
Net increase in cash
     and cash equivalents                       8,784            --           --
Cash and cash
     equivalents at
     beginning of year
--------------------------------------------------------------------------------
Cash and cash
     equivalents at
     end of year                             $  8,784      $     --     $     --
================================================================================

================================================================================

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

NOTE R - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

      The following table summarizes the Company's quarterly results for the years ended December 31, 2004 and 2003.

2004
                                                                                        Three Months Ended
                                                      --------------------------------------------------------------------------
(In thousands, except per share data)                 March 31,            June 30,          September 30,          December 31,
--------------------------------------------------------------------------------------------------------------------------------
Total interest income                                 $ 14,188             $ 14,374             $ 14,933             $ 15,756
Total interest expense                                   4,910                4,966                5,230                5,732
--------------------------------------------------------------------------------------------------------------------------------
Net interest income                                      9,278                9,408                9,703               10,024
Provision for losses on loans                              575                  708                1,002                  851
Other income                                             2,352                2,764                2,414                 (830)
General, administrative and other expense                6,333                6,591                6,745                7,275
--------------------------------------------------------------------------------------------------------------------------------
Earnings before income taxes                             4,722                4,873                4,370                1,038
Federal income taxes                                     1,575                1,625                1,156                  (15)
--------------------------------------------------------------------------------------------------------------------------------
Net earnings                                          $  3,147             $  3,248             $  3,214             $  1,053
================================================================================================================================
Basic earnings per share                              $   0.56             $   0.59             $   0.58             $   0.19
================================================================================================================================
Diluted earnings per share                            $   0.55             $   0.57             $   0.57             $   0.18
================================================================================================================================

2003
                                                                                     Three Months Ended
                                                      --------------------------------------------------------------------------
(In thousands, except per share data)                 March 31,            June 30,          September 30,          December 31,
--------------------------------------------------------------------------------------------------------------------------------
Total interest income                                 $ 13,740             $ 13,776             $ 13,475             $ 14,179
Total interest expense                                   5,320                5,141                5,003                5,004
--------------------------------------------------------------------------------------------------------------------------------
Net interest income                                      8,420                8,635                8,472                9,175
Provision for losses on loans                              509                1,031                  966                  841
Other income                                             2,404                3,052                3,302                2,780
General, administrative and other expense                5,904                6,057                5,946                6,142
--------------------------------------------------------------------------------------------------------------------------------
Earnings before income taxes                             4,411                4,599                4,862                4,972
Federal income taxes                                     1,432                1,490                1,608                1,736
--------------------------------------------------------------------------------------------------------------------------------
Net earnings                                          $  2,979             $  3,109             $  3,254             $  3,236
================================================================================================================================
Basic earnings per share                              $    .55             $    .57             $    .59             $    .58
================================================================================================================================
Diluted earnings per share                            $    .54             $    .55             $    .57             $    .57
================================================================================================================================