Form 10-K/A, Exhibit 13
period 2004-12-31
OAK HILL FINANCIAL INC
filed 2005-07-14
CIK 949953

Exhibit 13

CONSOLIDATED FINANCIAL STATEMENTS

Table of Contents

Report of Independent Registered Public Accounting Firm ...................   45

Financial Condition .......................................................   46

Earnings ..................................................................   47

Stockholders' Equity ......................................................   48

Comprehensive Income ......................................................   49

Cash Flows ................................................................   50

Notes .....................................................................   52

--------------------------------------------------------------------------------

Report of Independent Registered Public Accounting Firm

                                                           Grant Thornton [LOGO]
Accountants and Business Advisors

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


/s/ Grant Thornton LLP

Cincinnati, Ohio
March 17, 2005

--------------------------------------------------------------------------------

Oak Hill Financial, Inc.
Consolidated Statements of Financial Condition

                                                                                                   December 31,
                                                                                              -------------------------
(In thousands, except share data)                                                                2004         2003
-----------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                       $    31,009    $  20,390
Federal funds sold                                                                                    988          123
Investment securities designated as available for sale - at market                                 88,383       75,886
Investment securities held to maturity - at cost (approximate market value
     of $3,853 and $3,583 at December 31, 2004 and 2003, respectively)                              3,640        3,659
Loans receivable - net                                                                            912,282      810,827
Loans held for sale - at lower of cost or market                                                      256          194
Office premises and equipment - net                                                                15,489       12,192
Federal Home Loan Bank stock - at cost                                                              6,590        5,998
Real estate acquired through foreclosure                                                            1,614          585
Accrued interest receivable on loans                                                                3,407        2,942
Accrued interest receivable on investment securities                                                  527          495
Goodwill - net                                                                                      1,674          413
Core deposit intangible                                                                             1,270           --
Bank owned life insurance                                                                          10,118           --
Prepaid expenses and other assets                                                                   2,505        2,474
Prepaid federal income taxes                                                                        2,929        1,514
Deferred federal income taxes                                                                         359          589
-----------------------------------------------------------------------------------------------------------------------
                    TOTAL ASSETS                                                              $ 1,083,040    $ 938,281
=======================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
     Demand                                                                                   $    88,712    $  66,712
     Savings and time deposits                                                                    773,384      651,109
-----------------------------------------------------------------------------------------------------------------------
                    Total deposits                                                                862,096      717,821
Securities sold under agreement to repurchase                                                       5,359        4,365
Advances from the Federal Home Loan Bank                                                          105,601      122,887
Notes payable                                                                                       2,700        3,100
Guaranteed preferred beneficial interests in the Company's
     junior subordinated debentures                                                                18,000        5,000
Accrued interest payable and other liabilities                                                      4,241        5,180
-----------------------------------------------------------------------------------------------------------------------
                    Total liabilities                                                             997,997      858,353
Stockholders' equity
     Common stock - $.50 stated value; authorized 15,000,000 shares,
          5,653,583 and 5,594,228 shares issued at December 31, 2004 and 2003, respectively         2,827        2,797
     Additional paid-in capital                                                                     6,658        5,704
     Retained earnings                                                                             78,071       70,844
     Treasury stock (96,302 and 21,542 shares at December 31, 2004 and
          2003, respectively - at cost)                                                            (3,118)        (332)
     Accumulated comprehensive income:
          Unrealized gain on securities designated as available for sale,
               net of related tax effects                                                             605          915
-----------------------------------------------------------------------------------------------------------------------
                    Total stockholders' equity                                                     85,043       79,928
-----------------------------------------------------------------------------------------------------------------------
                    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $ 1,083,040    $ 938,281
=======================================================================================================================

The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------

Oak Hill Financial, Inc.
Consolidated Statements of Earnings

                                                                              Year Ended December 31,
                                                                          -------------------------------
(In thousands, except share data)                                           2004       2003       2002
---------------------------------------------------------------------------------------------------------
INTEREST INCOME
     Loans                                                                $ 55,540    $52,009   $ 52,660
     Investments
          U.S. Government and agency securities                              2,295      1,862      3,095
          Obligations of state and political subdivisions                      838        771        815
          Other securities                                                     535        503        523
          Federal funds sold                                                    15          7        119
          Interest-bearing deposits                                             28         18         10
---------------------------------------------------------------------------------------------------------
               Total interest income                                        59,251     55,170     57,222
INTEREST EXPENSE
     Deposits                                                               15,923     15,577     19,654
     Borrowings                                                              4,915      4,891      5,070
---------------------------------------------------------------------------------------------------------
               Total interest expense                                       20,838     20,468     24,724
---------------------------------------------------------------------------------------------------------
               Net interest income                                          38,413     34,702     32,498
Less provision for losses on loans                                           3,136      3,347      2,757
---------------------------------------------------------------------------------------------------------
               Net interest income after provision for losses on loans      35,277     31,355     29,741
OTHER INCOME
     Service fees, charges and other operating                               5,370      3,889      2,845
     Insurance commissions                                                   3,050      2,827      2,457
     Gain on sale of loans                                                   1,882      4,489      2,358
     Gain on sale of securities                                                276        314        315
     Gain on sale of branch                                                     --         --        122
     Gain (loss) on sale of other real estate owned                           (323)        19         16
     Loss on sale of consumer finance loan portfolio and related assets     (3,585)        --         --
---------------------------------------------------------------------------------------------------------
               Total other income                                            6,670     11,538      8,113
GENERAL, ADMINISTRATIVE AND OTHER EXPENSE
     Employee compensation and benefits                                     14,519     14,201     13,123
     Occupancy and equipment                                                 3,400      2,910      2,433
     Federal deposit insurance premiums                                        132        104        109
     Franchise taxes                                                           988         69        709
     Other operating                                                         7,745      6,765      5,922
     Merger-related expenses                                                   160         --        367
---------------------------------------------------------------------------------------------------------
               Total general, administrative and other expense              26,944     24,049     22,663
---------------------------------------------------------------------------------------------------------
               Earnings before federal income taxes                         15,003     18,844     15,191
FEDERAL INCOME TAXES
     Current                                                                 4,486      6,166      5,078
     Deferred                                                                 (145)       100       (227)
---------------------------------------------------------------------------------------------------------
               Total federal income taxes                                    4,341      6,266      4,851
---------------------------------------------------------------------------------------------------------
               NET EARNINGS                                               $ 10,662    $12,578   $ 10,340

=========================================================================================================

               EARNINGS PER SHARE
                    Basic                                                 $   1.92    $  2.29   $   1.94
=========================================================================================================
                    Diluted                                               $   1.87    $  2.23   $   1.90

=========================================================================================================

The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------

Oak Hill Financial, Inc.
Consolidated Statements of Stockholders' Equity

                                                  For the Years Ended December 31, 2004, 2003 and 2002
                                        --------------------------------------------------------------------------
                                                                                          Unrealized
                                                                                         gains (losses)
                                                                                         on securities
                                                    Additional                             designated
                                          Common      paid-in      Retained    Treasury   as available
(In thousands, except share data)         stock       capital      earnings     stock       for sale       Total
------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 2002               $  2,797   $     5,114    $ 53,506    $ (5,007)   $       (61)   $ 56,349
Issuance of 98,313 shares under
     stock option plan                         --            (1)         --       1,536             --       1,535
Dividends declared of $.491 per share          --            --      (2,610)         --             --      (2,610)
Unrealized gains on securities
     designated as available for sale,
     net of related tax effects                --            --          --          --          1,267       1,267
Net earnings for the year                      --            --      10,340          --             --      10,340
------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2002                2,797         5,113      61,236      (3,471)         1,206      66,881
Issuance of 203,478 shares under
     stock option plan                         --           591          --       3,139             --       3,730
Dividends declared of $.542 per share          --            --      (2,970)         --             --      (2,970)
Unrealized losses on securities
     designated as available for sale,
     net of related tax effects                --            --          --          --           (291)       (291)
Net earnings for the year                      --            --      12,578          --             --      12,578
------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2003                2,797         5,704      70,844        (332)           915      79,928
Issuance of 118,131 shares under
     stock option plan                         30           954          --       1,583             --       2,567
Repurchase of 134,936 shares                   --            --          --      (4,369)            --      (4,369)
Dividends declared of $.618 per share          --            --      (3,435)         --             --      (3,435)
Unrealized losses on securities
     designated as available for sale,
     net of related tax effects                --            --          --          --           (310)       (310)
Net earnings for the year                      --            --      10,662          --             --      10,662
------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2004             $  2,827   $     6,658    $ 78,071    $ (3,118)   $       605    $ 85,043

==================================================================================================================

The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------

Oak Hill Financial, Inc.
Consolidated Statements of Comprehensive Income

                                                                                     Year Ended December 31,
                                                                                 --------------------------------
(In thousands)                                                                     2004        2003        2002
------------------------------------------------------------------------------------------------------------------
Net earnings                                                                     $ 10,662    $ 12,578    $ 10,340
Other comprehensive income, net of tax:
     Unrealized gains (losses) on securities designated as available for sale, net of taxes (benefits) of $(71), $(47) and $760 in 2004, 2003 and
          2002, respectively                                                         (131)        (87)      1,475
     Reclassification adjustment for realized gains included in net earnings, net of taxes of $97, $110 and $107 in
          2004, 2003 and 2002, respectively                                          (179)       (204)       (208)
------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                             $ 10,352    $ 12,287    $ 11,607

==================================================================================================================
Accumulated comprehensive income                                                 $    605    $    915    $  1,206

==================================================================================================================

The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------

Oak Hill Financial, Inc.
Consolidated Statements of Cash Flows

                                                                                      Year Ended December 31,
                                                                               ------------------------------------
(In thousands)                                                                    2004         2003         2002
-------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings                                                                   $  10,662    $  12,578    $  10,340
Adjustments to reconcile net earnings to net cash provided by
     (used in) operating activities:
       Depreciation and amortization                                               1,237          985          651
       Gain on sale of securities                                                   (276)        (314)        (315)
       Amortization of premiums and discounts on investment
            securities - net                                                         836        1,310          949
       Amortization of mortgage servicing rights                                     624        1,222          602
       Proceeds from sale of loans in secondary market                            59,428      178,542      110,247
       Loans disbursed for sale in secondary market                              (55,614)    (175,411)    (108,764)
       Gain on sale of loans                                                      (1,132)      (2,080)      (1,091)
       (Gain) loss on disposition of assets                                           --          (15)        (138)
       Loss on sale of consumer finance loan portfolio                             3,585           --           --
       Amortization (accretion) of deferred loan origination costs (fees)           (155)           1          195
       Proceeds from disposal of other real estate owned                           1,163           --           --
       Loss on sale of other real estate owned                                       323           --           --
       Purchase of loans                                                            (282)          --           --
       Federal Home Loan Bank stock dividends                                       (255)        (234)        (270)
       Provision for losses on loans                                               3,136        3,347        2,757
       Tax benefit of stock options exercised                                        693          802          266
       Bank owned life insurance income                                             (118)          --           --
       Increase (decrease) in cash due to changes in:
            Prepaid expenses and other assets                                         41         (225)        (874)
            Accrued interest receivable                                             (121)         189          195
            Accrued interest payable and other liabilities                        (1,371)       1,603         (457)
            Federal income taxes
                 Current                                                          (1,116)      (1,133)      (1,442)
                 Deferred                                                           (145)         100         (227)
-------------------------------------------------------------------------------------------------------------------
                      Net cash provided by operating activities                   21,143       21,267       12,624
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
     Loan disbursements                                                         (409,234)    (445,612)    (389,543)
     Principal repayments on loans                                               338,646      330,329      331,494
     Principal repayments on mortgage-backed securities designated
          as available for sale                                                   19,095       31,230       16,708
     Proceeds from sale of investment securities designated
          as available for sale                                                   14,192        7,573       31,711
     Proceeds from sale of investment securities designated
          as held to maturity                                                         --           --        2,011
     Proceeds from maturity of investment securities                               4,342          780        5,170
     Proceeds from disposition of assets                                              --           64          371
     Proceeds from sale of consumer finance loan portfolio                         5,143           --           --
     Loans sold from consumer finance loan portfolio                              (8,728)          --           --
     Purchase of investment securities designated as available for sale          (45,713)     (35,678)     (58,079)
     Purchase of investment securities designated as held-to-maturity                 --       (1,098)      (1,050)
     Decrease in federal funds sold - net                                          5,241        5,417        6,111
     Purchase of MPA Group Insurance Specialists                                      --           --          (97)
     Purchase of Federal Home Loan Bank stock                                         --           --         (138)
     Purchase of bank owned life insurance                                       (10,000)          --           --
     Purchase of office premises and equipment                                    (2,583)      (2,960)      (1,756)
     Ripley acquisition - net of cash received                                    (2,927)          --           --
-------------------------------------------------------------------------------------------------------------------
                         Net cash used in investing activities                   (92,526)    (109,955)     (57,087)
-------------------------------------------------------------------------------------------------------------------
                         Net cash used in operating and investing activities
                              (balance carried forward)                          (71,383)     (88,688)     (44,463)
-------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Oak Hill Financial, Inc.
Consolidated Statements of Cash Flows

                                                                                    Year Ended December 31,
                                                                               ---------------------------------
(In thousands)                                                                   2004        2003        2002
----------------------------------------------------------------------------------------------------------------
                         Net cash used in operating and investing activities
                              (balance brought forward)                        $(71,383)   $(88,688)   $(44,463)
----------------------------------------------------------------------------------------------------------------
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
     Proceeds (repayments) from securities sold under agreement
        to repurchase                                                               994      (1,188)      2,335
     Net increase in deposit accounts                                            92,706      54,008      51,609
     Proceeds from Federal Home Loan Bank advances                                   --      50,301      20,000
     Repayment of Federal Home Loan Bank advances                               (18,368)    (13,469)    (27,887)
     Proceeds from notes payable                                                     --       3,050          --
     Repayment of notes payable                                                    (400)     (2,700)        (50)
     Proceeds from issuance of debt securities                                   13,000          --          --
     Dividends on common shares                                                  (3,435)     (2,970)     (2,610)
     Purchase of treasury stock                                                  (4,369)         --          --
     Proceeds from issuance of shares under stock option plan                     1,874       2,928       1,269
----------------------------------------------------------------------------------------------------------------
                         Net cash provided by financing activities               82,002      89,960      44,666
----------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                        10,619       1,272         203
Cash and cash equivalents at beginning of year                                   20,390      19,118      18,915
----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                       $ 31,009    $ 20,390    $ 19,118

================================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid during the year for:
          Federal income taxes                                                 $  5,417    $  6,474    $  4,874

================================================================================================================
          Interest on deposits and borrowings                                  $ 20,552    $ 20,463    $ 24,974

================================================================================================================

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:
     Unrealized gains (losses) on securities designated as
          available for sale, net of related tax effects                       $   (310)   $   (291)   $  1,267

================================================================================================================
     Recognition of mortgage servicing rights in
          accordance with SFAS No. 140                                         $    750    $  2,409    $  1,267

================================================================================================================
     Transfer from loans to real estate acquired through foreclosure           $  2,564    $  1,447    $     --

================================================================================================================
     Issuance of loans upon sale of real estate acquired
          though foreclosure                                                   $    738    $    862    $  1,760

================================================================================================================
      Fair value of assets acquired in acquisition of Ripley National Bank     $ 58,611    $     --    $     --

================================================================================================================

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
     Issuance of note payable in connection with the purchase of
          McNelly Insurance Agency                                             $     --    $     --    $    100

================================================================================================================
     Acquisition of treasury stock in exchange for stock options               $     --    $    165    $     23

================================================================================================================

The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------

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

      Based on the foregoing methods and assumptions, the carrying value and fair value of the Company's financial instruments are as follows:

                                                                       December 31,
                                                     ---------------------------------------------
                                                              2004                    2003
                                                     -----------------------   -------------------
                                                       Carrying         Fair   Carrying       Fair
(In thousands)                                            value        value      value      value
--------------------------------------------------------------------------------------------------
Financial assets
     Cash and due from banks                         $   31,009   $   31,009   $ 20,390   $ 20,390
     Federal funds sold                                     988          988        123        123
     Investment securities                               92,023       92,236     79,545     79,469
     Loans receivable                                   912,538      915,674    811,021    822,684
     Bank owned life insurance                           10,118       10,118         --         --
     Federal Home Loan Bank stock                         6,590        6,590      5,998      5,998
--------------------------------------------------------------------------------------------------
                                                     $1,053,266   $1,056,615   $917,077   $928,664

==================================================================================================

Financial liabilities
     Deposits                                        $  862,096   $  857,213   $717,821   $717,574
     Advances from the Federal Home Loan Bank           105,601      108,827    122,887    129,336
     Securities sold under agreement to repurchase        5,359        5,359      4,365      4,365
     Notes payable                                        2,700        2,700      3,100      3,110
     Subordinated debentures                             18,000       18,131      5,000      6,138
--------------------------------------------------------------------------------------------------
                                                     $  993,756   $  992,230   $853,173   $860,523

==================================================================================================

12. Earnings per Share

      Basic earnings per common share is computed based upon the weighted-average number of common shares outstanding during the year. Diluted earnings per common share is computed including the dilutive effect of additional potential common shares issuable under stock option.

--------------------------------------------------------------------------------

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

      The computations were as follows for the years ended December 31:

                                                            2004        2003        2002
----------------------------------------------------------------------------------------
Weighted-average common shares outstanding (basic)     5,549,855   5,487,436   5,317,313
Dilutive effect of assumed exercise of stock options     142,613     139,855     121,285
----------------------------------------------------------------------------------------
Weighted-average common shares outstanding (diluted)   5,692,468   5,627,291   5,438,598

========================================================================================

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

(In thousands)                    2004         2003         2002
-----------------------------------------------------------------
Net earnings
     As reported                $10,662      $12,578      $10,340
     Stock-based
       compensation, net
       of tax                     (399)        (114)        (128)

=================================================================
     Pro forma                  $10,263      $12,464      $10,212

=================================================================

Basic earnings per share
     As reported                $ 1.92       $ 2.29       $ 1.94
     Stock-based
       compensation, net
       of tax                    (0.07)       (0.02)       (0.02)

=================================================================
     Pro forma                  $ 1.85       $ 2.27       $ 1.92

=================================================================

Diluted earnings per share
     As reported                $ 1.87       $ 2.23       $ 1.90
     Stock-based
       compensation, net
       of tax                    (0.07)       (0.02)       (0.02)

=================================================================
     Pro forma                  $ 1.80       $ 2.21       $ 1.88

=================================================================

--------------------------------------------------------------------------------

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

      A summary of the status of the Company's Stock Option Plan as of December 31, 2004, 2003 and 2002 and changes during the years ended on those dates is presented below:


                                                    2004                           2003                           2002
                                           -------------------------      -------------------------      ------------------------
                                                          Weighted-                      Weighted-                      Weighted-
                                                           average                        average                        average
                                                          exercise                       exercise                       exercise
                                           Shares           price         Shares           price         Shares           price
---------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year            572,397       $   17.36        718,717       $   15.35        821,401       $   15.02
Granted                                     130,500           37.19         68,000           30.46          1,000           21.85
Exercised                                  (118,131)          15.87       (210,820)          14.77       (101,284)          12.73
Forfeited                                    (2,300)          28.45         (3,500)          15.05         (2,400)          14.96
---------------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                  582,466       $   22.21        572,397       $   17.36        718,717       $   15.35

=================================================================================================================================
Options exercisable at year-end             451,633                        503,730                        640,842

=================================================================================================================================
Weighted-average fair value of
     options granted during the year                      $   12.91                      $    9.31                      $    7.25

=================================================================================================================================

The following information applies to options outstanding at December 31, 2004:

Range of                                          Number
exercise prices                                outstanding
-----------------------------------------------------------
$  6.67 - $10.01                                   23,150
$10.02 - $15.03                                    46,600
$15.04 - $22.56                                   318,616
$22.57 - $33.86                                    64,100
$33.87 - $37.21                                   130,000
-----------------------------------------------------------
Total                                             582,466

===========================================================
Weighted-average exercise price                    $22.21

===========================================================
Weighted-average remaining contractual life     8.2 years
===========================================================

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

--------------------------------------------------------------------------------

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

                                                                                  2004
                                                          -------------------------------------------------------
                                                                          Gross          Gross        Estimated
                                                          Amortized     unrealized     unrealized       fair
(In thousands)                                              cost          gains         losses          value
-----------------------------------------------------------------------------------------------------------------
Held to maturity:
     Trust preferred securities due after ten years       $   3,640      $     213      $      --      $   3,853

=================================================================================================================

Available for sale:
     U.S. Government and agency obligations               $  61,594      $     229      $     415      $  61,408
     Obligations of state and political subdivisions         25,743          1,090             64         26,769
     Other securities                                           126             99             19            206
-----------------------------------------------------------------------------------------------------------------
          Total securities available for sale             $  87,463      $   1,418      $     498      $  88,383

=================================================================================================================

--------------------------------------------------------------------------------

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

                                                                                 2003
                                                         --------------------------------------------------------
                                                                          Gross          Gross        Estimated
                                                         Amortized      unrealized     unrealized       fair
(In thousands)                                              cost           gains         losses         value
-----------------------------------------------------------------------------------------------------------------
Held to maturity:
     Trust preferred securities due after ten years       $   3,659      $      83      $     159      $   3,583

=================================================================================================================

Available for sale:
     U.S. Government and agency obligations               $  57,836      $     760      $     106      $  58,490
     Obligations of state and political subdivisions         16,539            752             80         17,211
     Other securities                                           125             81             21            185
-----------------------------------------------------------------------------------------------------------------
          Total securities available for sale             $  74,500      $   1,593      $     207      $  75,886

=================================================================================================================

      The amortized cost and estimated fair value of investment securities designated as available for sale, by term to maturity at December 31 are shown below.

                                                                    2004                          2003
                                                          -------------------------    --------------------------
                                                                         Estimated                     Estimated
                                                          Amortized        fair         Amortized        fair
(In thousands)                                              cost           value          cost           value
-----------------------------------------------------------------------------------------------------------------
Due in three years or less                                $   8,111      $   8,120      $   5,060      $   5,109
Due after three years through five years                      5,787          5,729          2,793          2,836
Due after five years through ten years                        9,252          9,302         11,884         12,046
Due after ten years                                          64,313         65,232         54,763         55,895
-----------------------------------------------------------------------------------------------------------------
                                                          $  87,463      $  88,383      $  74,500      $  75,886

=================================================================================================================

      The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2004.

                                                                 Less than                     More than
                                                               twelve months                  twelve months
                                                         --------------------------    --------------------------
                                                          Estimated                     Estimated
                                                            fair         Unrealized       fair         Unrealized
(In thousands)                                              value          loss           value          loss
-----------------------------------------------------------------------------------------------------------------
Held to maturity:
     Trust preferred securities                           $      --      $      --      $      --      $      --
     Obligations of state and political subdivisions            392              1             --             --

Available for sale:
     U.S. Government and agency obligations                  31,670            306          7,603            109
     Obligations of state and political subdivisions          2,717             32          2,618             31
     Other securities                                            --             --             33             19
-----------------------------------------------------------------------------------------------------------------
          Total temporarily impaired securities           $  34,779      $     339      $  10,254      $     159

=================================================================================================================

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

--------------------------------------------------------------------------------

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

NOTE C - LOANS RECEIVABLE

      The composition of the loan portfolio, including loans held for sale, is as follows at December 31:

(In thousands)                                2004               2003
------------------------------------------------------------------------
Real estate mortgage
     (primarily residential)                $270,092            $235,180
Installment, net of unearned
     interest of $2,000
     and $1.5 million at
     December 31, 2004 and
     2003, respectively                       68,072              71,100
Commercial and other                         584,201             513,848
Credit card                                    2,020               1,729
------------------------------------------------------------------------
          Gross loans                        924,385             821,857
Less:
     Allowance for loan losses                11,847              10,836
------------------------------------------------------------------------

          Loans receivable - net            $912,538            $811,021

========================================================================

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

--------------------------------------------------------------------------------

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

      The activity in the allowance for loan losses is summarized as follows for the years ended December 31:

(In thousands)                      2004           2003          2002
----------------------------------------------------------------------
Balance at beginning
     of year                    $ 10,836       $  9,142       $ 8,345
Provision charged to
     operations                    3,136          3,347         2,757
Charge-offs                       (3,545)        (2,152)       (2,563)
Recoveries                         1,291            499           603
Allowance of acquired
     institution and other           129             --            --
----------------------------------------------------------------------
Balance at end of year          $ 11,847       $ 10,836       $ 9,142

======================================================================

NOTE D - OFFICE PREMISES AND EQUIPMENT

      Office premises and equipment are summarized at December 31 as follows:

(In thousands)                              2004           2003
----------------------------------------------------------------
Land and buildings                      $ 16,048       $ 12,741
Furniture and equipment                    9,181          7,093
Leasehold improvements                     1,117          1,067
----------------------------------------------------------------
                                          26,346         20,901
     Less accumulated depreciation
          and amortization               (10,857)        (8,709)
----------------------------------------------------------------
                                        $ 15,489       $ 12,192

================================================================

NOTE E - DEPOSITS

           Deposit balances at December 31 are summarized as follows:

                                                   2004                         2003
                                          -----------------------      ----------------------
(Dollars in thousands)                     Amount         Rate          Amount         Rate
---------------------------------------------------------------------------------------------
Deposit type and interest rate range
Demand deposit accounts                   $ 88,712            --       $ 66,712            --
Savings accounts                            58,978          0.45%        48,224          0.42%
NOW accounts                                65,395          1.06%        62,033          1.19%
Money market deposit accounts                9,249          0.41%         7,644          0.43%
Premium investment accounts                 53,093          2.17%        35,474          0.93%
Select investment accounts                  27,197          1.77%        33,426          1.12%
---------------------------------------------------------------------------------------------
Total transaction accounts                 302,624                      253,513
Certificates of deposit
     1.00 - 2.99%                          344,757                      286,245
     3.00 - 4.99%                          203,406                      162,541
     5.00 - 6.99%                           10,909                       15,447
     7.00 - 8.00%                              400                           75
---------------------------------------------------------------------------------------------
Total certificates of deposit              559,472          2.82%       464,308          2.79%
---------------------------------------------------------------------------------------------
Total deposits                            $862,096          2.14%      $717,821          2.04%

=============================================================================================

      The Company had deposit accounts with balances in excess of $100,000 totaling $371.1 million and $285.7 million at December 31, 2004 and 2003, respectively.

--------------------------------------------------------------------------------

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

      Interest expense on deposits is summarized as follows for the years ended December 31:

(In thousands)                                2004           2003           2002
--------------------------------------------------------------------------------
NOW accounts                               $   804        $   839        $ 1,204
Savings accounts                               195            295            485
Money market deposit accounts                   31             56            108
Premium investment accounts                    548            411            790
Select investment accounts                     419            401            459
Certificates of deposit                     13,926         13,575         16,608
--------------------------------------------------------------------------------
                                           $15,923        $15,577        $19,654

================================================================================

      The contractual maturities of outstanding certificates of deposit are summarized as follows at December 31:

(In thousands)                 2004          2003
--------------------------------------------------
Less than one year         $239,199      $214,292
One year through
     three years            259,816       198,390
More than three years        60,457        51,626
--------------------------------------------------
                           $559,472      $464,308

==================================================

NOTE F - ADVANCES FROM
THE FEDERAL HOME LOAN BANK

      Advances from the Federal Home Loan Bank, collateralized at December 31, 2004 and 2003 by pledges of certain residential mortgage loans totaling $142.6 million and $165.9 million, respectively, and Oak Hill's investment in Federal Home Loan Bank stock, are summarized as follows:

                            Maturing               December 31,
                          in year ended    -------------------------
Interest rate range       December 31,        2004           2003
--------------------------------------------------------------------
                                             (Dollars in thousands)
0.94% to 8.30%                2004         $       --       $ 46,989
1.85% to 8.10%                2005             43,426         11,422
3.77% to 6.50%                2006              2,401          2,990
4.14% to 7.30%                2007              5,501          5,501
4.29% to 5.30%                2009                333            564
5.15% to 8.02%                2010              6,158          6,274
3.94% to 6.95%                2011             40,063         40,571
    3.09%                     2013              3,819          4,929
    7.62%                     2015                850            850
    6.25%                     2016                283             --
    6.70%                     2017                790            828
    5.15%                     2018              1,691          1,969
    3.50%                     2025                 47             --
    3.50%                     2029                167             --
    3.50%                     2030                 72             --
--------------------------------------------------------------------
                                             $105,601       $122,887

====================================================================

Weighted-average
     interest rate                             3.95%          3.39%

====================================================================

--------------------------------------------------------------------------------

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

NOTE I - FEDERAL INCOME TAXES

      The provision for federal income taxes differs from that computed at the statutory corporate tax rate for the years ended December 31 as follows:

(In thousands)                                                             2004          2003          2002
------------------------------------------------------------------------------------------------------------
Federal income taxes computed at the statutory rate                     $ 5,251       $ 6,611       $ 5,223
Increase (decrease) in taxes resulting from:
     Interest income on municipal loans and obligations of state
          and political subdivisions                                       (419)         (354)         (371)
     Nondeductible merger-related expenses                                   --            --             2
     New markets tax credits                                               (500)           --            --
     Other                                                                    9             9            (3)
------------------------------------------------------------------------------------------------------------
Federal income tax provision per consolidated financial statements      $ 4,341       $ 6,266       $ 4,851

============================================================================================================

--------------------------------------------------------------------------------

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

      The computation of the Company's net deferred tax asset at December 31 is as follows:

(In thousands)                                                                 2004          2003
---------------------------------------------------------------------------------------------------
Taxes (payable) refundable on temporary differences at statutory rate:
Deferred tax assets:
     Book/tax difference of allowance for loan losses                       $ 4,155       $ 3,793
     Deferred compensation benefits                                              89            95
     Other                                                                       10             4
---------------------------------------------------------------------------------------------------
          Total deferred tax assets                                           4,254         3,892
Deferred tax liabilities:
     Deferred loan origination costs                                           (753)         (680)
     Federal Home Loan Bank stock dividends                                    (959)         (959)
     Unrealized gains on securities designated as available for sale           (321)         (471)
     Book/tax difference of depreciation                                       (235)           --
     Mortgage servicing rights                                               (1,101)       (1,044)
     Impairment recoveries                                                       --          (114)
     Purchase price adjustments                                                (499)           --
     Other                                                                      (27)          (35)
---------------------------------------------------------------------------------------------------
          Total deferred tax liabilities                                     (3,895)       (3,303)
---------------------------------------------------------------------------------------------------
Net deferred tax asset                                                      $   359       $   589

===================================================================================================

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

--------------------------------------------------------------------------------

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

      The Company has also entered into non-cancelable lease agreements for office premises and equipment under operating leases which expire at various dates through 2010. The following table summarizes minimum payments due under lease agreements by year:

Year ending
December 31,               (Dollars in thousands)
-------------------------------------------------
2005                              $   614
2006                                  520
2007                                  433
2008                                  265
2009 through 2010                   1,206
-------------------------------------------------
                                   $3,038

=================================================

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

--------------------------------------------------------------------------------

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

Company consolidated:

                                                                  As of December 31, 2004
                                     ---------------------------------------------------------------------------------------
                                                                                                         To be "well
                                                                                                     capitalized" under
                                                                       For capital                    prompt corrective
                                             Actual                 adequacy purposes                 action provisions
(Dollars in thousands)                Amount         Ratio     Amount               Ratio        Amount                Ratio
----------------------------------------------------------------------------------------------------------------------------
Total capital                        $110,620        12.2%     $72,816              >/=8.0%       $91,020            >/=10.0%
     (to risk-weighted assets)
Tier 1 capital                       $ 99,201        10.9%     $36,408              >/=4.0%       $54,612            >/=6.0%
     (to risk-weighted assets)
Tier 1 leverage ratio                $ 99,201         9.3%     $42,682              >/=4.0%       $53,353            >/=5.0%


                                                                  As of December 31, 2003
                                     ---------------------------------------------------------------------------------------
                                                                                                         To be "well
                                                                                                     capitalized" under
                                                                       For capital                    prompt corrective
                                             Actual                 adequacy purposes                 action provisions
(Dollars in thousands)                Amount         Ratio     Amount               Ratio        Amount                Ratio
----------------------------------------------------------------------------------------------------------------------------
Total capital                       $  93,351        11.7%     $64,078              >/=8.0%      $80,098             >/=10.0%
     (to risk-weighted assets)
Tier 1 capital                      $  83,302        10.4%     $32,039              >/=4.0%      $48,059             >/=6.0%
     (to risk-weighted assets)
Tier 1 leverage ratio               $  83,302         9.1%     $36,551              >/=4.0%      $45,688             >/=5.0%


Oak Hill:
                                                                  As of December 31, 2004
                                     ---------------------------------------------------------------------------------------
                                                                                                         To be "well
                                                                                                     capitalized" under
                                                                       For capital                    prompt corrective
                                             Actual                 adequacy purposes                 action provisions
(Dollars in thousands)                Amount         Ratio     Amount               Ratio        Amount                Ratio
----------------------------------------------------------------------------------------------------------------------------
Total capital                         $96,383        10.7%     $72,364              >/=8.0%       $90,545          >/=10.0%
     (to risk-weighted assets)
Tier 1 capital                        $85,070         9.4%     $36,182              >/=4.0%       $54,273          >/=6.0%
     (to risk-weighted assets)
Tier 1 leverage ratio                 $85,070         8.1%     $42,265              >/=4.0%       $52,831          >/=5.0%

--------------------------------------------------------------------------------

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

                                                              As of December 31, 2003
                                    ------------------------------------------------------------------------------
                                                                                               To be "well
                                                                                           capitalized" under
                                                                  For capital              prompt corrective
                                          Actual               adequacy purposes           action provisions
(Dollars in thousands)              Amount       Ratio     Amount               Ratio  Amount                Ratio
------------------------------------------------------------------------------------------------------------------
Total capital                       $80,437      10.2%     $63,387              >/=8.0%   $79,234           >/=10.0%
     (to risk-weighted assets)
Tier 1 capital                      $70,526       8.9%     $31,693              >/=4.0%   $47,540           >/=6.0%
     (to risk-weighted assets)
Tier 1 leverage ratio               $70,526       7.8%     $36,112              >/=4.0%   $45,140           >/=5.0%

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

--------------------------------------------------------------------------------

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

Oak Hill Financial, Inc.
CONDENSED STATEMENTS OF
FINANCIAL CONDITION

                                                 December 31,
                                          -------------------------
(In thousands)                                 2004           2003
-------------------------------------------------------------------
ASSETS
Cash and due from banks                   $   2,089       $    666
Interest-bearing deposits in
     Oak Hill Banks                           6,721          6,263
Investment securities                           561             --
Investment in Oak Hill Banks                 88,664         71,915
Investment in Action Finance Co.              1,945          2,649
Investment in Oak Hill Capital
     Trust                                      558            155
Investment in MPA                             1,056          1,178
Investment in Oak Hill Title LLC                 15             15
Office premises and
     equipment - net                          2,307          2,302
Prepaid expenses and other assets             1,694          1,673
-------------------------------------------------------------------
     Total assets                         $ 105,610       $ 86,816

===================================================================

LIABILITIES AND
STOCKHOLDER'S EQUITY
Accrued expenses and other
     liabilities                          $   2,001       $  1,725
Minority interests                                8              8
Guaranteed preferred beneficial
     interests in the Corporation's
     junior subordinated debentures          18,558          5,155
-------------------------------------------------------------------
     Total liabilities                       20,567          6,888
Stockholders' equity
     Common stock                             2,827          2,797
     Additional paid-in capital               6,658          5,704
     Retained earnings                       78,071         70,844
     Less cost of treasury stock             (3,118)          (332)
     Unrealized gains on
          securities designated as
          available for sale, net of
          related tax effects                   605            915
-------------------------------------------------------------------
     Total stockholders' equity              85,043         79,928
-------------------------------------------------------------------
     Total liabilities and
          stockholders' equity            $ 105,610       $ 86,816

===================================================================

--------------------------------------------------------------------------------

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

Oak Hill Financial, Inc.
CONDENSED STATEMENTS OF EARNINGS

                                       Year ended December 31,
                              ---------------------------------------
(In thousands)                    2004           2003           2002
---------------------------------------------------------------------
REVENUE
Interest income               $     58       $     24       $     32
Other income                         6             10              6
Equity in earnings of
     subsidiaries               11,548         13,306         11,144
---------------------------------------------------------------------
     Total revenue              11,612         13,340         11,182
EXPENSES
Interest expense                   683            578            578
General and
     administrative                686            498            644
---------------------------------------------------------------------
     Total expenses              1,369          1,076          1,222
---------------------------------------------------------------------
     Earnings before
          federal income
          tax credits           10,243         12,264          9,960
Federal income
          tax credits             (419)          (314)          (380)

---------------------------------------------------------------------
      NET EARNINGS            $ 10,662       $ 12,578       $ 10,340

=====================================================================

Oak Hill Financial, Inc.
CONDENSED STATEMENTS OF CASH FLOWS

                                                                                                 Year Ended December 31,
                                                                                         ---------------------------------------
(In thousands)                                                                               2004           2003           2002
--------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net earnings for the year                                                           $ 10,662       $ 12,578       $ 10,340
     Adjustments to reconcile net earnings to net cash provided by operating activities:
               Undistributed earnings of consolidated subsidiaries                         (4,316)        (7,444)        (8,360)
               Depreciation of office premises and equipment                                  243            228            147
               Tax benefit of stock options exercised                                         693            802            266
               Increase (decrease) in cash due to changes in:
                    Prepaid expenses and other assets                                         522           (759)          (844)
                    Other liabilities                                                        (257)          (498)           (53)
                Federal income taxes
                Deferred                                                                       73             --             --
--------------------------------------------------------------------------------------------------------------------------------
                         Net cash provided by operating activities                          7,620          4,907          1,496
CASH FLOWS FROM INVESTING ACTIVITIES:
     Investment in Oak Hill Banks                                                         (10,250)            --             (5)
     Investment in Action Finance Company                                                  (1,750)            --
     Investment in Oak Hill Capital Trust                                                    (403)            --             --
     Investment in U.S. Government Agencies                                                  (561)            --
     Purchase of office premises and equipment                                               (248)          (703)          (513)
     (Increase) decrease in interest-bearing deposits                                        (458)        (4,092)           488
--------------------------------------------------------------------------------------------------------------------------------
                Net cash used in investing activities                                     (13,670)        (4,795)           (30)
--------------------------------------------------------------------------------------------------------------------------------
                  Net cash provided by (used in) operating and investing activities        (6,050)           112          1,466
                       (balance carried forward)
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

Oak Hill Financial, Inc.
CONDENSED STATEMENTS OF CASH FLOWS

                                                                                                 Year Ended December 31,
                                                                                         -------------------------------------
(In thousands)                                                                               2004          2003          2002
-------------------------------------------------------------------------------------------------------------------------------
                  Net cash provided by (used in) operating and investing activities        (6,050)          112         1,466
                       (balance carried forward)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from exercise of stock options                                                1,874         2,928         1,269
     Proceeds from issuance of debt securities                                             13,403            --            --
     Purchase of treasury stock                                                            (4,369)           --            --
     Dividends on common shares                                                            (3,435)       (2,970)       (2,610)
-------------------------------------------------------------------------------------------------------------------------------
                         Net cash provided by (used in) financing activities                7,473           (42)       (1,341)
-------------------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                                   1,423            70           125
Cash and cash equivalents at beginning of year                                                666           596           471
-------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                                 $  2,089       $   666       $   596

===============================================================================================================================

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

                                       Oak Hill                 Pro-forma
                                       Financial    Ripley      combined
---------------------------------------------------------------------------
                                                  (unaudited)  (unaudited)
---------------------------------------------------------------------------
                                       (In thousands, except share data)

Total revenue                          $65,921      $ 2,686      $68,607
Total expenses                          55,259        4,069       59,328
---------------------------------------------------------------------------
Net earnings (loss)                    $10,662      $(1,383)     $ 9,279
===========================================================================
Basic earnings
     per share                         $  1.92      $ (0.25)     $  1.67

===========================================================================

Diluted earnings
     per share                         $  1.87          N/A      $  1.63

===========================================================================

--------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

      The following condensed financial statements summarize the financial position of OHBCDC as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years ended December 31, 2004, 2003 and 2002.

OHBCDC
CONDENSED STATEMENTS OF
FINANCIAL CONDITION

                                           December 31,
                                     ------------------------
(In thousands)                           2004           2003
-------------------------------------------------------------
ASSETS
Cash and due from banks              $  8,784       $     --
Loans receivable-net                    1,207             --
Interest receivable                         1             --
-------------------------------------------------------------
     Total assets                    $  9,992       $     --

=============================================================
LIABILITIES AND
STOCKHOLDER'S EQUITY
Total liabilities                    $     --       $     --
Stockholders equity
     Common stock                           1             --
     Additional paid-in capital        10,000             --
     Retained earnings                     (9)            --
-------------------------------------------------------------
     Total stockholders equity          9,992             --
-------------------------------------------------------------
     Total liabilities and
          Stockholders equity        $  9,992       $     --

=============================================================


OHBCDC
CONDENSED STATEMENTS OF OPERATIONS

                                   Year ended December 31,
                                -----------------------------
(In thousands)                   2004        2003       2002
-------------------------------------------------------------
REVENUE
Interest income                 $   3       $  --      $  --

EXPENSES
Loan loss provision                 7          --         --
General and
     administrative                 5          --         --
-------------------------------------------------------------
     Loss before
        federal income
        tax credits                (9)         --         --
Federal income tax credits         --          --         --
-------------------------------------------------------------
          NET LOSS                 (9)         --         --

=============================================================

--------------------------------------------------------------------------------

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

OHBCDC
CONDENSED STATEMENTS OF CASH FLOWS

                                                   Year ended December 31,
                                           ------------------------------------
(In thousands)                                 2004          2003         2002
-------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                   $     (9)      $    --      $    --
Provision for losses on
   loans                                          7            --           --
Increase in interest
   receivable                                    (1)           --           --
-------------------------------------------------------------------------------
     Net cash used in
        operating activities                     (3)           --           --

CASH FLOWS FROM INVESTING ACTIVITIES:
Loan disbursements                           (1,214)           --           --
Principal repayments
   on loans                                      --            --           --
-------------------------------------------------------------------------------
     Net cash used in
        investing activities                 (1,214)           --           --

CASH FLOWS FROM FINANCING ACTIVITIES:
Investment by
     Oak Hill Banks                               1            --           --
Qualified equity
   investments by
   Oak Hill Banks                            10,000            --           --
-------------------------------------------------------------------------------
     Net cash provided by
        financing activities                 10,001            --           --
-------------------------------------------------------------------------------
Net increase in cash
     and cash equivalents                     8,784            --           --
Cash and cash
     equivalents at
     beginning of year                           --            --           --
-------------------------------------------------------------------------------
Cash and cash
     equivalents at
     end of year                           $  8,784       $    --      $    --

================================================================================

--------------------------------------------------------------------------------

Oak Hill Financial, Inc.
Notes to Consolidated Financial Statements
For Years Ended December 31, 2004, 2003 and 2002 (continued)

NOTE R - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

      The following table summarizes the Company's quarterly results for the years ended December 31, 2004 and 2003.

2004

                                                              Three Months Ended
                                              ------------------------------------------------------
(In thousands, except per share data)          March 31,     June 30,   September 30,   December 31,
----------------------------------------------------------------------------------------------------
Total interest income                          $ 14,188      $ 14,374      $ 14,933      $ 15,756
Total interest expense                            4,910         4,966         5,230         5,732
----------------------------------------------------------------------------------------------------
Net interest income                               9,278         9,408         9,703        10,024
Provision for losses on loans                       575           708         1,002           851
Other income                                      2,352         2,764         2,414          (830)
General, administrative and other expense         6,333         6,591         6,745         7,275
----------------------------------------------------------------------------------------------------
Earnings before income taxes                      4,722         4,873         4,370         1,038
Federal income taxes                              1,575         1,625         1,156           (15)
----------------------------------------------------------------------------------------------------
Net earnings                                   $  3,147      $  3,248      $  3,214      $  1,053

====================================================================================================
Basic earnings per share                       $   0.56      $   0.59      $   0.58      $   0.19

====================================================================================================
Diluted earnings per share                     $   0.55      $   0.57      $   0.57      $   0.18

====================================================================================================


2003

                                                              Three Months Ended
                                              ------------------------------------------------------
(In thousands, except per share data)          March 31,     June 30,   September 30,   December 31,
----------------------------------------------------------------------------------------------------
Total interest income                          $ 13,740      $ 13,776      $ 13,475      $ 14,179

Total interest expense                            5,320         5,141         5,003         5,004
----------------------------------------------------------------------------------------------------
Net interest income                               8,420         8,635         8,472         9,175
Provision for losses on loans                       509         1,031           966           841
Other income                                      2,404         3,052         3,302         2,780
General, administrative and other expense         5,904         6,057         5,946         6,142
----------------------------------------------------------------------------------------------------
Earnings before income taxes                      4,411         4,599         4,862         4,972
Federal income taxes                              1,432         1,490         1,608         1,736
----------------------------------------------------------------------------------------------------
Net earnings                                   $  2,979      $  3,109      $  3,254      $  3,236

====================================================================================================
Basic earnings per share                       $    .55      $    .57      $    .59      $    .58

====================================================================================================
Diluted earnings per share                     $    .54      $    .55      $    .57      $    .57

====================================================================================================

--------------------------------------------------------------------------------