Form 10-K, Exhibit 13
period 2005-12-31
OAK HILL FINANCIAL INC
filed 2006-03-16
CIK 949953

Exhibit 13

CONSOLIDATED FINANCIAL STATEMENTS








Table of Contents

Report of Independent Registered Public Accounting Firm
     on Consolidated Financial Statements .................................39
Consolidated Statements of Financial Condition ............................40
Consolidated Statements of Earnings .......................................41
Consolidated Statements of Stockholders' Equity ...........................42
Consolidated Statements of Comprehensive Income ...........................42
Consolidated Statements of Cash Flows .....................................43
Notes to Consolidated Financial Statements ................................45

Report of Independent Registered Public Accounting Firm

                                                        [LOGO OF GRANT THORNTON]

Board of Directors and Shareholders of Oak Hill Financial, Inc.

         We have audited the accompanying consolidated statements of financial condition of Oak Hill Financial, Inc. ("Oak Hill") as of December 31, 2005 and 2004 and the related consolidated statements of earnings, stockholders' equity, comprehensive income and cash flows for the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Oak Hill Financial, Inc. as of December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

         We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness Oak Hill Financial, Inc.'s internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control - Integrated
                                                --------------------------------
Framework  issued by the Committee of Sponsoring  Organizations  of the Treadway
---------
Commission and our report dated March 9, 2006 expressed an unqualified opinion on management's assessment of the effectiveness of Oak Hill Financial, Inc.'s internal control over financial reporting and an unqualified opinion on the effectiveness of Oak Hill Financial' Inc.'s internal control over financial reporting.

GRANT THORNTON LLP

/s/ Grant Thornton LLP

Cincinnati, Ohio
March 9, 2006


Consolidated Statements of Financial Condition

                                                                                                    December 31,
                                                                                             --------------------------
(In thousands, except share data)                                                              2005              2004
-----------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                      $    24,786    $    31,009
Federal funds sold                                                                                 1,614            988
Investment securities designated as available for sale - at market                               131,193         88,383
Investment securities held to maturity - at cost (approximate market value
     of $3,851 and $3,853 at December 31, 2005 and 2004, respectively)                             3,619          3,640
Loans receivable - net                                                                         1,014,673        912,282
Loans held for sale - at lower of cost or market                                                     410            256
Office premises and equipment - net                                                               22,736         15,489
Federal Home Loan Bank stock - at cost                                                             7,626          6,590
Real estate acquired through foreclosure                                                             376          1,614
Accrued interest receivable on loans                                                               4,156          3,407
Accrued interest receivable on investment securities                                                 875            527
Goodwill - net                                                                                     7,935          1,674
Core deposit intangible - net                                                                      4,068          1,270
Bank owned life insurance                                                                         12,948         10,118
Prepaid expenses and other assets                                                                  1,561          2,505
Prepaid federal income taxes                                                                       1,178          2,929
Deferred federal income taxes                                                                      1,304            359
-----------------------------------------------------------------------------------------------------------------------
                    TOTAL ASSETS                                                             $ 1,241,058    $ 1,083,040
=======================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
     Demand                                                                                  $    97,575    $    88,712
     Savings and time deposits                                                                   880,821        773,384
-----------------------------------------------------------------------------------------------------------------------
                    Total deposits                                                               978,396        862,096
Securities sold under agreement to repurchase                                                     18,263          5,359
Advances from the Federal Home Loan Bank                                                         123,119        105,601
Notes payable                                                                                         --          2,700
Subordinated debentures                                                                           23,000         18,000
Accrued interest payable and other liabilities                                                     4,199          4,241
-----------------------------------------------------------------------------------------------------------------------
                    Total liabilities                                                          1,146,977        997,997
Stockholders' equity
     Common stock - $.50 stated value; authorized 15,000,000 shares,
         5,874,634 and 5,653,583 shares issued at December 31, 2005 and 2004, respectively         2,937          2,827
     Additional paid-in capital                                                                   13,952          6,658
     Retained earnings                                                                            85,505         78,071
     Treasury stock (270,420 and 96,302 shares at December 31, 2005 and
          2004, respectively - at cost)                                                           (7,972)        (3,118)
     Accumulated comprehensive income (loss):
          Unrealized gain (loss) on securities designated as available for sale,
               net of related tax effects                                                           (341)           605
-----------------------------------------------------------------------------------------------------------------------
                    Total stockholders' equity                                                    94,081         85,043
-----------------------------------------------------------------------------------------------------------------------
                    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $ 1,241,058    $ 1,083,040
=======================================================================================================================

The accompanying notes are an integral part of these statements.

Consolidated Statements of Earnings

                                                                              Year Ended December 31,
                                                                         --------------------------------
(In thousands, except share data)                                          2005        2004        2003
---------------------------------------------------------------------------------------------------------
INTEREST INCOME
     Loans                                                               $ 64,327    $ 55,540    $ 52,009
     Investments
          U.S. Government and agency securities                             2,678       2,295       1,862
          Obligations of state and political subdivisions                   1,979         838         771
          Other securities                                                    642         535         503
          Federal funds sold                                                   20          15           7
          Interest-bearing deposits                                            74          28          18
---------------------------------------------------------------------------------------------------------
               Total interest income                                       69,720      59,251      55,170
INTEREST EXPENSE
     Deposits                                                              22,944      15,923      15,577
     Borrowings                                                             6,492       4,915       4,891
---------------------------------------------------------------------------------------------------------
               Total interest expense                                      29,436      20,838      20,468
---------------------------------------------------------------------------------------------------------
               Net interest income                                         40,284      38,413      34,702
Less provision for losses on loans                                          6,341       3,136       3,347
---------------------------------------------------------------------------------------------------------
               Net interest income after provision for losses on loans     33,943      35,277      31,355
OTHER INCOME
     Service fees, charges and other operating                              6,950       5,252       3,889
     Insurance commissions                                                  2,781       3,050       2,827
     Bank owned life insurance                                                436         118
     Gain on sale of loans                                                  1,085       1,882       4,489
     Gain on sale of securities                                               498         276         314
     Gain on sale of branch premises                                          204
     Gain (loss) on sale of other real estate owned                            --        (316)       (323)
                                                                                                       19
     Loss on sale of consumer finance loan portfolio                           --      (3,585)         --
---------------------------------------------------------------------------------------------------------
               Total other income                                          11,638       6,670      11,538
GENERAL, ADMINISTRATIVE AND OTHER EXPENSE
     Employee compensation and benefits                                    16,107      14,519      14,201
     Occupancy and equipment                                                4,067       3,400       2,910
     Federal deposit insurance premiums                                       124         132         104
     Franchise taxes                                                          189         988          69
     Other operating                                                        9,059       7,673       6,765
     Amortization of core deposit intangible                                  953          72          --
     Merger-related expenses                                                  546         160          --
---------------------------------------------------------------------------------------------------------
               Total general, administrative and other expense             31,045      26,944      24,049
---------------------------------------------------------------------------------------------------------
               Earnings before federal income taxes                        14,536      15,003      18,844
FEDERAL INCOME TAXES
     Current                                                                4,346       4,486       6,166
     Deferred                                                              (1,189)       (145)        100
---------------------------------------------------------------------------------------------------------
               Total federal income taxes                                   3,157       4,341       6,266
---------------------------------------------------------------------------------------------------------
               NET EARNINGS                                              $ 11,379    $ 10,662    $ 12,578
=========================================================================================================

               EARNINGS PER SHARE
                    Basic                                                $   2.01    $   1.92    $   2.29
=========================================================================================================
                    Diluted                                              $   1.97    $   1.87    $   2.23
=========================================================================================================

The accompanying notes are an integral part of these statements.

Consolidated Statements of Stockholders' Equity

                                               For the Years Ended December 31, 2005, 2004 and 2003
                                         --------------------------------------------------------------------
                                                                                        Unrealized
                                                                                      gains (losses)
                                                                                      on securities
                                                   Additional                           designated
                                           Common    paid-in    Retained   Treasury    as available
(In thousands, except share data)           stock    capital    earnings     stock       for sale     Total
-------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 2003               $  2,797   $  5,113    $ 61,236    $ (3,471)   $  1,206    $ 66,881
Issuance of 203,478 shares under
     stock option plan                         --        591          --       3,139          --       3,730
Dividends declared of $.542 per share          --         --      (2,970)         --          --      (2,970)
Unrealized losses on securities
     designated as available for sale,
     net of related tax effects                --         --          --          --        (291)       (291)
Net earnings for the year                      --         --      12,578          --          --      12,578
-------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2003                2,797      5,704      70,844        (332)        915      79,928
Issuance of 118,131 shares under
     stock option plan                         30        954          --       1,583          --       2,567
Repurchase of 134,936 shares                   --         --          --      (4,369)         --      (4,369)
Dividends declared of $.618 per share          --         --      (3,435)         --          --      (3,435)
Unrealized losses on securities
     designated as available for sale,
     net of related tax effects                --         --          --          --        (310)       (310)
Net earnings for the year                      --         --      10,662          --          --      10,662
-------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2004             $  2,827   $  6,658    $ 78,071    $ (3,118)   $    605    $ 85,043
Lawrence Financial acquisition                110      8,146          --          --          --       8,256
Issuance of 92,800 shares under
     stock option plan                         --       (852)         --       2,963          --       2,111
Repurchase of 269,945 shares                   --         --          --      (7,817)         --      (7,817)
Dividends declared of $.704 per share          --         --      (3,945)         --          --      (3,945)
Unrealized losses on securities
     designated as available for sale,
     net of related tax effects                --         --          --          --        (946)       (946)
Net earnings for the year                      --         --      11,379          --          --      11,379
-------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2005             $  2,937   $ 13,952    $ 85,505    $ (7,972)   $   (341)   $ 94,081
=============================================================================================================

The accompanying notes are an integral part of these statements.

Consolidated Statements of Comprehensive Income

                                                                            Year Ended December 31,
                                                                       --------------------------------
(In thousands)                                                            2005       2004        2003
-------------------------------------------------------------------------------------------------------
Net earnings                                                           $ 11,379    $ 10,662    $ 12,578
Other comprehensive income, net of tax:
     Unrealized losses on securities  designated  as available for sale,  net of benefits of $(335), $(71) and $(47) in 2005,
          2004 and 2003, respectively                                      (623)       (131)        (87)
     Reclassification adjustment for realized gains included in net earnings, net of taxes of $175, $97 and $110 in
          2005, 2004 and 2003, respectively                                (323)       (179)       (204)
-------------------------------------------------------------------------------------------------------
Comprehensive income                                                   $ 10,433    $ 10,352    $ 12,287
=======================================================================================================
Accumulated comprehensive income (loss)                                $   (341)   $    605    $    915
=======================================================================================================

The accompanying notes are an integral part of these statements.

Consolidated Statements of Cash Flows

                                                                                    Year Ended December 31,
                                                                              -----------------------------------
(In thousands)                                                                  2005          2004         2003
-----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings                                                                  $  11,379    $  10,662    $  12,578
Adjustments to reconcile net earnings to net cash provided by operating activities:
      Depreciation and amortization                                               1,822        1,165          985
      Amortization of core deposit intangible                                       953           72           --
      Gain on sale of securities                                                   (498)        (276)        (314)
      Amortization of premiums and discounts on investment
           securities - net                                                         805          836        1,310
      Amortization of mortgage servicing rights                                     294          624        1,222
      Proceeds from sale of loans in secondary market                            35,996       59,428      178,542
      Loans disbursed for sale in secondary market                              (35,540)     (55,614)    (175,411)
      Gain on sale of loans                                                        (610)      (1,132)      (2,080)
      Loss on disposition of assets                                                (204)         (15)
      Loss on sale of consumer finance loan portfolio                             3,585
      Amortization (accretion) of deferred loan origination costs (fees)           (483)        (155)           1
      Proceeds from disposal of other real estate owned                           1,294        1,163           --
      Loss on sale of other real estate owned                                       316          323           --
      Purchase of loans                                                              --         (282)          --
      Federal Home Loan Bank stock dividends                                       (363)        (255)        (234)
      Provision for losses on loans                                               6,341        3,136        3,347
      Tax benefit of stock options exercised                                        447          693          802
      Bank owned life insurance income                                             (436)        (118)
      Increase (decrease) in cash due to changes in:
           Prepaid expenses and other assets                                      1,768           41         (225)
           Accrued interest receivable                                             (614)        (121)         189
           Accrued interest payable and other liabilities                          (353)      (1,371)       1,603
           Federal income taxes
                Current                                                           1,751       (1,116)      (1,133)
                Deferred                                                         (1,189)        (145)         100
-----------------------------------------------------------------------------------------------------------------
                     Net cash provided by operating activities                   22,876       21,143       21,267

CASH FLOWS USED IN INVESTING ACTIVITIES:
    Loan disbursements                                                         (344,834)    (409,234)    (445,612)
    Principal repayments on loans                                               311,778      338,646      330,329
    Principal repayments on mortgage-backed securities designated
         as available for sale                                                   16,905       19,095       31,230
    Proceeds from sale of investment securities designated
         as available for sale                                                   35,234       14,192        7,573
    Proceeds from maturity of investment securities                               1,405        4,342          780
    Proceeds from disposition of assets                                              89           --           64
    Proceeds from sale of consumer finance loan portfolio                            --        5,143           --
    Loans sold from consumer finance loan portfolio                                  --       (8,728)          --
    Purchase of investment securities designated as available for sale          (82,635)     (45,713)     (35,678)
    Purchase of investment securities designated as held-to-maturity             (1,098)
    Purchase of insurance agency                                                    (12)          --           --

    (Increase) decrease in federal funds sold - net                                (626)       5,241        5,417
    Purchase of bank owned life insurance                                            --      (10,000)          --
    Purchase of office premises and equipment                                    (5,939)      (2,583)      (2,960)
    Ripley acquisition - net of cash received                                        --       (2,927)          --
    Lawrence acquisition - net of cash received                                   8,228           --           --
-----------------------------------------------------------------------------------------------------------------
                        Net cash used in investing activities                   (59,601)     (92,526)    (109,955)
-----------------------------------------------------------------------------------------------------------------
                        Net cash used in operating and investing activities
                             (balance carried forward)                          (36,725)     (71,383)     (88,688)
-----------------------------------------------------------------------------------------------------------------

                                                                                    Year Ended December 31,
                                                                             -----------------------------------
(In thousands)                                                                  2005         2004         2003
----------------------------------------------------------------------------------------------------------------
                   Net cash used in operating and investing activities
                        (balance brought forward)                            $ (36,725)   $ (71,383)   $ (88,688)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
    Proceeds (repayments) from securities sold under agreement
       to repurchase                                                            12,904          994       (1,188)
    Net increase in deposit accounts                                            10,378       92,706       54,008
    Proceeds from Federal Home Loan Bank advances                               28,200           --       50,301
    Repayment of Federal Home Loan Bank advances                               (13,182)     (18,368)     (13,469)
    Proceeds from notes payable                                                     --           --        3,050
    Repayment of notes payable                                                  (2,700)        (400)      (2,700)
    Proceeds from issuance of subordinated debentures                            5,000       13,000           --
    Dividends on common shares                                                  (3,945)      (3,435)      (2,970)
    Purchase of treasury stock                                                  (7,820)      (4,369)          --
    Proceeds from issuance of shares under stock option plan                     1,667        1,874        2,928
----------------------------------------------------------------------------------------------------------------
                        Net cash provided by financing activities               30,502       82,002       89,960
----------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                       (6,223)      10,619        1,272
Cash and cash equivalents at beginning of year                                  31,009       20,390       19,118
----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                     $  24,786    $  31,009    $  20,390
================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid during the year for:
         Federal income taxes                                                $   3,124    $   5,417    $   6,474
================================================================================================================
          Interest on deposits and borrowings                                $  29,129    $  20,552    $  20,463
================================================================================================================

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:
    Unrealized gains (losses) on securities designated as
         available for sale, net of related tax benefits                     $  (1,278)   $    (310)   $    (291)
================================================================================================================
    Recognition of mortgage servicing rights in
         accordance with SFAS No. 140                                        $     475    $     750    $   2,409
================================================================================================================
    Transfer from loans to real estate acquired through foreclosure          $     107    $   2,564    $   1,447
================================================================================================================
    Issuance of loans upon sale of real estate acquired
         through foreclosure                                                 $      --    $     738    $     862
================================================================================================================
    Fair value of assets acquired in acquisition of Ripley National Bank     $      --    $  58,611    $      --
================================================================================================================
    Fair value of assets acquired in acquisition of Lawrence Financial       $ 125,121    $      --    $      --
================================================================================================================
    Common stock issued in acquisition of Lawrence Financial                 $   8,256    $      --    $      --
================================================================================================================
    Goodwill and other intangible assets arising from acquisitions-net       $   6,741    $   2,351    $      --
================================================================================================================

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
    Acquisition of treasury stock in exchange for stock options              $      --    $      --    $     165
================================================================================================================

The accompanying notes are an integral part of these statements.

Notes to Consolidated Financial Statements
For Years Ended December 31, 2005, 2004 and 2003

NOTE A -- SUMMARY OF ACCOUNTING POLICIES
         Oak Hill Financial, Inc. (the "Company") is a financial holding company, the principal assets of which are the Company's ownership of Oak Hill Banks ("Oak Hill") and Oak Hill Financial Insurance ("OHFI"). The Company also owns 49% of Oak Hill Title Agency, LLC ("Oak Hill Title"). The Company's operations are primarily dependent upon its financial services subsidiary which is collectively viewed herein as a single operating segment for financial statement purposes.

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

         In October 2004, the Company acquired Ripley National Bank ("Ripley") for $5.3 million in cash. As part of the transaction, the Company acquired full-service offices in Ripley and Georgetown, Ohio, involving total loans of $39.1 million, $51.6 million in deposits and $58.6 million in total assets.

         In December 2004, the Company sold the consumer loan portfolio of Action Finance Company ("Action"), a consumer finance subsidiary. The portfolio, which was comprised of small consumer and second mortgage loans, totaled $8.7 million. Concurrent with the sale, the Company closed its five retail lending offices in southern Ohio.

         In 2005, the Company acquired Lawrence Financial and its subsidiary, for $15.2 million, of which $7.7 million was paid in cash. In addition, the Company issued 221,051 shares of common stock to Lawrence Financial shareholders. As part of the transaction, the Company acquired a net three full-service offices in southern Ohio, involving total loans of $76.5 million, $104.2 million in deposits and $116.9 million in assets.

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

1.   Principles of Consolidation
         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Oak Hill and its wholly-owned subsidiaries Oak Hill Banks Community Development Corp. and Oak Hill Financial Services Company, OHFI and Oak Hill Title. All intercompany balances and transactions have been eliminated.

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

         Loans held for sale are carried at the lower of cost or market, determined in the aggregate. Loans held for sale are identified at the point of origination. In computing lower of cost or market, deferred loan origination fees are deducted from the principal balance of the related loan. All loan sales are made without further recourse to Oak Hill. At December 31, 2005 and 2004, loans held for sale were carried at cost.

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

         Oak Hill recorded amortization related to mortgage servicing rights totaling approximately $294,000, $624,000 and $1.2 million for the years ended December 31, 2005, 2004 and 2003, respectively. At December 31, 2005 and 2004, the carrying value of Oak Hill's mortgage servicing rights, which approximated their fair value, totaled $3.3 million and $3.1 million, respectively.

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

6.   Office Premises and Equipment
         Depreciation and amortization are provided on the straight-line and accelerated methods over the estimated useful lives of the assets, estimated to be ten to fifty years for buildings and improvements and three to twenty-five years for furniture, fixtures and equipment. Amortization of leasehold improvements is provided over the shorter of the lease term or the estimated useful life of the related asset.

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

9.   Goodwill and Core Deposit Intangible
         In April 2005, the Company acquired Lawrence Financial and its subsidiary for $15.2 million, of which $7.7 million was paid in cash. In addition, the Company issued 221,051 shares of common stock to Lawrence Financial shareholders. The acquisition resulted in a $6.2 million increase in goodwill. Also, as a result of the acquisition, a $3.8 million core deposit intangible was recorded.

         In October 2004, the Company acquired Ripley for $5.3 million in cash. The acquisition resulted in a $1.3 million increase in goodwill. Also, as a result of the acquisition, a $1.3 million core deposit intangible was recorded.

         In January 2002, OHFI purchased McNelly Insurance Agency, a local property and casualty insurance agency, for consideration of $100,000 in cash and a $100,000 note payable. This purchase resulted in goodwill totaling $197,000.

         Pursuant to SFAS No. 142 "Goodwill and Intangible Assets," which prescribes accounting for all purchased goodwill and intangible assets. Pursuant to SFAS No. 142, acquired goodwill is not amortized, but is tested for impairment at the reporting unit level annually or whenever an impairment indicator arises. Goodwill has been assigned to Oak Hill and OHFI as the reporting units that are expected to benefit from the goodwill.

         Based on the Company's periodic test of goodwill, there were no impairment charges required for the years ended December 31, 2005, 2004 and 2003.

         The core deposit intangibles recorded as part of the Ripley and Lawrence Financial acquisitions are being amortized over their estimated useful lives of 9.3 and 8.3 years, respectively. Oak Hill recorded amortization of the core deposit intangibles of $953,000 and $72,000 for the years ended December 31, 2005 and 2004.

10.   Interest Rate Swap
         The Company entered into an interest rate swap in August 2004 to convert $5.0 million of its Oak Hill Capital Trust 1 junior subordinated debentures from fixed rate to variable rate. Under the agreement, the Company has agreed to pay interest to the counterparty on the $5.0 million notional amount at a floating rate of three-month LIBOR plus 5.35% which at December 31, 2005 was 9.89%, and to receive interest at a fixed rate of 10.875%. The interest rate swap met the criteria required to qualify for the shortcut method of accounting for fair value hedges under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. Based on this shortcut method of accounting, no ineffectiveness in the hedging relationship was assumed and any fair value change in the interest rate swap was also offset by a fair value change in the junior subordinated debentures during the year ended December 31, 2005 and 2004.

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

         The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments at December 31, 2005 and 2004.

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

         Deposits. The fair value of NOW accounts, savings accounts, demand deposits, money market deposits and other transaction accounts is deemed to approximate the amount payable on demand at December 31, 2005 and 2004. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

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

         Commitments to extend credit. For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The difference between the fair value of outstanding loan commitments at December 31, 2005 and 2004 was not material.

         Based on the foregoing methods and assumptions, the carrying value and fair value of the Company's financial instruments are as follows:

                                                                                           December 31,
                                                                ----------------------------------------------------------------
                                                                              2005                               2004
                                                                -----------------------------      -----------------------------
                                                                   Carrying           Fair            Carrying           Fair
(In thousands)                                                       value            value             value            value
--------------------------------------------------------------------------------------------------------------------------------
Financial assets
     Cash and due from banks                                   $     24,786      $     24,786      $    31,009       $    31,009
     Federal funds sold                                               1,614             1,614              988               988
     Investment securities                                          134,812           135,044           92,023            92,236
     Loans receivable                                             1,015,083         1,011,480          912,538           915,674
     Federal Home Loan Bank stock                                     7,626             7,626            6,590             6,590
--------------------------------------------------------------------------------------------------------------------------------
                                                                 $1,183,921        $1,180,550       $1,043,148        $1,046,497
================================================================================================================================
Financial liabilities
     Deposits                                                   $   978,396       $   970,278       $  862,096        $  857,213
     Advances from the Federal Home Loan Bank                       123,119           124,047          105,601           108,827
     Securities sold under agreement to repurchase                   18,263            18,318            5,359             5,359
     Notes payable                                                                                       2,700             2,700
     Subordinated debentures                                         23,000            23,187           18,000            18,131
--------------------------------------------------------------------------------------------------------------------------------
                                                                 $1,142,778        $1,135,830       $  993,756        $  992,230
================================================================================================================================

12.   Earnings per Share

         Basic earnings per common share is computed based upon the weighted-average number of common shares outstanding during the year. Diluted earnings per common share is computed including the dilutive effect of additional potential common shares issuable under stock option.

         The computations were as follows for the years ended December 31:

                                                                                      2005              2004             2003
--------------------------------------------------------------------------------------------------------------------------------
Weighted-average common shares outstanding (basic)                                  5,667,522        5,549,855         5,487,436
Dilutive effect of assumed exercise of stock options                                  121,817          142,613           139,855
--------------------------------------------------------------------------------------------------------------------------------

Weighted-average common shares outstanding (diluted)                                5,789,339        5,692,468         5,627,291
================================================================================================================================

         Options to purchase 123,550 and 68,000 shares of common stock with a respective weighted-average exercise price of $37.12 and $30.46 were outstanding at December 31, 2005 and 2003, respectively, but were excluded from the computation of common share equivalents for those respective years because their exercise prices were greater than the average market price of the common shares.

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

(In thousands)                   2005         2004           2003
-------------------------------------------------------------------
Net earnings
     As reported             $   11,379    $   10,662    $   12,578
     Stock-based
       compensation, net
       of tax                      (997)         (399)         (114)
====================================================================
     Pro forma               $   10,382    $   10,263    $   12,464
====================================================================

Basic earnings per share
     As reported             $     2.01    $     1.92    $     2.29
     Stock-based
       compensation, net
       of tax                     (0.18)        (0.07)        (0.02)
====================================================================
     Pro forma               $     1.83    $     1.85    $     2.27
====================================================================

Diluted earnings per share
     As reported             $     1.97    $     1.87    $     2.23
     Stock-based
       compensation, net
       of tax                     (0.18)        (0.07)        (0.02)
====================================================================
     Pro forma               $     1.79    $     1.80    $     2.21
====================================================================

     The fair value of each option granted is estimated on the date of grant using the modified Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 2005, 2004 and 2003: dividend yield of 2.4%, 1.6% and 2.3% for 2005, 2004 and 2003, repectively; expected volatility of 38.4%, 39.8% and 41.5% for 2005, 2004 and 2003, respectively; risk-free interest rates of 4.25%, 3.65% and 3.38% for 2005, 2004 and 2003, respectively and expected lives of 4 years for 2005, 2004 and 2003.

         A summary of the status of the Company's Stock Option Plan as of December 31, 2005, 2004 and 2003 and changes during the years ended on those dates is presented below:

                                                              2005                      2004                       2003
                                                     ------------------------   ------------------------  ------------------------
                                                                   Weighted-                 Weighted-                 Weighted-
                                                                    average                   average                   average
                                                                   exercise                  exercise                  exercise
                                                       Shares        price       Shares        price       Shares        price
----------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year                       582,466      $22.21       572,397      $17.36        718,717     $15.35
Granted                                                  8,000      $32.76       130,500       37.19         68,000      30.46
Exercised                                              (92,800)     $16.60      (118,131)      15.87       (210,820)     14.77
Forfeited                                              (13,433)     $33.89        (2,300)      28.45         (3,500)     15.05
----------------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                             484,233      $23.14       582,466      $22.21        572,397     $17.36
==================================================================================================================================
Options exercisable at year-end                        475,983                   451,633                    503,730
==================================================================================================================================
Weighted-average fair value of
     options granted during the year                                $10.04                    $12.91                    $ 9.31
==================================================================================================================================

The following information applies to options outstanding at December 31, 2005:

Range of                                             Number
exercise prices                                   outstanding
-------------------------------------------------------------
$ 6.67 - $10.01                                       12,975
$10.02 - $15.03                                       36,600
$15.04 - $22.56                                      249,808
$22.57 - $33.86                                       64,300
$33.87 - $37.21                                      120,550
-------------------------------------------------------------
Total                                                484,233
============================================================
Weighted-average exercise price                     $  23.14
============================================================
Weighted-average remaining contractual life        7.3 years
============================================================


14.   Capitalization
         The Company's authorized capital stock includes 1,500,000 shares of $.01 per share par value voting preferred stock and 1,500,000 shares of $.01 per share par value non-voting preferred stock. No preferred shares have been issued at December 31, 2005 and 2004.

15.   Advertising
         Advertising costs are expensed when incurred. The Company's advertising expense totaled $737,000, $421,000, and $437,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

16.   Cash and Cash Equivalents
         For purposes of reporting cash flows, cash and cash equivalents are comprised of cash and due from banks.

17.   Reclassifications
         Certain prior year amounts have been reclassified to conform to the 2005 consolidated financial statement presentation.

18.   Effects of Recent Accounting Pronouncements
         In December 2004, the Financial Accounting Standards Board (the "FASB") issued a revision of SFAS No. 123(R) "Share-Based Payment" which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services, primarily on accounting for transactions in which an entity obtains employee services in share-based transactions. This statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award, with limited exceptions. That cost will recognized over the period during which an employee is required to provide services in exchange for the awarded - the requisite service period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Employee share purchase plans will not result in recognition of compensation cost if certain conditions are met.

         Initially, the cost of employee services received in exchange for an award of liability instruments will be measured based on current fair value; the fair value of the award that will be remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation costs over that period. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification.

         Excess tax benefits, as defined by SFAS 123(R), will be recognized as an addition to additional paid in capital. Cash retained as a result of those excess tax benefits will be presented in the statement of cash flows as financing cash inflows. The write-off of deferred tax assets relating to unrealized tax benefits associated with recognized compensation cost will be recognized as income tax expense unless there are excess tax benefits from previous awards remaining in additional paid in capital to which it can be offset.

         Compensation cost is required to be recognized in the first interim or annual period that begins after December 15, 2005, or January 1, 2006 as to the Company. Based on existing grants subject to vesting, management believes the annual compensation cost, net of tax, will approximate the 2005 amounts disclosed in footnote A-13.


NOTE B - INVESTMENT SECURITIES
         The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of investment securities at December 31 are shown below.

                                                                          2005
                                                       ------------------------------------------
                                                                    Gross      Gross   Estimated
                                                       Amortized  unrealized unrealized   fair
(In thousands)                                           cost       gains      losses     value
-------------------------------------------------------------------------------------------------
Held to maturity:
     Trust preferred securities due after ten years    $  3,619   $    232   $     --   $  3,851
=================================================================================================
Available for sale:
     U.S. Government and agency obligations            $ 73,599   $     43   $  1,037  $ 72,605
     Obligations of state and political subdivisions     58,196        673        529     58,340
     Other securities                                       144        124         20        248
-------------------------------------------------------------------------------------------------
          Total securities available for sale          $131,939   $    840   $  1,586   $131,193
=================================================================================================

                                                                          2004
                                                       ------------------------------------------
                                                                    Gross      Gross   Estimated
                                                       Amortized  unrealized unrealized   fair
(In thousands)                                           cost       gains      losses     value
-------------------------------------------------------------------------------------------------
Held to maturity:
     Trust preferred securities due after ten years    $  3,640   $    213   $     --   $  3,853
=================================================================================================

Available for sale:
     U.S. Government and agency obligations            $ 61,594   $    229   $    415   $ 61,408
     Obligations of state and political subdivisions     25,743      1,090         64     26,769
     Other securities                                       126         99         19        206
-------------------------------------------------------------------------------------------------
          Total securities available for sale          $ 87,463   $  1,418   $    498   $ 88,383
=================================================================================================

         The amortized cost and estimated fair value of investment securities designated as available for sale, by term to maturity at December 31 are shown below.

                                                                              2005                               2004
                                                                -------------------------------    -------------------------------
                                                                                    Estimated                          Estimated
                                                                   Amortized          fair            Amortized          fair
(In thousands)                                                       cost             value             cost             value
----------------------------------------------------------------------------------------------------------------------------------
Due in three years or less                                         $ 11,141          $ 10,870          $ 8,111           $ 8,120
Due after three years through five years                              4,250             4,197            5,787             5,729
Due after five years through ten years                               23,646            23,362            9,252             9,302
Due after ten years                                                  92,902            92,764           64,313            65,232
----------------------------------------------------------------------------------------------------------------------------------
                                                                   $131,939          $131,193          $87,463           $88,383
==================================================================================================================================

         The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2005.

                                                                            Less than                          More than
                                                                          twelve months                      twelve months
                                                                -------------------------------    -------------------------------
                                                                   Estimated                          Estimated
fair                                                              Unrealized                   fair  Unrealized
(In thousands)                                                       value            loss              value            loss
----------------------------------------------------------------------------------------------------------------------------------
Available for sale:
     U.S. Government and agency obligations                      $ 48,176             $  495          $ 20,647         $   542
     Obligations of state and political subdivisions               32,010                480             2,701              49
     Other securities                                                  --                 --                49              20
----------------------------------------------------------------------------------------------------------------------------------
          Total temporarily impaired securities                  $ 80,186             $  975          $ 23,397         $   611
==================================================================================================================================

         The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2004.

                                                                            Less than                          More than
                                                                          twelve months                      twelve months
                                                                -------------------------------    -------------------------------
                                                                   Estimated                          Estimated
fair                                                              Unrealized                   fair  Unrealized
(In thousands)                                                       value            loss              value            loss
----------------------------------------------------------------------------------------------------------------------------------
Available for sale:
     U.S. Government and agency obligations                      $ 31,670              $ 306          $  7,603          $  109
     Obligations of state and political subdivisions                3,109                 33             2,618              31
     Other securities                                                  --                 --                33              19
----------------------------------------------------------------------------------------------------------------------------------
          Total temporarily impaired securities                  $ 34,779              $ 339          $ 10,254          $  159
==================================================================================================================================

         Management has the ability to hold these temporarily impaired securities for the foreseeable future. The decline in the fair value is primarily due to an increase in market interest rates. The fair values are expected to recover as the securities approach maturity dates.

         Proceeds from sales of investment securities designated as available for sale during the year ended December 31, 2005, totaled $35.2 million, resulting in gross realized gains of $498,000 on such sales.

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

         At December 31, 2005 and 2004, investment securities with an aggregate book value of $86.5 million and $70.0 million, respectively, were pledged as collateral for public deposits.

         The Company enters into purchases of mortgage-backed securities under agreements to resell substantially identical securities on behalf of its deposit customers. Securities purchased under agreements to resell totaled $18.3 million and $5.4 million at December 31, 2005 and 2004, respectively. At December 31, 2005 and 2004, the agreements were generally scheduled to mature within 90 days with the exception of a $10.0 million reverse repurchase agreement incepted in March 2005 which matures in March 2010. Securities purchased under agreement to resell averaged approximately $16.5 million during 2005 and the maximum amount outstanding at any month-end during 2005 was $20.5 million.


NOTE C - LOANS RECEIVABLE
         The composition of the loan portfolio, including loans held for sale, is as follows at December 31:

(In thousands)                        2005              2004
--------------------------------------------------------------
Real estate mortgage
     (primarily residential)      $  320,674        $  270,092
Installment, net of unearned
     interest of $1,000
     and $2,000 at
     December 31, 2005 and
     2004, respectively              106,774            68,072
Commercial and other                 599,105           584,201
Credit card                            2,183             2,020
--------------------------------------------------------------
          Gross loans              1,028,736           924,385
Less:
     Allowance for loan losses        13,653            11,847
--------------------------------------------------------------
          Loans receivable - net  $1,015,083        $  912,538
==============================================================

         The Company's lending efforts have historically focused on real estate mortgages and consumer installment loans, which comprised approximately $427.4 million, or 42%, of the total loan portfolio at December 31, 2005, and approximately $338.2 million, or 37%, of the total loan portfolio at December 31, 2004. In recent years, lending efforts have increasingly focused on commercial loans, generally secured by commercial real estate and equipment, which comprise approximately $599.1 million, or 58%, of the total loan portfolio at December 31, 2005, and approximately $584.2 million, or 63%, of the total loan portfolio at December 31, 2004. Generally, such loans have been underwritten with sufficient collateral or cash down payments to provide the Company with adequate collateral coverage in the event of default. Nevertheless, the Company, as with any lending institution, is subject to the risk that real estate values or economic conditions could deteriorate in its primary lending areas within Ohio, thereby impairing collateral values. However, management is of the belief that real estate values and economic conditions in the Company's primary lending areas are presently stable.

         As stated previously, the Company has sold whole loans and participating interests in loans in the secondary market, retaining servicing on the loans sold. Loans sold and serviced for others totaled approximately $256.5 million, $275.9 million and $271.4 million at December 31, 2005, 2004 and 2003, respectively.

         At December 31, 2005, 2004 and 2003, the Company had nonaccrual and nonperforming loans totaling approximately $17.7 million, $6.3 million and $8.1 million, respectively. Interest income that would have been recognized had nonaccrual loans performed pursuant to contractual terms totaled approximately $1.1 million, $406,000 and $508,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

         The activity in the allowance for loan losses is summarized as follows for the years ended December 31:

(In thousands)               2005         2004          2003
--------------------------------------------------------------
Balance at beginning
     of year                $11,847      $10,836      $ 9,142
Provision charged to
     operations               6,341        3,136        3,347
Charge-offs                  (7,747)      (3,545)      (2,152)
Recoveries                    2,755        1,291          499
Allowance of acquired
     institutions               457          129           --
--------------------------------------------------------------
Balance at end of year      $13,653      $11,847      $10,836
==============================================================

         Impaired loans and the allowance for loan losses on impaired loans are summarized at December 31 below:

(In thousands)                                                     2005             2004              2003
------------------------------------------------------------------------------------------------------------
Impaired loans:
     With allowances assigned to the loan balances                $13,100          $ 3,826           $ 3,984
     With no allowances assigned to the loan balances                  --               --                --
------------------------------------------------------------------------------------------------------------
Totals                                                            $13,100          $ 3,826           $ 3,984
============================================================================================================
Average balance of impaired loans                                 $ 8,463          $ 3,905           $ 1,992
============================================================================================================
Allowance for loan losses on impaired loans                       $ 1,625          $ 1,328           $   982
============================================================================================================

         A loan is impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are included in nonperforming assets. The amount of interest recognized for the year ended December 31, 2005 on impaired loans while they were considered impaired was $71,000. There was no interest recognized for the years ended December 31, 2004 and 2003 on impaired loans while they were considered impaired.


NOTE D - OFFICE PREMISES AND EQUIPMENT
         Office premises and equipment are summarized at December 31 as follows:

(In thousands)                            2005          2004
--------------------------------------------------------------
Land and buildings                       $25,289      $16,048
Furniture and equipment                   11,095        9,181
Leasehold improvements                     1,240        1,117
--------------------------------------------------------------

                                          37,624       26,346
     Less accumulated depreciation
          and amortization               (14,888)     (10,857)
--------------------------------------------------------------
                                         $22,736      $15,489
==============================================================

         The Company has entered into commitments to purchase premises and equipment that total $2.9 million over the next three years.


NOTE E - DEPOSITS
         Deposit balances at December 31 are summarized as follows:

                                                            2005                               2004
                                                ---------------------------        ---------------------------
(Dollars in thousands)                            Amount            Rate             Amount            Rate
--------------------------------------------------------------------------------------------------------------
Deposit type and interest rate range
Demand deposit accounts                         $  97,575              --           $ 88,712              --
Savings accounts                                   64,128            0.53%            58,978            0.45%
NOW accounts                                       79,329            1.43%            65,395            1.06%
Money market deposit accounts                       8,191            0.40%             9,249            0.41%
Premium investment accounts                       131,014            3.80%            53,093            2.17%
Select investment accounts                         19,856            3.31%            27,197            1.77%

Total transaction accounts                        400,093                            302,624
Certificates of deposit
     1.00 - 2.99%                                  93,754                            344,757
     3.00 - 4.99%                                 475,987                            203,406
     5.00 - 6.99%                                   8,506                             10,909
     7.00 - 10.00%                                     56                                400
--------------------------------------------------------------------------------------------------------------
Total certificates of deposit                     578,303            3.54%           559,472            2.82%
--------------------------------------------------------------------------------------------------------------
Total deposits                                   $978,396            3.43%          $862,096            2.14%
==============================================================================================================

         The Company had deposit accounts with balances in excess of $100,000 totaling $367.4 million and $371.1 million at December 31, 2005 and 2004, respectively.

         Interest expense on deposits is summarized as follows for the years ended December 31:

(In thousands)                             2005             2004           2003
--------------------------------------------------------------------------------
NOW accounts                           $   1,017        $     804      $     839
Savings accounts                             365              195            295
Money market deposit accounts                 36               31             56
Premium investment accounts                2,853              548            411
Select investment accounts                   539              419            401
Certificates of deposit                   18,134           13,926         13,575
--------------------------------------------------------------------------------
                                         $22,944          $15,923        $15,577
================================================================================


         The contractual maturities of outstanding certificates of deposit are summarized as follows at December 31:

(In thousands)                        2005             2004
--------------------------------------------------------------
Less than one year                  $298,420         $239,199
One year through
     three years                     258,282          259,816
More than three years                 21,601           60,457
--------------------------------------------------------------
                                    $578,303         $559,472
==============================================================

NOTE F - ADVANCES FROM THE FEDERAL HOME LOAN BANK
         Advances from the Federal Home Loan Bank, collateralized at December 31, 2005 and 2004 by pledges of certain residential mortgage loans totaling $209.3 million and $142.6 million, respectively, and Oak Hill's investment in Federal Home Loan Bank stock, are summarized as follows:

                           Maturing
                         in year ended        December 31,
                                          --------------------
Interest rate range      December 31,     2005          2004
--------------------------------------------------------------
                                         (Dollars in thousands)
1.85% to 8.10%               2005       $      --    $  43,426
3.77% to 6.50%               2006          39,070        2,401
4.14% to 7.30%               2007          31,501        5,501
4.29% to 5.30%               2009             281          333
5.15% to 8.02%               2010           6,140        6,158
3.94% to 6.95%               2011          39,619       40,063
     3.09%                   2013           2,922        3,819
     7.62%                   2015             850          850
     6.25%                   2016             265          283
     6.70%                   2017             749          790
     5.15%                   2018           1,445        1,691
     3.50%                   2025              45           47
     3.50%                   2029             162          167
     3.50%                   2030              70           72
--------------------------------------------------------------
                                         $123,119     $105,601
==============================================================
Weighted-average
 interest rate                               4.43%        3.95%
==============================================================

NOTE G - OTHER BORROWINGS
         At December 31, 2004, Action had a note payable to another financial institution totaling $2.7 million. The note was collateralized by a pledge of a portion of the Company's shares of Oak Hill. The note was repaid in January 2005.

NOTE H - SUBORDINATED DEBENTURES
         In 2000, a Delaware trust owned by the Company ("Trust 1"), issued $5.0 million of mandatorily redeemable debt securities. The amount of the debt securities issued by Trust 1 are included in the Company's regulatory capital, specifically as a component of Tier 1 capital. The subordinated debentures are the sole assets of Trust 1, and the Company owns all of the common securities of Trust

1. Interest payments on the debt securities are made semi-annually at an annual fixed interest rate of 10.875% and are reported as a component of interest expense on borrowings.

         During 2004, a Delaware statutory business trust owned by the Company, Oak Hill Capital Trust 2 ( "Trust 2"), issued $5.0 million of mandatorily redeemable debt securities. The amount of the debt securities issued by Trust 2 are included in the Company's regulatory capital, specifically as a component of Tier 1 capital. The proceeds from the issuance of the subordinated debentures and common securities were used by Trust 2 to purchase from the Company $5.0 million of subordinated debentures maturing on October 18, 2034. The subordinated debentures are the sole asset of Trust 2, and the Company owns all of the common securities of Trust 2. Interest payments on the debt securities are to be made quarterly at an annual fixed rate of interest of 6.24% through October 18, 2009 and at a floating rate of interest, reset quarterly, equal to 3-month LIBOR plus 2.40% thereafter. Interest payments are reported as a component of interest expense on borrowings. The net proceeds received by the Company were contributed to the capital of Oak Hill during 2004.

          Also during 2004, a Delaware statutory business trust owned by the Company, Oak Hill Capital Trust 3 ("Trust 3"), issued $8.0 million of mandatorily redeemable debt securities. The amount of the debt securities issued by Trust 3 are included in the Company's regulatory capital, specifically as a component of Tier 1 capital. The proceeds from the issuance of the subordinated debentures and common securities were used by Trust 3 to purchase from the Company $8.0 million of subordinated debentures maturing on October 18, 2034. The subordinated debentures are the sole asset of Trust 3, and the Company owns all of the common securities of Trust 3. Interest payments on the debt securities are to be made quarterly at a floating rate of interest, reset quarterly, equal to 3-month LIBOR plus 2.30%. Interest payments are reported as a component of interest expense on borrowings. The net proceeds received by the Company was used to partially fund the acquisition of Lawrence Financial.

         During 2005, a Delaware statutory business trust owned by the Company, Oak Hill Capital Trust 4 ("Trust 4"), issued $5.0 million of mandatorily redeemable debt securities. The amount of the debt securities issued by Trust 4 are included in the Company's regulatory capital, specifically as a component of Tier 1 capital. The proceeds from the issuance of the subordinated debentures and common securities were used by Trust 4 to purchase from the Company $5.0 million of subordinated debentures maturing on June 30, 2035. The subordinated debentures are the sole asset of Trust 4, and the Company owns all of the common securities of Trust 4. Interest payments on the debt securities are to be made quarterly at an annual fixed rate of interest of 5.96% through June 30, 2015 and at a floating rate of interest, reset quarterly, equal to 3-month LIBOR plus 1.60% thereafter. Interest payments are reported as a component of interest expense on borrowings. The net proceeds received by the Company were contributed to the capital of Oak Hill during 2005.

         Trusts 1 through 4 are not consolidated herein pursuant to the provisions of FIN 46.

NOTE I - FEDERAL INCOME TAXES
         The provision for federal income taxes differs from that computed at the statutory corporate tax rate for the years ended December 31 as follows:

(In thousands)                                                            2005         2004        2003
----------------------------------------------------------------------------------------------------------
Federal income taxes computed at the statutory rate                      $4,988       $5,251      $6,611
Increase (decrease) in taxes resulting from:
     Interest income on municipal loans and obligations of state
          and political subdivisions                                       (807)        (419)       (354)
     New Markets Tax Credits                                             (1,000)        (500)         --
     Other                                                                  (24)           9           9
----------------------------------------------------------------------------------------------------------

Federal income tax provision per consolidated financial statements       $3,157       $4,341      $6,266
==========================================================================================================

         The computation of the Company's net deferred tax asset at December 31 is as follows:

(In thousands)                                                                         2005        2004
--------------------------------------------------------------------------------------------------------
Taxes (payable) refundable on temporary  differences at statutory rate: Deferred tax assets:
   Book/tax difference of allowance for loan losses                                   $4,778     $ 4,155
   Deferred compensation benefits                                                        105          89
   Net operating loss carryforwards                                                    2,213          --
   Unrealized losses on securities designated as available for sale                      363          --
     Other                                                                                51          10
--------------------------------------------------------------------------------------------------------
          Total deferred tax assets                                                    7,510       4,254
Deferred tax liabilities:
     Deferred loan origination costs                                                  (1,635)       (753)
     Federal Home Loan Bank stock dividends                                           (1,240)       (959)
     Unrealized gains on securities designated as available for sale                      --        (321)
     Book/tax difference of depreciation                                                (484)       (235)
     Mortgage servicing rights                                                        (1,165)     (1,101)
     Purchase price adjustments                                                       (1,667)       (499)
     Other                                                                               (15)        (27)
--------------------------------------------------------------------------------------------------------
          Total deferred tax liabilities                                              (6,206)     (3,895)
--------------------------------------------------------------------------------------------------------
Net deferred tax asset                                                                $1,304      $  359
========================================================================================================

         The Company's ability to utilize the net operating loss and tax credit carryforward amounts are subject to statutory limitation over a carryforward period which the Company expects will not exceed eight years.

         The Company has not recorded a valuation allowance for any portion of the net deferred tax asset at December 31, 2005 and 2004, based on the amount of income taxes subject to recovery in carryback years.

         Retained earnings at December 31, 2005 include $1.5 million in allocation of earnings for bad debt deductions of acquired savings associations for which no income tax has been provided. If these bad debt reserves are used for purposes other than to absorb bad debt losses, the amount used will be subject to Federal income tax at the current corporate tax rate.

NOTE J -- RELATED PARTY TRANSACTIONS
         In the normal course of business, the Company has made loans to its directors, officers, and their related business interests. In the opinion of management, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations. The balance of such loans outstanding at December 31, 2005, 2004 and 2003 totaled approximately $12.7 million, $7.3 million and $5.2 million, respectively.

         The Company had also received demand and time deposits from directors, officers and their related business interests of approximately $15.6 million,
$14.7  million  and  $10.5  million  at  December  31,  2005,   2004  and  2003,
respectively.

         In addition, the Company paid $435,000 and $512,000 for the years ended December 31, 2005 and 2004, respectively, to a law firm in which a director of the Company is a partner. The director has been determined to be independent based upon annual review by the Company's Board of Directors.

NOTE K -- EMPLOYEE BENEFIT PLANS
         The Company has a profit-sharing and 401(k) plan covering all employees who have attained the age of twenty-one and completed three months of continuous service. The profit-sharing plan is non-contributory and contributions to the plan are made at the discretion of the Board of Directors. The Company contributed $225,000 and $300,000 to the plan for the years ended December 31, 2004 and 2003, respectively. The Company did not contribute to the plan for the year ended December 31, 2005.

         The 401(k) plan allows employees to make voluntary, tax-deferred contributions of up to 15% of their base annual compensation. The Company provides, at its discretion, a 50% matching of funds for each participant's contribution, subject to a maximum of 6% of base compensation. The Company's matching contributions under the 401(k) plan totaled $257,000, $327,000 and $285,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

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

         At December 31, 2005, the Company had outstanding commitments of approximately $24.6 million to originate residential and commercial loans. Also, the Company had unused lines of credit and letters of credit totaling approximately $112.6 million and $15.0 million, respectively, as of December 31, 2005. In the opinion of management, outstanding loan commitments equaled or exceeded prevalent market interest rates as of December 31, 2005, such commitments were underwritten in accordance with normal loan underwriting policies, and all disbursements will be funded via normal cash flow from operations and existing excess liquidity.

         The Company has also entered into non-cancelable lease agreements for office premises and equipment under operating leases which expire at various dates through 2013. The following table summarizes minimum payments due under lease agreements by year:

Year ending
December 31,                              (Dollars in thousands)
----------------------------------------------------------------
2006                                              $ 612
2007                                                543
2008                                                422
2009                                                222
2010                                                124
2011 - 2013                                         222
----------------------------------------------------------------
                                                 $2,145
================================================================


         Total rent expense under operating leases was $747,000, $850,000 and $741,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

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

         During the year ended December 31, 2005, Oak Hill was notified by its primary federal regulator that it was categorized as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized" Oak Hill must maintain minimum Tier 1 capital, total risk-based capital, and Tier 1 leverage ratios of 6%, 10%, and 5%, respectively. At December 31, 2005, Oak Hill was well-capitalized.

         As of December 31, 2005 and 2004, management believes that the Company and Oak Hill have met all of the capital adequacy requirements to which the entities are subject. The Company's and Oak Hill's Tier 1 capital, total risk-based capital, and Tier 1 leverage ratios are set forth in the following tables:

Company consolidated:

                                                                         As of December 31, 2005
                                   ------------------------------------------------------------------------------------------------
                                                                                                                  To be "well
                                                                                                              capitalized" under
                                                                               For capital                     prompt corrective
                                              Actual                        adequacy purposes                  action provisions
(Dollars in thousands)               Amount             Ratio           Amount             Ratio           Amount             Ratio
-----------------------------------------------------------------------------------------------------------------------------------
Total capital                       $119,933            11.7%           $81,722            >8.0%          $102,152           >10.0%
                                                                                           -                                 -
     (to risk-weighted assets)
Tier 1 capital                      $107,106            10.5%           $40,861            >4.0%         $  61,291           > 6.0%
                                                                                           -                                 -
     (to risk-weighted assets)
Tier 1 leverage ratio               $107,106             8.7%           $49,002            >4.0%         $  61,253           > 5.0%
                                                                                           -                                 -

                                                                         As of December 31, 2004
                                   ------------------------------------------------------------------------------------------------
                                                                                                                  To be "well
                                                                                                              capitalized" under
                                                                               For capital                     prompt corrective
                                              Actual                        adequacy purposes                  action provisions
(Dollars in thousands)               Amount             Ratio           Amount             Ratio           Amount             Ratio
-----------------------------------------------------------------------------------------------------------------------------------
Total capital                       $110,620            12.2%           $72,816            >8.0%           $91,020           >10.0%
                                                                                           -                                 -
     (to risk-weighted assets)
Tier 1 capital                     $  99,201            10.9%           $36,408            >4.0%           $54,612           > 6.0%
                                                                                           -                                 -
     (to risk-weighted assets)
Tier 1 leverage ratio              $  99,201             9.3%           $42,682            >4.0%           $53,353           > 5.0%
                                                                                           -                                 -

Oak Hill:
                                                                         As of December 31, 2005
                                   ------------------------------------------------------------------------------------------------
                                                                                                                  To be "well
                                                                                                              capitalized" under
                                                                               For capital                     prompt corrective
                                              Actual                        adequacy purposes                  action provisions
(Dollars in thousands)               Amount             Ratio           Amount             Ratio           Amount             Ratio
-----------------------------------------------------------------------------------------------------------------------------------
Total capital                       $111,980            11.0%           $81,633            >8.0%          $102,041           >10.0%
                                                                                           -                                 -
     (to risk-weighted assets)
Tier 1 capital                     $  99,214             9.7%           $40,816            >4.0%         $  61,225           > 6.0%
                                                                                           -                                 -
     (to risk-weighted assets)
Tier 1 leverage ratio              $  99,214             8.1%           $48,838            >4.0%         $  61,047           > 5.0%
                                                                                           -                                 -

                                                                           As of December 31, 2004
                                   ------------------------------------------------------------------------------------------------
                                                                                                                  To be "well
                                                                                                              capitalized" under
                                                                               For capital                     prompt corrective
                                              Actual                        adequacy purposes                  action provisions
(Dollars in thousands)               Amount             Ratio           Amount             Ratio           Amount             Ratio
-----------------------------------------------------------------------------------------------------------------------------------
Total capital                        $96,383            10.7%           $72,364            >8.0%           $90,545           >10.0%
                                                                                           -                                 -
     (to risk-weighted assets)
Tier 1 capital                       $85,070             9.4%           $36,182            >4.0%           $54,273           > 6.0%
                                                                                           -                                 -
     (to risk-weighted assets)
Tier 1 leverage ratio                $85,070             8.1%           $42,265            >4.0%           $52,831           > 5.0%
                                                                                           -                                 -

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


NOTE N -- OAK HILL FINANCIAL, INC. CONDENSED FINANCIAL INFORMATION
         The following condensed financial statements summarize the financial position of Oak Hill Financial, Inc. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the years ended December 31, 2005, 2004 and 2003.

Oak Hill Financial, Inc.
CONDENSED STATEMENTS OF
FINANCIAL CONDITION

                                             December 31,
                                       ----------------------
(In thousands)                           2005          2004
-------------------------------------------------------------
ASSETS
Cash and due from banks                $     451    $   2,089
Interest-bearing deposits in
     Oak Hill Banks                        6,243        6,721
Investment securities                        537          561
Investment in Oak Hill Banks             108,921       88,664
Investment in Oak Hill Capital
     Trusts                                  713          558
Investment in OHFI                           996        1,056
Investment in Oak Hill Title LLC              15           15
Office premises and
     equipment - net                         275        2,307
Prepaid expenses and other assets          2,588        3,639
-------------------------------------------------------------
     Total assets                      $ 120,739    $ 105,610
=============================================================

LIABILITIES AND
STOCKHOLDER'S EQUITY
Accrued expenses and other
     liabilities                       $   2,945    $   2,009
Subordinated debentures                   23,713       18,558
-------------------------------------------------------------
     Total liabilities                    26,658       20,567
Stockholders' equity
     Common stock                          2,937        2,827
     Additional paid-in capital           13,952        6,658
     Retained earnings                    85,505       78,071
     Less cost of treasury stock          (7,972)      (3,118)
     Unrealized gains (losses) on
          securities designated as
          available for sale, net of
          related tax effects               (341)         605
-------------------------------------------------------------
     Total stockholders' equity           94,081       85,043
-------------------------------------------------------------
     Total liabilities and
          stockholders' equity         $ 120,739    $ 105,610
=============================================================

Oak Hill Financial, Inc.
CONDENSED STATEMENTS OF EARNINGS

                                 Year ended December 31,
                           ---------------------------------
(In thousands)               2005        2004        2003
------------------------------------------------------------
REVENUE
Interest income            $    151    $     58    $     24
Other income                      4           6          10
Equity in earnings of
     subsidiaries            12,813      11,548      13,306
------------------------------------------------------------
     Total revenue           12,968      11,612      13,340
EXPENSES
Interest expense              1,425         683         578
General and
     administrative             830         686         498
------------------------------------------------------------
     Total expenses           2,255       1,369       1,076
------------------------------------------------------------
     Earnings before
          federal income
          tax credits        10,713      10,243      12,264
------------------------------------------------------------
Federal income
          tax credits          (666)       (419)       (314)
------------------------------------------------------------
      NET EARNINGS         $ 11,379    $ 10,662    $ 12,578
============================================================

Oak Hill Financial, Inc.
CONDENSED STATEMENTS OF CASH FLOWS

                                                                                         Year Ended December 31,
                                                                                    --------------------------------
(In thousands)                                                                        2005        2004        2003
--------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net earnings for the year                                                      $ 11,379    $ 10,662    $ 12,578
     Adjustments to reconcile net earnings to net cash provided by operating activities:
          Undistributed earnings of consolidated subsidiaries                           (542)     (4,316)     (7,444)
          Depreciation of office premises and equipment                                  168         243         228
          Amortization of premium on investment securities                                11          --          --
          Tax benefit of stock options exercised                                         447         693         802
          Increase (decrease) in cash due to changes in:
             Prepaid expenses and other assets                                           124        (522)       (759)
             Other liabilities                                                         1,430        (257)       (498)
          Federal income taxes
             Deferred                                                                   (31)         73          --
--------------------------------------------------------------------------------------------------------------------
                         Net cash provided by operating activities                    12,986       7,620       4,907
CASH FLOWS USED IN INVESTING ACTIVITIES:
     Investment in Oak Hill Banks                                                     (5,000)    (10,250)         --
     Investment in Action Finance Company                                                 --      (1,750)         --
     Investment in Oak Hill Capital Trusts                                              (155)       (403)         --
     Investment in U.S. Government Agencies                                               --        (561)         --
     Purchase of office premises and equipment                                          (121)       (248)       (703)
     Proceeds from disposition of assets                                               1,985          --          --
     (Increase) decrease in interest-bearing deposits                                    478        (458)     (4,092)
     Lawrence Financial acquisition                                                   (6,868)         --          --
--------------------------------------------------------------------------------------------------------------------
                Net cash used in investing activities                                 (9,681)    (13,670)     (4,795)
--------------------------------------------------------------------------------------------------------------------
                Net cash provided by (used in) operating and investing activities      3,305      (6,050)        112
                     (balance carried forward)
--------------------------------------------------------------------------------------------------------------------

Oak Hill Financial, Inc.
CONDENSED STATEMENTS OF CASH FLOWS

                                                                                               Year Ended December 31,
(In thousands)                                                                        2005              2004             2003
--------------------------------------------------------------------------------------------------------------------------------
                Net cash provided by (used in) operating and investing activities  $   3,305          $(6,050)          $   112
                     (balance carried forward)
--------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from exercise of stock options                                           1,667            1,874             2,928
     Proceeds from issuance of subordinated debentures                                 5,155           13,403                --
     Purchase of treasury stock                                                       (7,820)          (4,369)               --
     Dividends on common shares                                                       (3,945)          (3,435)           (2,970)
--------------------------------------------------------------------------------------------------------------------------------
                         Net cash provided by (used in) financing activities          (4,493)           7,473               (42)
--------------------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                             (1,638)           1,423                70
Cash and cash equivalents at beginning of year                                         2,089              666               596
--------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                           $     451          $ 2,089           $   666
================================================================================================================================

NOTE O -- SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE
         Obligations for securities sold under agreements to repurchase were collateralized at December 31, 2005 and 2004 by investment securities with a book value including accrued interest of approximately $25.8 million and $6.4 million and a market value of approximately $25.4 million and $6.4 million, respectively. The maximum balance of repurchase agreements outstanding at any month-end during the years ended December 31, 2005 and 2004 was $20.5 million and $6.2 million, respectively, and the average month-end balance outstanding for 2005 and 2004 was approximately $16.5 million and $5.0 million, respectively.

NOTE P -- ACQUISITIONS
         On April 1, 2005, the Company acquired Lawrence Financial and its subsidiary for $15.2 million, of which $7.7 million was paid in cash. In addition, the Company issued 221,051 shares of common stock to Lawrence Financial shareholders. As part of the transaction, the Company acquired five full-service offices in southern Ohio, involving total loans of $76.5 million, $104.2 million in deposits and $116.9 million in total assets. Of the five full-service offices acquired, one was combined with an existing Oak Hill branch and one was sold. The acquisition was accounted for as a purchase.

         The following unaudited, pro-forma condensed financial information gives retroactive effect as if the merger had occurred on January 1, 2005.

                       Oak Hill     Lawrence     Pro-forma
                       Financial    Financial    combined
----------------------------------------------------------
                                   (unaudited) (unaudited)
----------------------------------------------------------
                        (In thousands, except share data)

Total revenue           $81,358     $  1,562       $82,920
Total expenses           69,979        2,354        72,333
----------------------------------------------------------
Net earnings (loss)     $11,379     $   (792)      $10,587
==========================================================
Basic earnings (loss)
     per share          $  2.01     $  (0.14)      $  1.87
==========================================================
Diluted earnings
     per share          $  1.97          N/A       $  1.83
==========================================================

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

                       Oak Hill                  Pro-forma
                       Financial     Ripley      combined
----------------------------------------------------------
                                   (unaudited) (unaudited)
----------------------------------------------------------
                        (In thousands, except share data)

Total revenue           $65,921    $   2,686       $68,607
Total expenses           55,259        4,069        59,328
----------------------------------------------------------
Net earnings (loss)     $10,662     $ (1,383)     $  9,279
==========================================================

Basic earnings (loss)
     per share         $   1.92     $  (0.25)     $   1.67
==========================================================

Diluted earnings
     per share         $   1.87          N/A       $  1.63
==========================================================


NOTE Q -- OAK HILL BANKS COMMUNITY DEVELOPMENT CORP.
         During 2004, the Company announced that Oak Hill Banks Community Development Corp. ("OHBCDC"), a wholly owned subsidiary and Certified Development Entity ("CDE"), had been selected to receive a $20.0 million allocation of new markets tax credits ("NMTC") authority. Administered by the Community Development Financial Institutions Fund of the U.S. Department of the Treasury, the NMTC program is aimed at stimulating economic and community development and job creation in low-income communities. The program provides federal tax credits to investors who make qualified equity investments ("QEIs") in a CDE. The CDE is required to invest the proceeds of each QEI in low-income communities, which are generally defined as those census tracts with poverty rates of greater than 20 percent and/or median family incomes that are less than or equal to 80 percent of the area median family income.

         The credit provided to the investor totals 39 percent of each QEI in a CDE and is claimed over a seven-year credit allowance period. In each of the first three years, the investor receives a credit equal to five percent of the total amount the investor paid to the CDE for each QEI. For each of the remaining four years, the investor receives a credit equal to six percent of the total amount the investor paid to the CDE for each QEI. The Company's primary subsidiary, Oak Hill, has paid to OHBCDC $20 million for its QEIs. Oak Hill paid $10.0 million to OHBCDC during 2005 and 2004, i.e., the maximum total of $20.0 million permitted for its QEIs in OHBCDC.

         OHBCDC is utilizing its $20.0 million of QEI proceeds to provide "New Markets" loans to qualifying businesses located in twelve Appalachian counties in rural southern Ohio. It also provides financial counseling services through a formal program of community business workshops. Under its New Markets loan program, OHBCDC provides short-term and long-term loans to a variety of qualifying businesses with non-conventional, non-conforming terms and conditions, including reduced fees, extended repayment terms, and below-market interest rates.

         At December 31, 2005, Oak Hill had paid to OHBCDC $20.0 million for QEIs in OHBCDC. Oak Hill recognized $1.0 million and $500,000 in new markets tax credits in its federal income tax returns for the years ended December 31, 2005 and 2004, respectively. The following table sets forth the new markets tax credits expected to be claimed by Oak Hill for years 2006 through 2011 with respect to the aggregate QEI amounts paid by Oak Hill during 2005 and 2004.


          Aggregate                      New Markets Tax Credit
                      ----------------------------------------------------------
Year     QEI Amount     2006     2007        2008      2009      2010     2011
--------------------------------------------------------------------------------

2004        $10,000   $  500   $   600    $   600    $   600   $  600    $  --
2005         10,000      500       500        600        600      600      600
--------------------------------------------------------------------------------

Total       $20,000   $1,000    $1,100     $1,200     $1,200   $1,200     $600
================================================================================

         The new markets tax credits claimed by Oak Hill with respect to each QEI remain subject to recapture over each QEI's credit allowance period upon the occurrence of any of the following:

      o if less than substantially all (generally defined as 85%) of the QEI proceeds are not used by OHBCDC to make qualified low income community investments;

      o  OHBCDC ceases to be a CDE; or

      o OHBCDC redeems its QEI investments prior to the end of the credit allowance periods.

         At December 31, 2005 and 2004, none of the above recapture events had occurred, nor in the opinion of management are such events likely to occur in the foreseeable future.

         The following condensed financial statements summarize the financial position of OHBCDC as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the two years ended December 31, 2005 and 2004.

OHBCDC
CONDENSED STATEMENTS OF
FINANCIAL CONDITION

                                        December 31,
                                  ------------------------
(In thousands)                       2005          2004
----------------------------------------------------------
ASSETS
Cash and due from banks           $  6,786        $ 8,784
Loans receivable-net                13,166          1,207
Interest receivable                     48              1
----------------------------------------------------------
     Total assets                  $20,000        $ 9,992
==========================================================

LIABILITIES AND
STOCKHOLDER'S EQUITY
Total liabilities                  $    --        $    --
Stockholders equity
     Common stock                        1              1
     Additional paid-in capital     20,013         10,000
     Retained deficit                  (14)            (9)
----------------------------------------------------------
     Total stockholder's equity     20,000          9,992
----------------------------------------------------------
     Total liabilities and
          Stockholder's equity     $20,000        $ 9,992
==========================================================

OHBCDC
CONDENSED STATEMENTS OF OPERATIONS

                    Year ended December 31,
                    -----------------------
(In thousands)            2005       2004
--------------------------------------------
REVENUE
Interest income         $   287     $    3
Other income                  1         --

EXPENSES
Provision for loan losses   166          7
General and
     administrative         129          5
--------------------------------------------
     Loss before
        federal income
        tax credits          (7)        (9)
Federal income tax credits    2          --
--------------------------------------------
          NET LOSS      $    (5)    $   (9)
============================================

OHBCDC
CONDENSED STATEMENTS OF CASH FLOWS

                      Year ended December 31,
                      -----------------------
(In thousands)             2005       2004
--------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                 $   (5)    $   (9)
Provision for losses on
   loans                    166          7
Increase in interest
   receivable               (47)        (1)
--------------------------------------------
     Net cash provided by
        (used in) operating
        activities          114         (3)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Loan disbursements      (12,329)    (1,214)
Principal repayments
   on loans                 204         --
--------------------------------------------
     Net cash used in
        investing
        activities      (12,125)    (1,214)

CASH FLOWS FROM FINANCING ACTIVITIES:
Investment by
     Oak Hill Banks          13          1
Qualified equity
   investment by
   Oak Hill Banks        10,000     10,000
--------------------------------------------
     Net cash provided by
        financing
        activities       10,013     10,001
--------------------------------------------
Net increase (decrease)
     in cash and cash
   equivalents           (1,998)     8,784
Cash and cash
     equivalents at
     beginning of year    8,784         --
--------------------------------------------
Cash and cash
     equivalents at
     end of year        $ 6,786    $ 8,784
============================================

NOTE R - DETAILS OF OPERATING EXPENSES
         The following table details the composition of occupancy and equipment expenses for the years ended December 31, 2005, 2004 and 2003.

                                                  Year Ended December 31,
                                            ----------------------------------
(In thousands)                                2005          2004         2003
------------------------------------------------------------------------------


Depreciation and amortization               $1,522        $1,146       $  985
Rent expense, net of rent income               674           820          711
Maintenance contracts and repairs            1,260           921          775
Other                                          611           513          439
------------------------------------------------------------------------------
Total                                       $4,067        $3,400       $2,910
==============================================================================

         The following table details the composition of other operating expenses for the years ended December 31, 2005, 2004 and 2003.

                                                   Year Ended December 31,
                                            -----------------------------------
(In thousands)                                 2005          2004         2003
-------------------------------------------------------------------------------

ATM processing                              $   580           498          304
Supplies                                        794           644          694
Insurance commissions paid                      465           533          581
Credit and collection expenses                  631           772          692
Dealer participation                            571           315           --
Marketing                                       737           421          437
Postage                                         507           388          392
Telephone                                       659           567          542
Professional fees                             1,274           796          622
Other                                         2,841         2,739        2,501
-------------------------------------------------------------------------------
Total                                        $9,059        $7,673       $6,765
===============================================================================

NOTE S - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
The following table summarizes the Company's quarterly results for the years ended December 31, 2005 and 2004.

2005
                                                                                           Three Months Ended
----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)                              March 31,        June 30,        September 30,    December 31,
----------------------------------------------------------------------------------------------------------------------------------
Total interest income                                              $15,777           $17,090           $18,179           $18,674
Total interest expense                                               6,091             7,104             7,760             8,481
----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                  9,686             9,986            10,419            10,193
Provision for losses on loans                                          750             4,709               212               670
Other income                                                         2,539             3,004             3,013             3,082
General, administrative and other expense                            6,895             7,899             8,144             8,107
----------------------------------------------------------------------------------------------------------------------------------
Earnings before income taxes                                         4,580               382             5,076             4,498
Federal income taxes (credits)                                       1,320              (219)            1,137               919
----------------------------------------------------------------------------------------------------------------------------------
Net earnings                                                       $ 3,260           $   601           $ 3,939           $ 3,579
==================================================================================================================================
Basic earnings per share                                           $  0.59           $  0.10           $  0.69           $  0.64
==================================================================================================================================
Diluted earnings per share                                         $  0.57           $  0.10           $  0.68           $  0.63
==================================================================================================================================

2004
                                                                                            Three Months Ended
----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)                              March 31,        June 30,        September 30,    December 31,
----------------------------------------------------------------------------------------------------------------------------------
Total interest income                                              $14,188           $14,374           $14,933           $15,756
Total interest expense                                               4,910             4,966             5,230             5,732
----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                  9,278             9,408             9,703            10,024
Provision for losses on loans                                          575               708             1,002               851
Other income                                                         2,352             2,764             2,414              (860)
General, administrative and other expense                            6,333             6,591             6,745             7,275
----------------------------------------------------------------------------------------------------------------------------------
Earnings before income taxes                                         4,722             4,873             4,370             1,038
Federal income taxes (credits)                                       1,575             1,625             1,156               (15)
----------------------------------------------------------------------------------------------------------------------------------
Net earnings                                                       $ 3,147           $ 3,248           $ 3,214           $ 1,053
==================================================================================================================================
Basic earnings per share                                           $  0.56           $  0.59           $  0.58           $  0.19
==================================================================================================================================
Diluted earnings per share                                         $  0.55           $  0.57           $  0.57           $  0.18
==================================================================================================================================