Form 10-K, Exhibit 13
period 2006-12-31
OAK HILL FINANCIAL INC
filed 2007-03-16
CIK 949953

Exhibit 13
CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm on
Consolidated Financial Statements

Board of Directors and Shareholders of Oak Hill Financial, Inc.

We have audited the accompanying consolidated statements of financial condition of Oak Hill Financial, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of earnings, stockholders’ equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Oak Hill Financial, Inc. as of December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As more fully described in Note A-14, the Company changed its method of accounting for stock-based compensation in accordance with Statement of Financial Accounting Standard No. 123(R) as of January 1, 2006.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Oak Hill Financial, Inc.’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 15, 2007 expressed an unqualified opinion on management’s assessment of the effectiveness of Oak Hill Financial, Inc.’s internal control over financial reporting and an unqualified opinion on the effectiveness of Oak Hill Financial’ Inc.’s internal control over financial reporting.

GRANT THORNTON LLP

/s/ Grant Thornton LLP

Cincinnati, Ohio
March 15, 2007

Consolidated Statements of Financial Condition

	December 31,
(In thousands, except share data)	2006	2005
ASSETS
Cash and cash equivalents:
Cash and due from banks	$20,955	$23,417
Interest-bearing deposits in other banks	1,474	1,369
Federal funds sold	818	1,614
Total cash and cash equivalents	23,247	26,400
Investment securities designated as available for sale - at market	153,010	131,193
Investment securities held to maturity - at cost (approximate market value of $2,712 and $3,851 at December 31, 2006 and 2005, respectively)	2,559	3,619
Loans receivable - net	1,021,271	1,014,673
Loans held for sale - at lower of cost or market	90	410
Office premises and equipment - net	27,765	22,736
Federal Home Loan Bank stock - at cost	8,078	7,626
Real estate acquired through foreclosure	5,258	376
Accrued interest receivable on loans	4,765	4,156
Accrued interest receivable on investment securities	1,023	875
Goodwill	7,935	7,935
Core deposit intangible - net	3,111	4,068
Bank owned life insurance	13,454	12,948
Prepaid expenses and other assets	1,938	1,740
Prepaid federal income taxes	1,086	1,178
Deferred federal income taxes	1,045	1,125
TOTAL ASSETS	$1,275,635	$1,241,058

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand	$94,256	$97,575
Savings and time deposits	848,704	880,821
Total deposits	942,960	978,396
Securities sold under agreement to repurchase	56,341	18,263
Advances from the Federal Home Loan Bank	157,584	123,119
Subordinated debentures	23,000	23,000
Accrued interest payable and other liabilities	4,993	4,199
Total liabilities	1,184,878	1,146,977
Stockholders’ equity
Common stock - $.50 stated value; authorized 15,000,000 shares, 5,874,634 shares issued at December 31, 2006 and 2005	2,937	2,937
Additional paid-in capital	13,611	13,952
Retained earnings	90,877	85,505
Treasury stock (565,659 and 270,420 shares at December 31, 2006 and 2005, respectively - at cost)	(16,368)	(7,972)
Accumulated comprehensive loss:
Unrealized loss on securities designated as available for sale, net of related tax benefits	(300)	(341)
Total stockholders’ equity	90,757	94,081
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,275,635	$1,241,058

The accompanying notes are an integral part of these statements.

Consolidated Statements of Earnings

	Year Ended December 31,
(In thousands, except per share data)	2006	2005	2004
INTEREST INCOME
Loans	$72,715	$64,327	$55,540
Investments
U.S. Government and agency securities	3,874	2,678	2,295
Obligations of state and political subdivisions	2,252	1,979	838
Other securities	727	642	535
Federal funds sold	80	20	15
Interest-bearing deposits	95	74	28
Total interest income	79,743	69,720	59,251
INTEREST EXPENSE
Deposits	31,773	22,944	15,923
Borrowings	9,638	6,492	4,915
Total interest expense	41,411	29,436	20,838
Net interest income	38,332	40,284	38,413
Provision for losses on loans	5,691	6,341	3,136
Net interest income after provision for losses on loans	32,641	33,943	35,277
OTHER INCOME
Service fees, charges and other operating	8,463	6,950	5,252
Insurance commissions	3,331	2,781	3,050
Bank owned life insurance	506	436	118
Gain on sale of loans	849	1,085	1,882
Gain on sale of securities	187	498	276
Gain (loss) on disposition of branch premises and equipment	(40)	204	–
Loss on sale of other real estate owned	(165)	(316)	(323)
Loss on sale of consumer finance loan portfolio	–	–	(3,585)
Total other income	13,131	11,638	6,670
GENERAL, ADMINISTRATIVE AND OTHER EXPENSE
Employee compensation and benefits	17,518	16,107	14,519
Occupancy and equipment	4,147	4,067	3,400
Federal deposit insurance premiums	123	124	132
Franchise taxes	1,414	189	988
Other operating	10,047	9,059	7,673
Amortization of core deposit intangible	957	953	72
Merger-related expenses	–	546	160
Total general, administrative and other expense	34,206	31,045	26,944
Earnings before federal income taxes	11,566	14,536	15,003
FEDERAL INCOME TAXES
Current	2,439	4,346	4,486
Deferred	(455)	(1,189)	(145)
Total federal income taxes	1,984	3,157	4,341
NET EARNINGS	$9,582	$11,379	$10,662
EARNINGS PER SHARE
Basic	$1.76	$2.01	$1.92
Diluted	$1.74	$1.97	$1.87

The accompanying notes are an integral part of these statements.

Consolidated Statements of Stockholders’ Equity

	For the Years Ended December 31, 2006, 2005 and 2004
(In thousands, except share and per share data)	Common stock	Additional paid-in capital	Retained earnings	Treasury stock	Unrealized gains(losses) on securities designated as available for sale	Total
BALANCE AT JANUARY 1, 2004	$2,797	$5,704	$70,844	$(332)	$915	$79,928
Issuance of 118,131 shares under stock option plan, including related tax benefits	30	954	–	1,583	–	2,567
Purchase of 134,936 treasury shares - net	–	–	–	(4,369)	–	(4,369)
Dividends declared of $.618 per share			(3,435)		–	(3,435)
Unrealized losses on securities designated as available for sale, net of related tax benefits	–	–	–	–	(310)	(310)
Net earnings for the year	–	–	10,662	–	–	10,662
BALANCE AT DECEMBER 31, 2004	2,827	6,658	78,071	(3,118)	605	$85,043
Lawrence Financial acquisition	110	8,146	–			8,256
Issuance of 92,800 shares under stock option plan, including related tax benefits	–	(852)	–	2,963	–	2,111
Purchase of 269,945 treasury shares - net	–	–	–	(7,817)	–	(7,817)
Dividends declared of $.704 per share	–	–	(3,945)	–		(3,945)
Unrealized losses on securities designated as available for sale, net of related tax benefits	–	–	–	–	(946)	(946)
Net earnings for the year			11,379			11,379
BALANCE AT DECEMBER 31, 2005	2,937	13,952	85,505	(7,972)	(341)	$94,081
Issuance of 33,300 shares under stock option plan, including related tax benefits	–	(341)	–	1,042	–	701
Purchase of 330,055 treasury shares - net	–	–	–	(9,438)	–	(9,438)
Dividends declared of $.793 per share	–	–	(4,210)	–	–	(4,210)
Unrealized gains on securities designated as available for sale, net of related tax effects	–	–	–	–	41	41
Net earnings for the year	–	–	9,582	–	–	9,582
BALANCE AT DECEMBER 31, 2006	$2,937	$13,611	$90,877	$(16,368)	$(300)	$90,757

The accompanying notes are an integral part of these statements.

Consolidated Statements of Comprehensive Income

	Year Ended December 31,
(In thousands)	2006	2005	2004
Net earnings	$9,582	$11,379	$10,662
Other comprehensive income, net of tax:
Unrealized gains (losses) on securities designated as available for sale, net of taxes (benefits) of $88, $(335) and $(71) in 2006, 2005 and 2004, respectively	163	(623)	(131)
Reclassification adjustment for realized gains included in net earnings, net of taxes of $65, $175 and $97 in 2006, 2005 and 2004, respectively	(122)	(323)	(179)
Comprehensive income	$9,623	$10,433	$10,352
Accumulated comprehensive income (loss)	$(300)	$(341)	$605

The accompanying notes are an integral part of these statements.

Consolidated Statements of Cash Flows

	Year Ended December 31,
(In thousands)	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$9,582	$11,379	$10,662
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,672	1,822	1,165
Amortization of core deposit intangible	957	953	72
Gain on sale of securities	(187)	(498)	(276)
Amortization of premiums, discounts and mortgage servicing rights - net	924	1,099	1,460
Proceeds from sale of loans in secondary market	27,048	35,996	59,428
Loans disbursed for sale in secondary market	(26,246)	(35,540)	(55,614)
Gain on sale of loans	(482)	(610)	(1,132)
(Gain) loss on disposition of branch premises and equipment	40	(204)	–
Loss on sale of consumer finance loan portfolio	–	–	3,585
Amortization (accretion) of deferred loan origination (fees) costs	497	(483)	(155)
Loss on sale of other real estate owned	165	316	323
Purchase of loans	–	–	(282)
Federal Home Loan Bank stock dividends	(452)	(363)	(255)
Provision for losses on loans	5,691	6,341	3,136
Compensation expense related to stock incentive plan	23	–	–
Tax benefits of stock options exercised	–	447	693
Bank owned life insurance income	(506)	(436)	(118)
Increase (decrease) in cash due to changes in:
Prepaid expenses and other assets	(188)	1,768	41
Accrued interest receivable	(757)	(614)	(121)
Accrued interest payable and other liabilities	794	(353)	(1,371)
Federal income taxes
Current	92	1,751	(1,116)
Deferred	(455)	(1,189)	(145)
Net cash provided by operating activities	18,212	21,582	19,980

CASH FLOWS USED IN INVESTING ACTIVITIES:
Loan disbursements	(337,078)	(344,834)	(409,234)
Principal repayments on loans	317,977	311,778	338,646
Principal repayments on mortgage-backed securities designated
as available for sale	17,400	16,905	19,095
Proceeds from sale of investment securities designated as available for sale	26,989	35,234	14,192
Proceeds from maturity of investment securities	2,660	1,405	4,342
Proceeds from disposition of assets	1	895	–
Proceeds from sale of consumer finance loan portfolio	–	–	5,143
Proceeds from sale of other real estate owned	673	1,294	1,163
Loans sold from consumer finance loan portfolio	–	–	(8,728)
Purchase of investment securities designated as available for sale	(67,590)	(82,635)	(45,713)
Purchase of insurance agency	–	(12)	–
Purchase of bank owned life insurance	–	–	(10,000)
Purchase of office premises and equipment	(6,742)	(5,939)	(2,583)
Ripley acquisition - net of cash paid	–	–	3,179
Lawrence acquisition - net of cash paid	–	8,228	–
Net cash used in investing activities	(45,710)	(57,681)	(90,498)
Net cash used in operating and investing activities (balance carried forward)	(27,498)	(36,099)	(70,518)

Consolidated Statements of Cash Flows (continued)

	Year Ended December 31,
(In thousands)	2006	2005	2004
Net cash used in operating and investing activities
(balance brought forward)	$(27,498)	$(36,099)	$(70,518)
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:

Net proceeds from securities sold under agreement to repurchase	38,078	12,904	994
Net increase (decrease) in deposit accounts	(35,228)	10,378	92,706
Proceeds from Federal Home Loan Bank advances	79,216	28,200	–
Repayment of Federal Home Loan Bank advances	(44,751)	(13,182)	(18,368)
Repayment of notes payable	–	(2,700)	(400)
Proceeds from issuance of subordinated debentures	–	5,000	13,000
Dividends on common shares	(4,210)	(3,945)	(3,435)
Purchase of treasury shares	(9,438)	(7,820)	(4,369)
Proceeds from issuance of shares under stock option plan	521	1,667	1,874
Tax benefit of stock options exercised	157	–	–
Net cash provided by financing activities	24,345	30,502	82,002
Net increase (decrease) in cash and cash equivalents	(3,153)	(5,597)	11,484
Cash and cash equivalents at beginning of year	26,400	31,997	20,513
Cash and cash equivalents at end of year	$23,247	$26,400	$31,997

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Federal income taxes, net of refunds	$2,063	$3,124	$5,417
Interest on deposits and borrowings	$41,316	$29,129	$20,552

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:
Unrealized gains (losses) on securities designated as available for sale, net of related tax effects	$41	$(946)	$(310)
Recognition of mortgage servicing rights in accordance with SFAS No. 140	$367	$475	$750
Transfer from loans to real estate acquired through foreclosure	$5,930	$107	$2,564
Issuance of loans upon sale of real estate acquired through foreclosure	$200	$–	$738
Fair value of assets acquired in acquisition of Ripley National Bank	$–	$–	$58,611
Fair value of assets acquired in acquisition of Lawrence Financial	$–	$125,121	$–
Common stock issued in acquisition of Lawrence Financial	$–	$8,256	$–
Goodwill and other intangible assets arising from acquisitions-net	$–	$6,741	$2,531

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
Issuance of treasury stock in exchange for exercise of stock options	$84	$–	$–

The accompanying notes are an integral part of these statements.

Notes to Consolidated Financial Statements
For Years Ended December 31, 2005, 2004 and 2003

NOTE A — SUMMARY OF ACCOUNTING POLICIES
Oak Hill Financial, Inc. (the “Company”) is a financial holding company, the principal assets of which are the Company’s ownership of Oak Hill Banks (“Oak Hill”) and Oak Hill Financial Insurance (“OHFI”). The Company also owns 49% of Oak Hill Title Agency, LLC (“Oak Hill Title”), which is accounted for using the equity method. The Company’s operations are primarily dependent upon its financial services subsidiary which is collectively viewed herein as a single operating segment for financial statement purposes.

Oak Hill conducts a general commercial banking business in southern and central Ohio which consists of attracting deposits from the general public and applying those funds to the origination of loans for commercial, consumer and residential purposes. Oak Hill’s profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) and the interest expense paid on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by Oak Hill can be significantly influenced by a number of competitive factors, such as governmental monetary policy, that are outside of management’s control.

In 2004, the Company acquired Ripley National Bank (“Ripley”) for $5.3 million in cash. As part of the transaction, the Company acquired full-service offices in Ripley and Georgetown, Ohio, involving total loans of $39.1 million, $51.6 million in deposits and $58.6 million in total assets.

Prior to 2005, the Company operated Action Finance Company (“Action Finance”), a consumer finance subsidiary. In 2004, the Company sold the consumer loan portfolio of Action Finance. The portfolio, which was comprised of small consumer and second mortgage loans, totaled $8.7 million. Concurrent with the sale, the Company closed five retail lending offices in southern Ohio. Action Finance was dissolved in 2006.

In 2005, the Company acquired Lawrence Financial Holdings, Inc. (“Lawrence Financial”) and its subsidiary, Lawrence Federal Savings Bank (“Lawrence”) headquartered in Ironton, Ohio for $15.2 million, of which $7.7 million was paid in cash. In addition, the Company issued 221,051 shares of common stock to Lawrence Financial shareholders. As part of the transaction, the Company acquired a net three full-service offices in southern Ohio, involving total loans of $76.5 million, $104.2 million in deposits and $116.9 million in assets.

The consolidated financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and general accounting practices within the financial services industry. In preparing consolidated financial statements in accordance with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

The following is a summary of the Company’s significant accounting policies which, with the exception of the policy disclosed in Note A.14, have been consistently applied in the preparation of the accompanying consolidated financial statements.

1. Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Oak Hill and its wholly-owned subsidiaries Oak Hill Banks Community Development Corp. and Oak Hill Financial Services Company, OHFI and Oak Hill Title. All intercompany balances and transactions have been eliminated.

2. Investment Securities
The Company accounts for investment securities in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” SFAS No. 115 requires that investments be categorized as held to maturity, trading, or available for sale. Securities classified as held to maturity are carried at cost only if the Company has the positive intent and ability to hold these securities to maturity. Securities available for sale are carried at fair value with resulting unrealized gains or losses recorded to stockholders’ equity.

Realized gains and losses on sales of securities are recognized using the specific identification method.

3. Loans Receivable
Loans held in portfolio are stated at the principal amount outstanding, adjusted for premiums and discounts and the allowance for loan losses. Premiums and discounts on loans purchased and sold are amortized and accreted to operations using the interest method over the average life of the underlying loans.

Interest is accrued as earned unless the collectibility of the loan is in doubt. Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management’s periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status.

Loans held for sale are carried at the lower of cost or market, determined in the aggregate. Loans held for sale are identified at the point of origination. In computing lower of cost or market, deferred loan origination fees are deducted from the principal balance of the related loan. All loan sales are made without further recourse to Oak Hill. At December 31, 2006 and 2005, loans held for sale were carried at cost.

Oak Hill generally retains servicing on loans sold and agrees to remit to the investor loan principal and interest at agreed-upon rates. Mortgage servicing rights are accounted for pursuant to the provisions of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” which requires that Oak Hill recognize as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. An institution that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained must allocate some of the cost of the loans to the mortgage servicing rights.

The mortgage servicing rights recorded by Oak Hill, calculated in accordance with the provisions of SFAS No. 140, were segregated into pools for valuation purposes, using as pooling criteria the loan term and coupon rate. Once pooled, each grouping of loans was evaluated on a discounted earnings basis to determine the present value of future earnings that a purchaser could expect to realize from each portfolio. Earnings were projected from a variety of sources including loan servicing fees, interest earned on float, net interest earned on escrows, miscellaneous income, and costs to service the loans. The present value of future earnings is the “economic” value of the pool, i.e., the net realizable present value to an acquirer of the servicing rights.

SFAS No. 140 requires that capitalized mortgage servicing rights and capitalized excess servicing receivables be amortized in proportion to and over the period of estimated net servicing income and assessed for impairment. Impairment is measured based on fair value. The valuation of mortgage servicing rights is influenced by market factors, including servicing volumes and market prices, as well as management’s assumptions regarding mortgage prepayment speeds and interest rates. Management utilizes periodic third-party valuations by qualified market professionals to evaluate the fair value of its capitalized mortgage servicing assets.

A summary of Oak Hill’s mortgage servicing rights is as follows:

	For the Year Ended December 31,
(In thousands)	2006	2005

Beginning balance	$3,458	$3,446
Recognition of mortgage servicing rights on sale of loans	367	475
Amortization	(385)	(463)
Ending balance	3,440	3,458

Beginning valuation allowance	(130)	(299)
Valuation allowance recorded	(22)	–
Valuation allowance recaptured	–	169
Ending valuation allowance	(152)	(130)
Net carrying value	$3,288	$3,328

4. Loan Origination and Commitment Fees
The Company accounts for loan origination fees and costs in accordance with SFAS No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.” Pursuant to the provisions of SFAS No. 91, all loan origination fees received, net of certain direct origination costs, are deferred on a loan-by-loan basis and amortized to interest income using the interest method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs attributable to originating a loan, i.e., principally actual personnel costs.

Fees received for loan commitments are deferred and amortized over the life of the related loan using the interest method.

5. Allowance for Loan Losses
It is the Company’s policy to provide valuation allowances for estimated losses on loans based upon past loss experience, adjusted for changes in trends and conditions in certain items including, but not limited to, the level of delinquent and specific problem loans, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current economic conditions in Oak Hill’s primary market areas. When the collection of a loan becomes doubtful, or otherwise troubled, the Company records a loan loss provision equal to the difference between the fair value of the property securing the loan and the loan’s carrying value less estimated selling costs. Major loans and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

The Company maintains its allowance for loan losses in accordance with SFAS No. 5, “Accounting for Contingencies,” and SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” Both statements require the Company to evaluate the collectibility of interest and principal loan payments. SFAS No. 5 requires the accrual of a loss when it is probable that a loan has been impaired and the amount of the loss can be reasonably estimated. SFAS No. 114 requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or, as an alternative, at the loans’ observable market price or fair value of the collateral.

A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Company considers its investment in one-to-four family residential loans, consumer installment loans and credit card loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. These homogeneous loan groups are evaluated for impairment on a collective basis under SFAS No. 5. With respect to the Company’s investment in commercial and other loans, and its evaluation of impairment thereof, management believes such loans are adequately collateralized and as a result impaired loans are carried as a practical expedient at the lower of cost or fair value of the collateral.

It is the Company’s policy to charge off unsecured credits that are more than ninety days delinquent. Similarly, collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

6. Office Premises and Equipment
Depreciation and amortization are provided on the straight-line and accelerated methods over the estimated useful lives of the assets, estimated to be ten to fifty years for buildings and improvements and three to twenty-five years for furniture, fixtures and equipment. Amortization of leasehold improvements is provided over the shorter of the lease term or the estimated useful life of the related asset. Accelerated methods of depreciation are used for income tax purposes.

7. Investment in Federal Home Loan Bank Stock
The Company is required as a condition of membership in the Federal Home Loan Bank of Cincinnati (“FHLB”) to maintain an investment in FHLB common stock. The stock is redeemable at par and, therefore, its cost is equivalent to its redemption value. The Company’s ability to redeem FHLB shares is dependent on the redemption practices of the FHLB of Cincinnati. At December 31, 2006, the FHLB of Cincinnati placed no restrictions on redemption of shares in excess of a member’s required investment in the stock.

8. Real Estate Acquired Through Foreclosure
Real estate acquired through foreclosure is carried at the lower of the loan’s unpaid principal balance (cost) or fair value less estimated selling expenses at the date of acquisition. The loan loss allowance is charged for any write down in the loan’s carrying value to fair value at the date of acquisition. Real estate loss provisions are recorded if the properties’ fair value subsequently declines below the value determined at the recording date. In determining the lower of cost or fair value at acquisition, costs relating to development and improvement of property are considered. Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

9. Federal Income Taxes
The Company accounts for federal income taxes pursuant to SFAS No. 109, “Accounting for Income Taxes.” Pursuant to the provisions of SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements that will result in taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years’ earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management’s estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management’s estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

The Company’s principal temporary differences between pretax financial income and taxable income result primarily from the different methods of accounting for deferred loan origination fees and costs, Federal Home Loan Bank stock dividends, capitalized mortgage servicing rights, certain components of retirement expense and the allowance for loan losses. A temporary difference is also recognized for depreciation expense computed using accelerated methods for federal income tax purposes.

10. Goodwill and Core Deposit Intangible
In 2005, the Company acquired Lawrence Financial and its subsidiary for $15.2 million, of which $7.7 million was paid in cash. In addition, the Company issued 221,051 shares of common stock to Lawrence Financial shareholders. The acquisition resulted in a $6.2 million increase in goodwill. Also, as a result of the acquisition, a $3.8 million core deposit intangible was recorded.

In 2004, the Company acquired Ripley for $5.3 million in cash. The acquisition resulted in a $1.3 million increase in goodwill. Also, as a result of the acquisition, a $1.3 million core deposit intangible was recorded.

In 2002, OHFI purchased McNelly Insurance Agency, a local property and casualty insurance agency, for consideration of $100,000 in cash and a $100,000 note payable. This purchase resulted in goodwill totaling $197,000.

Pursuant to SFAS No. 142 “Goodwill and Intangible Assets,” which prescribes accounting for all purchased goodwill and intangible assets, acquired goodwill is not amortized, but is tested for impairment at the reporting unit level annually or whenever an impairment indicator arises. Goodwill has been primarily assigned to Oak Hill as the reporting unit that is expected to benefit from the goodwill.

Based on the Company’s periodic test of goodwill, there were no impairment charges required for the years ended December 31, 2006, 2005 and 2004.

The core deposit intangibles recorded as part of the Ripley and Lawrence Financial acquisitions are being amortized over their estimated useful lives of 9.3 and 8.3 years, respectively.

The following table depicts the activity for the core deposit intangible asset:

(In thousands)	2006	2005	2004

Balance at beginning of year	$4,068	$1,270	–
Additions due to acquisitions	–	3,751	1,342
Amortization expense	957	953	72
Balance at end of year	$3,111	$4,068	$1,270
Accumulated amortization	$1,982	$1,025	$72

The following table summarizes estimated amortization expense by year:

Year ending December 31,	(Dollars in thousands)

2007	$730
2008	559
2009	429
2010	384
2011 - 2014	1,009
$3,111

11. Interest Rate Swaps
The Company has entered into interest rate swap agreements in order to more effectively manage its interest-rate risk position. These derivatives involve the exchange of fixed-rate and variable-rate payments without the exchange of the underlying notional amount on which interest rate payments are calculated. At December 31, 2006 and 2005 these derivatives had notional amounts totaling $15.0 million and $5.0 million, respectively. Of such notional amounts at December 31, 2006, $5.0 million represents a non-qualifying hedge of the Company’s subordinated debentures, while the remaining $10.0 million relates to a non-qualifying hedge of the deposit base. Non-qualifying hedge costs of $416,000 during 2006 were influenced by an approximate $162,000 charge related to a change from short-cut method of accounting based on clarification of existing guidance.

12. Fair Value of Financial Instruments
SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of fair value of financial instruments, both assets and liabilities whether or not recognized in the consolidated statement of financial condition, for which it is practicable to estimate that value. For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments at December 31, 2006 and 2005.

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

Deposits. The fair value of NOW accounts, savings accounts, demand deposits, money market deposits and other transaction accounts is deemed to approximate the amount payable on demand at December 31, 2006 and 2005. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

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

Subordinated debentures. The fair value of the Corporation’s subordinated debentures has been estimated using discounted cash flow analysis, based on the interest rates currently offered for instruments of similar remaining maturities.

Commitments to extend credit. For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. The difference between the fair value of outstanding loan commitments at December 31, 2006 and 2005 was not material.

Based on the foregoing methods and assumptions, the carrying value and fair value of the Company’s financial instruments are as follows:

	December 31,
	2006		2005
	Carrying	Fair	Carrying	Fair
(In thousands)	value	value	value	value
Financial assets
Cash and cash equivalents	$23,247	$23,247	$26,400	$26,400
Investment securities	155,569	155,722	134,812	135,044
Loans receivable - net	1,021,361	1,011,519	1,015,083	1,011,480
Federal Home Loan Bank stock	8,078	8,078	7,626	7,626
	$1,208,255	$1,198,566	$1,183,921	$1,180,550
Financial liabilities
Deposits	$942,960	$912,041	$978,396	$970,278
Advances from the Federal Home Loan Bank	157,584	157,640	123,119	124,047
Securities sold under agreement to repurchase	56,341	56,253	18,263	18,318
Subordinated debentures	23,000	22,323	23,000	23,187
	$1,179,885	$1,148,257	$1,142,778	$1,135,830

13. Earnings per Share
Basic earnings per common share is computed based upon the weighted-average number of common shares outstanding during the year. Diluted earnings per common share is computed including the dilutive effect of additional potential common shares issuable under stock options.

The computations were as follows for the years ended December 31:

	2006	2005	2004
Weighted-average common shares outstanding (basic)	5,434,221	5,667,522	5,549,855
Dilutive effect of assumed exercise of stock options	86,202	121,817	142,613
Weighted-average common shares outstanding (diluted)	5,520,423	5,789,339	5,692,468

Options to purchase 169,100 and 123,550 shares of common stock with a respective weighted-average exercise price of $34.87 and $37.12 were outstanding at December 31, 2006 and 2005, respectively, but were excluded from the computation of common share equivalents for those respective years because their exercise prices were greater than the average market price of the common shares. All granted options were included in the computation of common share equivalents at December 31, 2004.

14. Stock Incentive Plan
In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment,” which revises SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion No.25, “Accounting for Stock Issued to Employees.” SFAS No. 123(R) requires that cost related to the fair value of all equity-based awards to employees, including grants of employee stock options, be recognized in the financial statements.

The Company adopted the provisions of SFAS No. 123(R) effective January 1, 2006, using the modified prospective transition method, as permitted, and therefore has not restated its financial statements for prior periods. Under this method, the Company has applied the provisions of SFAS No. 123(R) to new equity-based awards and to equity-based awards modified, repurchased, or cancelled after January 1, 2006. In addition, the Company has recognized compensation cost for the portion of equity-based awards for which the requisite service period has not been rendered (“unvested equity-based awards”) that were outstanding as of January 1, 2006. The compensation cost recorded for unvested equity-based awards has been based on the grant-date fair value. For the year ended December 31, 2006, the Company recorded $23,000 in compensation cost for equity-based awards that vested during the year ended December 31, 2006. The Company has $60,000 of total unrecognized compensation cost related to non-vested equity-based awards granted under its stock incentive plan as of December 31, 2006, which is expected to be recognized over a weighted-average period of 1.2 years. At December 31, 2006, the intrinsic value of outstanding options totaled approximately $2.1 million.

Prior to the adoption of SFAS No. 123(R), the Company presented tax benefits resulting from the exercise of stock options as operating cash flows in the Consolidated Statement of Cash Flows. SFAS No. 123(R) requires that cash flows from the exercise of stock options resulting from tax benefits in excess of recognized cumulative compensation cost (“excess tax benefits”) be classified as financing cash flows. The Company has reflected $157,000 of tax benefits classified as financing cash flows for the year ended December 31, 2006.

The Company has a stock incentive plan that provides for grants of options, restricted stock, stock appreciation rights, and other equity-based compensation, of up to 1,200,000 authorized, but unissued shares of its common stock.

The Company accounted for its equity-based compensation awards prior to the adoption of SFAS No. 123(R) by applying APB Opinion No. 25 and related Interpretations, as permitted by SFAS No. 123. Accordingly, the Company did not recognize any compensation cost in its financial statements. Had compensation cost been recognized in accordance with the fair value recognition provisions of SFAS No. 123, the Company’s net earnings and earnings per share would have been reduced to the pro forma amounts indicated below for the twelve months ended December 31:

(In thousands)	2005	2004
Net earnings
As reported	$11,379	$10,662
Stock-based compensation, net of tax	(997)	(399)
Pro forma	$10,382	$10,263

Basic earnings per share
As reported	$2.01	$1.92
Stock-based compensation, net of tax	(0.18)	(0.07)
Pro forma	$1.83	$1.85

Diluted earnings per share
As reported	$1.97	$1.87
Stock-based compensation, net of tax	(0.18)	(0.07)
Pro forma	$1.79	$1.80

There were no options granted during the year ended December 31, 2006. The fair value of each option granted in 2005 and 2004 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions.

	2005	2004
Dividend yield	2.4%	1.6%
Expected life	4 years	4 years
Expected volatility	38.4%	39.8%
Risk-free interest rate	4.25%	3.65%

The expected life of the options was based on evaluations of historical and expected future employee exercise behavior. The risk-free interest rate was based on the United States Treasury’s rates at the dates of grant with maturity dates approximately equal to the expected life at the grant date. The expected volatility was based on the historical volatility of the Company’s stock. The dividend yield was based on the Company’s expectation of future dividend payouts.

The following is a summary of the changes in outstanding options for the years ended December 31, 2006, 2005 and 2004:

	2006		2005		2004
	Shares	Weighted-average exercise price	Shares	Weighted-average exercise price	Shares	Weighted-average exercise price
Outstanding at beginning of year	484,233	$23.14	582,466	$22.21	572,397	$17.36
Granted	–	–	8,000	$32.76	130,500	37.19
Exercised	(33,300)	15.89	(92,800)	$16.60	(118,131)	15.87
Forfeited	(16,550)	34.14	(13,433)	$33.89	(2,300)	28.45
Outstanding at end of year	434,383	$23.27	484,233	$23.14	582,466	$22.21
Options exercisable at year-end	429,383		475,983		451,633
Weighted-average fair value of options granted during the year		$–		$10.04		$12.91

The following information applies to options outstanding at December 31, 2006:

Range of	Number
exercise prices	outstanding
$ 6.67 - $10.01	9,725
$10.02 - $15.05	95,050
$15.06 - $22.56	160,508
$22.57 - $33.86	59,400
$33.87 - $37.72	109,700
Total	434,383
Weighted-average exercise price	$23.27
Weighted-average remaining contractual life	6.3 years

The following is a summary of the changes in restricted stock for the years ended December 31, 2006, 2005 and 2004:

	2006		2005		2004
		Fair value		Fair value		Fair value
	Shares	at grant	Shares	at grant	Shares	at grant
Outstanding at beginning of year	3,594	$31.72	6,660	$26.90	5,260	$24.16
Granted	–	–	1,000	$28.68	1,400	37.21
Vested	(1,893)	31.29	(4,066)	$23.08	–	–
Cancelled	(467)	37.21	–	–	–	–
Outstanding at end of year	1,234	$30.30	3,594	$31.72	6,660	$26.90

15. Capitalization
The Company’s authorized capital stock includes 1,500,000 shares of $.01 per share par value voting preferred stock and 1,500,000 shares of $.01 per share par value non-voting preferred stock. No preferred shares have been issued at December 31, 2006 and 2005.

16. Advertising
Advertising costs are expensed when incurred. The Company’s advertising expense totaled $712,000, $737,000, and $421,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

17. Cash and Cash Equivalents
For purposes of reporting cash flows, cash and cash equivalents are comprised of cash and due from banks and interest-bearing deposits in other financial institutions with original terms to maturity of less than ninety days. At December 31, 2006 and 2005, compensating balance restrictions related to cash and cash equivalents totaled approximately $1.3 million and $454,000, respectively.

18. Reclassifications
Certain prior year amounts have been reclassified to conform to the 2006 consolidated financial statement presentation.

19. Effects of Recent Accounting Pronouncements
In February 2006, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 155, “Accounting for Certain Hybrid Instruments - an amendment of FASB Statements No. 133 and 140,” to simplify and make more consistent the accounting for certain financial instruments. Specifically, SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” to allow a qualifying special purpose entity to hold a derivative instrument that pertains to a beneficial interest other than another derivative financial instrument.

SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, or January 1, 2007 as to the Company, with earlier application allowed. The Company adopted SFAS No. 155 on January 1, 2007, as required, without material effect on the Company’s financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets - an amendment of SFAS No. 140,” to simplify the accounting for separately recognized servicing assets and servicing liabilities. Specifically, SFAS No. 156 amends SFAS No. 140 to require an entity to take the following steps:

•
Separately recognize financial assets as servicing assets or servicing entities, each time it undertakes an obligation to service a financial asset by entering into certain kinds of servicing contracts;

•	Initially measure all separately recognized servicing assets and liabilities at fair value, if practicable, and;
•
Separately present servicing assets and liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

Additionally, SFAS No. 156 permits, but does not require, an entity to choose either the amortization method or the fair value measurement method for measuring each class of separately recognized servicing assets and servicing liabilities. SFAS No. 156 also permits a servicer that uses derivative financial instruments to offset risks on servicing to use fair value measurement when reporting both the derivative financial instrument and related servicing asset or liability.

SFAS No. 156 applies to all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006, or January 1, 2007 as to the Company, with earlier application permitted. The Company adopted SFAS No. 156 on January 1, 2007, as required, without a material adverse effect on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement emphasizes that fair value is a market-based measurement and should be determined based on assumptions that a market participant would use when pricing an asset or liability. This Statement clarifies that market participant assumptions should include assumptions about risk as well as the effect of a restriction on the sale or use of an asset. Additionally, this Statement establishes a fair value hierarchy that provides the highest priority to quoted prices in active markets and the lowest priority to unobservable data. This Statement is effective for fiscal years beginning after November 15, 2007, or January 1, 2008 as to the Company, and interim periods within those fiscal years. The adoption of this Statement is not expected to have a material adverse effect on the Company’s financial position or results of operations.

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes.” The interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” Specifically, FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax provision taken or expected to be taken on a tax return. FIN 48 also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure, and transition of uncertain tax positions. FIN 48 is effective for fiscal years beginning after December 15, 2006, or January 1, 2007 as to the Company. The Company adopted FIN 48 on January 1, 2007, as required, without a material adverse effect on the Company’s financial position or results of operations.

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.”  SAB 108 was issued to provide consistency between how registrants quantify financial statement misstatements.

Historically, there have been two widely-used methods for quantifying the effects of financial statement misstatements.  These methods are referred to as the “roll-over” and “iron curtain” method.  The roll-over method quantifies the amount by which the current year income statement is misstated.  Exclusive reliance on an income statement approach can result in the accumulation of errors on the balance sheet that may not have been material to any individual income statement, but which may misstate one or more balance sheet accounts.  The iron curtain method quantifies the error as the cumulative amount by which the current year balance sheet is misstated.   Exclusive reliance on a balance sheet approach can result in disregarding the effects of errors in the current year income statement that results from the correction of an error existing in previously issued financial statements.  The Company has historically used the roll-over method for quantifying identified financial statement misstatements.

SAB 108 established an approach that requires quantification of financial statement misstatements based on the effects of the misstatement on each of the Company’s financial statements and the related financial statement disclosures. This approach is commonly referred to as the “dual approach” because it requires quantification of errors under both the roll-over and iron curtain methods.

SAB 108 allows registrants to initially apply the dual approach either by (1) retroactively adjusting prior financial statements as if the dual approach had always been used or by (2) recording the cumulative effect of initially applying the dual approach as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings. Use of this “cumulative effect” transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. SAB 108 is effective for fiscal years ending after November 15, 2006, or December 31, 2006. The Company’s consolidated financial statements were not affected by SAB 108.

In September 2006, the FASB ratified the Emerging Issues Task Force’s (EITF) Issue 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements,” which requires companies to recognize a liability and related compensation costs for endorsement split-dollar life insurance policies that provide a benefit to an employee extending to postretirement periods.  The liability should be recognized based on the substantive agreement with the employee.  This Issue is effective beginning January 1, 2008.  The Issue can be applied as either a change in accounting principle through a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption, or a change in accounting principle through retrospective application to all periods.  The Company is in the process of evaluating the impact the adoption of Issue 06-4 will have on the financial statements.

NOTE B - INVESTMENT SECURITIES
The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of investment securities at December 31 are shown below.

	2006
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
(In thousands)	cost	gains	losses	value
Held to maturity:
Trust preferred securities due after ten years	$2,559	$153	–	$ $ 2,712
Available for sale:
U.S. Government and agency obligations	$98,488	$70	$1,215	$97,343
Obligations of state and political subdivisions	54,865	761	206	55,420
Other securities	147	119	19	247
Total securities available for sale	$153,500	$950	$1,440	$153,010

	2005
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
(In thousands)	cost	gains	losses	value
Held to maturity:
Trust preferred securities due after ten years	$3,619	$232	$–	$3,851
Available for sale:
U.S. Government and agency obligations	$73,599	$43	$1,037	$72,605
Obligations of state and political subdivisions	58,196	673	529	58,340
Other securities	144	124	20	248
Total securities available for sale	$131,939	$840	$1,586	$131,193

The amortized cost and estimated fair value of investment securities designated as available for sale, by term to maturity at December 31 are shown below.

	2006		2005
		Estimated		Estimated
	Amortized	fair	Amortized	fair
(In thousands)	cost	value	cost	value
Due in one year or less	$13,989	$13,944	$371	$371
Due after one year through five years	14,433	14,215	15,020	14,696
Due after five years through ten years	31,357	31,237	23,646	23,362
Due after ten years	93,574	93,367	92,758	92,516
	$153,353	$152,763	$131,795	$130,945

The table below indicates the length of time individual securities were in a continuous unrealized loss position at December 31, 2006.

	Less than		More than
	twelve months		twelve months
	Estimated		Estimated
	fair	Unrealized	fair	Unrealized
(In thousands)	value	loss	value	loss
Available for sale:
U.S. Government and agency obligations	$36,600	$351	$46,630	$864
Obligations of state and political subdivisions	8,677	73	11,248	133
Other securities	–	–	51	19
Total temporarily impaired securities	$45,277	$424	$57,929	$1,016

The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2005.

	Less than		More than
	twelve months		twelve months
	Estimated		Estimated
	fair	Unrealized	fair	Unrealized
(In thousands)	value	loss	value	loss
Available for sale:
U.S. Government and agency obligations	$39,926	$517	$19,740	$520
Obligations of state and political subdivisions	27,246	430	5,253	99
Other securities	–	–	49	20
Total temporarily impaired securities	$67,172	$947	$25,042	$639

Management has the ability to hold these temporarily impaired securities for the foreseeable future. The decline in the fair value is primarily due to differences in market interest rates. The fair values are expected to recover as the securities approach maturity dates and/or interest rates decline.

Proceeds from sales of investment securities designated as available for sale during the years ended December 31, 2006, 2005 and 2004, totaled $27.0 million, $35.2 million and $14.2 million, resulting in gross realized gains of $270,000, $702,000 and $278,000, respectively, and gross unrealized losses of $83,000, $204,000 and $2,000, respectively, on such sales.

At December 31, 2006 and 2005, investment securities with an aggregate carrying value of $78.1 million and $86.5 million, respectively, were pledged as collateral for public deposits.

The Company enters into purchases of mortgage-backed securities under agreements to resell substantially identical securities on behalf of its deposit customers. Securities purchased under agreements to resell totaled $56.3 million and $18.3 million at December 31, 2006 and 2005, respectively. At December 31, 2006 and 2005, the agreements were generally scheduled to mature within 90 days with the exception of a $42.0 million in reverse repurchase agreement incepted in 2006, of which $20.0 million will mature in 2011 and $22.0 million in 2016. Securities purchased under agreement to resell averaged approximately $37.9 million during 2006 and the maximum amount outstanding at any month-end during 2006 was $56.3 million.

NOTE C - LOANS RECEIVABLE
The composition of the loan portfolio, including loans held for sale, is as follows at December 31:

(In thousands)	2006	2005
Real estate mortgage (primarily residential)	$308,922	$320,674
Installment, net of unearned interest	107,765	106,774
Commercial and other	561,755	546,493
Construction loans	53,493	52,612
Credit card	2,350	2,183
Gross loans	1,034,285	1,028,736
Less:
Allowance for loan losses	12,924	13,653
Loans receivable - net	$1,021,361	$1,015,083

The Company’s lending efforts have historically focused on real estate mortgages and consumer installment loans, which comprised approximately $416.7 million, or 41%, of the total loan portfolio at December 31, 2006, and approximately $427.4 million, or 42%, of the total loan portfolio at December 31, 2005. In recent years, lending efforts have increasingly focused on commercial and construction loans, generally secured by commercial real estate and equipment, which comprise approximately $615.2 million, or 59%, of the total loan portfolio at December 31, 2006, and approximately $599.1 million, or 58%, of the total loan portfolio at December 31, 2005. Generally, such loans have been underwritten with sufficient collateral or cash down payments to provide the Company with adequate collateral coverage in the event of default. Nevertheless, the Company, as with any lending institution, is subject to the risk that real estate values or economic conditions could deteriorate in its primary lending areas within Ohio, thereby impairing collateral values. However, management is of the belief that real estate values and economic conditions in the Company’s primary lending areas are presently stable.

As stated previously, the Company has sold whole loans and participating interests in loans in the secondary market, retaining servicing on the loans sold. Loans sold and serviced for others totaled approximately $241.8 million, $256.5 million and $275.9 million at December 31, 2006, 2005 and 2004, respectively.

The Company had $685,000 and $516,000 of deposit overdrafts that were reclassified as loans at December 31, 2006 and 2005, respectively.

At December 31, 2006, 2005 and 2004, the Company had nonaccrual and nonperforming loans totaling approximately $13.6 million, $17.7 million and $6.3 million, respectively. Interest income that would have been recognized had nonaccrual loans performed pursuant to contractual terms totaled approximately $543,000, $1.1 million and $406,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

The activity in the allowance for loan losses is summarized as follows for the years ended December 31:

(In thousands)	2006	2005	2004
Balance at beginning of year	$13,653	$11,847	$10,836
Provision charged to operations	5,691	6,341	3,136
Charge-offs	(8,720)	(7,747)	(3,545)
Recoveries	2,300	2,755	1,291
Allowance of acquired institutions	–	457	129
Balance at end of year	$12,924	$13,653	$11,847

Impaired loans and the allowance for loan losses on impaired loans are summarized at December 31 below:

(In thousands)	2006	2005	2004
Impaired loans:	$10,153	$13,100	$3,826
Average balance of impaired loans	$11,627	$8,463	$3,905
Allowance for loan loss experience factor assigned to impaired loans	$1,025	$1,625	$1,328

A loan is impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are included in nonperforming assets. Interest recognized on impaired loans while they were considered impaired totaled $28,000 and $71,000 for the years ended December 31, 2006 and 2005. There was no interest recognized for the year ended December 31, 2004 on impaired loans while they were considered impaired.

NOTE D - OFFICE PREMISES AND EQUIPMENT
Office premises and equipment are summarized at December 31 as follows:

(In thousands)	2006	2005
Land and buildings	$30,776	$25,289
Furniture and equipment	12,127	11,095
Leasehold improvements	1,355	1,240
	44,258	37,624
Less accumulated depreciation and amortization	(16,493)	(14,888)
	$27,765	$22,736

During 2006, the Company substantially completed the construction of an administrative headquarters building at a cost of approximately $4.9 million. Interest capitalized in connection with construction totaled approximately $130,000.

NOTE E - DEPOSITS
Deposit balances at December 31 are summarized as follows:

	2006		2005
(Dollars in thousands)	Amount	Rate	Amount	Rate
Deposit type and interest rate range
Demand deposit accounts	$94,256	–	$97,575	–
Savings accounts	48,858	0.49%	64,128	0.53%
NOW accounts	70,369	1.56%	79,329	1.43%
Money market deposit accounts	3,689	0.37%	8,191	0.40%
Premium investment accounts	189,281	4.47%	131,014	3.80%
Select investment accounts	20,372	4.59%	19,856	3.31%
Total transaction accounts	426,825		400,093
Certificates of deposit
1.00 - 2.99%	7,495		93,754
3.00 - 4.99%	381,892		475,987
5.00 - 6.99%	126,707		8,506
7.00 - 10.00%	41		56
Total certificates of deposit	516,135	4.43%	578,303	3.54%
Total deposits	$942,960	3.56%	$978,396	3.43%

The Company had deposit accounts with balances in excess of $100,000 totaling $317.2 million and $367.4 million at December 31, 2006 and 2005, respectively.

Interest expense on deposits is summarized as follows for the years ended December 31:

(In thousands)	2006	2005	2004
NOW accounts	$1,310	$1,017	$804
Savings accounts	286	365	195
Money market deposit accounts	24	36	31
Premium investment accounts	7,553	2,853	548
Select investment accounts	850	539	419
Certificates of deposit	21,750	18,134	13,926
	$31,773	$22,944	$15,923

The contractual maturities of outstanding certificates of deposit are summarized by year as follows at December 31, 2006:

Year ending December 31,	2006	2005
	(In thousands)
2007	$336,067	$298,420
2008	135,026	190,056
2009	32,901	68,226
2010	6,445	12,919
2011 and later	5,696	8,682
	$516,135	$578,303

NOTE F - ADVANCES FROM THE FEDERAL HOME LOAN BANK
Advances from the Federal Home Loan Bank, collateralized at December 31, 2006 and 2005 by pledges of certain residential mortgage loans totaling $266.5 million and $209.3 million, respectively, are summarized as follows:

	Maturing in year ended	December 31,
Interest rate range	December 31,	2006	2005
		(Dollars in thousands)
3.77% to 6.50%	2006	$–	$39,070
4.12% to 7.30%	2007	58,301	31,501
4.88% to 5.40%	2008	33,000	–
4.29% to 5.32%	2009	16,736	281
4.92% to 8.02%	2010	13,603	6,140
3.94% to 6.95%	2011	30,231	39,619
3.09%	2013	2,199	2,922
7.62%	2015	850	850
6.25%	2016	246	265
6.70%	2017	705	749
5.15%	2018	1,228	1,445
5.19%	2021	216	–
3.50%	2025	43	45
3.50%	2029	158	162
3.50%	2030	68	70
		$157,584	$123,119
Weighted-average interest rate		4.96%	4.43%

NOTE G - SUBORDINATED DEBENTURES
In 2000, a Delaware trust owned by the Company (“Trust 1”), issued $5.0 million of mandatorily redeemable debt securities. The amount of the debt securities issued by Trust 1 are included in the Company’s regulatory capital, specifically as a component of Tier 1 capital. The subordinated debentures are the sole assets of Trust 1, and the Company owns all of the common securities of Trust 1. Interest payments on the debt securities are made semi-annually at an annual fixed interest rate of 10.875% and are reported as a component of interest expense on borrowings.

During 2004, a Delaware statutory business trust owned by the Company, Oak Hill Capital Trust 2 (“Trust 2”), issued $5.0 million of mandatorily redeemable debt securities. The amount of the debt securities issued by Trust 2 are included in the Company’s regulatory capital, specifically as a component of Tier 1 capital. The proceeds from the issuance of the subordinated debentures and common securities were used by Trust 2 to purchase from the Company $5.0 million of subordinated debentures maturing on October 18, 2034. The subordinated debentures are the sole asset of Trust 2, and the Company owns all of the common securities of Trust 2. Interest payments on the debt securities are to be made quarterly at an annual fixed rate of interest of 6.24% through October 18, 2009 and at a floating rate of interest, reset quarterly, equal to 3-month LIBOR plus 2.40% thereafter. Interest payments are reported as a component of interest expense on borrowings. The net proceeds received by the Company were contributed to the capital of Oak Hill during 2004.

Also during 2004, a Delaware statutory business trust owned by the Company, Oak Hill Capital Trust 3 (“Trust 3”), issued $8.0 million of mandatorily redeemable debt securities. The amount of the debt securities issued by Trust 3 are included in the Company’s regulatory capital, specifically as a component of Tier 1 capital. The proceeds from the issuance of the subordinated debentures and common securities were used by Trust 3 to purchase from the Company $8.0 million of subordinated debentures maturing on October 18, 2034. The subordinated debentures are the sole asset of Trust 3, and the Company owns all of the common securities of Trust 3. Interest payments on the debt securities are to be made quarterly at a floating rate of interest, reset quarterly, equal to 3-month LIBOR plus 2.30%. Interest payments are reported as a component of interest expense on borrowings. The net proceeds received by the Company were used to partially fund the acquisition of Lawrence Financial.

During 2005, a Delaware statutory business trust owned by the Company, Oak Hill Capital Trust 4 (“Trust 4”), issued $5.0 million of mandatorily redeemable debt securities. The amount of the debt securities issued by Trust 4 are included in the Company’s regulatory capital, specifically as a component of Tier 1 capital. The proceeds from the issuance of the subordinated debentures and common securities were used by Trust 4 to purchase from the Company $5.0 million of subordinated debentures maturing on June 30, 2035. The subordinated debentures are the sole asset of Trust 4, and the Company owns all of the common securities of Trust 4. Interest payments on the debt securities are to be made quarterly at an annual fixed rate of interest of 5.96% through June 30, 2015 and at a floating rate of interest, reset quarterly, equal to 3-month LIBOR plus 1.60% thereafter. Interest payments are reported as a component of interest expense on borrowings. The net proceeds received by the Company were contributed to the capital of Oak Hill during 2005.

Trusts 1 through 4 are not consolidated herein pursuant to the provisions of FIN 46(R), “Consolidation of Variable Interest Entities.”

NOTE H - FEDERAL INCOME TAXES
The provision for federal income taxes differs from that computed at the statutory corporate tax rate for the years ended December 31 as follows:

(In thousands)	2006	2005	2004
Federal income taxes computed at the statutory rate	$3,948	$4,988	$5,251
Increase (decrease) in taxes resulting from:
Interest income on municipal loans and obligations of state and political subdivisions	(940)	(807)	(419)
New Markets Tax Credits	(1,000)	(1,000)	(500)
Other	(24)	(24)	9
Federal income tax provision per consolidated financial statements	$1,984	$3,157	$4,341

The computation of the Company’s net deferred tax asset at December 31 is as follows:

(In thousands)	2006	2005
Taxes (payable) refundable on temporary differences at statutory rate:
Deferred tax assets:
Book/tax difference of allowance for loan losses	$4,394	$4,778
Deferred compensation benefits	106	105
Net operating loss and credit carryforwards	2,300	2,213
Unrealized losses on securities designated as available for sale	161	166
Non-accrual interest	287	51
Total deferred tax assets	7,248	7,313
Deferred tax liabilities:
Deferred loan origination costs	(1,932)	(1,635)
Federal Home Loan Bank stock dividends	(1,359)	(1,240)
Book/tax depreciation	(385)	(484)
Mortgage servicing rights	(1,118)	(1,165)
Purchase price adjustments	(1,278)	(1,649)
Interest rate swaps mark-to-market	(56)	–
Other	(75)	(15)
Total deferred tax liabilities	(6,203)	(6,188)
Net deferred tax asset	$1,045	$1,125

The Company’s ability to utilize the net operating loss carryforward amounts is subject to statutory limitation over a carryforward period not to exceed 20 years. The Company expects its $3.7 million and $1.6 million net operating loss carryforwards to be utilized by 2011 and 2012, respectively. The Company’s new Market’s Tax Credit carryforwards expire over a 20 year period.

The Company has not recorded a valuation allowance for any portion of the net deferred tax asset at December 31, 2006, based on the amount of income taxes subject to recovery in 2006 and carryback years.

Retained earnings at December 31, 2006 include $1.5 million in allocation of earnings for bad debt deductions of acquired savings associations for which no income tax has been provided. If these bad debt reserves are used for purposes other than to absorb bad debt losses, the amount used will be subject to Federal income tax at the current corporate tax rate.

NOTE I — RELATED PARTY TRANSACTIONS
In the normal course of business, the Company has made loans to its directors, officers, and their related business interests. In the opinion of management, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations. The balance of such loans outstanding at December 31, 2006, 2005 and 2004 totaled approximately $10.9 million, $12.7 million and $7.3 million, respectively.

The Company had also received demand and time deposits from directors, officers and their related business interests of approximately $13.4 million, $15.6 million and $14.7 million at December 31, 2006, 2005 and 2004, respectively.

In addition, the Company paid $204,000, $435,000 and $512,000 for the years ended December 31, 2006, 2005 and 2004, respectively, to a law firm in which a director of the Company is a partner. The director has been determined to be independent based upon an annual review by the Company’s Board of Directors.

NOTE J — EMPLOYEE BENEFIT PLANS
The Company has a profit-sharing and 401(k) plan covering all employees who have attained the age of twenty-one and completed three months of continuous service. The profit-sharing plan is non-contributory by employees and contributions to the plan are made at the discretion of the Board of Directors. The Company contributed $225,000 to the plan for the year ended December 31, 2004. The Company did not contribute to the plan for the years ended December 31, 2006 and 2005.

The 401(k) plan allows employees to make voluntary, tax-deferred contributions of up to 15% of their base annual compensation. The Company provides, at its discretion, a 50% matching of funds for each participant’s contribution, subject to a maximum of 6% of base compensation. The Company’s matching contributions under the 401(k) plan totaled $334,000, $257,000 and $327,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

NOTE K — COMMITMENTS
The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers, including commitments to extend credit and letters of credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of the commitments reflect the extent of the Company’s involvement in such financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance sheet instruments. Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.

The Company grants retail, commercial and commercial real estate loans in southern and central Ohio. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based upon management’s credit evaluation of each customer. Collateral held varies but may include accounts receivable, inventory, property, plan and equipment, and income-producing commercial properties.

At December 31, 2006, the Company had outstanding commitments of approximately $34.1 million to originate residential and commercial loans. Also, as of December 31, 2006, the Company had unused lines of credit and letters of credit totaling approximately $137.8 million and $13.3 million, respectively. In the opinion of management, outstanding loan commitments equaled or exceeded prevalent market interest rates as of December 31, 2006, such commitments were underwritten in accordance with normal loan underwriting policies, and all disbursements will be funded via normal cash flow from operations and existing excess liquidity.

The Company has also entered into non-cancelable lease agreements for office premises and equipment under operating leases which expire at various dates through 2013. The following table summarizes minimum payments due under lease agreements by year:

Year ending
December 31,	(Dollars in thousands)
2007	$610
2008	428
2009	280
2010	184
2011	118
2012 - 2013	453
$2,073

Total rent expense under operating leases was $673,000, $747,000 and $850,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

NOTE L — REGULATORY CAPITAL
As a registered bank holding company, the Company is subject to capital requirements imposed by the Board of Governor of the Federal Reserve System (“FRB”). Oak Hill is subject to the regulatory capital requirements of the Federal Deposit Insurance Corporation (the “FDIC”). Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on Oak Hill’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Oak Hill must meet specific capital guidelines that involve quantitative measures of Oak Hill’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Oak Hill’s capital accounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

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

These guidelines divide the capital into two tiers. The first tier (“Tier 1”) includes common equity, certain non-cumulative perpetual preferred stock (excluding auction rate issues) and minority interests in equity accounts of consolidated subsidiaries, less goodwill and certain other intangible assets (except mortgage servicing rights and purchased credit card relationships, subject to certain limitations). Supplementary (“Tier 2”) capital includes, among other items, cumulative perpetual and long-term limited-life preferred stock, mandatory convertible securities, certain hybrid capital instruments, term subordinated debt, and the allowance for loan losses, subject to certain limitations, less required deductions. Banks are required to maintain a total risk-based capital (the sum of Tier 1 and Tier 2 capital) ratio of 8%, of which 4% must be Tier 1 capital. The FDIC may, however, set higher capital requirements when particular circumstances warrant. Banks experiencing or anticipating significant growth are expected to maintain capital ratios, including tangible capital positions, well above minimum required levels.

During the year ended December 31, 2006, Oak Hill was notified by its primary federal regulator that it was categorized as “well-capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well-capitalized” Oak Hill must maintain minimum Tier 1 capital, total risk-based capital, and Tier 1 leverage ratios of 6%, 10%, and 5%, respectively. At December 31, 2006, Oak Hill was well-capitalized.

As of December 31, 2006 and 2005, management believes that the Company and Oak Hill have met all of the capital adequacy requirements to which the entities are subject. The Company’s and Oak Hill’s Tier 1 capital, total risk-based capital, and Tier 1 leverage ratios are set forth in the following tables:

Company consolidated:
	As of December 31, 2006
	Actual		For capital adequacy purposes		To be “well capitalized” under prompt corrective action provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital	$117,009	11.2%	$83,918	>8.0%	N/A	N/A
(to risk-weighted assets)
Tier 1 capital	$104,040	9.9%	$41,959	>4.0%	N/A	N/A
(to risk-weighted assets)
Tier 1 leverage ratio	$104,040	8.3%	$50,218	>4.0%	N/A	N/A

	As of December 31, 2005
	Actual		For capital adequacy purposes		To be “well capitalized” under prompt corrective action provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital	$119,933	11.7%	$81,722	>8.0%	N/A	N/A
(to risk-weighted assets)
Tier 1 capital	$107,106	10.5%	$40,861	>4.0%	N/A	N/A
(to risk-weighted assets)
Tier 1 leverage ratio	$107,106	8.7%	$49,002	>4.0%	N/A	N/A

Oak Hill:
	As of December 31, 2006
	Actual		For capital adequacy purposes		To be “well capitalized” under prompt corrective action provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital	$113,362	10.8%	$83,886	>8.0%	$104,857	>10.0%
(to risk-weighted assets)
Tier 1 capital	$95,438	9.1%	$41,943	>4.0%	$62,914	>6.0%
(to risk-weighted assets)
Tier 1 leverage ratio	$95,438	7.6%	$50,125	>4.0%	$62,656	>5.0%

	As of December 31, 2005
	Actual		For capital adequacy purposes		To be “well capitalized” under prompt corrective action provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital	$111,980	11.0%	$81,633	>8.0%	$102,041	>10.0%
(to risk-weighted assets)
Tier 1 capital	$99,214	9.7%	$40,816	>4.0%	$61,225	>6.0%
(to risk-weighted assets)
Tier 1 leverage ratio	$99,214	8.1%	$48,838	>4.0%	$61,047	>5.0%

The Company’s management believes that under the current regulatory capital regulations, the Company and Oak Hill will continue to meet the minimum capital requirements in the foreseeable future. However, events beyond the control of the Company, such as increased interest rates or a downturn in the economy in Oak Hill’s primary market areas, could adversely affect future earnings and consequently, the ability to meet future minimum regulatory capital requirements.

NOTE M — OAK HILL FINANCIAL, INC. CONDENSED FINANCIAL INFORMATION
The following condensed financial statements summarize the financial position of Oak Hill Financial, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years ended December 31, 2006, 2005 and 2004.

Oak Hill Financial, Inc.
CONDENSED STATEMENTS OF
FINANCIAL CONDITION

	December 31,
(In thousands)	2006	2005
ASSETS
Cash and due from banks	$488	$451
Notes receivable	5,000	–
Interest-bearing deposits in Oak Hill Banks	3,682	6,243
Investment securities	1,024	537
Investment in Oak Hill Banks	104,888	108,921
Investment in Oak Hill Capital Trusts	713	713
Investment in OHFI	933	996
Investment in Oak Hill Title LLC	15	15
Office premises and equipment - net	167	275
Prepaid expenses and other assets	214	2,588
Total assets	$117,124	$120,739
LIABILITIES AND
STOCKHOLDER’S EQUITY
Accrued expenses and other liabilities	$2,654	$2,945
Subordinated debentures	23,713	23,713
Total liabilities	26,367	26,658
Stockholders’ equity
Common stock	2,937	2,937
Additional paid-in capital	13,611	13,952
Retained earnings	90,877	85,505
Less cost of treasury stock	(16,368)	(7,972)
Unrealized losses on securities designated as available for sale, net of related tax benefits	(300)	(341)
Total stockholders’ equity	90,757	94,081
Total liabilities and stockholders’ equity	$117,124	$120,739

Oak Hill Financial, Inc.
CONDENSED STATEMENTS OF EARNINGS

	Year ended December 31,
(In thousands)	2006	2005	2004
REVENUE
Interest income	$156	$151	$58
Other income	1	4	6
Equity in earnings of subsidiaries	11,584	12,813	11,548
Total revenue	11,741	12,968	11,612
EXPENSES
Interest expense	1,814	1,425	683
General and administrative	1,287	830	686
Total expenses	3,101	2,255	1,369
Earnings before federal income tax credits	8,640	10,713	10,243
Federal income tax credits	(942)	(666)	(419)
NET EARNINGS	$9,582	$11,379	$10,662

Oak Hill Financial, Inc.
CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings for the year	$9,582	$11,379	$10,662
Adjustments to reconcile net earnings to net cash provided by operating activities:
Distributed (undistributed) earnings of consolidated subsidiaries	4,860	(542)	(4,316)
Depreciation and amortization	108	168	243
Amortization of premium on investment securities	5	11	–
Compensation expense related to stock incentive plan	23	–	–
Tax benefits of stock options exercised	–	447	693
Increase (decrease) in cash due to changes in:
Prepaid expenses and other assets	289	124	522
Other liabilities	(359)	1,430	(257)
Federal income taxes
Deferred	66	(31)	73
Net cash provided by operating activities	14,574	12,986	7,620
CASH FLOWS USED IN INVESTING ACTIVITIES:
Investment in Oak Hill Banks	–	(5,000)	(10,250)
Investment in Action Finance Company	–	–	(1,750)
Investment in Oak Hill Capital Trusts	–	(155)	(403)
Action Finance Company liquidation	1,359	–	–
Note receivable from Oak Hill Banks	(5,000)	–	–
Investment in U.S. Government Agencies	(487)	–	(561)
Purchase of office premises and equipment	–	(121)	(248)
Proceeds from disposition of assets	–	1,985	–
(Increase) decrease in interest-bearing deposits	2,561	478	(458)
Lawrence Financial acquisition	–	(6,868)	–
Net cash used in investing activities	(1,567)	(9,681)	(13,670)
Net cash provided by (used in) operating and investing activities	13,007	3,305	(6,050)
(balance carried forward)

Oak Hill Financial, Inc.
CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2006	2005	2004

Net cash provided by (used in) operating and investing activities	$13,007	$3,305	$(6,050)
(balance carried forward)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	521	1,667	1,874
Tax benefit of stock options exercised	157	–	–
Proceeds from issuance of subordinated debentures	–	5,155	13,403
Purchase of treasury stock	(9,438)	(7,820)	(4,369)
Dividends on common shares	(4,210)	(3,945)	(3,435)
Net cash provided by (used in) financing activities	(12,970)	(4,943)	7,473
Net increase (decrease) in cash and cash equivalents	37	(1,638)	1,423
Cash and cash equivalents at beginning of year	451	2,089	666
Cash and cash equivalents at end of year	$488	$451	$2,089

NOTE N — SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE
Obligations for securities sold under agreements to repurchase were collateralized at December 31, 2006 and 2005 by investment securities with a book value including accrued interest of approximately $59.4 million and $25.8 million and a market value of approximately $58.6 million and $25.4 million, respectively. The maximum balance of repurchase agreements outstanding at any month-end during the years ended December 31, 2006 and 2005 was $56.3 million and $20.5 million, respectively, and the average month-end balance outstanding for 2006 and 2005 was approximately $37.9 million and $16.5 million, respectively.

NOTE O — ACQUISITIONS
In 2005, the Company acquired Lawrence Financial and its subsidiary for $15.2 million, of which $7.7 million was paid in cash. In addition, the Company issued 221,051 shares of common stock to Lawrence Financial shareholders. As part of the transaction, the Company acquired five full-service offices in southern Ohio, involving total loans of $76.5 million, $104.2 million in deposits and $116.9 million in total assets. Of the five full-service offices acquired, one was combined with an existing Oak Hill branch and one was sold. The acquisition was accounted for as a purchase.

The following unaudited, pro-forma condensed financial information gives retroactive effect as if the merger had occurred on January 1, 2005.

	Oak Hill	Lawrence	Pro-forma
	Financial	Financial	combined
		(unaudited)	(unaudited)
	(In thousands, except per share data)

Total revenue	$81,358	$1,562	$82,920
Total expenses	69,979	2,354	72,333
Net earnings (loss)	$11,379	$(792)	$10,587
Basic earnings (loss) per share	$2.01	$(0.14)	$1.87
Diluted earnings per share	$1.97	N/A	$1.83

In 2004, the Company acquired Ripley National Bank (“Ripley”) for $5.3 million in cash. As part of the merger transaction, the Company acquired full-service offices in Ripley and Georgetown, Ohio, involving total loans of $39.1 million, $51.6 million in deposits and $58.6 million in total assets. The acquisition was accounted for as a purchase.

The following unaudited, pro-forma condensed financial information gives retroactive effect as if the merger had occurred on January 1, 2004.

	Oak Hill		Pro-forma
	Financial	Ripley	combined
		(unaudited)	(unaudited)
	(In thousands, except per share data)

Total revenue	$65,921	$2,686	$68,607
Total expenses	55,259	4,069	59,328
Net earnings (loss)	$10,662	$(1,383)	$9,279
Basic earnings (loss) per share	$1.92	$(0.25)	$1.67
Diluted earnings per share	$1.87	N/A	$1.63

NOTE P — OAK HILL BANKS COMMUNITY DEVELOPMENT CORP.
During 2004, the Company announced that Oak Hill Banks Community Development Corp. (“OHBCDC”), a wholly owned subsidiary and Certified Development Entity (“CDE”), had been selected to receive a $20.0 million allocation of new markets tax credits (“NMTC”) authority. Administered by the Community Development Financial Institutions Fund of the U.S. Department of the Treasury, the NMTC program is aimed at stimulating economic and community development and job creation in low-income communities. The program provides federal tax credits to investors who make qualified equity investments (“QEIs”) in a CDE. The CDE is required to invest the proceeds of each QEI in low-income communities, which are generally defined as those census tracts with poverty rates of greater than 20 percent and/or median family incomes that are less than or equal to 80 percent of the area median family income.

The credit provided to the investor totals 39 percent of each QEI in a CDE and is claimed over a seven-year credit allowance period. In each of the first three years, the investor receives a credit equal to five percent of the total amount the investor paid to the CDE for each QEI. For each of the remaining four years, the investor receives a credit equal to six percent of the total amount the investor paid to the CDE for each QEI. The Company’s primary subsidiary, Oak Hill, has paid to OHBCDC $20 million for its QEIs. Oak Hill paid $10.0 million to OHBCDC during 2005 and 2004, i.e., the maximum total of $20.0 million permitted for its QEIs in OHBCDC.

OHBCDC is utilizing its $20.0 million of QEI proceeds to provide “New Markets” loans to qualifying businesses located in twelve Appalachian counties in rural southern Ohio. It also provides financial counseling services through a formal program of community business workshops. Under its New Markets loan program, OHBCDC provides short-term and long-term loans to a variety of qualifying businesses with non-conventional, non-conforming terms and conditions, including reduced fees, extended repayment terms, and below-market interest rates.

At December 31, 2006, Oak Hill had paid to OHBCDC $20.0 million for QEIs in OHBCDC. Oak Hill recognized $1.0 million in new markets tax credits in its federal income tax returns for the each of the years ended December 31, 2006 and 2005. The following table sets forth the new markets tax credits expected to be claimed by Oak Hill for years 2007 through 2011 with respect to the aggregate QEI amounts paid by Oak Hill during 2005 and 2004.

	Aggregate	New Markets Tax Credit
Year	QEI Amount	2007	2008	2009	2010	2011

2004	$10,000	$600	$600	$600	$600	$–
2005	10,000	500	600	600	600	600
Total	$20,000	$1,100	$1,200	$1,200	$1,200	$600

The new markets tax credits claimed by Oak Hill with respect to each QEI remain subject to recapture over each QEI’s credit allowance period upon the occurrence of any of the following:

•	if less than substantially all (generally defined as 85%) of the QEI proceeds are not used by OHBCDC to make qualified low income community investments;

•	OHBCDC ceases to be a CDE; or

•	OHBCDC redeems its QEI investments prior to the end of the credit allowance periods.

At December 31, 2006 and 2005, none of the above recapture events had occurred, nor in the opinion of management are such events likely to occur in the foreseeable future.

The following condensed financial statements summarize the financial position of OHBCDC as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years ended December 31, 2006, 2005 and 2004.

OHBCDC
CONDENSED STATEMENTS OF
FINANCIAL CONDITION

	December 31,
(In thousands)	2006	2005
ASSETS
Cash and due from banks	$3,828	$6,786
Loans receivable-net	19,587	13,166
Interest receivable	54	48
Total assets	$23,469	$20,000

LIABILITIES AND STOCKHOLDER’S EQUITY
Total liabilities	$–	$–
Stockholders equity
Common stock	1	1
Additional paid-in capital	23,013	20,013
Retained earnings (deficit)	455	(14)
Total stockholder’s equity	23,469	20,000
Total liabilities and stockholder’s equity	$23,469	$20,000

OHBCDC
CONDENSED STATEMENTS OF OPERATIONS

	Year ended December 31,
(In thousands)	2006	2005	2004
REVENUE
Interest income	$786	$287	$3
Other income	2	1

EXPENSES
Provision for loan losses	75	166	7
General and administrative	244	129	5
Income (loss) before federal income tax benefit	469	(7)	(9)
Federal income tax benefit	2
NET EARNINGS (LOSS)	$469	$(5)	$(9)

OHBCDC
CONDENSED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(In thousands)	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$469	$(5)	$(9)
Provision for losses on loans	75	166	7
Increase in interest receivable	(6)	(47)	(1)
Net cash provided by (used in) operating activities	538	114	(3)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Loan disbursements	(7,047)	(12,329)	(1,214)
Principal repayments on loans	551	204	–
Net cash used in investing activities	(6,496)	(12,125)	(1,214)

CASH FLOWS FROM FINANCING ACTIVITIES:
Investment by Oak Hill Banks	3,000	13	1
Qualified equity investment by Oak Hill Banks	–	10,000	10,000
Net cash provided by financing activities	3,000	10,013	10,001
Net increase (decrease) in cash and cash equivalents	(2,958)	(1,998)	8,784
Cash and cash equivalents at beginning of year	6,786	8,784	-
Cash and cash equivalents at end of year	$3,828	$6,786	$8,784

NOTE Q - DETAILS OF OPERATING EXPENSES
The following table details the composition of occupancy and equipment expenses for the years ended December 31, 2006,
2005 and 2004.

	Year Ended December 31,
(In thousands)	2006	2005	2004

Depreciation and amortization	$1,672	$1,522	$1,146
Rent expense, net of rent income	530	674	820
Maintenance contracts and repairs	1,131	1,260	921
Other	814	611	513
Total	$4,147	$4,067	$3,400

The following table details the composition of other operating expenses for the years ended December 31, 2006, 2005 and 2004.

	Year Ended December 31,
(In thousands)	2006	2005	2004

ATM processing	$684	$580	$498
Supplies	667	794	644
Insurance commissions paid	202	465	533
Credit and collection expenses	1,094	631	772
Dealer participation	613	571	315
Marketing	712	737	421
Postage	502	507	388
Telephone	732	659	567
Professional fees	1,383	1,274	796
Other	3,458	2,841	2,739
Total	$10,047	$9,059	$7,673

NOTE R - DETAILS OF OTHER INCOME

The following table details the composition of service charges, fees and other operating income for the years ended December 31,
2006, 2005 and 2004.
	Year Ended December 31,
(In thousands)	2006	2005	2004

Service charges on deposits	$5,392	$4,508	$3,562
ATM fee income	1,073	787	354
Loan servicing fees	932	955	918
Miscellaneous customer charges and fees	476	386	366
Other	590	314	52
Total	$8,463	$6,950	$5,252

NOTE S - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
The following table summarizes the Company’s quarterly results for the years ended December 31, 2006 and 2005.

2006
	Three Months Ended
(In thousands, except per share data)	March 31,	June 30,	September 30,	December 31,
Total interest income	$18,971	$19,647	$20,482	$20,643
Total interest expense	9,280	10,127	10,846	11,158

Net interest income	9,691	9,520	9,636	9,485
Provision for losses on loans	200	1,073	456	3,962
Other income	3,287	3,507	3,316	3,021
General, administrative and other expense	8,249	8,267	8,455	9,235
Earnings (loss) before income tax (credits)	4,529	3,687	4,041	(691)
Federal income taxes (credits)	1,035	693	861	(605)
Net earnings (loss)	$3,494	$2,994	$3,180	$(86)
Basic earnings (loss) per share	$0.63	$0.55	$0.59	$(0.01)
Diluted earnings per share	$0.62	$0.54	$0.58	N/A

2005
	Three Months Ended
(In thousands, except per share data)	March 31,	June 30,	September 30,	December 31,
Total interest income	$15,777	$17,090	$18,179	$18,674
Total interest expense	6,091	7,104	7,760	8,481

Net interest income	9,686	9,986	10,419	10,193
Provision for losses on loans	750	4,709	212	670
Other income	2,539	3,004	3,013	3,082
General, administrative and other expense	6,895	7,899	8,144	8,107
Earnings before income taxes	4,580	382	5,076	4,498
Federal income taxes (credits)	1,320	(219)	1,137	919
Net earnings	$3,260	$601	$3,939	$3,579
Basic earnings per share	$0.59	$0.10	$0.69	$0.64
Diluted earnings per share	$0.57	$0.10	$0.68	$0.63