Form 10-K/A, Exhibit 13
period 2006-12-31
OAK HILL FINANCIAL INC
filed 2007-07-31
CIK 949953

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

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Oak Hill Financial, Inc.’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 15, 2007 expressed an unqualified opinion on management’s assessment of the effectiveness of Oak Hill Financial, Inc.’s internal control over financial reporting and an unqualified opinion on the effectiveness of Oak Hill Financial’ Inc.’s internal control over financial reporting.

GRANT THORNTON LLP

/s/ Grant Thornton LLP

Cincinnati, Ohio
March 15, 2007

Consolidated Statements of Financial Condition

	December 31,
(In thousands, except share data)	2006	2005
ASSETS
Cash and cash equivalents:
Cash and due from banks	$20,955	$23,417
Interest-bearing deposits in other banks	1,474	1,369
Federal funds sold	818	1,614
Total cash and cash equivalents	23,247	26,400
Investment securities designated as available for sale – at market	153,010	131,193
Investment securities held to maturity – at cost (approximate market value of $2,712 and $3,851 at December 31, 2006 and 2005, respectively)	2,559	3,619
Loans receivable – net	1,021,271	1,014,673
Loans held for sale – at lower of cost or market	90	410
Office premises and equipment – net	27,765	22,736
Federal Home Loan Bank stock – at cost	8,078	7,626
Real estate acquired through foreclosure	5,258	376
Accrued interest receivable on loans	4,765	4,156
Accrued interest receivable on investment securities	1,023	875
Goodwill	7,935	7,935
Core deposit intangible – net	3,111	4,068
Bank owned life insurance	13,454	12,948
Prepaid expenses and other assets	1,938	1,740
Prepaid federal income taxes	1,086	1,178
Deferred federal income taxes	1,045	1,125
TOTAL ASSETS	$1,275,635	$1,241,058
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand	$94,256	$97,575
Savings and time deposits	848,704	880,821
Total deposits	942,960	978,396
Securities sold under agreement to repurchase	56,341	18,263
Advances from the Federal Home Loan Bank	157,584	123,119
Subordinated debentures	23,000	23,000
Accrued interest payable and other liabilities	4,993	4,199
Total liabilities	1,184,878	1,146,977
Stockholders’ equity
Common stock – $.50 stated value; authorized 15,000,000 shares, 5,874,634 shares issued at December 31, 2006 and 2005	2,937	2,937
Additional paid-in capital	13,611	13,952
Retained earnings	90,877	85,505
Treasury stock (565,659 and 270,420 shares at December 31, 2006 and 2005, respectively – at cost)	(16,368)	(7,972)
Accumulated comprehensive loss:
Unrealized loss on securities designated as available for sale, net of related tax benefits	(300)	(341)
Total stockholders’ equity	90,757	94,081
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,275,635	$1,241,058

The accompanying notes are an integral part of these statements.

 Consolidated Statements of Earnings

	Year Ended December 31,
(In thousands, except per share data)	2006	2005	2004
INTEREST INCOME
Loans	$72,715	$64,327	$55,540
Investments
U.S. Government and agency securities	3,874	2,678	2,295
Obligations of state and political subdivisions	2,252	1,979	838
Other securities	727	642	535
Federal funds sold	80	20	15
Interest-bearing deposits	95	74	28
Total interest income	79,743	69,720	59,251
INTEREST EXPENSE
Deposits	31,773	22,944	15,923
Borrowings	9,638	6,492	4,915
Total interest expense	41,411	29,436	20,838
Net interest income	38,332	40,284	38,413
Provision for losses on loans	5,691	6,341	3,136
Net interest income after provision for losses on loans	32,641	33,943	35,277
OTHER INCOME
Service fees, charges and other operating	8,463	6,950	5,252
Insurance commissions	3,331	2,781	3,050
Bank owned life insurance	506	436	118
Gain on sale of loans	849	1,085	1,882
Gain on sale of securities	187	498	276
Gain (loss) on disposition of branch premises and equipment	(40)	204	-
Loss on sale of other real estate owned	(165)	(316)	(323)
Loss on sale of consumer finance loan portfolio	-	-	(3,585)
Total other income	13,131	11,638	6,670
GENERAL, ADMINISTRATIVE AND OTHER EXPENSE
Employee compensation and benefits	17,518	16,107	14,519
Occupancy and equipment	4,147	4,067	3,400
Federal deposit insurance premiums	123	124	132
Franchise taxes	1,414	189	988
Other operating	10,047	9,059	7,673
Amortization of core deposit intangible	957	953	72
Merger-related expenses	-	546	160
Total general, administrative and other expense	34,206	31,045	26,944
Earnings before federal income taxes	11,566	14,536	15,003
FEDERAL INCOME TAXES
Current	2,439	4,346	4,486
Deferred	(455)	(1,189)	(145)
Total federal income taxes	1,984	3,157	4,341
NET EARNINGS	$9,582	$11,379	$10,662
EARNINGS PER SHARE
Basic	$1.76	$2.01	$1.92
Diluted	$1.74	$1.97	$1.87

The accompanying notes are an integral part of these statements.

Consolidated Statements of Stockholders’ Equity

	For the Years Ended December 31, 2006, 2005 and 2004
(In thousands, except share and per share data)	Common stock	Additional paid-in capital	Retained earnings	Treasury stock	Unrealized gains (losses) on securities Designated as available for sale	Total
BALANCE AT JANUARY 1, 2004	$2,797	$5,704	$70,844	$(332)	$915	$79,928
Issuance of 118,131 shares under stock option plan, including related tax benefits	30	954	-	1,583	-	2,567
Purchase of 134,936 treasury shares - net	-	-	-	(4,369)	-	(4,369)
Dividends declared of $.618 per share	-	-	(3,435)	-	-	(3,435)
Unrealized losses on securities designated as available for sale, net of related tax benefits	-	-	-	-	(310)	(310)
Net earnings for the year	-	-	10,662	-	-	10,662
BALANCE AT DECEMBER 31, 2004	2,827	6,658	78,071	(3,118)	605	$85,043
Lawrence Financial acquisition	110	8,146	-	-	-	8,256
Issuance of 92,800 shares under stock option plan, including related tax benefits	-	(852)	-	2,963	-	2,111
Purchase of 269,945 treasury shares - net	-	-	-	(7,817)	-	(7,817)
Dividends declared of $.704 per share	-	-	(3,945)	-		(3,945)
Unrealized losses on securities designated as available for sale, net of related tax benefits	-	-	-	-	(946)	(946)
Net earnings for the year	-	-	11,379	-	-	11,379
BALANCE AT DECEMBER 31, 2005	2,937	13,952	85,505	(7,972)	(341)	$94,081
Issuance of 33,300 shares under stock option plan, including related tax benefits	-	(341)	-	1,042	-	701
Purchase of 330,055 treasury shares - net	-	-	-	(9,438)	-	(9,438)
Dividends declared of $.793 per share		-	(4,210)	-	-	(4,210)
Unrealized gains on securities designated as available for sale, net of related tax effects	-	-	-	-	41	41
Net earnings for the year	-	-	9,582	-	-	9,582
BALANCE AT DECEMBER 31, 2006	$2,937	$13,611	$90,877	$(16,368)	$(300)	$90,757

The accompanying notes are an integral part of these statements.

Consolidated Statements of Comprehensive Income

	Year Ended December 31,
(In thousands)	2006	2005	2004
Net earnings	$9,582	$11,379	$10,662
Other comprehensive income, net of tax:
Unrealized gains (losses) on securities designated as available for sale, net of taxes (benefits) of $88, $(335) and $(71) in 2006, 2005 and 2004, respectively	163	(623)	(131)
Reclassification adjustment for realized gains included in net earnings, net of taxes of $65, $175 and $97 in 2006, 2005 and 2004, respectively	(122)	(323)	(179)
Comprehensive income	$9,623	$10,433	$10,352
Accumulated comprehensive income (loss)	$(300)	$(341)	$605

The accompanying notes are an integral part of these statements.

 Consolidated Statements of Cash Flows

	Year Ended December 31,
(In thousands)	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$9,582	$11,379	$10,662
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,672	1,822	1,165
Amortization of core deposit intangible	957	953	72
Gain on sale of securities	(187)	(498)	(276)
Amortization of premiums, discounts and mortgage servicing rights – net	924	1,099	1,460
Proceeds from sale of loans in secondary market	27,048	35,996	59,428
Loans disbursed for sale in secondary market	(26,246)	(35,540)	(55,614)
Gain on sale of loans	(482)	(610)	(1,132)
(Gain) loss on disposition of branch premises and equipment	40	(204)	-
Loss on sale of consumer finance loan portfolio	-	-	3,585
Amortization (accretion) of deferred loan origination (fees) costs	497	(483)	(155)
Loss on sale of other real estate owned	165	316	323
Purchase of loans	-	-	(282)
Federal Home Loan Bank stock dividends	(452)	(363)	(255)
Provision for losses on loans	5,691	6,341	3,136
Compensation expense related to stock incentive plan	23	-	-
Tax benefits of stock options exercised	-	447	693
Bank owned life insurance income	(506)	(436)	(118)
Increase (decrease) in cash due to changes in:
Prepaid expenses and other assets	(188)	1,768	41
Accrued interest receivable	(757)	(614)	(121)
Accrued interest payable and other liabilities	794	(353)	(1,371)
Federal income taxes
Current	92	1,751	(1,116)
Deferred	(455)	(1,189)	(145)
Net cash provided by operating activities	18,212	21,582	19,980

CASH FLOWS USED IN INVESTING ACTIVITIES:
Loan disbursements	(337,078)	(344,834)	(409,234)
Principal repayments on loans	317,977	311,778	338,646
Principal repayments on mortgage-backed securities designated as available for sale	17,400	16,905	19,095
Proceeds from sale of investment securities designated as available for sale	26,989	35,234	14,192
Proceeds from maturity of investment securities	2,660	1,405	4,342
Proceeds from disposition of assets	1	895	-
Proceeds from sale of consumer finance loan portfolio	-	-	5,143
Proceeds from sale of other real estate owned	673	1,294	1,163
Loans sold from consumer finance loan portfolio	-	-	(8,728)
Purchase of investment securities designated as available for sale	(67,590)	(82,635)	(45,713)
Purchase of insurance agency	-	(12)	-
Purchase of bank owned life insurance	-	-	(10,000)
Purchase of office premises and equipment	(6,742)	(5,939)	(2,583)
Ripley acquisition – net of cash paid	-	-	3,179
Lawrence acquisition – net of cash paid	-	8,228	-
Net cash used in investing activities	(45,710)	(57,681)	(90,498)
Net cash used in operating and investing activities (balance carried forward)	(27,498)	(36,099)	(70,518)

Consolidated Statements of Cash Flows (continued)

	Year Ended December 31,
(In thousands)	2006	2005	2004
Net cash used in operating and investing activities (balance brought forward)	$(27,498)	$(36,099)	$(70,518)
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:

Net proceeds from securities sold under agreement to repurchase	38,078	12,904	994
Net increase (decrease) in deposit accounts	(35,228)	10,378	92,706
Proceeds from Federal Home Loan Bank advances	79,216	28,200	-
Repayment of Federal Home Loan Bank advances	(44,751)	(13,182)	(18,368)
Repayment of notes payable	-	(2,700)	(400)
Proceeds from issuance of subordinated debentures	-	5,000	13,000
Dividends on common shares	(4,210)	(3,945)	(3,435)
Purchase of treasury shares	(9,438)	(7,820)	(4,369)
Proceeds from issuance of shares under stock option plan	521	1,667	1,874
Tax benefit of stock options exercised	157	-	-
Net cash provided by financing activities	24,345	30,502	82,002
Net increase (decrease) in cash and cash equivalents	(3,153)	(5,597)	11,484
Cash and cash equivalents at beginning of year	26,400	31,997	20,513
Cash and cash equivalents at end of year	$23,247	$26,400	$31,997

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Federal income taxes, net of refunds	$2,063	$3,124	$5,417
Interest on deposits and borrowings	$41,316	$29,129	$20,552

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:
Unrealized gains (losses) on securities designated as available for sale, net of related tax effects	$41	$(946)	$(310)
Recognition of mortgage servicing rights in accordance with SFAS No. 140	$367	$475	$750
Transfer from loans to real estate acquired through foreclosure	$5,930	$107	$2,564
Issuance of loans upon sale of real estate acquired through foreclosure	$200	$-	$738
Fair value of assets acquired in acquisition of Ripley National Bank	$-	$-	$58,611
Fair value of assets acquired in acquisition of Lawrence Financial	$-	$125,121	$-
Common stock issued in acquisition of Lawrence Financial	$-	$8,256	$-
Goodwill and other intangible assets arising from acquisitions-net	$-	$6,741	$2,531

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
Issuance of treasury stock in exchange for exercise of stock options	$84	$-	$-

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

A summary of Oak Hill’s mortgage servicing rights is as follows:

	For the Year Ended December 31,
(In thousands)	2006	2005
Beginning balance	$3,458	$3,446
Recognition of mortgage servicing rights on sale of loans	367	475
Amortization	(385)	(463)
Ending balance	3,440	3,458

Beginning valuation allowance	(130)	(299)
Valuation allowance recorded	(22)	-
Valuation allowance recaptured	-	169
Ending valuation allowance	(152)	(130)
Net carrying value	$3,288	$3,328

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

The following table depicts the activity for the core deposit intangible asset:

(In thousands)	2006	2005	2004
Balance at beginning of year	$4,068	$1,270	-
Additions due to acquisitions		3,751	1,342
Amortization expense	957	953	72
Balance at end of year	$3,111	$4,068	$1,270
Accumulated amortization	$1,982	$1,025	$72

The following table summarizes estimated amortization expense by year:

Year ending December 31,	(Dollars in thousands)
2007	$730
2008	559
2009	429
2010	384
2011 - 2014	1,009
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

      Based on the foregoing methods and assumptions, the carrying value and fair value of the Company’s financial instruments are as follows:

	December 31,
	2006		2005
(In thousands)	Carrying value	Fair value	Carrying value	Fair value
Financial assets
Cash and cash equivalents	$23,247	$23,247	$26,400	$26,400
Investment securities	155,569	155,722	134,812	135,044
Loans receivable – net	1,021,361	1,011,519	1,015,083	1,011,480
Federal Home Loan Bank stock	8,078	8,078	7,626	7,626
	$1,208,255	$1,198,566	$1,183,921	$1,180,550
Financial liabilities
Deposits	$942,960	$912,041	$978,396	$970,278
Advances from the Federal Home Loan Bank	157,584	157,640	123,119	124,047
Securities sold under agreement to repurchase	56,341	56,253	18,263	18,318
Subordinated debentures	23,000	22,323	23,000	23,187
	$1,179,885	$1,148,257	$1,142,778	$1,135,830

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

      The following is a summary of the changes in outstanding options for the years ended December 31, 2006, 2005 and 2004:

	2006		2005		2004
	Shares	Weighted- average exercise price	Shares	Weighted- average exercise price	Shares	Weighted- average exercise price
Outstanding at beginning of year	484,233	$23.14	582,466	$22.21	572,397	$17.36
Granted	-	-	8,000	$32.76	130,500	37.19
Exercised	(33,300)	15.89	(92,800)	$16.60	(118,131)	15.87
Forfeited	(16,550)	34.14	(13,433)	$33.89	(2,300)	28.45
Outstanding at end of year	434,383	$23.27	484,233	$23.14	582,466	$22.21
Options exercisable at year-end	429,383		475,983		451,633
Weighted-average fair value of options granted during the year		$-		$10.04		$12.91

The following information applies to options outstanding at December 31, 2006:

Range of	Number
exercise prices	outstanding
$ 6.67 – $10.01	9,725
$10.02 – $15.05	95,050
$15.06 – $22.56	160,508
$22.57 – $33.86	59,400
$33.87 – $37.72	109,700
Total	434,383
Weighted-average exercise price	$23.27
Weighted-average remaining contractual life	6.3 years

The following is a summary of the changes in restricted stock for the years ended December 31, 2006, 2005 and 2004:

	2006		2005		2004
		Fair value		Fair value		Fair value
	Shares	at grant	Shares	at grant	Shares	at grant
Outstanding at beginning of year	3,594	$31.72	6,660	$26.90	5,260	$24.16
Granted	-	-	1,000	$28.68	1,400	37.21
Vested	(1,893)	31.29	(4,066)	$23.08
Cancelled	(467)	37.21	-	-	-	-
Outstanding at end of year	1,234	$30.30	3,594	$31.72	6,660	$26.90

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

19.   Effects of Recent Accounting Pronouncements
In February 2006, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 155, “Accounting for Certain Hybrid Instruments – an amendment of FASB Statements No. 133 and 140,” to simplify and make more consistent the accounting for certain financial instruments. Specifically, SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” to allow a qualifying special purpose entity to hold a derivative instrument that pertains to a beneficial interest other than another derivative financial instrument.

SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, or January 1, 2007 as to the Company, with earlier application allowed. The Company adopted SFAS No. 155 on January 1, 2007, as required, without material effect on the Company’s financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets – an amendment of SFAS No. 140,” to simplify the accounting for separately recognized servicing assets and servicing liabilities. Specifically, SFAS No. 156 amends SFAS No. 140 to require an entity to take the following steps:

●
Separately recognize financial assets as servicing assets or servicing entities, each time it undertakes an obligation to service a financial asset by entering into certain kinds of servicing contracts;

●	Initially measure all separately recognized servicing assets and liabilities at fair value, if practicable, and;
●
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

NOTE B – INVESTMENT SECURITIES
The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of investment securities at December 31 are shown below.

	2006
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
(In thousands)	cost	gains	losses	value
Held to maturity:
Trust preferred securities due after ten years	$2,559	$153	$-	$2,712

Available for sale:
U.S. Government and agency obligations	$98,488	$70	$1,215	$97,343
Obligations of state and political subdivisions	54,865	761	206	55,420
Other securities	147	119	19	247
Total securities available for sale	$153,500	$950	$1,440	$153,010

	2005
		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
(In thousands)	cost	gains	losses	value
Held to maturity:
Trust preferred securities due after ten years	$3,619	$232	$-	$3,851

Available for sale:
U.S. Government and agency obligations	$73,599	$43	$1,037	$72,605
Obligations of state and political subdivisions	58,196	673	529	58,340
Other securities	144	124	20	248
Total securities available for sale	$131,939	$840	$1,586	$131,193

The amortized cost and estimated fair value of investment securities designated as available for sale, by term to maturity at December 31 are shown below.

	2006		2005
		Estimated		Estimated
	Amortized	fair	Amortized	fair
(In thousands)	cost	value	cost	value
Due in one year or less	$13,989	$13,944	$371	$371
Due after one year through five years	14,433	14,215	15,020	14,696
Due after five years through ten years	31,357	31,237	23,646	23,362
Due after ten years	93,574	93,367	92,758	92,516
	$153,353	$152,763	$131,795	$130,945

The table below indicates the length of time individual securities were in a continuous unrealized loss position at December 31, 2006.
	Less than		More than
	twelve months		twelve months
	Estimated		Estimated	Unrealized
	fair	Unrealized	fair	loss
(In thousands)	value	loss	value
Available for sale:
U.S. Government and agency obligations	$36,600	$351	$46,630	$864
Obligations of state and political subdivisions	8,677	73	11,248	133
Other securities	-	-	51	19
Total temporarily impaired securities	$45,277	$424	$57,929	$1,016

The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2005.
	Less than		More than
	twelve months		twelve months
	Estimated		Estimated
	fair	Unrealized	fair	Unrealized
(In thousands)	value	loss	value	loss
Available for sale:
U.S. Government and agency obligations	$39,926	$517	$19,740	$520
Obligations of state and political subdivisions	27,246	430	5,253	99
Other securities	-	-	49	20
Total temporarily impaired securities	$67,172	$947	$25,042	$639

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

NOTE C – LOANS RECEIVABLE
The composition of the loan portfolio, including loans held for sale, is as follows at December 31:

(In thousands)	2006	2005
Real estate mortgage (primarily residential)	$308,922	$320,674
Installment, net of unearned interest	107,765	106,774
Commercial and other	561,755	546,493
Construction loans	53,493	52,612
Credit card	2,350	2,183
Gross loans	1,034,285	1,028,736
Less:
Allowance for loan losses	12,924	13,653
Loans receivable – net	$1,021,361	$1,015,083

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

The activity in the allowance for loan losses is summarized as follows for the years ended December 31:

(In thousands)	2006	2005	2004
Balance at beginning of year	$13,653	$11,847	$10,836
Provision charged to operations	5,691	6,341	3,136
Charge-offs	(8,720)	(7,747)	(3,545)
Recoveries	2,300	2,755	1,291
Allowance of acquired institutions	-	457	129
Balance at end of year	$12,924	$13,653	$11,847

Impaired loans and the allowance for loan losses on impaired loans are summarized at December 31 below:

(In thousands)	2006	2005	2004
Impaired loans:	10,153	$13,100	$3,826
Average balance of impaired loans	$11,627	$8,463	$3,905
Allowance for loan loss experience factor assigned to impaired loans	$1,025	$1,625	$1,328

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

NOTE D – OFFICE PREMISES AND EQUIPMENT
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

NOTE E – DEPOSITS
Deposit balances at December 31 are summarized as follows:

	2006		2005
(Dollars in thousands)	Amount	Rate	Amount	Rate
Deposit type and interest rate range
Demand deposit accounts	$94,256	-	$97,575	-
Savings accounts	48,858	0.49%	64,128	0.53%
NOW accounts	70,369	1.56%	79,329	1.43%
Money market deposit accounts	3,689	0.37%	8,191	0.40%
Premium investment accounts	189,281	4.47%	131,014	3.80%
Select investment accounts	20,372	4.59%	19,856	3.31%
Total transaction accounts	426,825		400,093
Certificates of deposit
1.00 – 2.99%	7,495		93,754
3.00 – 4.99%	381,892		475,987
5.00 – 6.99%	126,707		8,506
7.00 – 10.00%	41		56
Total certificates of deposit	516,135	4.43%	578,303	3.54%
Total deposits	$942,960	3.56%	$978,396	3.43%

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

NOTE F – ADVANCES FROM THE FEDERAL HOME LOAN BANK
Advances from the Federal Home Loan Bank, collateralized at December 31, 2006 and 2005 by pledges of certain residential mortgage loans totaling $266.5 million and $209.3 million, respectively, are summarized as follows:

	Maturing
	in year ended	December 31,
Interest rate range	December 31,	2006	2005
		(Dollars in thousands)
3.77% to 6.50%	2006	$-	39,070
4.12% to 7.30%	2007	58,301	31,501
4.88% to 5.40%	2008	33,000
4.29% to 5.32%	2009	16,736	281
4.92% to 8.02%	2010	13,603	6,140
3.94% to 6.95%	2011	30,231	39,619
3.09%	2013	2,199	2,922
7.62%	2015	850	850
6.25%	2016	246	265
6.70%	2017	705	749
5.15%	2018	1,228	1,445
5.19%	2021	216	-
3.50%	2025	43	45
3.50%	2029	158	162
3.50%	2030	68	70
		$157,584	$123,119
Weighted-average interest rate		4.96%	4.43%

NOTE G – SUBORDINATED DEBENTURES
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

NOTE H – FEDERAL INCOME TAXES
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
					To be “well
					capitalized” under
			For capital		prompt corrective
	Actual		adequacy purposes		action provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital	$117,009	11.2%	$83,918	>8.0%	N/A	N/A
(to risk-weighted assets)
Tier 1 capital	$104,040	9.9%	$41,959	>4.0%	N/A	N/A
(to risk-weighted assets)
Tier 1 leverage ratio	$104,040	8.3%	$50,218	>4.0%	N/A	N/A

	As of December 31, 2005
					To be “well
					capitalized” under
			For capital		prompt corrective
	Actual		adequacy purposes		action provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital	$119,933	11.7%	$81,722	>8.0%	N/A	N/A
(to risk-weighted assets)
Tier 1 capital	$107,106	10.5%	$40,861	>4.0%	N/A	N/A
(to risk-weighted assets)
Tier 1 leverage ratio	$107,106	8.7%	$49,002	>4.0%	N/A	N/A

Oak Hill:
		As of December 31, 2006
					To be “well
					capitalized” under
			For capital		prompt corrective
	Actual		adequacy purposes		action provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital	$113,362	10.8%	$83,886	>8.0%	$104,857	>10.0%
(to risk-weighted assets)
Tier 1 capital	$95,438	9.1%	$41,943	>4.0%	$62,914	> 6.0%
(to risk-weighted assets)
Tier 1 leverage ratio	$95,438	7.6%	$50,125	>4.0%	$62,656	> 5.0%

			As of December 31, 2005
					To be “well
					capitalized” under
			For capital		prompt corrective
	Actual		adequacy purposes		action provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital	$111,980	11.0%	$81,633	>8.0%	$102,041	>10.0%
(to risk-weighted assets)
Tier 1 capital	$99,214	9.7%	$40,816	>4.0%	$61,225	> 6.0%
(to risk-weighted assets)
Tier 1 leverage ratio	$99,214	8.1%	$48,838	>4.0%	$61,047	> 5.0%

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

Oak Hill Financial, Inc.
CONDENSED STATEMENTS OF
FINANCIAL CONDITION

	December 31,
(In thousands)	2006	2005
ASSETS
Cash and due from banks	$488	$451
Notes receivable	5,000	-
Interest-bearing deposits in Oak Hill Banks	3,682	6,243
Investment securities	1,024	537
Investment in Oak Hill Banks	104,888	108,921
Investment in Oak Hill Capital Trusts	713	713
Investment in OHFI	933	996
Investment in Oak Hill Title LLC	15	15
Office premises and equipment – net	167	275
Prepaid expenses and other assets	214	2,588
Total assets	$117,124	$120,739
LIABILITIES AND STOCKHOLDER’S EQUITY
Accrued expenses and other liabilities	$2,654	$2,945
Subordinated debentures	23,713	23,713
Total liabilities	26,367	26,658
Stockholders’ equity Common stock	2,937	2,937
Additional paid-in capital	13,611	13,952
Retained earnings	90,877	85,505
Less cost of treasury stock	(16,368)	(7,972)
Unrealized losses on securities designated as available for sale, net of related tax benefits	(300)	(341)
Total stockholders’ equity	90,757	94,081
Total liabilities and stockholders’ equity	$117,124	$120,739

Oak Hill Financial, Inc.
CONDENSED STATEMENTS OF EARNINGS

	Year ended December 31,
(In thousands)	2006	2005	2004
REVENUE
Interest income	$156	$151	$58
Other income	1	4	6
Equity in earnings of Subsidiaries	11,584	12,813	11,548
Total revenue	11,741	12,968	11,612
EXPENSES
Interest expense	1,814	1,425	683
General and administrative	1,287	830	686
Total expenses	3,101	2,255	1,369
Earnings before federal income tax credits	8,640	10,713	10,243
Federal income tax credits	(942)	(666)	(419)
NET EARNINGS	$9,582	$11,379	$10,662

Oak Hill Financial, Inc.
CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings for the year	$9,582	$11,379	$10,662
Adjustments to reconcile net earnings to net cash provided by operating activities:
Distributed (undistributed) earnings of consolidated subsidiaries	4,860	(542)	(4,316)
Depreciation and amortization	108	168	243
Amortization of premium on investment securities	5	11	-
Compensation expense related to stock incentive plan	23	-	-
Tax benefits of stock options exercised	-	447	693
Increase (decrease) in cash due to changes in:
Prepaid expenses and other assets	289	124	522
Other liabilities	(359)	1,430	(257)
Federal income taxes
Deferred	66	(31)	73
Net cash provided by operating activities	14,574	12,986	7,620
CASH FLOWS USED IN INVESTING ACTIVITIES:
Investment in Oak Hill Banks	-	(5,000)	(10,250)
Investment in Action Finance Company	-	-	(1,750)
Investment in Oak Hill Capital Trusts	-	(155)	(403)
Action Finance Company liquidation	1,359	-	-
Note receivable from Oak Hill Banks	(5,000)	-	-
Investment in U.S. Government Agencies	(487)	-	(561)
Purchase of office premises and equipment	-	(121)	(248)
Proceeds from disposition of assets	-	1,985	-
(Increase) decrease in interest-bearing deposits	2,561	478	(458)
Lawrence Financial acquisition	-	(6,868)	-
Net cash used in investing activities	(1,567)	(9,681)	(13,670)
Net cash provided by (used in) operating and investing activities	13,007	3,305	(6,050)
(balance carried forward)

Oak Hill Financial, Inc.
CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2006	2005	2004

Net cash provided by (used in) operating and investing activities	$13,007	$3,305	$(6,050)
(balance carried forward)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	521	1,667	1,874
Tax benefit of stock options exercised	157	-	-
Proceeds from issuance of subordinated debentures	-	5,155	13,403
Purchase of treasury stock	(9,438)	(7,820)	(4,369)
Dividends on common shares	(4,210)	(3,945)	(3,435)
Net cash provided by (used in) financing activities	(12,970)	(4,943)	7,473
Net increase (decrease) in cash and cash equivalents	37	(1,638)	1,423
Cash and cash equivalents at beginning of year	451	2,089	666
Cash and cash equivalents at end of year	$488	$451	$2,089

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

	Aggregate	New Markets Tax Credit
Year	QEI Amount	2007	2008	2009	2010	2011

2004	$10,000	$600	$600	$600	$600	$-
2005	10,000	500	600	600	600	600
Total	$20,000	$1,100	$1,200	$1,200	$1,200	$600

The new markets tax credits claimed by Oak Hill with respect to each QEI remain subject to recapture over each QEI’s credit allowance period upon the occurrence of any of the following:

●	if less than substantially all (generally defined as 85%) of the QEI proceeds are not used by OHBCDC to make qualified low income community investments;

●	OHBCDC ceases to be a CDE; or

●	OHBCDC redeems its QEI investments prior to the end of the credit allowance periods.

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

OHBCDC CONDENSED STATEMENTS OF FINANCIAL CONDITION

	December 31,
(In thousands)	2006	2005
ASSETS
Cash and due from banks	$3,828	$6,786
Loans receivable-net	19,587	13,166
Interest receivable	54	48
Total assets	$23,469	$20,000
LIABILITIES AND STOCKHOLDER’S EQUITY
Total liabilities	$-	$-
Stockholders equity
Common stock	1	1
Additional paid-in capital	23,013	20,013
Retained earnings (deficit)	455	(14)
Total stockholder’s equity	23,469	20,000
Total liabilities and stockholder’s equity	$23,469	$20,000

OHBCDC CONDENSED STATEMENTS OF OPERATIONS

	Year ended December 31,
(In thousands)	2006	2005	2004
REVENUE
Interest income	$786	$287	$3
Other income	2	1	-

EXPENSES
Provision for loan losses	75	166	7
General and administrative	244	129	5
Income (loss) before federal income tax benefit	469	(7)	(9)
Federal income tax benefit	-	2	-
NET EARNINGS (LOSS)	$469	$(5)	$(9)

OHBCDC CONDENSED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(In thousands)	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$469	$(5)	$(9)
Provision for losses on loans	75	166	7
Increase in interest receivable	(6)	(47)	(1)
Net cash provided by (used in) operating activities	538	114	(3)
CASH FLOWS USED IN INVESTING ACTIVITIES:
Loan disbursements	(7,047)	(12,329)	(1,214)
Principal repayments on loans	551	204
Net cash used in investing activities	(6,496)	(12,125)	(1,214)

CASH FLOWS FROM FINANCING ACTIVITIES:
Investment by Oak Hill Banks	3,000	13	1
Qualified equity investment by Oak Hill Banks	-	10,000	10,000
Net cash provided by financing activities	3,000	10,013	10,001
Net increase (decrease) in cash and cash equivalents	(2,958)	(1,998)	8,784
Cash and cash equivalents at beginning of year	6,786	8,784	-
Cash and cash equivalents at end of year	$3,828	$6,786	$8,784

NOTE Q – DETAILS OF OPERATING EXPENSES
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

NOTE R – DETAILS OF OTHER INCOME

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

NOTE S – QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
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